SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Bay View Capital Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[X]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

September 13, 2002

Dear Bay View Capital Corporation Stockholder:

      We invite you to attend a special meeting of our stockholders to consider and act upon our plan of dissolution and stockholder liquidity under which we will:

•	sell all of our assets, including the sale of the retail banking assets of Bay View Bank, N.A. (the “Bank”) to U.S. Bank;

•	pay all of our debts and liabilities;

•	distribute the remaining proceeds of our asset sales to our stockholders; and

•	dissolve our corporation.

      We currently estimate that the total distributions to our stockholders will range from $6.75 to $7.00 per share in cash compared to the closing price range of our common stock of $5.51 to $5.83 since we announced our plan on July 22, 2002. We do not anticipate any distributions prior to March 31, 2003; we further anticipate that approximately 80% of the total stockholder distributions will be made not later than December 31, 2003 and that all significant stockholder distributions will be completed by June 30, 2004. Stockholders will recognize gain or loss for federal income tax purposes on the amounts distributed to them depending on the amount of the adjusted tax basis in their shares. Any loss for federal income tax purposes will generally be recognized only when the final distribution is received.

      The special meeting will be held on Thursday October 3, 2002 at 11:00 a.m., local time, at our main offices, which are located at 1840 Gateway Drive, San Mateo, California. At the special meeting, in addition to voting on our plan of dissolution and stockholder liquidity, you will also be asked to consider and act upon approval of the sale of the Bank’s retail banking assets to U.S. Bank. If you vote to authorize our plan of dissolution and stockholder liquidity, you will also be granting our board of directors discretion to determine whether to proceed or not proceed with our plan of dissolution and stockholder liquidity and to sell our assets at its discretion. The principal contingency to consummation of the sale of the Bank’s assets to U.S. Bank is the Bank’s ability to secure the approximately $2.2 billion in cash the Bank will pay to U.S. Bank for its assumption of the Bank’s deposit liabilities. If the Bank is unable to secure that funding, it is obligated to pay a termination fee of $5.0 million to U.S. Bank.

      Our officers and directors, who own approximately 1.64% of our outstanding common stock, have advised us that they intend to vote for approval of our plan of dissolution and stockholder liquidity and for approval of the sale of the Bank’s retail banking assets to U.S. Bank.

      SEE “RISK FACTORS” FOR IMPORTANT INFORMATION ON VARIOUS RISKS RELATING TO THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING. “RISK FACTORS” BEGINS ON PAGE 10.

      The background of the special meeting is as follows:

•	As we have previously reported, the substantial losses that Bay View Capital Corporation (“we,” “us,” “our” or the “Company”) suffered in 2000 materially adversely affected our regulatory capital levels and those of the Bank, our principal subsidiary. This adverse effect on our regulatory capital levels and those of the Bank resulted in the imposition of regulatory agreements by the Board of Governors of the Federal Reserve System (the “FRB”) with respect to the Company and the Office of the Comptroller of the Currency (the “OCC”) with respect to the Bank.

•	In March 2001, in light of the critical financial condition and the uncertain future of the Company and the Bank, we retained the current management of the Company to develop and implement a strategic plan to restore the Company’s and the Bank’s financial stability. The principal elements of the strategic plan developed by our current management were the sale of the Bank’s higher risk assets, including the sale of its franchise loan servicing operations and franchise loans, and a renewed focus on the Bank’s commercial and retail banking platforms.

•	Following the significant and successful turnaround actions undertaken and completed in 2001 under the strategic plan, the Company began active consideration of various alternatives to maximize its value to its stockholders.

•	We retained Credit Suisse First Boston Corporation to assist us in evaluating a variety of transactions. Through this evaluation process, we determined that greater stockholder value could be obtained by adopting a plan of dissolution and stockholder liquidity providing for the sale of selected assets of the Bank to more than one purchaser rather than by an alternative approach such as selling all of the Company or the Bank as a whole. We believe this fact is largely the result of the mismatch between the character of the Bank’s and our assets and liabilities, which resulted from strategies of prior management.

•	As a result, the Company pursued the separate sales of the Bank’s significant operations. This process resulted in the Bank’s July 22, 2002 agreements to sell its retail banking assets (its deposits, branches and branch, MoneyCare and service center operations), as well as approximately $373.0 million of single family residential mortgages, home equity and commercial loans to U.S. Bank National Association (“U.S. Bank”) and to sell to Washington Mutual Bank, FA approximately $1.0 billion of multifamily and commercial real estate loans. This latter sale has been substantially completed.

      Our board of directors has unanimously approved the agreement between the Bank and U.S. Bank and our plan of dissolution and stockholder liquidity and concluded that the agreement between the Bank and U.S. Bank and the plan of dissolution and stockholder liquidity and the transactions the plan contemplates are fair to and in the best interests of the Company and our stockholders because it will enable us to realize substantially all of the value of our deferred tax assets of $181 million and because the deposit premium offered by U.S. Bank was higher than that offered by anyone else.

      ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS TO AUTHORIZE A PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY AND APPROVE THE SALE OF THE BANK’S RETAIL BANKING ASSETS TO U.S. BANK.

      The accompanying notice of special meeting and proxy statement explain our plan of dissolution and stockholder liquidity in greater detail, including the agreement to sell the Bank’s retail banking assets to U.S. Bank, and provide specific information concerning the special meeting. We recommend that you read these materials carefully, including the appendices, which include the full text of our plan of dissolution and stockholder liquidity and of the Bank’s agreement with U.S. Bank.

      Your vote is important. Because approval of the proposals requires the affirmative vote of the holders of a majority of our outstanding shares of common stock, if you fail to return the enclosed proxy card or otherwise vote in favor of the proposals, it will have the effect of voting against the proposals. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and do so.

Sincerely,

John R. McKean, Chairman of the Board	Robert B. Goldstein, President and Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND OUR SPECIAL MEETING
UNAUDITED SUMMARY PRO FORMA NET ASSETS IN LIQUIDATION PER SHARE AS OF JUNE 30, 2002
RISK FACTORS
FORWARD-LOOKING STATEMENTS
INFORMATION CONCERNING THE SPECIAL MEETING
PROPOSAL 1 -- TO APPROVE OUR PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY
PROPOSAL 2 -- TO APPROVE THE SALE OF THE BANK’S RETAIL BANKING ASSETS TO U.S. BANK
BUSINESS
Executive Officers of the Registrant
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS For Year Ended December 31, 2001 as Filed on Form 10-K
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION
INDEX TO FINANCIAL STATEMENTS
FINANCIAL STATEMENTS FILED AS OF DECEMBER 31, 2001 ON FORM 10-K
FINANCIAL STATEMENTS FILED AS OF JUNE 30, 2002 ON FORM 10-Q
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APPENDIX A
APPENDIX B
APPENDIX C

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held October 3, 2002

To the Stockholders of BAY VIEW CAPITAL CORPORATION:

      A special meeting of stockholders (“you” refers to stockholders) of Bay View Capital Corporation (“we,” “us,” “our” or the “Company”) will be held at 11:00 a.m., local time, on Thursday, October 3, 2002, at our main offices, which are located at 1840 Gateway Drive, San Mateo, California for the following purposes:

•	To consider and vote upon a proposal to authorize a plan of dissolution and stockholder liquidity under which we will sell or otherwise dispose of all of our assets, including the sale of the Bank’s retail banking assets to U.S. Bank, and, after we pay or make arrangements to pay our liabilities and expenses, we will distribute the net proceeds of our asset sales to our stockholders, as described in greater detail in the accompanying proxy statement; and

•	To consider and vote upon a proposal to approve the sale of the Bank’s retail banking assets to U.S. Bank pursuant to the terms of the Purchase and Assumption Agreement dated as of July 22, 2002 between the Bank and U.S. Bank, as described in greater detail in the accompanying proxy statement.

      Our board of directors has fixed the close of business on August 20, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment, postponement or continuation thereof. A list of the stockholders entitled to vote at the special meeting will be available for examination at our main offices at 1840 Gateway Drive, San Mateo, California by any stockholder for any purpose related to the special meeting during ordinary business hours for the ten days prior to the special meeting as well as at the meeting.

      Please review the accompanying proxy statement and other materials carefully for a more complete description of the matters to be acted upon at the special meeting, including our plan of dissolution and stockholder liquidity, the full text of which is included as Appendix A to the accompanying proxy statement, and the agreement between the Bank and U.S. Bank, the full text of which is included as Appendix B to the accompanying proxy statement.

      Our board of directors has determined that the plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank are advisable and fair to and in the best interests of the Company and our stockholders. Accordingly, our board of directors unanimously approved our plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank and unanimously recommends that you vote “FOR” the proposals to authorize our plan of dissolution and stockholder liquidity and to approve the sale of the Bank’s retail banking assets to U.S. Bank.

      You are requested to complete, sign, date and return the enclosed form of proxy in the envelope provided, whether or not you expect to attend the special meeting in person. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

CAROLYN P. WILLIAMS-GOLDMAN,
Secretary

September 13, 2002

San Mateo, California

i

ii

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND OUR SPECIAL MEETING

      In an effort to summarize the information contained in this proxy statement in a clear manner, we have decided to use a question and answer format. However, the following questions and answers are only intended to be a summary of the information contained in this proxy statement. We encourage you to read the full text of this proxy statement, which describes the proposals in greater detail.

Q.     What are our stockholders being asked to approve?

A.     Each of our stockholders is being asked to vote in favor of proposals to:

•	Authorize a plan of dissolution and stockholder liquidity pursuant to which we will sell or otherwise dispose of all of our assets, including the sale of the Bank’s retail banking assets to U.S. Bank, and, after we pay or make arrangements to pay our liabilities and expenses, we will make distributions of the net proceeds of our asset sales to our stockholders and then dissolve; and

•	Approve the sale of the Bank’s retail banking assets to U.S. Bank.

Q.     Why has our board of directors decided to sell our assets and dissolve the Company?

A.	Following the significant and successful turnaround actions undertaken and completed in 2001 under our strategic plan:

•	We began active consideration of various alternatives to maximize value for our stockholders;

•	We retained Credit Suisse First Boston Corporation to assist in the evaluation of a variety of transactions;

•	Through this evaluation process, we determined that greater stockholder value could be obtained by adopting a plan of dissolution and stockholder liquidity that provided for the sale of selected assets of the Bank to more than one purchaser rather than by an alternative approach such as selling all of the Company or the Bank as a whole because we could realize substantially all of the value of our deferred tax assets of approximately $181 million and because the deposit premium offered by U.S. Bank was higher than that offered by anyone else. As a result, the Company pursued the separate sales of the Bank’s significant operations; and

•	This process resulted in the July 22, 2002 agreements with U.S. Bank National Association (“U.S. Bank”) to sell it the Bank’s retail banking assets as well as approximately $373.0 million of single family residential mortgage, home equity and commercial loans and with Washington Mutual Bank, FA (“Washington Mutual”) to sell it approximately $1.0 billion of multifamily and commercial real estate loans.

Q.     What benefits will the Bank receive from the transaction with U.S. Bank?

A.     The principal benefits are:

•	The deposit premium of approximately $429 million that the Bank will receive from the transaction with U.S. Bank will allow us to realize substantially all of the value of our deferred tax assets;

•	We will be able to convert our intangible goodwill asset to a tangible asset and increase our tangible equity from $3.60 per share at June 30, 2002 to a pro forma net assets in liquidation at June 30, 2002 of approximately $6.92 per share. Reference is made to the Unaudited Pro Forma Condensed Consolidated Statement of Net Assets in Liquidation on page 124 and the notes thereto.

Q.     What other actions are contemplated by the plan of dissolution and stockholder liquidity?

A.	Under the plan of dissolution and stockholder liquidity, the full text of which is included as Appendix A to this proxy statement and which we encourage you to read carefully, we intend to sell our remaining assets in an orderly manner and to collect all additional monies owed to us. We will then pay or make adequate accruals and reserves for the payment of all of our known liabilities and obligations, including our debt securities, Capital Securities and our expenses related to the sale of our assets and our plan of dissolution and stockholder liquidity. We presently believe the amount of additional accruals and reserves would not exceed $80 million. We may also set aside a contingency reserve to cover any contingent liabilities remaining at the time of our first distribution to stockholders. We cannot presently estimate this amount. After we have paid these liabilities or provided for their payment, we will make one or more liquidating distributions to our stockholders, representing the net proceeds of our asset sales.

Q.     What will our stockholders receive if the plan of dissolution and stockholder liquidity is approved?

A.	We currently estimate that the total distributions to our stockholders will range from $6.75 to $7.00 per share in cash compared to the closing price range of our common stock of $5.51 to $5.83 since we announced our plan on July 22, 2002. However, it is not possible at this time to indicate an exact amount for the total distributions we intend to make to our stockholders for a number of reasons, including:

•	the need to obtain approval of the Board of Governors of the Federal Reserve System (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”) to make any distributions;

•	possible negative post-closing purchase price adjustments pursuant to the Bank’s agreements with U.S. Bank and Washington Mutual;

•	the amount of the Bank’s deposits during the period prior to the closing of the transaction with U.S. Bank may be lower than we expect;

•	the proceeds that we in fact receive from the disposition of other assets that are not yet subject to purchase commitments could be less than we currently anticipate;

•	our expenses and other obligations prior to liquidation could be greater than we currently anticipate;

•	our operations could be less profitable during the period prior to liquidation and could require more cash than we currently anticipate as a result of the impact of future events we cannot currently predict;

•	claims for indemnification that we do not currently anticipate could be made under the various agreements governing prior and future asset sales; and

•	the year in which various sales close may alter the amount and timing of the imposition of income taxes on us and, if sales do not close in the year anticipated, the realization of deferred tax assets could be less than anticipated.

As a result, no assurance can be given as to the amount of the distributions that will be made to our stockholders or that these distributions would be equal to the sum of the per share net assets in liquidation.

Q.	When will our stockholders receive distributions if the plan of dissolution and stockholder liquidity is authorized?

A.	We do not anticipate any distributions to stockholders prior to March 31, 2003. We further anticipate that approximately 80% of the total stockholder distributions will be made not later than December 31, 2003 and that all significant stockholder distributions will be completed by June 30, 2004. At June 30, 2002, we and the Bank had approximately $263.0 million of principal and accrued interest outstanding under our debt securities and capital securities that must be repaid, or the repayment provided for, as well as our other liabilities that must be paid, before we can make any significant distributions to our stockholders.

Q.	What are the financial interests of our management under our plan of dissolution and stockholder liquidity and the transaction with U.S. Bank?

A.	Our five highest paid executive officers will receive change-in-control benefits totaling $7.73 million and tax gross-up payments of $3.5 million if our plan of dissolution and stockholder liquidity is authorized and the sale of the Bank’s retail banking assets to U.S. Bank is consummated. Total change-in-control payments to all of our employees under these circumstances, including our five highest paid executive officers, will total approximately $18.2 million and anticipated severance to our other employees over the next three to six months is estimated at $4.1 million. Our five highest paid executive officers will also realize gains on stock options they hold aggregating $2.3 million based on a stock price of $5.77 as of September 5, 2002, while all of our employees as a group, including our five highest paid executive officers, will realize gains on stock options that total approximately $3.5 million. Two of our five highest paid executive officers will serve as non-employee members of our board of directors after closing of the sale of the Bank’s retail banking assets to U.S. Bank and will receive annual directors’ fees of $36,000 in the case of Mr. Rose and $56,000 in the case of Mr. Goldstein who will serve as chairman of the board; each of them would also receive $18,000 per year for serving on the executive committee of our board of directors.

Q.	How will the Company and the Bank provide for repayment of their outstanding debt securities and capital securities?

A.	The Company currently anticipates that the following actions will be taken with respect to outstanding debt securities and capital securities concurrently with the closing of the transaction with U.S. Bank and assuming receipt of the necessary approvals from the FRB and the OCC and approval of certain actions by the holders of our capital securities:

$99.7 million of our 9 1/8% Subordinated Notes. Concurrently with the closing of the transaction with U.S. Bank, we will provide for the redemption of our 9 1/8% Subordinated Notes at the applicable redemption price of par plus a premium of 4.563%.

$90.0 million of our 9.76% Junior Subordinated Deferrable Interest Debentures (“Junior Debentures”) and related Capital Securities (the “Capital Securities”) issued by Bay View Capital I (the “Trust”). We are holding a meeting of the holders of our Capital Securities on October 3, 2002 to consider and act upon proposals (i) to approve the waiver of those provisions of the legal instruments governing the Junior Debentures that, absent waiver, prevent us from selling or otherwise disposing of all of our assets pursuant to our plan of dissolution and stockholder liquidity and (ii) approve the amendment of certain provisions of the legal instruments governing the Capital Securities and the Junior Debentures to permit the Trust to make an optional redemption offer under which each holder of Capital Securities could elect to have the Capital Securities owned by such holder redeemed at a price of $25.00 per Capital Security plus accrued and unpaid distributions through the date of redemption. We anticipate paying accrued and unpaid distributions on the Capital Securities promptly following the closing of the transaction with U.S. Bank, and, if the proposal is approved by the holders of the Capital Securities, we further anticipate making the optional redemption offer in the first quarter of 2003.

If the proposal is rejected by the holders of the Capital Securities, concurrently with the closing of the transaction with U.S. Bank and as permitted by the applicable indenture, we will instead make adequate provision for the redemption of the Junior Debentures on December 31, 2003 at par value plus outstanding accrued interest. The proceeds from the redemption of the Junior Debentures will be used to redeem the Capital Securities on December 31, 2003 at $25.00 per Capital Security plus accrued and unpaid distributions to December 31, 2003, all as provided in the legal instruments governing the Junior Debentures and the Capital Securities. This action would render inapplicable the provisions in the indenture governing the Junior Debentures that would otherwise prohibit the sale or other disposition of all of our assets.

$50.0 million of the Bank’s 10% Subordinated Notes. We intend to cause the Bank to redeem its 10% Subordinated Notes at par following the closing of the transaction with U.S. Bank, but in no event later than the end of the first quarter of 2003.

These actions are not only subject to our need to obtain approvals from the FRB and the OCC but also to our having sufficient funds available. We may not make any distributions to our stockholders under our plan of dissolution and stockholder liquidity to the extent that such distributions would impair our ability to satisfy our repayment obligations under outstanding debt securities, the Capital Securities and other liabilities.

Q.	What if the Company cannot convert all of its assets to cash?

A.	Management currently anticipates that the Company will be able to liquidate all of its assets. However, if a conclusion is ultimately reached that sufficient value cannot be obtained for certain of the Bank’s subsidiary operations or that adverse market conditions would delay future asset sales, the Company will consider distributing the stock of such subsidiaries to its stockholders or distributing the assets to a liquidating trust.

Q.	Can I sell my shares of common stock if the proposals to adopt the plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets are approved?

A.	Yes. Our common stock currently trades on the New York Stock Exchange (the “NYSE”) and closed at $5.77 on September 5, 2002. We anticipate that our common stock will continue to be listed on the NYSE if our stockholders authorize the plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank and will remain listed until we make a significant distribution to stockholders, which we anticipate will occur not later than December 31, 2003, and establish a final record date. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

Q.	Will the Company proceed with the plan of dissolution and stockholder liquidity if we cannot consummate the sale of the Bank’s retail banking assets to U.S. Bank?

A.	No. Proceeding with other aspects of the plan of dissolution and stockholder liquidity, including the redemption or providing for the redemption of our debt securities and the Capital Securities, is contingent upon the closing of the transaction with U.S. Bank.

Q.	What is the principal contingency relating to the consummation of the transactions contemplated by the agreement between the Bank and U.S. Bank?

A.	We must arrange additional sources of funding in order to complete the transaction with U.S. Bank. The purchase and assumption agreement with U.S. Bank provides that U.S. Bank, as the acquiring party, will assume the Bank’s liabilities to pay its depositors the balance in their deposit accounts in accordance with the terms of such accounts. As a result, at the closing of the transaction with U.S. Bank, the Bank must pay cash to U.S. Bank in an amount equal to the amount of the deposit liabilities of the Bank that U.S. Bank is assuming.

The following table illustrates the funds required and the anticipated sources of those funds to complete the transaction with U.S. Bank:

Funds Required	Amount

(In millions)
Payment to U.S. Bank for assumption of liabilities	$3,033
Anticipated Source of Funds

Deposit premium to be paid by U.S. Bank	$429
Purchase price of loans and property to be sold to U.S. Bank	382
Cash from the securitization of automobile loans	453
Cash from the securitization of automobile lease residuals	155
Proceeds from sale of marketable securities	222
Cash and cash equivalents as of August 27, 2002	1,816

$3,457

Q.	What regulatory approvals are needed to consummate the transaction with U.S. Bank?

A.	Before the sale of the Bank’s retail banking assets to U.S. Bank can be consummated, approval must be obtained from the OCC under the Bank Merger Act. In addition, we need to receive permission from the FRB and the Bank needs to receive permission from the OCC under the regulatory agreements to which we and the Bank are currently subject in order to take certain actions necessary to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank.

Q.	When do you expect to make the required regulatory filings and obtain the required regulatory approvals?

A.	U.S. Bank made the necessary filings under the Bank Merger Act on August 14, 2002. Both we and the Bank have made written requests of the FRB and the OCC, respectively, to permit the various actions we must take to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank that otherwise would be restricted by the regulatory orders.

Q.	What are the other contingencies to the completion of the transaction with U.S.

Bank?

A.	There are certain usual and customary conditions that must be satisfied before U.S. Bank is obligated to complete the transaction, including, among others:

•	that the Bank’s representations and warranties in the agreement continue to be true and correct in all material respects;

•	that the Bank shall have complied with all of its covenants and obligations under the agreement;

•	that the transaction has been approved by our stockholders;

•	there having occurred no material adverse change with respect to the Bank’s business;

•	the Bank shall have obtained consents from substantially all of the lessors of its branch locations to the assignment of the related leases to U.S. Bank; and

•	the Bank shall have obtained an opinion from a nationally recognized business valuation expert acceptable to U.S. Bank to the effect that, as of the closing date and after giving effect to the Bank’s transactions pursuant to its agreements with U.S. Bank and Washington Mutual, the Bank’s assets have a value in excess of the Bank’s liabilities and indebtedness, that the Bank’s capitalization is not unreasonably small in relation to its continuing business and that the Bank will be able to pay its indebtedness and other accrued and probable liabilities as they become due.

Q.	What will happen if the plan of dissolution and stockholder liquidity is not authorized?

A.	In this event, we would not proceed with the sale of the Bank’s retail banking assets to U.S. Bank and the plan of dissolution and stockholder liquidity and we would not proceed with our plan for redemption of our debt securities and the Capital Securities as described in this proxy statement. Instead, we would continue to operate the Bank, which is now well-capitalized, and our other business units, and we would continue to consider other strategies for maximizing stockholder value in the future and we would plan to redeem our debt securities and the Capital Securities in accordance with the legal instruments currently governing those securities. We would, however, continue pursuing those asset sales that are consistent with our strategic plan.

In the event the agreement between the Bank and U.S. Bank is terminated by U.S. Bank because the Bank breaches any of its representations, warranties or covenants in the agreement between the Bank and U.S. Bank relating to the Bank’s use of its reasonable best efforts to have sufficient funds available to consummate the transactions contemplated by the agreement or is terminated by the Bank or U.S. Bank after March 31, 2003 and, at the time of termination, the Bank did not have sufficient funds to consummate the transactions contemplated by the agreement, the Bank has agreed to pay U.S. Bank a termination fee of $5.0 million. In addition, if the agreement between the Bank and U.S. Bank is terminated by either the Bank or U.S. Bank because our stockholders do not approve our plan of dissolution and stockholder liquidity and the sale of our retail assets to U.S. Bank and within nine months after termination (18 months in certain circumstances), we or the Bank enter into a definitive agreement relating to an acquisition proposal (as defined in the agreement between the Bank and U.S. Bank), the Bank has agreed to pay U.S. Bank a termination fee of $20.0 million.

If we do not consummate the deposit transaction with U.S. Bank or a similarly large sale of deposits during 2002, we will write-off through a provision for income taxes approximately $15.5 million in deferred tax assets that will expire in 2002. In addition, we believe that we would need to make significant investments in technology and other infrastructure improvements that have been deferred and that may adversely impact near-term operating results.

Q.	What is our board of directors’ recommendation?

A.	Our board of directors has unanimously determined that our plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank are fair to you and in your best interests and the best interests of the Company and recommends that you vote to authorize our plan of dissolution and stockholder liquidity and approve the sale of the Bank’s retail banking assets to U.S. Bank. The principal reason for our board of directors’ decision is that our plan maximizes the value to our stockholders because it enables us to realize substantially all of the value of our deferred tax assets of approximately $181 million and the fact that the deposit premium offered by U.S. Bank was higher than that offered by anyone else. In making this determination, our board of directors also took into account the unanimous approval by the Bank’s board of directors of the agreement between the Bank and U.S. Bank and the opinion of Credit Suisse First Boston Corporation, the Bank’s independent financial advisor, as to the fairness from a financial point of view of the consideration to be received by the Bank under its agreement with U.S. Bank. Because the sale of the Bank’s retail banking assets to U.S. Bank represents only a portion of our plan of dissolution and stockholder liquidity, we did not request, and Credit Suisse First Boston Corporation did not provide, any opinion as to the fairness of that transaction to our stockholders from a financial point of view. The members of our board of directors own approximately 1.17% of our outstanding common stock and each of them has advised us that he or she will vote for approval of the proposals.

Q.	What was the opinion of the Bank’s financial advisor?

A.	Credit Suisse First Boston Corporation, as the financial advisor to the Company and the Bank, presented a written opinion to the board of directors of the Bank to the effect that, as of July 22, 2002, the date of Credit Suisse First Boston Corporation’s opinion, and based upon the assumptions made by Credit Suisse First Boston Corporation, the matters it considered and the limitations of its review as set forth in its written opinion, the consideration to be paid to the Bank by U.S. Bank as specified in the Bank’s agreement between the Bank and U.S. Bank is fair to the Bank from a financial point of view. For its work as our financial advisor, if we complete the transaction with U.S. Bank, Credit Suisse First Boston Corporation will be entitled to receive an advisory fee of approximately $2.9 million. Credit Suisse First Boston Corporation is also entitled to a fee of $500,000 for providing the fairness opinion.

Credit Suisse First Boston Corporation did not provide any other opinion to us, including any opinion relating to our plan of dissolution and stockholder liquidity, the sales of our assets or our subsequent distribution of the net proceeds of those sales to our stockholders. Further, because that transaction is only one part of our plan of dissolution and stockholder liquidity, we did not request, and Credit Suisse First Boston Corporation did not provide, an opinion that the consideration to be paid to the Bank by U.S. Bank is fair to our stockholders from a financial point of view.

Q.	Does the plan of dissolution and stockholder liquidity involve any risks to our stockholders?

A.	Under Delaware law, our stockholders could be held liable for payment to our creditors for their pro rata share of any deficiency, to the extent our stockholders have previously received distributions from us, if:

•	we fail to make adequate provision for the payment of our expenses and liabilities; or

•	in the event that we transfer our assets to a liquidating trust, the assets held in the liquidating trust are less than the amount of our expenses and liabilities.

This risk exists because, as part of our plan of dissolution and stockholder liquidity, we are obligated to pay, or make provision for the payment of, our expenses and our fixed and contingent liabilities.

Q.	What are the federal and state tax consequences to the Company of the plan of dissolution and stockholders liquidity and the sale of the Bank’s retail banking assets?

A.	The Bank’s sales of assets to U.S. Bank and Washington Mutual will be taxable transactions. We will be able to apply our federal net operating loss carryforwards and other previously deferred tax deductions to offset a substantial portion of the taxable gain resulting from our sales of assets to U.S. Bank, Washington Mutual and other parties. Our California net tax loss carryforwards are much less than our federal net loss carryforwards and their use has been suspended for 2002 and 2003. As a result, the tax loss carryforwards and other previously deferred tax deductions will partially offset taxable income recognized pursuant to our plan of dissolution and stockholder liquidity. Therefore, we expect to incur and pay California franchise taxes, even if no federal income tax is payable in the year of the sale of the Bank’s retail banking assets to U.S. Bank. We may, however, have net taxable income after use of our federal net operating loss carryforwards and other deductions and may incur federal income taxes on such net taxable income. Non-cash property distributions, if any, will be treated as taxable sales by the Company.

Q.	What are the tax consequences of the distributions to our stockholders?

A.	A stockholder will recognize gain or loss only to the extent the distributions such stockholder receives exceed or are less than such stockholder’s adjusted tax basis in the shares. We expect that this gain or loss will be treated as a long-term capital gain or loss if the shares are held as capital assets and have been held for more than one year or as short-term capital gain or loss taxed at ordinary income tax rates if the shares have not been held for more than one year. Any loss generally will be recognized only when the final distribution from the Company has been received. For individuals, the maximum federal income tax rate applicable to long-term capital gains is generally 20%. Deductions for capital losses are subject to various limitations. If we transfer assets to a liquidating trust, a stockholder may be subject to tax upon the transfer to the trust or during the term of the liquidating trust whether or not the stockholder receives any cash or other property from the trust. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE EFFECT OF THE STOCKHOLDER DISTRIBUTIONS UNDER FEDERAL TAX LAW (OR FOREIGN TAX LAW WHERE APPLICABLE), AND UNDER THEIR OWN STATE AND LOCAL TAX LAWS. See “Proposal 1 — To Approve Our Plan of Dissolution and Stockholder Liquidity — Material Federal Income Tax Consequences of Our Plan of Dissolution and Stockholder Liquidity” on page 26.

Q.	What will the pro forma impact be on our tangible equity per share of the Bank’s transactions with U.S. Bank and Washington Mutual and our plan of dissolution and stockholder liquidity?

A.	We estimate that the pro forma effect of our asset sales on our tangible equity per share will be to increase it from $3.60 to $6.92.

The table below summarizes the pro forma effect on our tangible equity per share at June 30, 2002 from our plan of dissolution and stockholder liquidity, including the Bank’s transactions with U.S. Bank and Washington Mutual. Reference is made to the complete detailed unaudited pro forma condensed consolidated statement of net assets in liquidation, including the notes thereto, which can be found on pages 124-129.

UNAUDITED SUMMARY PRO FORMA NET ASSETS IN LIQUIDATION

PER SHARE AS OF JUNE 30, 2002

Tangible equity per share	$3.60
Sales to U.S. Bank and Washington Mutual	3.42
Redemption of subordinated notes	(0.08)
Impact of cashless exercise of stock options	(0.07)
Liquidation value adjustments	(0.47)

Sub-total	6.40
Net deferred gains in liquidation	0.52

Net assets in liquidation per share	$6.92

Q.	Am I entitled to appraisal rights?

A.	No. Delaware law does not provide appraisal rights to the stockholders of a Delaware corporation that authorizes a plan of dissolution or that sells substantially all of its assets.

Q.	Who is entitled to vote at the special meeting?

A.	Our board of directors has established the close of business on August 20, 2002 as the record date for determining holders of shares of our common stock entitled to vote at the special meeting. You will not be entitled to vote at the special meeting if you were not a stockholder of record as of the close of business on August 20, 2002.

Q.	What quorum of stockholders is required at the special meeting?

A.	The presence, in person or by proxy, of the holders of shares representing at least a majority of our outstanding common stock is required for a quorum for the transaction of business at the special meeting.

Q.	What vote of stockholders is required to approve the plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank?

A.	Under Delaware law, each proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Because each proposal must be approved by the holders of a majority of our outstanding common stock, as compared to a majority of the shares of common stock present and voting at the special meeting, each share that is not voted in favor of a proposal will have the effect of a vote against that proposal.

Q.	What do I need to do now?

A.	You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the special meeting and vote in person.

Q.	How do I vote in person?

A.	If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive at the special meeting. If your shares are held in street name, which means that your shares are registered in the name of a bank, broker or other financial institution or its nominees instead of your own name, you should make sure that your holder of record votes your shares in the manner you direct.

Q.	If my shares are held in street name by my broker, will my broker vote my shares for me?

A.	If you are not a holder of record but you are a “beneficial holder”, meaning that your shares are registered in a name other than your own, such as a street name, you must either direct the financial institution who is the holder of record of your shares as to how you want your shares to be voted or obtain a proxy card from the financial institution so that you can vote yourself.

Q.	May I change my vote after I mail my signed proxy card?

A.	Yes. You may change your vote by following any of these procedures:

•	sending in a later dated and signed proxy card;

•	sending in a written revocation before the special meeting; or

•	attending the special meeting and voting in person.

Your attendance at the special meeting will not, by itself, revoke your proxy. You must also vote your shares in person at the special meeting.

If your shares are held in “street name” and you wish to change your vote, you must follow the instructions received from your holder of record to change your vote. You should contact your holder of record directly for more information on its procedures.

Q.	What happens if I do not send in my proxy or if I abstain from voting?

A.	If you do not send in your proxy, or do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against the proposals because it will constitute one fewer vote for each of your shares for approval of the proposals.

Q.	Who can answer my questions?

A.	If you have additional questions about our plan of dissolution and stockholder liquidity or the sale of the Bank’s retail banking assets to U.S. Bank, or would like additional copies of this proxy statement, please call Carolyn P. Williams-Goldman, Executive Vice President, General Counsel and Secretary of the Company, at 650-312-7200.

Q.	Where can I obtain more information about the Company?

A.	We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may inspect and copy our reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC maintains a worldwide web site on the Internet at http://www.sec.gov that contains reports, proxy statements, information statements, registration statements and other information filed with the SEC through the EDGAR system.

RISK FACTORS

If the proposals are not approved at the special meeting, there will not be any distributions to our stockholders for the foreseeable future.

      If the proposals are not approved at the special meeting, we will not make any distributions to our stockholders for the foreseeable future. Instead, we will continue to conduct our retail banking business and will continue to sell assets as part of our strategic plan. While our stockholders may subsequently receive a distribution pursuant to another transaction or plan, our board of directors currently does not believe that finding a transaction that improves stockholder value above and beyond the anticipated distributions from $6.75 to $7.00 per share in cash in 2003 and 2004 pursuant to our plan of dissolution and stockholder liquidity is likely in the foreseeable future.

      In addition, if the sale of the Bank’s retail banking assets to U.S. Bank or a similar transaction does not close by the end of 2002, we will be unable to take advantage of various tax benefits that will expire in 2002. We estimate those benefits aggregate $15.5 million.

We will not proceed with our plan of dissolution and stockholder liquidity if the sale of our retail banking assets to U.S. Bank does not close.

      The sale of the Bank’s retail banking assets to U.S. Bank may not close even if the sale of the Bank’s retail banking assets to U.S. Bank is approved by our stockholders. The agreement between the Bank and U.S. Bank contains numerous conditions to closing. If one or more of these conditions is not satisfied or waived, the sale of the Bank’s retail banking assets to U.S. Bank and our subsequent dissolution will not occur, and our stockholders will not receive the distributions described above. See “Proposal 2 — To Approve the Sale of the Bank’s Retail Banking Assets to U.S. Bank” on page 28.

We may not be able to close the sale of the Bank’s retail banking assets to U.S. Bank if we cannot consummate other asset transactions resulting in proceeds of not less than approximately $200 million.

      At the closing of the sale of the Bank’s retail banking assets to U.S. Bank, the Bank will have to make a payment to U.S. Bank of approximately $2.2 billion, representing the amount of our deposit and other liabilities that U.S. Bank will assume net of the deposit premium and the purchase price of the loans to be paid by U.S. Bank. The Bank, as of August 27, 2002, had approximately $2.0 billion of cash and marketable securities. Therefore, prior to the closing of the sale of the Bank’s retail banking assets to U.S. Bank, the Bank must sell assets for cash or otherwise convert such assets to cash or cash equivalents resulting in proceeds of at least approximately $200 million or obtain alternate funding to make up any shortfall in addition to maintaining adequate cash reserves for our ongoing needs. No assurance can be given that the Bank will be able to complete a sufficient number of asset sales or conversions of assets to cash to enable it to have sufficient funding to consummate the transaction with U.S. Bank.

The amount we ultimately distribute to our stockholders is uncertain.

      We currently estimate that the total distributions to our stockholders will range from $6.75 to $7.00 per share in cash and that any such distributions will be substantially completed between December 31, 2003 and June 30, 2004. However, the amount of cash that will be distributed to our stockholders is subject to reduction because of a number of contingencies. No assurance can be given that the amount of distributions our stockholders will receive will equal or exceed the $5.51 to $5.83 closing price range at which our common stock has traded since we announced our plan of dissolution and stockholder liquidity on July 22, 2002. The plan of dissolution and stockholder liquidity does not provide for a minimum distribution. A number of events or factors could affect the distributions per share and the timing of the distributions. Factors that could cause a reduction in the distributions or cause a delay in the making of distributions, include:

•	We cannot make any distributions to our stockholders unless the FRB and the OCC approve the distributions;

•	Unforeseen delays in our asset sales or our dissolution may occur. See “Proposal 1 — To Approve Our Plan of Dissolution and Stockholder Liquidity — Distributions to Stockholders” on page 19;

•	Our realization of deferred tax assets could be less than currently anticipated;

•	We or the Bank may not be able to sell some of the assets we currently anticipate will be sold or at the prices we project;

•	The proceeds the Bank is to receive from the transactions with U.S. Bank and Washington Mutual are subject to certain potentially negative post-closing adjustments to the purchase price;

•	Our liabilities and expenses could be more than currently anticipated;

•	Before we make any distributions to our stockholders, we must pay, or make arrangement for payment of, our liabilities and expenses and those of the Bank;

•	We may incur or discover presently unanticipated claims, liabilities or expenses;

•	Our actual sale and dissolution expenses may vary from the level we currently anticipate. See “Proposal 1 — To Approve Our Plan of Dissolution and Stockholder Liquidity — Description of Our Plan of Dissolution and Stockholder Liquidity” on page 17;

•	The cash available for distribution could be affected by our and the Bank’s financial results pending dissolution;

•	We will continue to operate our business and that of the Bank until the asset sales are completed. The risk factors related to the ongoing operations of our business and that of the Bank, as described elsewhere in this proxy statement and in our prior filings with the SEC, could cause our losses to be greater than currently anticipated;

•	The announcement, planning and execution of our asset sales and our subsequent dissolution could have a negative impact on our operations and those of the Bank and could cause our customers to reduce the amount of business they conduct with us or our competitors to increase their efforts to attract our customers;

•	A creditor of the Company or the Bank could obtain an injunction against our making distributions under our plan of dissolution and stockholder liquidity on the grounds that the amounts to be distributed to our stockholders are needed to provide for the payment of our expenses and liabilities if:

•	a court held that we have failed to make adequate provision for our expenses and liabilities; or

•	the amounts ultimately required to be paid to discharge our expenses and liabilities in full exceeds the amount of any assets transferred to a liquidating trust.

Our stockholders could be liable if we make stockholder distributions but do not establish adequate reserves for all of our expenses and liabilities as part of our dissolution.

•	Under Delaware law, we are required to pay our expenses and our fixed or known liabilities, and establish a reserve for the payment of any of our remaining liabilities. Under Delaware law, our stockholders who receive distributions from us could be held liable for an indefinite period of time, to the extent of any distributions they have received, if:

•	we fail to create an adequate reserve for payment of our expenses and liabilities, including our contingent liabilities; or

•	the amount of the assets held to pay our expenses and liabilities, including any contingent liabilities, and in the liquidating trust if we transfer our assets to a liquidating trust, are less than the amount ultimately necessary to pay all of our liabilities and expenses.

•	Moreover, if a stockholder has paid taxes on distributions previously received by the stockholder, a repayment of all or a portion of the prior distribution could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable by that stockholder.

Our Directors and Executive Officers May Have Interests in the Transaction with U.S. Bank that Differ from Your Interests

      Some of our directors and executive officers have interests in the sale of the Bank’s retail banking assets to U.S. Bank other than their interests as stockholders. We estimate that the change-in-control benefits received by and stock option gains realized by our executive officers, including Mr. Goldstein, who is also a director if the transaction with U.S. Bank is consummated total approximately $22.3 million. Total stock option gains to be realized by our non-employee directors are estimated to be $472,000 based on a stock price of $5.77 as of September 5, 2002. These payments and benefits may cause some of our directors and executive officers to view the proposal to approve the sale of the Bank’s retail banking assets to U.S. Bank differently from the manner in which you view it.

FORWARD-LOOKING STATEMENTS

      This proxy statement contains certain information and forward-looking statements relating to us that are based on the current beliefs of our management as well as assumptions we have made and information currently available to us. When used in this proxy statement, the words “anticipate,” “believe,” “estimate,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or to our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others:

•	the timing of the sales of our deposits and assets may be different from the timing we anticipate;

•	the conditions to closing under the agreement between the Bank and U.S. Bank may not be satisfied;

•	the costs and expenses of the sales of our deposits and assets may be greater than we anticipate;

•	we may incur indemnification obligations in connection with our transactions with U.S. Bank, Washington Mutual and other parties to whom we have sold or will sell assets;

•	possible litigation instituted by our creditors or stockholders;

•	the amount of our liabilities that must be satisfied or reserved as part of our dissolution;

•	the amount and nature of any contingent liabilities currently unknown to us;

•	changes in general economic and business conditions;

•	dependence on management;

•	intensification of the competition we currently face and the emergence of additional competitors;

•	fluctuations in interest rates; and

•	the other risk factors referenced in this proxy statement and in the filings we make with the SEC.

      Should one or more of these risks or uncertainties materialize, or should our underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended. We do not intend or assume any obligation to update these forward-looking statements. For more information regarding us and the risks applicable to our business, please review our filings with the SEC, including our periodic reports on Forms 10-K, 10-Q and 8-K. These documents are available without charge from the SEC’s website at http://www.sec.gov.

INFORMATION CONCERNING THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

      This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors from the holders of our common stock for the special meeting of our stockholders to be held at 11:00 a.m., local time, on Thursday, October 3, 2002 at our main offices, which are located at 1840 Gateway Drive, San Mateo, California and at any adjournment, postponement or continuation of the special meeting. This proxy statement, the notice of special meeting and the accompanying form of proxy are first being mailed to stockholders on or about September 13, 2002.

Purpose of the Special Meeting

      At the special meeting, you will be asked to consider and vote upon proposals to:

•	Authorize a plan of dissolution and stockholder liquidity under which we will sell or otherwise dispose of all of our assets, including the sale of the Bank’s retail banking assets pursuant to an agreement between the Bank and U.S. Bank, and pursuant to which, after we pay or make arrangements to pay all of our expenses and liabilities, we will make distributions of the net proceeds of our asset sales to our stockholders; and

•	Approve the sale of the Bank’s retail banking assets to U.S. Bank pursuant to the terms of a Purchase and Assumption Agreement dated as of July 22, 2002 between the Bank and U.S. Bank.

      At special meetings of our board of directors held on July 22, 2002 and August 6, 2002, all of the members of our board of directors concluded that the sale of the Bank’s retail banking assets to U.S. Bank and our plan of dissolution and stockholder liquidity and the transactions the plan contemplates are advisable, fair to and in the best interests of our stockholders. Our board of directors has unanimously determined that our plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank are fair to you and in your best interests and the best interests of the Company. The principal reasons for our board of directors’ decision is that our plan maximizes the value to our stockholders because it enables us to realize substantially all of the value of our deferred tax assets of approximately $181 million and because the deposit premium offered by U.S. Bank was higher than that offered by anyone else. Our board of directors, in reaching its decision, also took into account the unanimous approval of the agreement between the Bank and U.S. Bank by the Bank’s board of directors and the opinion delivered by Credit Suisse First Boston Corporation, the Bank’s independent financial advisor, to the Bank as to the fairness to the Bank from a financial point of view of the consideration to be paid by U.S. Bank. Because that transaction is only one part of our plan of dissolution and stockholder liquidity, we did not request, and Credit Suisse First Boston Corporation did not provide, an opinion that the consideration to be paid to the Bank by U.S. Bank is fair to our stockholders from a financial point of view. The members of our board of directors own approximately 1.17% of our outstanding common stock. Each of them has advised us that he or she will vote to approve the proposals at the special meeting.

      The full text of Credit Suisse First Boston Corporation’s written opinion, dated July 22, 2002, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston Corporation in rendering its opinion, is included as Appendix C to this proxy statement and is incorporated in its entirety into this proxy statement by reference. See “Proposal 2 — To Approve the Sale of the Bank’s Retail Banking Assets to U.S. Bank — Opinion of the Bank’s Financial Advisor” on page 39.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSALS TO AUTHORIZE OUR PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY AND TO APPROVE THE SALE OF THE BANK’S RETAIL BANKING ASSETS TO U.S. BANK.

Record Date for Voting; Voting at the Meeting; Quorum

      All holders of record of shares of our common stock at the close of business on August 20, 2002 are entitled to notice of, and to vote at, the special meeting and any adjournment, postponement or continuation thereof.

      At the close of business on August 27, 2002, we had 62,756,009 shares of common stock outstanding. The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock is required to constitute a quorum for the transaction of business at the special meeting. Broker non-votes and shares as to which a stockholder abstains from voting will be included in determining whether a quorum is present at the special meeting. A broker non-vote occurs when brokers are prohibited from exercising discretionary authority in voting shares for beneficial holders who have not provided voting instructions.

Vote Required

      You are entitled to one vote for each share of our common stock that you held as of the close of business on the record date. The proposals to authorize the plan of dissolution and stockholder liquidity and to approve the sale of the Bank’s retail banking assets to U.S. Bank must each receive the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Under Delaware law, in determining whether the proposals to authorize the plan and to approve the sale of the Bank’s retail banking assets have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against approval of the proposals. Similarly, failure to return an executed proxy or to vote in person at the special meeting or voting to abstain will, in effect, constitute a vote against approval of the proposals.

Voting Your Shares by Proxy

      When you return your proxy card, you are giving your “proxy” to the individuals we have designated in the proxy to vote your shares as you direct at the special meeting. If you sign the proxy card but do not make a specific choice, these individuals will vote your shares for the proposals as recommended by our board of directors. Because our meeting of stockholders will be a special meeting of stockholders, the business to be transacted at the meeting will be limited to the matters described in the notice of special meeting.

      Persons appointed by the chairman of the special meeting to act as inspectors of election for the special meeting will tabulate the votes of our stockholders. The inspectors of election will count all shares represented and entitled to vote on a proposal, whether voted for or against such proposal, or abstaining from voting, as present and entitled to vote on such proposal.

Revoking Your Proxy

      A proxy that is properly submitted to us may be revoked at any time before it is exercised. For a stockholder who is a “record holder” (meaning one whose shares are registered in his or her own name) to revoke a proxy, the stockholder may either:

•	send another signed proxy card with a later date to the address indicated on the proxy card;

•	send a letter revoking your proxy to our secretary at the following address: 1840 Gateway Drive, San Mateo, California 94404; or

•	attend the special meeting, notify us in writing that you are revoking your proxy and vote in person.

      A “beneficial holder” (meaning one whose shares are held of record in another name, for example in “street name”) must follow the procedures required by the record holder, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the record holder directly for more information on these procedures.

Solicitation of Proxies

      We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made on our behalf by our directors, officers and employees in person, by telephone or otherwise, but they will not be specifically compensated for these services. We intend to retain a firm to assist us in the solicitation of proxies at a cost we anticipate will not exceed approximately $7,500. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of shares of common stock they hold of record.

Voting Shares Held in “Street Name”

      If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be able to vote them on our plan of dissolution and stockholder liquidity or the sale of the Bank’s retail banking assets to U.S. Bank. This will have the same effect as if your shares were voted against the authorization of our plan of dissolution and stockholder liquidity and against approval of the sale of the Bank’s retail banking assets. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker. Please check the voting form used by your broker to see if you can give your proxy to your broker by telephone or the Internet.

Voting in Person

      Stockholders who attend the special meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in street name and you want to attend the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on August 20, 2002. However, if you want to vote your shares held in street name, you must obtain a “legal proxy” from the holder of record and present it at the special meeting.

No Appraisal Rights

      Under Delaware law, the stockholders of a corporation that authorizes a plan of dissolution or that sells substantially all of its assets do not have appraisal rights.

      Your vote is important. Please return your marked, signed and dated proxy promptly so your shares can be represented, even if you plan to attend the special meeting in person.

PROPOSAL 1 — TO APPROVE OUR PLAN OF DISSOLUTION

AND STOCKHOLDER LIQUIDITY

Introduction

      If our plan of dissolution and stockholder liquidity is authorized by the holders of our common stock and we receive the regulatory approvals we need, we intend to complete the sale of the Bank’s retail banking assets to U.S. Bank pursuant to the terms of the agreement between the Bank and U.S. Bank. Following the sale of the Bank’s retail banking assets to U.S. Bank, we will proceed to sell our remaining assets in an orderly manner, pay or make arrangements for payment of our liabilities and expenses, including our outstanding debt securities and the Capital Securities, and proceed to distribute the net proceeds of our asset sales to our stockholders. A detailed description of the plan of dissolution and stockholder liquidity, the sale of our retail banking assets to U.S. Bank and related information is included in this proxy statement. The descriptions of the plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank in this proxy statement are qualified in their entirety by reference to the plan of dissolution and stockholder liquidity and the purchase and assumption agreement that are included as Appendices A and B to this proxy statement. Stockholders are encouraged to read the plan of dissolution and stockholder liquidity and the purchase and assumption agreement in their entirety.

Background of Our Plan of Dissolution and Stockholder Liquidity

      As previously reported, we incurred a consolidated net loss of $326.2 million for the year ended December 31, 2000, primarily as a result of losses associated with the discontinued franchise lending operations of Bay View Franchise Mortgage Acceptance Company (“BVFMAC”), the revaluation of our franchise-related loans and the need to increase the Bank’s provision for loan losses. Our loss for 2000 materially adversely affected the regulatory capital levels of the Company and the Bank. As a result, we and the Bank were in critical financial condition and our future was uncertain. In late 2000, the FRB imposed a regulatory agreement on us and the OCC imposed a regulatory agreement on the Bank. These regulatory agreements currently remain in effect.

      In March 2001, we and the Bank retained Robert B. Goldstein as our Chief Executive Officer. Over the past 15 years, Mr. Goldstein has successfully managed the turnaround of a number of troubled financial institutions. Mr. Goldstein, and a team of proven executives he brought to assist in our turnaround, developed and implemented a strategic plan to restore our financial condition and return us to profitability. The principal elements of the strategic plan were:

•	the sale of the higher risk assets of the Company and the Bank;

•	the sale of our franchise loan servicing operations;

•	the sale of a significant portion of the Bank’s and our franchise loans;

•	a renewed focus on the Bank’s commercial and retail banking platforms;

•	a stringent cost reduction program, including a significant reduction in the Bank’s cost of deposits; and

•	the raising of additional capital.

      We raised $137.5 million in equity capital in May 2001 through a rights offering in which all of our stockholders had the opportunity to participate. The rights offering was made at a price of $4.59 per share, a 15% discount from the $5.40 market price of our common stock on the date of the pricing of the rights offering.

      During 2001, we completed the sales of BVFMAC, $488.2 million of franchise loans and $142.8 million of home equity loans, including approximately $90.0 million of high loan-to-value loans. During 2001, the Bank’s deposit transaction accounts grew by $342.2 million, or 21.3%, and increased to 60.3% of total retail deposits at year-end compared to 46.2% a year earlier. At December 31, 2001, the Bank’s cost of deposits had decreased to 2.29%, compared to 4.89% a year earlier. For the year ended December 31, 2001, we had a net loss of $101.2 million, primarily due to specific charges that were consistent with our strategic plan. At December 31, 2001, the Bank’s Tier 1 leverage ratio was 5.59%, its Tier 1 risk-based ratio was 7.20% and its total risk-based ratio was 10.18%, thereby enabling the Bank to satisfy the requirements necessary to be considered well-capitalized.

      For the six months ended June 30, 2002, we had net income of $2.8 million, or $.04 per diluted share, compared to a net loss of $103.3 million, or $2.65 per diluted share, for the six months ended June 30, 2001. Our results for the second quarter of 2002, including a litigation settlement of $13.1 million, were an after-tax loss of $4.1 million, or $.07 per diluted share, compared to a net loss of $95.4 million, or $2.11 per diluted share, for the second quarter of 2001.

      Given the success of the turnaround actions undertaken and completed in 2001, our board of directors began in the second half of 2001 to assess alternatives to maximize value and liquidity for our stockholders. The lackluster earnings prospects of the Company and the high expectations of our stockholders caused our board of directors and management to begin to explore alternatives focusing on the sale of the Company. To that end, we retained Credit Suisse First Boston Corporation to advise the Company.

      The Company initially considered a variety of transactions, including whole bank transactions. However, through this evaluation process, we determined that greater stockholder value could be obtained by adopting a plan of dissolution and selling selected assets of the Bank to more than one purchaser rather than by an alternative approach such as selling all of the Company or the Bank as a whole. We believe that this fact is largely the result of the mismatch between the character of the Bank’s and our assets and liabilities, which resulted from the strategies of prior management. As a result, the Company pursued the separate sales of the Bank’s significant operations.

Description of Our Plan of Dissolution and Stockholder Liquidity

Effective Date of Plan of Dissolution and Stockholder Liquidity

      Our plan of dissolution and stockholder liquidity will become effective only if our plan of dissolution and stockholder liquidity is authorized by the affirmative vote of the holders of a majority of our outstanding shares of common stock at the special meeting, and only if the transaction with U.S. Bank is consummated. Following the consummation of the transaction with U.S. Bank, our board of directors will, in its discretion, determine a date on which the plan of dissolution and stockholder liquidity will become effective and the most efficient means to liquidate. Our board of directors currently plans to dissolve and liquidate both the Company and the Bank.

Notice of Intent to Dissolve; Certificate of Dissolution

      Our board of directors currently anticipates that at such time as it considers appropriate following the consummation of the transaction with U.S. Bank, we will file a certificate of dissolution with the Secretary of State of the State of Delaware. Unless otherwise stated in the certificate of dissolution, the certificate of dissolution will become effective upon its filing and the Company will be legally dissolved. Following the dissolution, the Company will pay or make reasonable provision for the payment of its claims and obligations. The Company intends to liquidate and distribute its assets in accordance with section 281(b) of the Delaware General Corporation Law.

      Under section 281(b), the Company must:

•	pay or make reasonable provision for the payment of all claims and obligations known to the Company, including all contingent, conditional and unmatured claims;

•	make such provision as will be reasonably likely to be sufficient to provide compensation for any claim that is the subject of any pending action, suit or proceeding against the Company; and

•	make such provision as will be reasonably likely to be sufficient to provide compensation for all claims that are unknown to the Company or that have not arisen but that are likely to arise or become known to the Company within ten years after the date of dissolution.

      The Company must pay all claims in full and any such provision for payment must be made in full as long as the Company has sufficient funds to do so. The Company currently knows of no reason why it would be unable to pay all of its claims and obligations in full. Any funds remaining thereafter will be distributed to stockholders.

      Although a corporation’s dissolution under Delaware law becomes effective upon the filing of the certificate of dissolution unless the certificate of dissolution indicates otherwise, the corporation’s existence continues for at least three years after the date of dissolution for limited purposes. The corporation is statutorily continued for the purposes of:

•	prosecuting and defending suits, whether civil, criminal or administrative, by or against it;

•	enabling it gradually to settle and close its business;

•	disposing of and conveying its property;

•	discharging its liabilities; and

•	distributing to its stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized.

      During the three-year period following dissolution, the directors of a corporation continue in their capacities as directors and have the responsibility for carrying out the dissolution procedures required by law. Thus, during the three-year period following dissolution, it is the directors who must undertake such actions as may be necessary for the winding-up of the corporation’s affairs and the prosecution or defense of any suits in which it is involved.

      In the course of winding up under Delaware law, a corporation does not experience a fundamental change in structure or organization but instead alters the focus of its activities. During the three-year period, the corporation functions exactly as it had functioned before dissolution, with the important qualification that its powers are limited to closing its affairs and do not extend to carrying on the business for which it was established. Nevertheless, such a corporation may continue conducting such business if it is necessary or incidental to the winding-up of the corporation’s affairs.

      Thus, during the winding-up of its affairs, a dissolved corporation may serve as a repository of title, dispose of its goodwill and trademarks, insure its property, participate in arbitration proceedings incident to the winding-up process and employ lawyers to defend suits brought against it in dissolution.

      At the expiration of the initial three-year period, the dissolved corporation no longer has a legal existence under Delaware law, and its directors and officers no longer have any power to act on its behalf, unless there is still pending litigation or the Court of Chancery has ordered an extension of the winding-up period. Under Delaware law, the corporation’s existence automatically extends beyond the three-year period if litigation commenced before the expiration of the three-year period is still pending. The automatic extension continues until any judgments or orders in such pending litigation have been fully executed.

      Once the certificate of dissolution is filed and the plan of dissolution and stockholder liquidity is effective, the steps taken to wind up our affairs as described below will be completed at such times as our board of directors, in its absolute discretion, deems necessary, appropriate or advisable to maximize the value of our assets upon liquidation; provided that such steps may not be delayed longer than is permitted by applicable law.

Abandonment of Our Plan of Dissolution and Stockholder Liquidity

      By authorizing the plan of dissolution and stockholder liquidity, you are also granting our board of directors the authority, notwithstanding your consent to the proposed plan of dissolution and stockholder liquidity, to determine in their discretion whether to proceed or not proceed with the plan of dissolution and stockholder liquidity without further stockholder action and to sell our assets at its discretion, to the extent permitted by Delaware law, if the board of directors determines that dissolution and liquidation are not in our best interests and the best interests of our stockholders.

Sale of Remaining Assets

      The plan of dissolution and stockholder liquidity gives our board of directors, to the fullest extent permitted by law, the authority to sell all of our assets. Your authorization of our dissolution and liquidation will constitute, to the fullest extent permitted by law, approval of our sale of any and all of our assets remaining following our dissolution, on such terms and conditions as our board of directors, in its absolute discretion and without further stockholder approval, may determine.

Payment of Claims and Obligations

      In accordance with Delaware law, before distributing any of our assets to our stockholders, we will pay and discharge, or make provisions as will be reasonably likely to provide sufficient compensation for:

•	all claims and obligations, including all contingent, conditional or unmatured contractual claims known to us, including any claim against us that is the subject of a pending action, suit or proceeding to which we are a party; and

•	claims that have not been made known to us or that have not arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the certificate of dissolution becomes effective.

      We will continue to indemnify our officers, directors, employees and agents in accordance with our restated certificate of incorporation, as amended, and bylaws, including for actions taken in connection with the plan of dissolution and stockholder liquidity and the winding up of our business and affairs. Our obligation to indemnify these persons may be satisfied out of the Company’s assets or any liquidating trust. Our board of directors and the trustees of any liquidating trust may obtain and maintain insurance as may be necessary to cover our indemnification obligations under the plan of dissolution and stockholder liquidity.

Distributions to Stockholders

      Claims, liabilities and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes and miscellaneous office expenses, will continue to occur following approval of the plan of dissolution and stockholder liquidity. We anticipate that expenses for professional fees and other expenses of dissolution will be significant. These expenses will reduce the amount of assets available for ultimate distribution to our stockholders.

      Our board of directors will determine, in its sole discretion and in accordance with applicable law, the timing of, the amount of, the kind of and the record dates for all distributions made to stockholders. Liquidating distributions will be made to stockholders on a pro rata basis based on the number of shares of common stock held. Although our board of directors has not established a firm timetable for distributions to stockholders, after the dissolution has become effective, the board of directors will, subject to the contingencies inherent in winding up our business, make such distributions as promptly as practicable. We currently estimate that the total distributions to our stockholders will range from $6.75 to $7.00 per share in cash compared to the closing price range of our common stock of $5.51 to $5.83 since we announced the plan on July 22, 2002. We do not anticipate any distributions prior to March 31, 2003; we further anticipate that approximately 80% of the total stockholder distributions will be made not later than December 31, 2003 and that all significant stockholder distributions will be completed by June 30, 2004.

Contingency Reserve; Liquidating Trust

      Following authorization of the plan of dissolution and stockholder liquidity by our stockholders, we will pay all of our expenses and other known liabilities in the ordinary course of our business. We intend to make additional accruals and establish additional reasonable reserves in an amount sufficient to satisfy both the ongoing costs of operating our business before its liquidation and to satisfy any of our other liabilities, expenses and obligations, including those relating to liquidating assets pursuant to our plan of dissolution and stockholder liquidity. We estimate that additional accruals would not exceed $80.0 million. At the time of our first distribution to stockholders, we may establish a contingency reserve (the “Contingency Reserve”) to cover our contingent liabilities in an amount that will be determined by our board of directors in its discretion. We cannot presently estimate this amount.

      The actual amount of the Contingency Reserve for contingent liabilities will be based upon estimates and opinions of our board of directors, management and outside consultants that our board of directors may choose to consult, a review of our estimated costs of operating our business pending further asset sales and future dissolution expenses and estimated liabilities. After the establishment of the Contingency Reserve, we may distribute to our stockholders any portions of the Contingency Reserve that we deem to be no longer required. In addition, after any liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, we will distribute to our stockholders any remaining portion of the Contingency Reserve.

      If our remaining assets are not sold or distributed before the third anniversary of the date our stockholders authorize our plan of dissolution and stockholder liquidity, we will transfer any remaining assets to a liquidating trust. Our board of directors may also elect in its discretion to transfer the Contingency Reserve, if any, to a liquidating trust. The purpose of a liquidating trust would be to distribute the property or to sell the property on terms satisfactory to the liquidating trustees, and distribute the proceeds of the sale after paying those expenses and liabilities of the Company, if any, assumed by the trust, to our stockholders. If the Contingency Reserve transferred to the liquidating trust is exhausted, the expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

      The plan of dissolution and stockholder liquidity authorizes our board of directors to appoint one or more individuals or entities, including one or more of its members or one or more of our officers, to act as trustee or trustees of the liquidating trust and to cause us to enter into a liquidating trust agreement with the trustee or trustees on the terms and conditions as may be approved by our board of directors. We anticipate that our board of directors will select the trustee or trustees on the basis of the experience of the individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust, and the ability of the individual or entity to serve the best interests of our stockholders. Authorization of the plan of dissolution and stockholder liquidity by our stockholders will also constitute the approval by our stockholders of any such appointment and any liquidating trust agreement.

      The transfer to a trust and distribution of interests therein to our stockholders would enable us to divest ourselves of the trust property and permit our stockholders to enjoy the economic benefits of ownership thereof. Under the trust agreement, the trust property would be transferred to the trustees, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. We anticipate that the interests would be evidenced only by the records of the trust and that there would be no certificates or other tangible evidence of the interests. In addition, no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of common stock to receive the interests in the trust. We further anticipate that under the trust agreement (i) a majority of the trustees would be required to be independent of our management; (ii) approval of a majority of the trustees would be required to take any action and (iii) the trust would be irrevocable and would terminate after the earliest of (x) the trust property having been fully distributed, (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of the termination or (z) a specified number of years having elapsed after the creation of the trust.

      The transfer of assets and liabilities to the liquidating trust would be treated as a liquidating distributions to our stockholders. The tax treatment to stockholders is discussed under “Proposal 1 — To Approve Our Plan of Dissolution and Stockholder Liquidity — Material Federal Income Tax Consequences of Our Plan of Dissolution and Stockholder Liquidity — Consequences to Stockholders” on page 26.

Final Record Date

      We will close our stock transfer books and discontinue recording transfers of shares of common stock on the final record date. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates other than replacement certificates. Any person holding options, warrants or other rights to purchase our common stock must exercise those instruments or rights before the final record date. We anticipate that no further trading of our shares will occur on or after the final record date.

      All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of common stock as of such date. After such date, we may at our election require stockholders to surrender certificates representing their shares of common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates to us before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for the stockholders, without interest, until the surrender of their certificates (subject to escheat under the laws relating to unclaimed property). If a stockholder’s certificate evidencing our common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity as a condition to the receipt of any distribution.

Listing and Trading of Our Common Stock; Interests in the Liquidating Trust

      Our common stock currently trades on the NYSE. We expect that our common stock will continue to be listed on the NYSE if the proposals are approved by our stockholders at the special meeting. In such event, our common stock will remain listed until we make a significant distribution to stockholders, which we anticipate will occur not later than December 31, 2003, and establish the final record date.

      If we transfer assets to a liquidating trust, we anticipate that the interests in a liquidating trust will not be transferable, although no determination has yet been made. This determination will be made by our board of directors and management before the transfer of any unsold assets to the liquidating trust and will be based upon, among other things, our board of directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, we plan to distribute an information statement with respect to the liquidating trust at the time of the transfer of assets. In addition, the liquidating trust may be required to comply with the periodic reporting and proxy requirements of the 1934 Act. The costs of compliance with the requirements would reduce the amount that otherwise could be distributed to interest holders in the trust. Even if transferable, interests in any such trust are not expected to be listed on a national securities exchange or quoted through a securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

      You should not send your stock certificates with the enclosed proxy. Following our dissolution, you will receive instructions for receiving your distributions.

Continuing Liability of Stockholders After Dissolution

      Following our dissolution, it is possible that some claims may still exist that could be asserted against us. Delaware law provides that, if the assets of a corporation are distributed in connection with the dissolution of a corporation, a stockholder may be liable for claims against the corporation for an indefinite period of time following the dissolution. Your potential liability for any such claim against us would be limited to the lesser of:

•	your pro rata share of such claim; or

•	the actual amount previously distributed to you in connection with the dissolution.

      Your aggregate liability for any claims against us, after we are dissolved, will not exceed the amount actually distributed to you in the dissolution.

No Appraisal Rights

      Under Delaware law, the stockholders of a corporation that authorizes a plan of dissolution or that sells substantially all of its assets are not entitled to appraisal rights.

Regulatory Approvals

      The consummation of the transactions contemplated by the agreement between the Bank and U.S. Bank requires approval of the OCC in accordance with the provisions of the Bank Merger Act. U.S. Bank has filed an application with the OCC requesting such approval.

      We have also requested that the FRB grant us permission, notwithstanding our regulatory agreement, to pay the accrued and unpaid interest on our Junior Debentures, which would be used to pay the accrued and unpaid distributions on the Capital Securities. We would also need to seek the permission of the FRB in the event we determine it is necessary to pay to the trustee sufficient funds to provide for the redemption of our Junior Debentures, which funds would be thereafter used to redeem the Capital Securities on December 31, 2003, in order to complete the closing of the transaction with U.S. Bank. While the regulatory agreement remains in effect, we also cannot make interest payments that may become due on the Junior Debentures after the transaction with U.S. Bank, cause the optimal redemption offer for the Capital Securities or make distributions to our stockholders under our plan of dissolution and stockholder liquidity, unless we receive permission to do so from the FRB.

      The Bank has requested that the OCC permit the Bank to pay, as dividends to us, portions of the proceeds of the Bank’s asset sales, so that we have the funds to provide for the redemption of certain of our debt securities and the Capital Securities and the payment of accrued and unpaid interest on our Junior Debentures. If the Bank does not receive permission to pay such dividends, we may not be able to close the transaction with U.S. Bank. We would need further permission from the OCC to permit the payment of dividends to us by the Bank to fund other actions we plan to take after consummation of the transaction with U.S. Bank, including causing the optional redemption offer for the Capital Securities.

Accounting Treatment

      The transactions by the Bank with U.S. Bank and Washington Mutual will be treated as sales of assets and liabilities for accounting purposes. As a result, a gain will be recognized in the statement of operations and the related balance sheet accounts will be removed from our balance sheet. Statements of operations for future periods will not include results of operations relating to those assets and liabilities after the effective date of the sales.

      Upon the authorization by our stockholders of our plan of dissolution and stockholder liquidity, we will change our basis of accounting from the going-concern basis to the liquidation basis. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their anticipated settlement amounts. Recorded liabilities will include the estimated costs associated with carrying out our plan of dissolution and stockholder liquidity. For periodic reporting, a statement of net assets in liquidation will summarize the estimated asset and liability amounts and will present the estimated net assets in liquidation per outstanding share of common stock. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets and costs required to carry out our plan of dissolution and stockholder liquidity.

      The valuation of assets and liabilities will necessarily require many estimates and assumptions and there will be substantial uncertainties in carrying out the provisions of our plan of dissolution and stockholder liquidity. Ultimate values of assets and settlement amounts for liabilities are expected to differ from estimates recorded in interim statements. Accordingly, it is not possible to predict with certainty the aggregate net values ultimately distributable to stockholders.

Certain Consequences of Our Plan of Dissolution and Stockholder Liquidity

Stock Options

      All of our stock option plans define a change in control as including a sale of all or substantially all of our assets, and all of our stock option plans provide for the automatic acceleration of the exercisability of stock options in the event of a change in control with the exception of our 2001 Equity Incentive Plan (the “2001 Plan”). The 2001 Plan provides for the acceleration of the exercisability of stock options in such circumstances as the stock option committee of our board of directors determines to be appropriate. On August 6, 2002, our stock option committee determined that the consummation of the sale of the Bank’s retail banking assets will constitute a change in control for purposes of the 2001 Plan and authorized the acceleration of the exercisability of the stock options under the 2001 Plan in order that all of our option holders would be treated equally.

      Our stock options generally cancel automatically 90 days after termination of employment and, notwithstanding any other provisions of our stock option plans, all outstanding stock options will automatically cancel on the final record date. A substantial number of our employees will be terminating their employment with us to become employees of U.S. Bank and a number of other employees will be terminated as part of our downsizing and cost control program. To prevent our employees from losing the value in their stock options as a result of the termination of their employment and to motivate our remaining employees throughout the dissolution process, our board of directors has amended our stock option plans, to the extent necessary, to permit the exercise of the options on a net issuance basis. This right will entitle the holder to elect to receive from us, in exchange for the shares subject to the stock option, that number of shares of our common stock as has a value equal to the total amount by which the market price of the shares on the date the option is exercised exceeds the total exercise price of the shares subject to the option.

      Assuming that all of our officers who hold in-the-money options, a total of 37 persons, exercise such stock options and based on the closing price of our common stock on September 5, 2002 of $5.77 per share, those officers would realize total gains of $3.5 million. These totals include the following gains for our five highest-paid executive officers in 2002: Robert B. Goldstein, our Chief Executive Officer, $1.48 million; Barbara H. Teaford, our Director of Commercial Lending, $236,000; Charles G. Cooper, our Chief Credit Officer, $177,000; John W. Rose, our Chief Financial Officer, $236,000 and Richard E. Arnold, our Chief Operating Officer, $177,000.

Payments Relating to Change in Control, Benefit Plans and Severance

      Under the employment agreements currently in effect with our officers, a change in control is deemed to occur if we sell all or substantially all of our assets. As a result, upon the closing of the sale of the Bank’s retail banking assets to U.S. Bank, we will be obligated to pay a total of $19.0 million of change in control payments to 17 officers of the Company and the Bank. The following table sets forth information regarding the total change in control payments under the employment agreements currently in effect including the value of the severance amount the officer is entitled to receive, the cost of any applicable benefit continuation obligations and the cost of any applicable income tax gross-up payments to reimburse the executive for excise taxes incurred under sections 280G and 4999 of the Internal Revenue Code. The total obligation for these payments to our chief executive officer, the four next highest compensated officers and all other officers as a group is reflected in the table below (in millions):

		Income Tax
	Severance and Benefits Continuation	Gross-Up

Robert B. Goldstein	$3.53	$1.66
Barbara H. Teaford	1.15	0.49
Charles G. Cooper	1.14	0.49
John W. Rose	1.14	0.48
Richard E. Arnold	0.77	0.36
All other officers (12 persons)	6.38	1.20

Total	$14.11	$4.68

      We expect that each of the executive officers named in the table will terminate his or her employment with us shortly following the closing of the transaction with U.S. Bank, with the exception of Mr. Cooper who is expected to become our Chief Executive Officer. Our board of directors nevertheless authorized the change in control payment to Mr. Cooper prior to the termination of his employment so he would not have an incentive to leave our employment prior to the completion of our dissolution in order to receive his change in control payment. None of those change in control payments will be made until such time as we receive the regulatory approval necessary to make those payments.

      Each current employment agreement with the named executive officers also provides that if any payment we make to an executive, whether under his or her employment agreement or otherwise, would cause that executive to incur an excise tax under section 4999 of the Internal Revenue Code (relating to parachute payments made in connection with a change in control under section 280G of the Internal Revenue Code), we will make a “gross-up” payment to the executive such that, after payment of all taxes due with respect to both the initial payments and the tax “gross-up” payment, including any related penalties or interest, the executive receives a net payment equal to the amount the executive would have received had the excise tax under section 4999 of the Internal Revenue Code not applied.

      The proposed sale of the Bank’s retail banking assets to U.S. Bank will constitute a “change in control” under section 280G of the Internal Revenue Code and under our current employment agreements with a number of our officers. As a result, a portion of the payments made under the employment agreements with certain officers would not be deductible by the Company for federal income tax purposes. The Company estimates the amount of the payments that would not be deductible is approximately $12.4 million. This total includes the “gross-up” payments described in the preceding paragraph.

      In addition, section 162(m) of the Internal Revenue Code, in general, disallows a deduction of the excess of compensation paid over $1.0 million to the chief executive officer and the four highest compensated executive officers for the taxable year in which the payment is made, unless the compensation paid is performance-based or the individual has terminated his or her position as an executive officer as of the last day of the taxable year in which the compensation is paid. We expect that the amount of disallowance of compensation under section 162(m) of the Internal Revenue Code would be approximately $800,000.

      We have included the change in control costs and the related tax payments in the estimated expenses we expect to incur as part of our plan of dissolution and stockholder liquidity.

      We currently have approximately 930 full and part-time employees. Of this total, approximately 550 work in our branch banking, MoneyCare and service center operations. Under the agreement between the Bank and U.S. Bank, U.S. Bank has agreed to offer employment to most of these persons and is responsible for any severance obligations to all such persons. Of our remaining employees, we anticipate that over the next three to six months, we will terminate approximately 160 employees as part of our downsizing and cost reduction efforts and may incur maximum severance obligations of approximately $4.1 million, not including the change-in-control benefits of our 17 officers included in the above table. We may not incur our maximum severance obligation because of normal attrition and the receipt by any such employee of a comparable job offer from U.S. Bank.

      We have included these severance costs in the expenses we expect to incur as part of our plan of dissolution and stockholder liquidity and they are reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Net Assets in Liquidation and the notes thereto.

Changes in Our Management and Board of Directors

      We further anticipate changes in the composition of our board of directors following the closing of the transaction with U.S. Bank and as we continue to implement our plan of dissolution and stockholder liquidity. We expect that our board of directors following such closing would consist of Robert B. Goldstein, John W. Rose, Charles G. Cooper, Joel E. Hyman, Roger K. Easley and Thomas G. Foster and that, with the exception of Mr. Cooper, they would receive annual fees of $36,000, except for Mr. Goldstein, who as chairman of the board, would receive an annual fee of $56,000. We further expect that the executive committee of our board of directors would consist of Messrs. Cooper, Goldstein, Rose and Hyman and that, with the exception of Mr. Cooper, they would receive an annual fee of $18,000 per year for service on that committee. Messrs. Goldstein, Easley and Foster are currently members of our board of directors and Messrs. Cooper and Rose are currently executive officers. Mr. Hyman, who is currently self-employed, was most recently employed as Senior Vice President and Director of Finance of Fleet Credit Card Services from August 1998 to May 2001, and as Executive Vice President and Chief Financial Officer of Regent National Bank from January 1997 to July 1998.

Debt Securities and Capital Securities of the Company and the Bank

      The Company currently anticipates that the following actions will be taken with respect to outstanding debt securities and the Capital Securities concurrently with the closing of the transaction with U.S. Bank and assuming receipt of the necessary approvals from the FRB and the OCC and approval of certain actions by the holders of our capital securities:

$99.7 Million of Our 9 1/8% Subordinated Notes

      Concurrently with the closing of the transaction with U.S. Bank, we will provide for the redemption of our 9 1/8% Subordinated Notes at the applicable redemption price of par plus a premium of 4.563%.

$90.0 Million of Our 9.76% Junior Subordinated Deferrable Interest Debentures and Related Capital Securities (the “Capital Securities”) Issued by Bay View Capital I

      We are holding a meeting of the holders of our Capital Securities on October 3, 2002 to consider and act upon proposals (i) to approve the waiver of those provisions of the legal instruments governing the Junior Debentures that, absent waiver, prevent us from selling or otherwise disposing of all of our assets pursuant to our plan of dissolution and stockholder liquidity and (ii) approve the amendment of certain provisions of the legal instruments governing the Capital Securities and the Junior Debentures to permit the Trust to make an optional redemption offer under which each holder of Capital Securities could elect to have the Capital Securities owned by such holder redeemed at a price of $25.00 per Capital Security plus accrued and unpaid distributions through the date of redemption. We anticipate paying accrued and unpaid distributions on the Capital Securities promptly following the closing of the transaction with U.S. Bank, and, if the proposal is approved by the holders of the Capital Securities, we further anticipate making the optional redemption offer in the first quarter of 2003.

      If the proposal is rejected by the holders of the Capital Securities, concurrently with the closing of the transaction with U.S. Bank and as permitted by the applicable indenture, we will instead make adequate provision for the redemption of the Junior Debentures on December 31, 2003 at par value plus outstanding accrued interest. The proceeds from the redemption of the Junior Debentures will be used to redeem the Capital Securities on December 31, 2003 at $25.00 per Capital Security plus accrued and unpaid distributions to December 31, 2003, all as provided in the legal instruments governing the Junior Debentures and the Capital Securities. This action will render inapplicable the provisions in the indenture governing the Junior Debentures that would otherwise prohibit the sale or other disposition of all of our assets.

$50.0 Million of the Bank’s 10% Subordinated Notes

      We intend to cause the Bank to redeem its 10% Subordinated Notes at par following the closing of the transaction with U.S. Bank, but in no event later than the end of the first quarter of 2003.

      These actions are not only subject to our need to obtain approvals from the FRB and the OCC but also to our having sufficient funds available. We may not make any distributions to our stockholders under our plan of dissolution and stockholder liquidity to the extent that such distributions would impair our ability to satisfy our repayment obligations under outstanding debt securities, the Capital Securities and other liabilities.

Conflicts of Interest; Interest of Certain Persons in Matters To Be Acted Upon

      If our stockholders authorize our plan of dissolution and stockholder liquidity and approve the sale of the Bank’s retail banking assets to U.S. Bank, our executive officers, one of whom is a director, will receive change in control and severance payments and will be permitted to accelerate the exercisability of their stock options.

      Our five highest paid executive officers will receive change-in-control benefits totaling $7.73 million and tax gross-up payments of $3.5 million if our plan of dissolution and stockholder liquidity is approved and the sale of the Bank’s retail banking assets to U.S. Bank is consummated. Total change-in-control benefits under these circumstances to the 17 officers who have this benefit, including our five highest paid executive officers, will total $14.1 million and the tax gross-up payments will total $4.7 million. Our five highest paid executive officers will also realize gains on stock options they hold aggregating $2.3 million based on a stock price of $5.77, while the 37 officers who hold in-the-money stock options, including our five highest paid executive officers, will realize gains that total $3.5 million. Two of our five highest paid executive officers will serve as non-employee members of our board of directors after closing of the sale of the Bank’s retail banking assets to U.S. Bank and will receive annual directors fees of $36,000 in the case of Mr. Rose and $56,000 in the case of Mr. Goldstein who will serve as chairman of the board; each of them would also receive $18,000 per year for serving on the executive committee of our board of directors. Mr. Cooper, who will continue as an executive officer, will also serve on our board of directors but will not receive a directors fee or an executive committee fee. See “Certain Consequences of Our Plan of Dissolution and Stockholder Liquidity.”

Material Federal Income Tax Consequences of Our Plan of Dissolution and Stockholder Liquidity

General

      Unless otherwise noted below, the following discussion is a general summary of the federal income tax consequences that may result from the dissolution and liquidation of the Company and the distribution of its assets to its stockholders pursuant to the plan of dissolution and stockholder liquidity. This summary is based on the provisions of the Internal Revenue Code as currently in force, which are subject to change. Any such change may be applied retroactively.

      This summary does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder or to certain types of persons subject to special treatment under federal income tax laws, such as corporations and non-U.S. persons, nor does it address any aspects of state, local, or foreign tax laws unless otherwise noted below. Because any distributions made pursuant to the plan of dissolution and stockholder liquidity may occur at various times and in more than one tax year, no assurances can be given that the tax treatment described herein will continue to apply unchanged at the time of later distributions.

      We have not requested a ruling from the Internal Revenue Service (“IRS”) nor obtained an opinion of counsel with respect to the anticipated tax treatment of the plan of dissolution and stockholder liquidity. The following discussion has no binding effect on the IRS or the courts and assumes that we will dissolve and liquidate in accordance with our plan of dissolution and stockholder liquidity. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the stockholders and the Company from the liquidation. This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Accordingly, this summary does not constitute legal advice to any stockholder.

      WE RECOMMEND THAT EACH STOCKHOLDER CONSULT HIS OR HER PERSONAL TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY.

Consequences to the Company

      After the plan of dissolution and stockholder liquidity becomes effective and until our dissolution is completed, we will continue to be subject to income tax on our taxable income. We expect to recognize gain on the proposed sale of the Bank’s retail banking assets to U.S. Bank and of its multifamily and commercial real estate loans to Washington Mutual and will recognize gain or loss from other sales of our property pursuant to the plan of dissolution and stockholder liquidity. Upon distributions, if any, of property, other than cash, to stockholders pursuant to the plan of dissolution and stockholder liquidity, we will recognize gain or loss as if such property was sold to stockholders at its fair market value. We currently have federal and state net operating loss carryforwards and other deferred tax assets, which we expect to use to offset, either partially or fully, the income tax attributable to the gain recognized on the proposed sale of the Bank’s retail banking assets to U.S. Bank and of its multifamily and commercial real estate loans to Washington Mutual and other income realized under our plan of dissolution and stockholder liquidity. The year in which various sales close may alter the imposition of income taxes on the Company because, if transactions do not close in the year anticipated, the realization of deferred tax assets could be less than anticipated. Moreover, although we expect to use our net operating loss carryforwards to offset our income, no assurance can be given that the IRS will agree with our determinations as to the amount and availability of such losses. If the IRS were to challenge our determinations and were successful in such challenge, this could result in more federal income tax to the Company and lower the amount of liquidating distributions to the stockholders.

      Our California net tax loss carryforwards are much less than federal net loss carryforwards. Legislation recently enacted in California has suspended deduction of net operating loss carryforwards in 2002 and 2003, and thereby will increase the California taxes imposed on the Company. Therefore, the Company expects to incur and pay California franchise taxes, even if no federal income tax is payable in the year of the sale of the Bank’s retail banking assets to U.S. Bank.

      The proposed sale of the Bank’s retail banking assets to U.S. Bank will constitute a “change in control” under section 280G of the Internal Revenue Code and under our employment agreements with a number of our officers. As a result, certain payments to employees made under these employment agreements would not be deductible by the Company for federal income tax purposes. The Company estimates the amount of the payments that would not be deductible to be approximately $12.4 million. In addition, the Company expects approximately $800,000 of executive compensation will be disallowed as a deduction under section 162(m) of the Internal Revenue Code.

Consequences to Stockholders

      As a result of our dissolution, stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of any property distributed to them, and (ii) their adjusted tax basis for their shares. The adjusted tax basis in a stockholder’s shares will depend upon various factors, including the cost of the shares and the amount and nature of any liquidating distributions received from us with respect to the stock.

      The Company will more than likely make more than one liquidating distribution, each of which will be allocated proportionately to each share of stock owned by stockholders. Gain will be recognized as a result of a liquidating distribution only to the extent that the aggregate value of the distribution and any prior liquidating distribution(s) received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss generally will be recognized only when the final distribution from the Company has been received and then only if the aggregate value of all of the liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss, provided the shares are held as capital assets. Capital gains are long-term if the stock is held for more than 12 months. For individuals, the maximum federal income tax rate applicable to long-term capital gains is generally 20%. Deductions for capital losses, whether short-term or long-term, are subject to various limitations. If it were to be determined that distributions under the plan of dissolution and stockholder liquidity were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income tax rates if we were to have any earnings and profits for federal income tax purposes, determined either on an historic or a current year basis, for the year of distribution.

      Corporate stockholders should note that there is no preferential federal income tax rate applicable to capital gains for corporations under the Internal Revenue Code. Accordingly, all income recognized by a corporate stockholder pursuant to the dissolution and liquidation of the Company, regardless of its character as capital gains or ordinary income, will be subject to tax at the same federal income tax rate. However, a corporation’s deduction for capital losses is subject to limitations for federal purposes.

      In the unlikely event that we make any distribution of property other than cash, that distribution would be taxable in the same manner as a cash distribution, except that the fair market value of the distributed property would be used in determining the gain or loss attributable to the distribution. A stockholder’s tax basis in the distributed property immediately after the distribution will be the fair market value of such property as of the time of distribution. The gain or loss realized upon a stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the sale proceeds.

      After the close of each taxable year during which a distribution has been made, we will provide stockholders and the IRS with a statement of the amount of cash distributed to them and our best estimate as to the value of the property, if any, distributed to stockholders during that year. There is no assurance that the IRS will not challenge our valuation. As a result of such a challenge, the amount of gain or loss recognized by a stockholder might be changed. Distributions of property other than cash to a stockholder could result in a stockholder’s tax liability exceeding the amount of cash that he or she received, requiring him or her to meet the tax obligations from other sources.

      If we transfer assets to a liquidating trust, beneficial ownership in the trust will be distributed to the stockholders. For federal income tax purposes, stockholders would be treated at the time of transfer as having received their pro rata share of assets transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the assets are subject. That net amount would be treated as a taxable liquidating distribution. The liquidating trust itself should not be subject to tax. After formation of the liquidating trust, the stockholders must take into account, for federal income tax purposes each year, their allocable portion of any income, expense, gain or loss recognized by the trust. As a result of the transfer of property to the trust and ongoing operations of the trust, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust with which to pay the tax.

Backup Withholding

      Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations thereunder, the stockholder may be subject to backup withholding tax with respect to any payments received under the plan of dissolution and stockholders liquidity. The backup withholding tax is imposed at a rate of 30% during 2002 and 2003, with further reductions thereafter. Backup withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against the stockholder’s U.S. federal income tax liability.

PROPOSAL 2 — TO APPROVE THE SALE OF THE BANK’S

RETAIL BANKING ASSETS TO U.S. BANK

Background of the Transaction With U.S. Bank

      In July 2001, we contacted Credit Suisse First Boston Corporation about the possibility of acting as our financial advisor to consider various strategic alternatives to maximize stockholder value. Following the initial contact, Credit Suisse First Boston Corporation conducted a due diligence review of the financial condition, results of operations and prospects of the Company and the Bank and also analyzed opportunities to maximize stockholder value. Credit Suisse First Boston Corporation met with our board of directors on September 27, 2001 to discuss its credentials and its preliminary analysis of available strategic opportunities that might be acceptable to our board of directors. At that meeting, our board of directors approved the engagement of Credit Suisse First Boston Corporation to solicit indications of interest from third parties with respect to such strategic alternatives. Credit Suisse First Boston Corporation was formally retained by the Company on October 2, 2001.

      In late October 2001, representatives of Credit Suisse First Boston Corporation contacted certain financial institutions that the Company determined with Credit Suisse First Boston Corporation’s assistance could potentially have an interest in acquiring or merging with us or the Bank. All of the institutions contacted expressed an interest in receiving a preliminary package of due diligence information, and each institution signed a confidentiality agreement. Of the parties contacted, two institutions ultimately expressed an interest in pursuing an acquisition of the Company, and submitted written indications on October 31, 2001 and November 13, 2001, respectively. However, after subsequent discussions, including due diligence by one of the parties, both expressions of interest were withdrawn by January 2002.

      In light of the lack of interest among potential buyers or merger partners, upon our instruction, Credit Suisse First Boston Corporation re-initiated conversations in February 2002 with certain of the financial institutions contacted initially, including U.S. Bank, regarding a possible branch sale involving a purchase and assumption of deposits. Credit Suisse First Boston Corporation also continued certain other conversations regarding a sale or merger of the Company through April 2002, though none led to a preliminary written indication of interest.

      In April 2002, of the parties contacted, four institutions replied with preliminary indications, one of which was written and three of which were oral, for a purchase and assumption transaction, including U.S. Bank, which submitted a preliminary indication on April 9, 2002. The proposal from U.S. Bank also included an exclusivity agreement (the “Exclusivity Agreement”), which would limit the Company’s negotiations with other parties under certain circumstances for a limited period of time to allow for negotiation of a definitive agreement. Following discussions concerning the relative advantages and disadvantages of these indications, on May 13, 2002, the executive committee of our board of directors determined to pursue further negotiations with U.S. Bank and concurrently ratified the signing of the Exclusivity Agreement. On May 23, 2002, our board of directors unanimously ratified the actions of the executive committee.

      Subsequent to signing the Exclusivity Agreement, management of the Company and U.S. Bank and their respective advisors engaged in negotiations concerning the purchase and assumption agreement and a related transaction and services agreement. These negotiations occurred primarily through the exchange of drafts between legal counsel until mid-June. On June 19, 2002 and June 20, 2002, the respective management teams met by telephone in two extended sessions to resolve any issues between the Company and U.S. Bank. While minor issues remained, following these negotiations, the Company and U.S. Bank felt sufficiently confident that a transaction would occur to begin due diligence on the Company’s premises.

      On July 12, 2002, another telephone call was conducted to discuss the findings of due diligence and resolve open issues in the definitive agreement.

      Before signing the definitive agreement, U.S. Bank requested telephone meetings with the Company’s primary regulators (the OCC and the FRB). On July 18, 2002, such a call occurred with the OCC, and, on July 19, 2002, a call was held with the FRB.

      On June 27, 2002, our board of directors, during its regularly scheduled meeting, discussed the status of the negotiations with U.S. Bank. At this meeting, Credit Suisse First Boston Corporation reviewed with our board of directors the process to date and compared financial terms of the U.S. Bank proposal to the other indications that had been received. Our board of directors raised and reached consensus regarding the following questions:

      Were the values to be realized fair to the stockholders?

•	Yes. The values in liquidation were much greater than under any other alternative.

      Did the liquidation strategy produce a better value to stockholders than an independent strategy over the long term?

      • Yes. The value in liquidation is at least 30% higher than the independent strategy over a five-year period.

      What value could stockholders expect from the liquidation strategy?

•	Between $6.75 and $7.00 per share.

      Were the planned loan loss reserves sufficient to execute the disposition of assets?

•	Yes. The reserves are believed by management to be sufficient to resolve the disposition of assets.

      How would the liquidation be structured?

      • The Company would be a “corporation in liquidation” until operations are such that remaining assets are distributed into a liquidating trust.

      What was the role of the liquidating trust?

      • When our board of directors has determined that any then remaining active operations, such as the auto lending company, should be sold or distributed to the stockholders, then the remaining assets may be distributed to a liquidating trust. This liquidating trust will manage the remaining assets until they are completely disposed.

      What would be the effect of this approach on the employee options?

      • The current plan is to amend the stock option plans to allow employees to exercise options as a net issuance exercise.

      When could the stockholders expect distributions?

      • While distributions could start as early as the second quarter of 2003, we expect the bulk of distributions to occur in the third and fourth quarters of 2003.

      Legal counsel from the firm of Duane Morris LLP reviewed with the board of directors its fiduciary duty, including its duty of care.

      Following an extended discussion, our board of directors determined that a transaction with U.S. Bank was the best alternative available to the Company to maximize stockholder value and that there were no negative factors associated with the transaction with U.S. Bank. In reaching that conclusion, our board of directors compared the liquidation strategy to the likely long-term value of stockholder interests in remaining independent. This comparison was based on the analysis of the Company’s projected cash earnings of about $.27 per share in 2002. If the Company’s earnings were to grow by a compound rate of 15% per year for five years (a difficult task in the later years), then the value of a share of Company common stock in 2007 should be about $8.15. If we discount that amount to present value at a 12% discount rate, that would correlate to a current stock price estimated to be approximately $4.62. Therefore, liquidation delivers a valuation for the stockholders that is not achievable in the foreseeable future.

      Our board of directors also carefully considered the difficulty of the proposed liquidation strategy. The risks involved were outweighed by the potential stockholder returns.

      In addition, our board of directors compared the U.S. Bank offer to the other indications of interest from other deposit bidders and concluded that the U.S. Bank offer was clearly superior. Among the material factors that led to this conclusion were that (i) U.S. Bank proposed a 14% deposit premium, which was significantly higher than the premium offered by any of the other bidders, (ii) there were fewer issues with U.S. Bank than with other potential bidders that might impact the receipt of regulatory approvals, (iii) U.S. Bank’s ability to quickly close a transaction and (iv) U.S. Bank’s willingness to also purchase loans from the Bank. The transaction with U.S. Bank also would enable us to realize substantially all of the value of our deferred tax assets of $181 million. As a result of our board of directors’ analysis of these factors, by a unanimous vote of all directors present, our board of directors authorized continued negotiations with U.S. Bank.

      The purchase and assumption agreement continued to be negotiated and was finalized on or about July 19, 2002. On July 22, 2002, at a meeting of our and the Bank’s boards of directors, Credit Suisse First Boston Corporation presented its analysis of the financial factors related to the agreement between the Bank and U.S. Bank and rendered to the Bank’s board of directors Credit Suisse First Boston Corporation’s oral opinion, subsequently confirmed in writing, that the consideration to be received by the Bank pursuant to the agreement between the Bank and U.S. Bank was fair from a financial point of view to the Bank. Because the sale of the Bank’s retail banking assets to U.S. Bank is only one part of our plan of dissolution and stockholder liquidity, we did not request, and Credit Suisse First Boston Corporation did not provide, any opinion as to the fairness, from a financial point of view, of the consideration to be paid by U.S. Bank to the Bank to our stockholders. The Bank’s board of directors, after Credit Suisse First Boston Corporation’s presentation, reviewed the revised terms and conditions of the proposed purchase and assumption agreement between the Bank and U.S. Bank with the Company’s legal counsel and received advice regarding their fiduciary duties. Thereafter, by a unanimous vote, the Bank’s board of directors approved the transaction with U.S. Bank and the execution and delivery of the purchase and assumption agreement between the Bank and U.S. Bank. Our board of directors subsequently approved the Company’s guarantee of the Bank’s obligations under the agreement between the Bank and U.S. Bank and execution of delivery of evidence of such guarantee.

Description of the Company, the Bank and U.S. Bank

•	The Company. We are a bank holding company that is incorporated under the Delaware General Corporation Law. We are registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and our activities are subject to regulation by the FRB. Our common stock is traded on the NYSE under the symbol “BVC.” The closing price of our common stock on the NYSE on September 5, 2002 was $5.77 per share. Our principal executive offices are located at 1840 Gateway Drive, San Mateo, California, and our telephone number is 650-312-7200.

•	The Bank. The Bank is a national banking association organized under the National Bank Act. The Bank’s primary federal regulator is the OCC. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”), and the Bank is also subject to regulation by the FDIC. The Bank is a wholly owned subsidiary of the Company.

•	U.S. Bank. U.S. Bank is a national banking association organized under the National Bank Act. U.S. Bank’s primary federal regulator is the OCC. U.S. Bank’s deposits are insured by the FDIC, and U.S. Bank is also subject to regulation by the FDIC. U.S. Bank is a wholly owned subsidiary of U.S. Bancorp, a registered bank holding company headquartered in Minneapolis, Minnesota. U.S. Bank’s principal executive offices are located at 601 Second Avenue South, Minneapolis, Minnesota and its telephone number is 612-973-1111.

Description of the Agreement Between the Bank and U.S. Bank

      We announced on July 22, 2002 that the Bank had entered into a definitive purchase and assumption agreement to sell its deposits, branches and branch, MoneyCare and service center operations, which constitute the Bank’s retail banking assets, to U.S. Bank.

Assets Transferred and Liabilities Assumed

      The Bank will transfer the following assets to U.S. Bank pursuant to the Bank’s agreement with U.S. Bank:

•	Approximately $373.0 million of single family residential mortgage, home equity and commercial loans;

•	All of the Bank’s interest in the four branch offices owned by the Bank and the related improvements and fixtures at these branches;

•	All of the leases for the Bank’s branch offices and the Bank’s service center and the related leasehold improvements and fixtures at those locations;

•	All personal property and personal property leases relating to the Bank’s branch offices and the Bank’s service center;

•	All safe deposit contracts;

•	All overdrafts;

•	All contracts relating to the Bank’s retail banking operations;

•	Certain of the Bank’s routing and transfer numbers;

•	All of the Bank’s rights under contracts and relationships giving rise to the deposits;

•	All insurance premiums paid by the Bank to the FDIC;

•	The Bank’s books and records relating to the foregoing assets;

•	All claims and causes of action of the Bank relating to the foregoing assets;

•	All coins and currency; and

•	A 100% participation in certain of the Bank’s letters of credit.

      U.S. Bank will assume the following liabilities of the Bank pursuant to the agreement between the Bank and U.S. Bank:

•	All liabilities under the Bank’s deposits, except for those deposits that are deposits of the Bank’s affiliates, deposits that by law or contract cannot be transferred or deposits that are brokered deposits;

•	All of the Bank’s liabilities relating to the real property and the personal property to be purchased;

•	All of the Bank’s liabilities relating to the real property leases and the personal property leases to be purchased;

•	All of the Bank’s liabilities relating to safe deposit contracts;

•	All of the Bank’s obligations and liabilities relating to the loans to be purchased;

•	All of the Bank’s liabilities relating to the overdrafts; and

•	All of the Bank’s liabilities under the contracts U.S. Bank will assume.

      U.S. Bank will offer to employ most of the Bank’s retail branch employees and employees of the Bank’s MoneyCare operations and many employees of the Bank’s service center operations. U.S. Bank will assume or otherwise relieve the Bank of certain obligations, including all severance obligations, with respect to the employees of the Bank’s retail branch, MoneyCare and service center operations.

Purchase Price and Additional Consideration

      In addition to assuming the above liabilities, U.S. Bank will pay the Bank an additional amount in consideration for the transfer of the above assets (we refer to this additional amount and the assumption of the above liabilities as the “Consideration”) equal to the sum of the following:

•	A premium for the Bank’s deposits equal to the sum of (i) 14% of the average deposit balance, as defined in the agreement between the Bank and U.S. Bank, plus (ii) $5.0 million;

•	An amount equal to the aggregate principal amount of the loans to be purchased, net of charge-offs, plus accrued and unpaid interest, except with respect to loans that are 90 days past due or classified by the Bank as non-accrual as of the effective time, less a specified loan loss reserve amount of approximately $2.3 million;

•	The face amount of coins and currency acquired by U.S. Bank in connection with the transfer of assets; and

•	The net book value of the real property, personal property and leasehold improvements to be purchased as of the effective time.

      At the closing of the transaction with U.S. Bank, the amount of the Consideration will reduce the amount payable by the Bank to U.S. Bank in connection with the assumption by U.S. Bank of the deposit liabilities of the Bank specified in the agreement between the Bank and U.S. Bank.

Indemnification

      The Bank has agreed to an indemnification, which we have guaranteed, whereby the Bank will indemnify and hold U.S. Bank harmless from and after the closing date with respect to losses by and claims against U.S. Bank arising from or related to any liability not expressly assumed by U.S. Bank pursuant to the agreement between the Bank and U.S. Bank, liabilities of the Bank’s retail banking operations prior to the closing date and breaches of the Bank’s representations and warranties in the agreement between the Bank and U.S. Bank. The Bank’s obligation to indemnify U.S. Bank for losses incurred by U.S. Bank by reason of the Bank’s breach of its representations and warranties is in general limited to aggregate losses in excess of $3.0 million and not exceeding a maximum of $60.0 million. Generally, U.S. Bank is not entitled to make any claim for indemnification for breaches of representations and warranties after the first anniversary of the closing date.

Termination

      The agreement between the Bank and U.S. Bank is subject to termination by either U.S. Bank or the Bank:

•	in the event the closing does not occur on or before March 31, 2003, provided the terminating party is not in material breach of any provisions of the agreement;

•	upon written notice to the other if the other party is in material breach of the agreement, which breach has not been cured within 30 days’ written notice thereof;

•	upon the mutual agreement of the parties;

•	by either party, in the event our stockholders do not authorize our plan of dissolution and stockholder liquidity and approve the sale of the Bank’s retail banking assets to U.S. Bank at the special meeting; or

•	by either party, in the event any regulatory approval needed to consummate the transaction is denied by final, non-appealable government action.

      In the event U.S. Bank terminates its agreement with us because the Bank breaches any of its covenants to use its reasonable best efforts to have sufficient funds available to consummate the transactions contemplated by the agreement or is terminated by the Bank or U.S. Bank after March 31, 2003 and, at the time of termination, the Bank did not have sufficient funds to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank, the Bank has agreed to pay U.S. Bank a termination fee of $5.0 million. Under the agreement, U.S. Bank will pay the Bank a termination fee of $5.0 million if the Bank terminates the agreement because U.S. Bank does not have sufficient funds available to consummate the transactions contemplated by the agreement.

      In addition, if either we or U.S. Bank terminate our agreement because our stockholders do not authorize our plan of dissolution and stockholder liquidity and approve the sale of the Bank’s retail banking assets to U.S. Bank and within nine months (18 months in certain circumstances) thereafter, we or the Bank enter into a definitive agreement relating to an acquisition proposal with another party, the Bank has agreed to pay U.S. Bank a termination fee of $20.0 million.

Non-Competition; Post-Closing Agreements

      The Bank has agreed that neither it nor any of its affiliates will, directly or indirectly, for a period of three years following the closing date of the transaction with U.S. Bank:

•	Establish or conduct a branch deposit and loan business, or other commercial or retail banking business in Northern California, with the exception of the businesses of the Bank not being purchased by U.S. Bank pursuant to the agreement between the Bank and U.S. Bank, principally our asset-based lending and automobile financing businesses, and the solicitation or acceptance of certain brokered deposits;

•	Solicit deposit or loan business or other commercial or retail banking business from customers whose deposits or loans have been assumed by U.S. Bank; and

•	Solicit for employment, retain as an independent contractor, induce to terminate employment with U.S. Bank or otherwise interfere with U.S. Bank’s employment relationship with any employee of the Bank’s branch, MoneyCare and service center operations.

      The Bank has also executed a transition and services agreement pursuant to which the Bank will provide deposit operations, cash management and loan accounting services with respect to the loans being sold to U.S. Bank from the closing date until May 14, 2003, subject to possible extension until not later than July 31, 2003.

Representations and Warranties

      Under the agreement between the Bank and U.S. Bank, the Bank makes customary representations and warranties to U.S. Bank relating to, among other things:

•	The Bank’s due organization and its corporate power and authority to enter into the agreement and to effect the transactions contemplated by the agreement;

•	That the consummation of the transaction with U.S. Bank does not violate our certificate of incorporation or by-laws or the articles of association or by-laws of the Bank, any agreements relating to the assets to be transferred to and the liabilities to be assumed by U.S. Bank or any laws or government orders;

•	The enforceability against the Bank of the agreement between the Bank and U.S. Bank and our guarantee of the Bank’s obligations under that agreement;

•	The Bank’s ownership of, or leasehold interest in, the personal property and the real property to be transferred to U.S. Bank and the validity of the leases for the Bank’s branches;

•	The condition of the real property and leased premises to be transferred to U.S. Bank;

•	Various matters relating to the Bank’s employees and the Bank’s employee benefit plans;

•	The validity of various contracts to be assumed by U.S. Bank and the Bank’s performance of its obligations under those contracts;

•	The Bank’s ownership of the loans to be purchased by U.S. Bank and various related matters, including the enforceability of and collateral for those loans;

•	That the Bank’s deposit liabilities are covered by FDIC insurance to the extent permitted by federal law, and various related matters, including enforceability and compliance with law, relating to those deposits;

•	The accuracy of the Bank’s books and records relating to the branch operations and their conformity to applicable law;

•	The absence of any pending or threatened litigation or regulatory proceedings against the Bank that would adversely affect the Bank or its ability to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank;

•	Various tax matters, including the filing and accuracy of our tax returns, payment of taxes and the absence of tax disputes and claims relating to the assets to be transferred to U.S. Bank;

•	The various consents and approvals the Bank must obtain in order to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank;

•	The Bank’s compliance with environmental and safety laws;

•	The Bank’s compliance with and “satisfactory” rating under the Community Reinvestment Act;

•	The completeness and accuracy of certain data furnished by the Bank to U.S. Bank relating to the deposits and loans to be transferred to U.S. Bank;

•	That the Bank has conducted its branch banking operations in accordance with all applicable laws;

•	That, as of the date the agreement between the Bank and U.S. Bank was signed and immediately prior to and after giving effect to the consummation of the transactions contemplated by the Bank’s agreements with U.S. Bank and with Washington Mutual:

•	the Bank owns assets the fair saleable value of which is (A) greater than the Bank’s total liabilities, including contingent liabilities and (B) greater than the amount required to pay the Bank’s indebtedness as it becomes due;

•	the Bank has capital that is not unreasonably small in relation to the Bank’s business as currently conducted and as will be conducted after the consummation of the transactions contemplated by the Bank’s agreements with U.S. Bank and Washington Mutual; and

•	that the Bank will be able to pay its indebtedness and other liabilities, including subordinated, unmatured, unliquidated and contingent liabilities as they become due;

•	As of the fifth business day prior to the anticipated closing date, the Bank has sufficient funds available to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank; and

•	The Bank has received the opinion of Credit Suisse First Boston Corporation that the Consideration the Bank is to receive from U.S. Bank under the agreement between the Bank and U.S. Bank is fair to the Bank from a financial point of view.

Covenants by the Bank

      The Bank has the following obligations to U.S. Bank under the agreement between the Bank and U.S. Bank:

•	Provide access to the representatives of U.S. Bank to the Bank’s properties, employees, books and records relating to the Bank’s branch banking operations, the assets to be transferred to U.S. Bank and the liabilities to be assumed by U.S. Bank and to conduct periodic meetings to discuss matters relating to the Bank’s branch banking operations, systems conversion, customer communications, employee matters, the assets to be transferred to U.S. Bank and the liabilities to be assumed by U.S. Bank;

•	Cooperate with and provide information to U.S. Bank in connection with the applications and notices U.S. Bank must file with the federal bank regulatory agencies in order to obtain approval of the transactions contemplated by the agreement between the Bank and U.S. Bank;

•	Conduct its branch banking operations in the ordinary course of business consistent with past practices, and not take any of the following actions unless U.S. Bank agrees to such action:

•	increase the salary or benefits of its retail banking employees other than routine increases or materially increase or decrease the number of its employees;

•	sell or agree to sell, or permit a lien to be created on, any of the assets to be purchased by U.S. Bank;

•	make any material improvements to the Bank’s branches;

•	file any application or give any notice to close or relocate any branch or automated teller machines;

•	extend any leases or contracts;

•	impair any right of U.S. Bank relating to the assets it will purchase or waive any right with respect to any loan to be purchased by U.S. Bank;

•	take any action that is intended or that is reasonably likely to cause any of the Bank’s representations and warranties to become untrue;

•	increase the pricing on any deposits to be transferred to U.S. Bank such that the Bank’s rates exceed by more than 25 basis points the average of the rates being paid by U.S. Bank, Bank of America, Union Bank, Washington Mutual and Wells Fargo Bank in the greater San Francisco Bay Area on similar types of deposits;

•	fail to follow the Bank’s normal and customary practices regarding loan pricing, underwriting and the recognition of charge-offs;

•	make, approve, extend or renew any loan that constitutes a loan to be purchased by U.S. Bank in excess of certain levels;

•	issue any letter of credit with a commitment in excess of certain levels; or

•	agree to do any of the foregoing.

•	Use all reasonable efforts to satisfy the Bank’s obligations under the agreement between the Bank and U.S. Bank, including its best efforts to assure that it will have sufficient funds to consummate the transactions contemplated by the agreement, and the conditions precedent to U.S. Bank’s obligations to close under the agreement;

•	Use its reasonable best efforts to obtain all necessary consents from the lessors of the Bank’s branch locations and facilities to the assignment of their leases to U.S. Bank;

•	Maintain in effect until the closing date all insurance on the real and personal property of the Bank to be transferred to U.S. Bank;

•	Comply with all tax reporting obligations of the Bank applicable to the assets to be transferred to and the liabilities to be assumed by U.S. Bank through the closing date;

•	Advise U.S. Bank of any change or event that, in each case, except with limited exceptions, has a material adverse effect on:

•	the business, operations or condition of the Bank’s branch banking operations as a whole;

•	the assets to be transferred to and the liabilities to be assumed by U.S. Bank; or

•	the Bank’s ability to perform its obligations under the agreement between the Bank and U.S. Bank on a timely basis;

•	is or is reasonably likely to cause a material breach of any of the Bank’s representations, warranties or covenants in the agreement between the Bank and U.S. Bank; or

•	is or is reasonably likely to cause a condition precedent to closing not being satisfied;

•	The Bank and its affiliates agree not to solicit or enter into any agreement with respect to the assets to be transferred to and the liabilities to be assumed by U.S. Bank or, except as required by the Company’s fiduciary duties to its stockholders prior to the special meeting with respect to a bona fide unsolicited offer, participate in any discussion with respect to or furnish information concerning the assets to be transferred to and the liabilities to be assumed by U.S. Bank and to give U.S. Bank notice of any inquiry or proposal received with respect to such a transaction;

•	Call and hold a special meeting of stockholders as promptly as is reasonably practicable for the purpose of obtaining the authorization of the stockholders of the Company for the plan of dissolution and stockholder liquidity and the approval of the sale of the Bank’s retail banking assets to U.S. Bank;

•	Repair any damage occurring prior to the closing date to any real or personal property to be transferred to U.S. Bank, or reduce appropriately the purchase price of any damaged asset or pay U.S. Bank the sum of the insurance proceeds received by the Bank, the amount of any applicable deductible and the additional amount required to repair such asset to its prior condition;

•	Engage a nationally recognized business valuation expert satisfactory to U.S. Bank to provide an opinion to U.S. Bank to the effect that as of the closing date, after giving effect to the consummation of the transactions contemplated by the Bank’s agreements with U.S. Bank and with Washington Mutual, the Bank:

•	will own assets the fair saleable value of which is:

•	greater than the total amount of its liabilities, including contingent liabilities; and

•	greater than the amount required to pay the probable liabilities of the Bank as such becomes absolute and mature;

•	has capital that is not unreasonably small in relation to the Bank’s business as it will be conducted after the consummation of the transactions contemplated by the Bank’s agreements with U.S. Bank and with Washington Mutual; and

•	will be able to pay its indebtedness and other liabilities, including its contingent liabilities, as they become due;

•	Take certain actions in connection with IRA and Keogh plans of which the Bank is trustee or custodian to facilitate the appointment of U.S. Bank as successor trustee or custodian and U.S. Bank’s assumption of the Bank’s fiduciary and custodial obligations with respect thereto on the closing date; and

•	Take certain actions with respect to draws under letters of credit pending U.S. Bank’s assumption of the letters of credit upon the closing.

Covenants by U.S. Bank

      The covenants of U.S. Bank in the agreement between the Bank and U.S. Bank include the following:

•	Meet periodically with the Bank to discuss the branch banking operations and related matters, including systems conversion, customer communications and employee matters relating to the assets to be transferred to and the liabilities to be assumed by U.S. Bank;

•	Prepare and file as promptly as reasonably practicable such applications and notices as are required to obtain the approvals of the federal bank regulatory agencies required for consummation of the transactions contemplated by the agreement between the Bank and U.S. Bank;

•	At any time prior to the closing of the transaction with U.S. Bank not to conduct, or permit any of its affiliates to conduct, any mass marketing that is specifically targeted to induce customers whose deposits or loans are to be transferred to U.S. Bank to discontinue or limit their account relationships with the Bank or to conduct any media or customer solicitation activities outside of the ordinary course of business of U.S. Bank;

•	Use all reasonable efforts to satisfy U.S. Bank’s obligations under the agreement between the Bank and U.S. Bank and the conditions precedent to the Bank’s obligation to close under the agreement;

•	Advise the Bank of any change or event that:

•	except with limited exceptions, has a material adverse effect on U.S. Bank’s ability to perform its obligations under the agreement between the Bank and U.S. Bank on a timely basis;

•	is or is reasonably likely to cause a material breach of any of U.S. Bank’s representations, warranties or covenants in the agreement between the Bank and U.S. Bank; or

•	is or is reasonably likely to cause a condition precedent to closing not being satisfied; and

•	Not later than the business day prior to the closing, U.S. Bank will offer to employ most of the Bank’s retail branch and MoneyCare employees and many employees of the Bank’s service center. U.S. Bank will provide such employees with employee benefits substantially comparable in the aggregate to similarly situated employees of U.S. Bank and maintain a severance plan for a period of no less than one year for such employees no less beneficial in the aggregate than those provided by the Company and credit such employees with years of service to the same extent such service was recognized by the Bank for the purpose of eligibility and vesting under employee benefit plans.

Conditions Precedent to U.S. Bank’s Obligations

      The obligation of U.S. Bank to complete the transactions contemplated by the agreement between the Bank and U.S. Bank is conditioned upon the fulfillment or, where legally permitted, waiver, of each of the following conditions:

•	The truth and accuracy of the Bank’s representations and warranties in the agreement between the Bank and U.S. Bank as of the closing date;

•	The performance and compliance of the Bank in all material respects with its obligations, covenants and agreements in the agreement between the Bank and U.S. Bank;

•	The delivery by the Bank to U.S. Bank of the documents required to effect the transfer of assets to and assumption of liabilities by U.S. Bank;

•	The receipt of the requisite approvals of the transactions contemplated by the agreement between the Bank and U.S. Bank by the federal bank regulatory agencies and by the stockholders of the Company, as well as the authorization of the plan of dissolution and stockholder liquidity by the stockholders of the Company and the absence of any court or other governmental order prohibiting the contemplated transactions;

•	The absence of any condition or event that would have a material adverse effect on:

•	The assets to be transferred to and the liabilities to be assumed by U.S. Bank; or

•	The Bank’s ability to perform timely its obligations under the agreement between the Bank and U.S. Bank or to satisfy the conditions precedent to the obligation of U.S. Bank to close;

•	The availability of sufficient funds for the Bank to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank;

•	U.S. Bank’s receipt of the opinion of a business valuation expert required by the agreement between the Bank and U.S. Bank; and

•	The receipt of consent from the lessors of the Bank’s branch facilities to the assignments of their leases from the Bank to U.S. Bank.

Conditions Precedent to the Bank’s Obligations

      The obligation of the Bank to complete the transactions contemplated by the agreement between the Bank and U.S. Bank is conditioned upon the fulfillment or, where legally permitted, waiver, of each of the following conditions:

•	The truth and accuracy of U.S. Bank’s representations and warranties in the agreement between the Bank and U.S. Bank as of the closing date;

•	The performance and compliance of U.S. Bank in all material respects with its obligations, covenants and agreements in the agreement between the Bank and U.S. Bank;

•	The delivery by U.S. Bank to the Bank of the documents required to effect the transfer of assets to and assumption of liabilities by U.S. Bank;

•	The receipt of the requisite approvals by the federal bank regulatory agencies of the transactions contemplated by the agreement between the Bank and U.S. Bank, the authorization of our plan of dissolution and stockholder liquidity and the approval of the sale of the Bank’s retail banking assets to U.S. Bank by our stockholders and the absence of any court or other governmental approval prohibiting the contemplated transactions; and

•	The absence of any event or condition that would have a material adverse effect on U.S. Bank’s ability to perform timely its obligations under the agreement between the Bank and U.S. Bank or to consummate the transactions contemplated by that agreement.

Opinion of the Bank’s Financial Advisor

      In connection with Credit Suisse First Boston Corporation’s engagement, the Bank asked Credit Suisse First Boston Corporation to advise the Bank with respect to the fairness to the Bank, from a financial point of view, of the Consideration to be received by the Bank pursuant to the terms of the agreement between the Bank and U.S. Bank. Capitalized terms used but not defined herein shall have their respective meanings set forth in the agreement between the Bank and U.S. Bank, the full text of which is included as Appendix C to this proxy statement.

      On July 22, 2002, the Company’s and the Bank’s boards of directors met to review the transaction contemplated by the proposed agreement between the Bank and U.S. Bank. During this meeting, Credit Suisse First Boston Corporation reviewed with the Company’s and the Bank’s boards of directors certain financial analyses, as described below, and rendered its oral opinion to the Bank’s board of directors, subsequently confirmed in writing, that, as of July 22, 2002 and based upon and subject to the various considerations set forth in the Credit Suisse First Boston Corporation opinion, the Consideration to be received by the Bank was fair, from a financial point of view.

      The full text of Credit Suisse First Boston Corporation’s written opinion, dated July 22, 2002, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston Corporation in rendering its opinion, is included as Appendix C to this proxy statement and is incorporated in its entirety into this proxy statement by reference. You are urged to, and should, read Credit Suisse First Boston Corporation’s written opinion carefully and in its entirety. Credit Suisse First Boston Corporation’s opinion addresses only the fairness of the Consideration to be received by the Bank, from a financial point of view, as of the date of the opinion, and does not address any other aspect of the transactions contemplated by the agreement between the Bank and U.S. Bank or constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the transaction. The summary of Credit Suisse First Boston Corporation’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

      In connection with its opinion, Credit Suisse First Boston Corporation, among other things,

•	reviewed the agreement between the Bank and U.S. Bank;

•	reviewed certain publicly available business and financial information relating to the Transferred Assets and Transferred Liabilities;

•	reviewed certain other information relating to the Transferred Assets and Transferred Liabilities, including financial forecasts, provided to or discussed with Credit Suisse First Boston Corporation by the Company and the Bank, and met with the managements of the Company and the Bank to discuss the businesses and prospects of the Bank;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston Corporation deemed relevant.

      The material factors and analyses underlying Credit Suisse First Boston Corporation’s opinion are summarized below.

      Credit Suisse First Boston Corporation reached a single conclusion as to fairness based on its experience and professional judgment and its analysis as a whole, and it was this fairness conclusion that was communicated to the Bank’s board. Credit Suisse First Boston Corporation does not, as part of its process, isolate various analyses and reach separate conclusions with respect to their relative significance and relevance.

      In connection with its review, Credit Suisse First Boston Corporation did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts of the Transferred Assets and Transferred Liabilities that Credit Suisse First Boston Corporation reviewed, Credit Suisse First Boston

Corporation was advised, and Credit Suisse First Boston Corporation assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Bank as to the future financial performance of the Transferred Assets and Transferred Liabilities.

      Credit Suisse First Boston Corporation was not requested to make, and did not make, an independent evaluation or appraisal of the Transferred Assets and Transferred Liabilities or any other assets or liabilities (contingent or otherwise) of the Bank or the Company, nor was Credit Suisse First Boston Corporation furnished with any such evaluations or appraisals. Credit Suisse First Boston Corporation relied upon, without independent verification, the assessments of the managements of the Company, the Bank and U.S. Bank as to the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of the Company, the Bank and U.S. Bank to result from the sale. Credit Suisse First Boston Corporation also assumed, with the Bank’s consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Bank or the contemplated benefits of the transaction and that the transaction will be consummated in accordance with the terms of the agreement between the Bank and U.S. Bank, without waiver, modification or amendment of any material terms, conditions or agreements therein and without any material decrease in the Consideration to be received by the Bank as result of any purchase price adjustment or indemnification provision thereof. The Credit Suisse First Boston Corporation opinion is necessarily based upon information made available to it, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston Corporation opinion. The Credit Suisse First Boston Corporation opinion does not address the relative merits of the sale of the Bank’s retail banking assets to U.S. Bank compared to other business strategies that might be available to the Company or the Bank, nor does it address the underlying business decision of the Company or the Bank to proceed with the sale. Credit Suisse First Boston Corporation was also not requested to provide an opinion that the consideration to be paid to the Bank by U.S. Bank is fair to our stockholders from a financial point of view because the Bank’s transaction with U.S. Bank is only one part of our plan of dissolution and stockholder liquidity.

      In preparing its opinion, Credit Suisse First Boston Corporation performed a variety of financial and comparative analyses. The summary of Credit Suisse First Boston Corporation’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston Corporation made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston Corporation believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston Corporation opinion. No transaction used in the analyses performed by Credit Suisse First Boston Corporation as a comparison is identical to the transaction contemplated by the agreement between the Bank and U.S. Bank. In addition, Credit Suisse First Boston Corporation may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston Corporation’s view of the actual value of the Transferred Assets and Transferred Liabilities. The analyses performed by Credit Suisse First Boston Corporation are not necessarily indicative of actual values or actual future results of the Transferred Assets and Transferred Liabilities, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston Corporation’s analysis of the fairness of the Consideration to the Bank, from a financial point of view, and were provided to the board of directors of the Bank in connection with the delivery of the Credit Suisse First Boston Corporation opinion.

      The following is a summary of the material financial analyses underlying Credit Suisse First Boston Corporation’s opinion, and reviewed with the Bank’s board of directors at a meeting of the Bank’s board of directors held on July 22, 2002. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston Corporation include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston Corporation, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Discounted Cash Flow Analysis

      Credit Suisse First Boston Corporation performed the discounted cash flow analysis to value the Transferred Liabilities’ and Transferred Assets’ retail-funding base versus alternative wholesale funding sources. Analyses of the present value of projected cash flows from the Transferred Assets and Transferred Liabilities assume a static interest rate environment, no deposit runoff and a 5.00% annual long-term deposit growth. In performing this analysis, Credit Suisse First Boston Corporation used financial information provided by the managements of the Company and the Bank. The projected cash flows were discounted back to September 30, 2002 using a discount range of 11% - 13% and an assumed perpetual growth rate of 5.00% per year. In addition, the implied range also includes the present value of tax benefits to be realized by U.S. Bank given its ability to amortize the Consideration over 15 years at an assumed marginal tax rate of 40.00%, discounted back at the equivalent 10-Year Treasury rate of 4.88%. The implied deposit premiums resulting from the discounted cash flow analysis, including the present value of tax benefits, ranged from 10.67% to 14.55%, as compared with the implied deposit premium included in the Consideration of 14.17% based on the Bank’s deposit balance of $3.0 billion as of May 31, 2002. Stated as amounts and also based on the Bank’s deposit balance of approximately $3.0 billion, the implied deposit premiums resulting from the discounted cash flow analysis ranged from $321 million to $438 million, compared to the implied deposit premium included in the Consideration of $426 million calculated based upon the Bank’s deposits as of May 31, 2002. Credit Suisse First Boston Corporation’s calculation approach is consistent with comparable transactions where transferred assets were purchased at net book value and deposit liabilities were assumed at a premium.

Discount Rate	Implied Premium Value(1)	Implied Premium(1)

	(In millions)
11.00%	$438.0	14.55%
12.00	371.2	12.33
13.00	321.0	10.67
Consideration(1)	426.3	14.17

(1)	Based on deposit balance of $3.0 billion as of May 31, 2002.

Precedent Transactions Analysis.

      Credit Suisse First Boston Corporation reviewed publicly available information for pending and completed branch transactions in the banking industry. The selected transactions reviewed by Credit Suisse First Boston Corporation consisted of the eight historical branch transactions completed or announced since January 1, 2000 and prior to July 22, 2002 with a deposit balance greater than $400.0 million:

BENCHMARKED TRANSACTIONS:

•	BancWest Corporation/Wells Fargo & Company

•	Zions Bancorporation/Pacific Century Financial Corporation

•	Marshall & Ilsley Corporation/Fifth Third Bancorp

•	Klamath First Bancorp, Inc./Washington Mutual, Inc.

•	U.S. Bancorp/Pacific Century Financial Corporation

•	Royal Bank of Scotland Group/Mellon Financial Corporation

•	National Commerce Financial/First Union Corporation

•	SunTrust Banks Inc./Huntington BancCapital Securities Inc.

      The resulting implied deposit premiums ranged from 8.00% to 16.00% or from $241 million to $481 million based on the Bank’s deposit balance of approximately $3.0 billion as of May 31, 2002, as compared with the implied deposit premium included in the Consideration of 14.17%, or $426 million in cash. Credit Suisse First Boston Corporation’s calculation approach is consistent with comparable transactions where transferred assets were purchased at net book value and depository liabilities were assumed at a premium.

	Historical Implied	Implied Deposit Premium
	Deposit Premiums	in the Consideration(1)

Maximum Premium	16.00%	14.17%
Average Premium	12.63	14.17
Minimum Premium	8.00	14.17
Maximum Implied Value(1) (in millions)	$481.4	$426.3
Average Implied Value(1) (in millions)	380.1	426.3
Minimum Implied Value(1) (in millions)	240.7	426.3

(1)	Based on deposit balance of $3.0 billion as of May 31, 2002.

      Credit Suisse First Boston Corporation’s opinion and presentation to the Bank’s board of directors was one of many factors taken into consideration by the Bank’s board of directors in making its determination to engage in the sale. Consequently, the analyses described above should not be viewed as determinative of the opinion of the board of directors of the Bank or the management of the Bank with respect to the value of the Transferred Assets and the Transferred Liabilities or whether the board of directors of the Bank would have been willing to agree to a different amount of consideration.

      The boards of directors of the Company and the Bank retained Credit Suisse First Boston Corporation to act as the Bank’s financial advisor in connection with the sale. Credit Suisse First Boston Corporation was selected by the board of directors of the Company based on Credit Suisse First Boston Corporation’s qualifications, expertise and reputation. Credit Suisse First Boston Corporation is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston Corporation, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Credit Suisse First Boston Corporation and its affiliates have provided certain investment banking and financial services to the Company and U.S. Bank unrelated to the transactions contemplated by the agreement between the Bank and U.S. Bank for which Credit Suisse First Boston Corporation received compensation, and may in the future provide certain investment banking and financial services to U.S. Bank and its affiliates for which Credit Suisse First Boston Corporation would expect to receive compensation. In the ordinary course of its business, Credit Suisse First Boston Corporation and its affiliates may actively trade the debt and equity securities of the Company and U.S. Bank for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      Pursuant to an engagement letter dated as of October 2, 2001, as amended, the Company and the Bank engaged Credit Suisse First Boston Corporation to provide financial advisory services to the Bank’s board of directors in connection with a possible sale transaction, including, among other things, rendering its opinion. For its work as our financial advisor, Credit Suisse First Boston Corporation is entitled to receive an advisory fee contingent upon the consummation of the transactions contemplated by the agreement between the Bank and U.S. Bank. The advisory fee is expected to approximate $2.9 million, subject to adjustment based upon, among other things, the consideration ultimately paid by U.S. Bank. Credit Suisse First Boston Corporation is also entitled to a fee of $500,000 for rendering its opinion and has agreed to the inclusion of its written opinion in this proxy statement for the Company’s solicitation of stockholder approval of the agreement between the Bank and U.S. Bank. In addition, the Company and the Bank have agreed to reimburse Credit Suisse First Boston Corporation for its out-of-pocket expenses, including attorneys’ fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston Corporation and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Certain Projections Provided to the Bank’s Financial Advisor

      In the normal course of our business, our management prepares internal budgets, plans, estimates, forecasts and projections as to future revenues, earnings and other financial information in order to be able to anticipate our financial performance and that of the Bank. We do not, as a matter of course, publicly disclose these internal documents.

      The Bank and the Company provided Credit Suisse First Boston Corporation, in its capacity as financial advisor to the Bank’s board of directors, with certain financial projections that reflected the best currently available estimates and judgments of the management of the Company and the Bank as to the future financial performance of the Transferred Assets and the Transferred Liabilities.

      The financial projections were subject to and prepared on the basis of estimates, limitations, qualifications and assumptions, and involved judgments with respect to, among other things, future economic, competitive, regulatory, financial and market conditions and future business decisions that may not be realized and are inherently subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. These uncertainties are described under “Forward-Looking Statements”.

      While we believe these estimates and assumptions to have been reasonable, there can be no assurance that the projections will be accurate, and actual results may vary materially from those shown. In light of the uncertainties inherent in forward-looking information of any kind, the inclusion of these projections should not be regarded as a representation by us or the Bank or any other person or entity that the anticipated results will be achieved, and you are cautioned not to place undue reliance on such information.

Recommendation of Our Board of Directors to Our Stockholders

      Our board of directors has approved our plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank. Our board of directors also has determined that the plan of dissolution and stockholder liquidity and sale of the Bank’s retail banking assets to U.S. Bank are in our best interests and of our stockholders. Our board of directors recommends that stockholders vote in favor of the proposals to authorize our plan of dissolution and stockholder liquidity and to approve the sale of the Bank’s retail banking assets to U.S. Bank.

BUSINESS

General

      Bay View Capital Corporation, incorporated under the laws of the state of Delaware in 1989, is a bank holding company headquartered in San Mateo, California. Our primary subsidiary is Bay View Bank, N.A., a commercial bank that operates 57 full service branches throughout the greater San Francisco Bay Area.

      Bay View Bank was organized in 1911 and became our wholly owned subsidiary when we became a holding company in 1989. Prior to 1996, Bay View Bank generated a majority of its earnings from relatively low-yielding mortgage-based assets funded primarily by retail certificates of deposit. From 1996 to 1999, our strategy was to transform Bay View Bank from a thrift to a commercial bank. During this period, we nearly doubled in size, replaced a majority of our mortgage-based loans with higher-yielding consumer and commercial loans and leases and transformed a significant portion of our deposits into lower-cost transaction accounts. In 1999, Bay View Bank officially obtained a national bank charter.

      The formation of our commercial and consumer businesses and the expansion of our deposit franchise came primarily as a result of acquisitions. In June 1996, we formed our auto lending division to provide financing options through auto dealers nationwide. In April 1997, we formed our commercial lending division to provide customized financing to emerging, small and middle-market businesses throughout the country. And in January 1998, we acquired an additional 36 banking branches to become the largest deposit franchise operating exclusively in the San Francisco Bay Area.

      In November 1999, we acquired Franchise Mortgage Acceptance Company, or FMAC, which included the operations of Bankers Mutual and FMAC Insurance Services. Upon the consummation of the acquisition, we contributed substantially all of FMAC’s assets and liabilities to newly formed subsidiaries of Bay View Bank — Bay View Franchise Mortgage Acceptance Company (BVFMAC) and Bankers Mutual. In June 2000, we sold substantially all of the assets of Bankers Mutual to Berkshire Mortgage Finance Limited Partnership. In September 2000, we announced the restructuring of BVFMAC’s franchise lending operations. The performance of this division was significantly dependent upon gains from franchise loan securitizations and sales to offset overhead and other associated expenses. The opportunities for these transactions during 2000 were severely limited by prevailing market conditions, which significantly reduced our earnings. As a result, we were forced to consider other viable options relative to BVFMAC, including the potential sale of the unit. After an unsuccessful attempt to sell BVFMAC, we decided in September 2000, that an immediate and permanent shutdown of all franchise loan production was in the best interests of our shareholders. In February 2001, substantially all of the assets and liabilities of FMAC Insurance Services were sold. And in June 2001, we completed the stock sale by Bay View Bank of the legal entity BVFMAC and its related servicing platform to a group of investors who were formerly part of the Company’s and BVFMAC’s management.

      Because of losses we incurred in the second and third quarters of 2000 and the resulting decline in our capital ratios, Bay View Bank entered into a written agreement with the Office of the Comptroller of the Currency, sometimes referred to as the OCC, pursuant to 12 U.S.C. Section 1818(b) on September 6, 2000, and we entered into a written agreement with the Federal Reserve Bank of San Francisco pursuant to 12 U.S.C. Section 1818(b) on September 29, 2000.

      The OCC agreement required, among other matters, that Bay View Bank:

•	Adopt a new strategic plan establishing objectives for Bay View Bank’s overall risk profile, earnings performance, growth, balance sheet mix, liability structure, capital adequacy and reduction of nonperforming assets;

•	Consider whether management changes should be made;

•	Develop a plan for the maintenance of adequate capital and the raising of additional capital, including a prohibition on the payment of any dividends without the prior approval of the OCC; and

•	Review its risk management program with a view to reduction of the high level of credit risk in Bay View Bank.

      The Federal Reserve Bank agreement, among other matters:

•	Prohibits the payment of any dividends, including dividends on our Capital Securities, without prior approval of the Federal Reserve Bank; and

•	Required the development of a plan to maintain capital adequacy and raise additional capital.

      In May 2001, we completed a rights offering and a concurrent offering to standby purchasers that generated aggregate gross proceeds of $137.5 million. With this additional capital, we implemented a new strategic plan that included exiting businesses inconsistent with a California-focused bank and included assumptions related to the liquidation of our remaining franchise-related assets and operations and our remaining high loan-to-value home equity loans. Our results for 2001 include specific charges consistent with our new strategic plan. The specific charges were primarily related to the disposition of franchise-related assets, restructuring charges primarily related to the reduction in our workforce announced in May 2001 and prepayment penalties related to a reduction in higher-cost borrowings.

Business Overview

      Our principal business activity as a commercial bank is to earn interest on loans, leases and investment securities that are funded by customer deposits and other borrowings. The difference between interest received and interest paid comprises the majority of our operating earnings. Our primary lending activities consist of multi-family and commercial real estate lending, consumer auto and home equity lending, and commercial business financing. Our 57-branch deposit franchise provides personalized banking services to individuals and businesses and is a significant source of funding for our lending operations. The operating results of our major business segments are accounted for and presented by platform. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” on page 59 for the year ended December 31, 2001 and page 95 for the six months ended June 30, 2002 for further details and financial information related to our Retail Platform and our Commercial Platform).

Lending Activities

Real Estate Lending

      At December 31, 2001, real estate loans totaled $1.3 billion, representing 52.6% of our gross loan and lease portfolio before net premiums and discounts and net deferred fees and costs. The real estate loan portfolio is comprised of single-family residential mortgage loans, multi-family residential mortgage loans and nonresidential commercial real estate loans.

      Single-Family Residential Mortgage Loans (one to four units) — At December 31, 2001, loans secured by single-family residential real estate totaled $277.3 million, representing 11.6% of our gross loan and lease portfolio before net premiums and discounts and net deferred fees and costs. Approximately 48% of these loans are adjustable-rate mortgages, sometimes referred to as ARMs, and generally have original terms of 30 years. We discontinued originating single-family loans in 1996 and, as a result, the portfolio of single-family loans has decreased as these loans have paid off and/or been sold. We anticipate that this portfolio will continue to decline as a percentage of our assets.

      Multi-Family Residential Mortgage Loans (five or more units) — At December 31, 2001, loans secured by multi-family residential real estate totaled $697.3 million, representing 29.0% of our gross loan and lease portfolio before net premiums and discounts and net deferred fees and costs. The loans that we hold in our portfolio are primarily fully-amortizing ARMs with original terms of 30 years or 15-year ARMs with monthly payments calculated on a 30-year amortization period with a balloon payment due at maturity. Prior to 1996, we originated ARMs that were indexed to the Federal Home Loan Bank’s Eleventh District Cost of Funds Index, sometimes referred to as COFI. COFI is considered a lagging index because its interest rate movements generally lag behind changes in market interest rates. Since that time, our originations have been based on indexes other than COFI, such as the London Interbank Offered Rate, or LIBOR. At December 31, 2001, only 11.5% of our multi-family loans were COFI-indexed loans.

      We generally do not lend more than 75% of the appraised value of multi-family residences on a first mortgage loan. The property’s cash flow available for loan payments is also a limiting factor on the approved loan amount. Properties securing multi-family loans are required to generate cash flow sufficient to cover loan payments and other expected property expenditures. In addition, most loans provide for full recourse to the borrowers.

      Nonresidential Commercial Real Estate Loans — At December 31, 2001, loans secured by nonresidential commercial real estate totaled $289.1 million, representing 12.0% of our gross loan and lease portfolio before net premiums and discounts and net deferred fees and costs. The majority of our commercial real estate loans are ARMs. ARMs secured by commercial real estate are generally made on the same terms and conditions as ARMs secured by multi-family residences.

      Most of our commercial real estate loans consist of loans secured by improved property such as office buildings, warehouses, golf courses and retail sales facilities. A majority of these loans are in amounts ranging from $250,000 to $1 million. We generally do not originate commercial real estate loans that have a loan-to-value ratio exceeding 70%. The property’s cash flow available for loan payments is also a limiting factor on the approved loan amount. Properties securing commercial real estate loans are required to generate cash flow sufficient to cover loan payments and other expected property expenditures.

      Underwriting Policies and Procedures for Real Estate Loans — Multi-family and commercial real estate lending entails significant additional risks compared to single-family residential mortgage lending. Income-producing property loans may involve large loan balances to single borrowers or groups of related borrowers. In addition, repayment of loans secured by multi-family and commercial real estate properties is typically dependent upon the successful operation of the properties, as well as favorable conditions in the real estate market and/or the economy in general.

      We originate multi-family and commercial real estate loans through internal loan production personnel. As part of the loan underwriting process, staff appraisers or qualified independent appraisers inspect and appraise the property that will secure the loan. A loan underwriter analyzes the merits of the loan based upon information obtained relative to the borrower and property (e.g., income, credit history, assets, liabilities, cash flows and the value of the real property as stated on the appraisal report). Loans are then approved at various levels of authority depending upon the amount and type of loan.

      The majority of real estate loans held in our portfolio are secured by properties located in northern California. We require the American Land Title Association form of title insurance on all loans secured by real property and require that fire and extended coverage casualty insurance in amounts sufficient to rebuild or replace the improvements at current replacement costs be maintained on all properties securing the loans. In addition, we require flood insurance for properties in flood hazard zones to protect the property securing our interest. Consistent with regional industry practices, we do not necessarily require earthquake insurance as part of our general underwriting practices. In certain circumstances, however, we may require mudslide, earthquake and/or other hazard insurance depending upon the location of the property.

Consumer Lending

      At December 31, 2001, consumer loans totaled $589.2 million, representing 24.5% of our gross loan and lease portfolio before net premiums and discounts and net deferred fees and costs. The consumer loans are comprised primarily of auto loans and home equity loans and lines of credit.

      Automobile Financing — At December 31, 2001, auto loans totaled $444.6 million, representing 18.5% of our gross loan and lease portfolio before net premiums and discounts and net deferred fees and costs. Additionally, auto operating lease assets, excluded from our loan and lease portfolio, totaled $339.3 million at December 31, 2001, representing 8.45% of our consolidated assets. We underwrite and purchase new and used fixed-rate prime auto loans on an indirect basis. During 1998, we entered into an agreement with Lendco Financial Services for the purchase of auto loans and leases which expired on June 30, 2000. Accordingly, we ceased purchasing auto loans and leases from Lendco during June 2000. The auto leases are accounted for as operating leases and the lease asset is capitalized and depreciated to its estimated residual value over the term of the lease.

      We underwrite all loans and leases that we purchase. Our underwriting standards focus on the borrower’s ability to repay, as demonstrated by debt-to-income ratios, as well as the borrower’s willingness to repay, as demonstrated by Fair, Isaac & Company Credit Bureau scores, sometimes referred to as FICO scores.

      We periodically securitize and/or sell our auto loans. There were no securitizations and/or sales of auto loans during 2001.

      Home Equity Lending — At December 31, 2001, home equity loans and lines of credit totaled $144.6 million, representing 6.0% of our gross loan and lease portfolio before net premiums and discounts and net deferred fees and costs. Bay View Bank originates conventional home equity loans and lines of credit through its branch network. We have also purchased home equity loans. Throughout 1998 and the first quarter of 1999, we purchased uninsured high loan-to-value home equity loans. We define high loan-to-value home equity loans as loans with a combined loan-to-value ratio of 100% or more. During 1999, we ceased purchasing these uninsured high loan-to-value home equity loans and focused our production efforts on originating higher-quality conventional home equity loans and lines of credit (where combined loan-to-value ratios are less than 100%, typically 80% to 90%) or insured high loan-to-value home equity loans where 100% of the loan is insured against credit losses. During 2001, we sold $142.8 million of home equity loans, which included approximately $90.0 million of high loan-to-value home equity loans. At December 31, 2001, our portfolio included $128.1 million in conventional home equity loans, $12.2 million in high loan-to-value home equity loans and $4.3 million in 100% insured high loan-to-value home equity loans.

      We underwrite all home equity loans that we originate and purchase. Our underwriting standards for home equity loans focus on debt-to-income ratios and FICO scores.

Commercial Lending

      Asset-Based Lending, Factoring and Equipment Leasing — At December 31, 2001, our commercial loans and leases, excluding franchise loans, totaled $310.1 million, representing 12.9% of our gross loan and lease portfolio before net premiums and discounts and net deferred fees and costs. Approximately $211.6 million of the loans and leases outstanding at December 31, 2001 were asset-based loans, including $103.6 million in asset-based participation loans, another $56.9 million of the balance were related to receivable factoring and $41.6 million were equipment leases. Asset-based and factoring loans are primarily adjustable-rate loans based on the prime rate index. Our equipment leases are fixed-rate direct financing leases. We employ underwriting procedures which include, among other things, continuous reviews of the borrower’s financial condition and periodic audits of the receivables, equipment or other assets securing the loans and leases.

      Business Loans and Lines of Credit — At December 31, 2001, our business loans totaled $79.9 million, representing 3.3% of our gross loan and lease portfolio before net premiums and discounts and net deferred fees and costs. The business loans are comprised primarily of business lending products (e.g., business term loans and lines of credit), which are offered in conjunction with other services in order to expand Bay View Bank’s customer base and make us more competitive in the commercial business banking environment.

      Franchise Lending — At December 31, 2001, our commercial franchise loans totaled $160.1 million, representing 6.7% of our gross loan and lease portfolio before net premiums and discounts and net deferred fees and costs. This total included $40.6 million of franchise loans held-for-sale. We purchased and originated franchise loans until the restructuring of BVFMAC in September 2000. Since then, we have focused on reducing our concentration of franchise assets through loan sales. During 2001, franchise loan sales totaling $488.2 million, as well as loan payoffs and amortization have helped reduce our franchise loan concentration to the current book value, net of mark-to-market adjustments, of $160.1 million at December 31, 2001 from $779.9 million at December 31, 2000.

      Our franchise loans are primarily fully-amortizing, long-term, fixed- or adjustable-rate loans provided for purposes other than development and construction of business units. These loans generally have a maximum term and amortization period of up to 20 years. Fixed-rate loans are based upon U.S. Treasury rates plus a spread while adjustable-rate loans are tied to LIBOR plus a spread and generally reprice on a monthly basis. At December 31, 2001, total franchise loans included $77.6 million of loans to restaurant franchisees and $82.5 million of loans to gas stations and convenience store operators.

      We employ underwriting and monitoring procedures which include, among other things, continuous reviews of the borrower’s financial condition and periodic audits of the borrower’s business results. We focus on the cash flow of the business, the continuing ability of the borrower to operate the business unit in a cash positive manner and the borrower’s ability to repay the loan since neither the real property mortgage nor the franchise or license agreement is generally assignable to secure the loan.

Investing Activities

      Our investing activities primarily involve the purchase and sale of mortgage-backed securities. We purchase securities to supplement our loan and lease production. Our portfolio includes mortgage-backed securities issued by the Government National Mortgage Association, or GNMA, Fannie Mae, and Freddie Mac and senior tranches of private issue collateralized mortgage obligations, or CMO’s which carry less prepayment and credit risk as compared to other collateralized mortgage obligation tranches. In addition to these securities, we also hold asset-backed securities, retained interests in loan and lease securitizations, U.S. government agency notes and other short-term securities, including federal funds sold and commercial paper.

      Securities are classified as held-to-maturity or available-for-sale. We do not maintain a trading portfolio. Securities in the held-to-maturity category consist of securities purchased for long-term investment in order to enhance our ongoing stream of net interest income. Securities deemed held-to-maturity are classified as such because we have both the intent and ability to hold these securities to maturity. Securities purchased to meet investment-related objectives such as interest rate risk and liquidity management, but which may be sold as necessary to implement management strategies, are designated as available-for-sale at the time of purchase. We also hold retained interests in our franchise and auto loan securitizations which are designated as securities available-for-sale. During the second quarter of 2001, we transferred our remaining held-to-maturity securities to available-for-sale. As a result of the transfer and subsequent sales of securities from our held-to-maturity portfolio during the second quarter, we do not intend to hold any securities as held-to-maturity in the foreseeable future. At December 31, 2001, we had $377.9 million in securities available-for-sale consisting of $278.9 million of mortgage-backed securities, $47.9 million in trust preferred securities, $14.1 million in asset-backed securities, $13.9 million in retained interests, $10.0 million in Federal Home Loan Bank callable notes and $13.1 million in other investment securities. During 2001, we sold $398.5 million of mortgage-backed and other investment securities.

Retail Deposit Activities

      Bay View Bank attracts both short-term and long-term deposits from the general public by offering a wide range of deposit products and services. Bay View Bank, through its branch network, provides its banking customers with money market accounts, savings and checking accounts, certificates of deposit, individual retirement accounts, investment services, business checking accounts, cash management services, 24-hour automated teller machines, and internet banking and bill-pay services.

      Enhancing the value of Bay View Bank’s retail branch franchise remains one of our primary objectives. We plan to continue to expand our retail banking presence in northern California through internal growth and new product marketing and development. Our retail deposit franchise is currently the largest of any financial institution operating exclusively in the San Francisco Bay Area.

Borrowing Activities

      Our borrowing activities are primarily conducted by Bay View Bank. The Federal Home Loan Bank System functions in a reserve credit capacity for qualifying financial institutions. As a member, Bay View Bank is required to own capital stock in the Federal Home Loan Bank of San Francisco and may apply for advances from the Federal Home Loan Bank of San Francisco utilizing Federal Home Loan Bank stock, qualifying mortgage loans and mortgage-backed securities as collateral.

      The Federal Home Loan Bank of San Francisco offers a full range of borrowing programs on its advances with terms of up to ten years at competitive market rates. A prepayment penalty is usually imposed for early repayment of these advances. As a Federal Reserve Bank member, Bay View Bank may also borrow from the Federal Reserve Bank of San Francisco.

      We also utilize other short-term borrowing including warehouse lines and repurchase agreements. Repurchase agreements are sales of securities we own to securities dealers or the Federal Home Loan Bank of San Francisco with our commitment to repurchase such securities for a predetermined price at a future date.

      As part of our strategy to reduce high-cost borrowings, we prepaid $614.4 million of Federal Home Loan Bank advances throughout 2001 resulting in prepayment penalties of $8.2 million. Additionally, we paid down our securities sold under agreements to repurchase as well as our warehouse lines related to franchise loans during 2001.

      On December 31, 2001, we completed a financing secured by the contractual cash flows of our auto lease portfolio. The transaction was recorded as a secured financing in accordance with accounting principles generally accepted in the United States of America and resulted in an increase in other borrowings of approximately $136.5 million at December 31, 2001. The transaction was treated as a sale for tax purposes.

Debt

      At December 31, 2001, we had approximately $239.6 million of debt outstanding. This debt is comprised of (i) $99.6 million of 9.125% Subordinated Notes due August 15, 2007 issued in August 1997 by Bay View Capital Corporation, (ii) $50 million of 10.00% Subordinated Notes due August 31, 2009 issued in August 1999 by Bay View Bank and (iii) $90 million of 9.76% Capital Securities due December 31, 2028 issued in December 1998 by Bay View Capital I, a Delaware business trust sponsored by Bay View Capital Corporation.

Competition

      The banking and financial services industry in general, and specifically in California and the San Francisco Bay Area, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, including the 1999 Financial Services Modernization Act, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. We compete for loans and leases, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial services providers. Many of these competitors are much larger in total assets and capitalization, have greater access to existing and newly emerging capital markets and offer a broader range of financial services than Bay View Bank. In addition, recent federal legislation may have the effect of further increasing the pace of consolidation within the financial services industry.

      In order to compete with other financial services providers, we principally rely upon local promotional activities, personal relationships with our customers and specialized services tailored to meet the needs of the communities served. In those instances when we are unable to accommodate a customer’s needs, we may arrange for those services to be provided by our correspondents. Bay View Bank has branch offices located in the following San Francisco Bay Area counties: San Francisco, San Mateo, Santa Clara, Marin, Contra Costa, Alameda, Sonoma, Solano and Santa Cruz. In addition, we operate various lending facilities through a nationwide network of loan production offices.

Economic Conditions, Government Policies and Legislation

      Our profitability, like most financial institutions, is dependent on interest rate differentials. In general, the difference between the interest rates we pay on our interest-bearing liabilities, such as deposits and other borrowings, and the interest rates we receive on our interest-earning assets, such as loans, leases and securities, comprises a significant portion of our earnings. These rates are highly sensitive to many factors that are beyond our control, such as inflation, recession and unemployment and the impact of future changes in domestic and foreign economic conditions that we cannot predict.

      Our business is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve System, sometimes referred to as the Federal Reserve Board. The Federal Reserve Board implements national monetary policies, with objectives such as curbing inflation and combating recession, through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements, and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, leases, investments and deposits, and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. We cannot predict the nature or impact on us of any future changes in monetary and fiscal policies.

      From time to time, legislation is enacted, and regulations are adopted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between financial services providers. Proposals to change the laws and regulations governing the operations and taxation of national banks, bank holding companies and other financial institutions are frequently made in the U.S. Congress, in the state legislatures and by various regulatory agencies. We cannot predict the likelihood of any legislative or regulatory changes or the impact that these changes might have on us.

Supervision and Regulation

General

      Bay View Capital Corporation and Bay View Bank are extensively regulated under federal law. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of our stockholders. Set forth below is a summary description of the material laws and regulations which relate to our operations. The description is qualified in its entirety by reference to the applicable laws and regulations.

Bay View Capital Corporation

      As a registered bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended, sometimes referred to as the BHCA. We are required to file with the Federal Reserve Board quarterly, semi-annual and annual reports, and such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board may conduct examinations of Bay View Capital Corporation and our subsidiaries.

      The Federal Reserve Board may require that we terminate an activity or terminate control of, or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity, or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of our banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, we must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming our equity securities.

      Under the BHCA and regulations adopted by the Federal Reserve Board, we and our nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services by Bay View Bank, N.A. Further, we are required by the Federal Reserve Board to maintain certain levels of regulatory capital.

      We are required to obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of Bay View Capital Corporation with another bank holding company.

      We are prohibited by the BHCA, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of any class of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to our subsidiaries. However, we may, subject to the prior approval of the Federal Reserve Board, engage in any, or acquire shares of companies engaged in, activities that were deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto prior to November 12, 1999.

      Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board’s policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board’s regulations or both.

      Our securities are registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. As such, we are subject to the information, proxy solicitation, insider trading, and other requirements and restrictions of the Securities Exchange Act.

      Effective April 1, 1999, we changed the listing of our common stock and Capital Securities from Nasdaq to the New York Stock Exchange and commenced trading of our Subordinated Notes on the New York Stock Exchange. Our common stock trades under the ticker symbol “BVC”, our capital securities trade under the ticker symbol “BVS”, and our Subordinated Notes trade under the ticker symbol “BVC 07”.

Bay View Bank, N.A.

      Bay View Bank, N.A., as a national banking association, is subject to primary supervision, examination and regulation by the Office of the Comptroller of the Currency, sometimes referred to as the OCC. To a lesser extent, Bay View Bank is also subject to regulations of the Federal Deposit Insurance Corporation, sometimes referred to as the FDIC, which insures our deposit accounts, and the Federal Reserve Board. Various remedies are available to the OCC if, as a result of an examination, it determines that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of Bay View Bank’s operations are unsatisfactory, or that Bay View Bank or its management is violating or has violated any law or regulation. Such remedies include the power to enjoin “unsafe or unsound practices”, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of Bay View Bank, to assess civil monetary penalties, and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate Bay View Bank’s deposit insurance in the absence of action by the OCC and upon a finding that we are in an unsafe or unsound condition, are engaging in unsafe or unsound activities, or that our conduct poses a risk to the deposit insurance fund or may prejudice the interest of our depositors.

      Various requirements and restrictions under the laws of the United States affect the operations of Bay View Bank. Federal statutes and regulations relate to many aspects of Bay View Bank’s operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans and investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, capital requirements, and disclosure obligations to depositors and borrowers.

Agreements with Regulatory Agencies

      As previously discussed, during the third quarter of 2000, we entered into formal agreements with the OCC and the Federal Reserve Bank of San Francisco. (See Note 4 to the Consolidated Financial Statements, at F-18 for the year ended December 31, 2001 and Note 5 at F-66 for the six months ended June 30, 2002).

Dividends and Other Transfers of Funds

      Our principal source of income has historically been dividends from Bay View Bank. Bay View Bank is a legal entity separate and distinct from Bay View Capital Corporation. Bay View Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to us. In addition, the OCC has the authority to prohibit Bay View Bank from paying dividends, depending upon its financial condition, if such payment is deemed to constitute an unsafe or unsound practice. As a national bank, Bay View Bank may pay dividends in any one calendar year equal to its net earnings in that calendar year plus net earnings for the previous two calendar years, less any dividends paid during this three-year period. Under Bay View Bank’s current agreement with the OCC, dividends may not be declared or distributed to us without the prior written approval of the OCC.

      The OCC also has the authority to prohibit Bay View Bank from engaging in activities that, in the OCC’s opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the OCC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the OCC and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by national banks and bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends that Bay View Bank or Bay View Capital Corporation may pay. An insured depository institution is prohibited from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, if after such transaction the institution would be undercapitalized. See “Capital Standards” and “Prompt Corrective Regulatory Action and Other Enforcement Mechanisms” for a discussion of these additional restrictions on capital distributions.

      Bay View Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, Bay View Capital Corporation or other affiliates, the purchase of, or investments in, stock or other securities thereof, the taking of such securities as collateral for loans, and the purchase of our assets. Such restrictions prevent us from borrowing from Bay View Bank unless the loans are secured by designated amounts of specified collateral. Further, unless an exception applies, such secured loans and investments are limited for any one affiliate to 10% of Bay View Bank’s capital and surplus (as defined by federal regulations), and such secured loans and investments are limited for all affiliates in total, to 20% of Bay View Bank’s capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving Bay View Capital Corporation and other controlling persons of Bay View Bank. Additional restrictions on transactions with affiliates may be imposed on Bay View Bank under the prompt corrective action provisions of federal law. See “Prompt Corrective Action and Other Enforcement Mechanisms.”

      The Federal Deposit Insurance Act provides that, in the event of the liquidation or other resolution of an insured depository institution, the claims of depositors of the institution and certain claims for administrative expenses of the FDIC as receiver will have priority over other general unsecured claims against the institution as well as over nonsecured, nondeposit creditors, including any depository institution holding company (such as Bay View Capital Corporation), with respect to any extensions of credit they have made to such insured depository institutions.

Capital Standards

      The Federal Reserve Board and the OCC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, and for items such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with a higher degree of credit risk, such as commercial loans.

      The federal banking agencies require a minimum ratio of qualifying total risk-based capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total average assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total average assets is 3%; otherwise, it is generally considered to be 4%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

      At December 31, 2001, we exceeded the minimum requirements for Tier 1 risk-based capital while our Tier 1 leverage ratio was 3.73% and our total risk-based capital ratio was 7.62%. At December 31, 2001, Bay View Bank exceeded both the minimum requirements as well as the requirements to be considered well-capitalized.

Prompt Corrective Action and Other Enforcement Mechanisms

      Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. The OCC, which regulates Bay View Bank, has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based upon its capital ratios: “well-capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized” and “critically undercapitalized”. At December 31, 2001, Bay View Bank exceeded the ratios required for classification as “well-capitalized”.

      An institution that, based upon its capital levels, is classified as well-capitalized, adequately capitalized or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. A significantly undercapitalized institution cannot be treated as critically undercapitalized unless its capital ratio actually warrants such treatment.

      In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency.

Safety and Soundness Standards

      The federal banking agencies have adopted guidelines designed to assist them in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth, (v) earnings, and (vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and preventing those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets, (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations, and (vi) provide periodic asset quality reports with adequate information for management and the Board of Directors to assess the level of asset risk. These guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient to maintain adequate capital and reserves.

Premiums for Deposit Insurance

      Bay View Bank’s deposit accounts are insured by the Savings Association Insurance Fund, or SAIF, as administered by the FDIC, up to the maximum amounts permitted by law. Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC or the institution’s primary regulator.

      The FDIC charges an annual assessment for the insurance of deposits based on the risk that a particular institution poses to its deposit insurance fund. The risk classification is based on an institution’s capital group and supervisory subgroup assignment. Effective January 2, 2002, our total deposit insurance premium was 18.82 basis points per $100 of insured deposits (See Note 16 to the Consolidated Financial Statements, “Stockholders’ Equity and Regulatory Capital Requirements,” at F-36).

Interstate Banking and Branching

      The BHCA permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. Bay View Bank has the ability, subject to certain restrictions, to acquire by acquisition or merger branches outside its home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

Community Reinvestment Act and Fair Lending Developments

      Bay View Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act, or CRA, activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A bank may be subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and CRA obligations into account when regulating and supervising other activities.

      A bank’s compliance with its CRA obligations is based upon a performance-based evaluation system which bases CRA ratings on an institution’s lending, service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. Based on an examination conducted April 3, 2000, Bay View Bank was rated “satisfactory” in complying with its CRA obligations.

Employees

      At December 31, 2001, we had a total of 895 employees on a full-time equivalent basis, consisting of both full-time and permanent part-time employees, as follows:

Bay View Bank, N.A. and Subsidiaries	788
Bay View Capital Corporation	107

Total	895

      Our employees are not represented by any unions or covered by any collective bargaining agreements. We consider our relations with our employees to be satisfactory.

Executive Officers of the Registrant

      The following table sets forth certain information regarding the executive officers of the Registrant:

			Year
Name	Age	Position	Appointed

Robert B. Goldstein	61	Director, President and Chief Executive Officer	2001
Richard E. Arnold	61	Executive Vice President and Chief Operating Officer, Bay View Bank	2001
James A. Badame	58	President, Bay View Acceptance Corporation	1998
Charles G. Cooper	54	Executive Vice President and Chief Credit Officer	2001
Ronald L. Reed	55	Executive Vice President and Director of Management Information Systems and Loan Servicing	1997
John W. Rose	52	Executive Vice President and Chief Financial Officer	2001
Barbara H. Teaford	54	Executive Vice President and Director of Commercial Lending and Business Development, Bay View Bank	2001
Carolyn Williams-Goldman	40	Executive Vice President, Chief Administration Officer, General Counsel and Corporate Secretary	2001

      The business experience of each of our executive officers is as follows:

      Mr. Goldstein has served as a Director, President and Chief Executive Officer of Bay View Capital Corporation since March 2001. He joined Bay View from his position as President of the Jefferson Division (previously Jeffbanks, Inc.) of Hudson United Bank in Philadelphia. From 1997 until its merger with Jeffbanks in 1998, Mr. Goldstein served as Chairman and Chief Executive Officer of Regent Bancshares Corp. of Philadelphia. Prior to 1997, he served as President and Chief Executive Officer of Lafayette American Bank of Bridgeport, Connecticut and as Vice Chairman of the Board for National Community Banks, Inc. of West Patterson, New Jersey.

      Mr. Arnold, Executive Vice President, was appointed Chief Operating Officer of Bay View Bank in May 2001. Mr. Arnold has been with Bay View for four years and had served as Executive Vice President, Director of Sales and Banking Administration since 1997. Previously, he served as Executive Vice President of First Interstate Bank and was responsible for all branch-banking activities in northern California. Prior to joining First Interstate Bank in 1990, he held executive and management positions at Security Pacific Bank in a career that spanned over 30 years.

      Mr. Badame has served as President of Bay View Acceptance Corporation since 1998. Prior to joining the Company, he served as Director of Operations for Triad Financial Corporation, a non-prime indirect automobile loan originator. He has over 25 years of experience in the indirect retail and wholesale automobile dealer financing business in a commercial bank environment, including management and executive positions with Bank of America, Marine Midland Bank and Imperial Thrift. Mr. Badame has also held sales, business and general management positions with General Motors, Chrysler and Honda franchisees in the retail automobile industry.

      Mr. Cooper, Executive Vice President, was appointed Chief Credit Officer of Bay View Capital Corporation in May 2001. Previously, he served as Executive Vice President and Chief Credit Officer at Lone Star Bank of Dallas. Prior to joining Lone Star Bank, he was Senior Vice President of Loan Administration at Compass Bank in Dallas from 1996 to 2000 and Senior Vice President of Loan Administration at First Interstate Bank of Texas from 1995 to 1996. Mr. Cooper has more than 30 years of experience in the banking industry. He started his career as a bank examiner with the FDIC where he served for 13 years. In his tenure at the FDIC, Mr. Cooper spent more than three years as a field office supervisor responsible for the direct regulatory supervision of more than 100 banks.

      Mr. Reed, Executive Vice President, has served as Director of Management Information Systems and Loan Servicing since 1997. Previously, he served as Chief Information Officer for Weyerhaeuser and WMC Mortgage Corporation. He has over 30 years of corporate management, information technology and servicing experience and has also held senior management positions with Technology Management Corporation, American Savings Bank and Home Savings of America/HF Ahmanson.

      Mr. Rose, Executive Vice President, has served as Chief Financial Officer of Bay View Capital Corporation since May 2001. Prior to joining Bay View, he served for some 10 years as President of McAllen Capital Partners, a financial advisory firm in Hermitage, Pennsylvania. Mr. Rose has nearly 30 years of financial management experience and has previously served as Executive Vice President of the bank holding company F.N.B. Corporation of Hermitage, Pennsylvania, as president of the Livingston Financial Group, a Chicago-based small bank investment company, and as Chief Financial Officer for ABN/ LaSalle National Bank in Chicago.

      Ms. Teaford was appointed Executive Vice President and Director of Business Development for Bay View Bank in April 2001. In September 2001, she took on the additional responsibilities of heading Bay View Bank’s newly expanded commercial lending unit and assumed the title of Executive Vice President and Director of Commercial Lending and Business Development. Before joining Bay View, Ms. Teaford was the Executive Vice President and Manager of the Pennsylvania Trust office of Hudson United Bank’s Jefferson division from 1999 to 2001. Previously, she served as Executive Vice President and Director of the Jefferson Bank from 1997 to 1999. Prior to Jefferson Bank, Ms. Teaford was at Regent National Bank in Philadelphia from 1987 to 1997, serving as President from April 1997.

      Ms. Williams-Goldman, Executive Vice President, was promoted to Chief Administration Officer, General Counsel and Corporate Secretary in May 2001. Ms. Williams-Goldman joined Bay View in 1994. Most recently, she was Executive Vice President and Director of Administration. She also has served as Senior Vice President, Director of Human Resources, and Assistant Vice President and Associate Counsel. Previously, she served as Vice President and Counsel at First Nationwide Bank in San Francisco. Prior to her service with First Nationwide Bank, she was an Associate in the Business Law and Banking Practice Groups of Winthrop, Stimson, Putnam & Roberts. She is a member of the State Bars of California and New York.

      There is no family relationship among the above officers. All executive officers serve at the discretion of the Board of Directors.

SELECTED HISTORICAL FINANCIAL DATA

	At December 31,

	2001	2000	1999	1998	1997

	(Dollars in thousands)
Selected Balance Sheet Information(1)
Total assets	$4,014,105	$5,360,931	$6,498,700	$5,596,232	$3,246,476
Mortgage-backed securities	278,891	642,628	654,713	635,389	470,261
Loans and leases held-for-investment, net	2,326,787	2,751,794	4,295,246	4,191,269	2,373,113
Loans and leases held-for-sale	40,608	345,207	66,247	—	—
Investment in operating lease assets, net	339,349	479,829	463,088	183,453	—
Deposits	3,234,927	3,746,312	3,729,780	3,269,637	1,677,135
Borrowings	287,168	1,153,443	1,935,517	1,833,116	1,355,976
Intangible assets	123,573	134,936	329,005	134,088	29,507
Capital Securities	90,000	90,000	90,000	90,000	—
Stockholders’ equity	336,187	297,849	631,194	377,811	173,627

	For the Year Ended December 31,

	2001	2000	1999	1998	1997

	(Dollars in thousands, except per share amounts)
Selected Results of Operations Information(1)
Interest income	$302,745	$460,192	$421,656	$406,363	$242,244
Interest expense	(180,497)	(294,752)	(251,172)	(251,762)	(154,908)

Net interest income	122,248	165,440	170,484	154,601	87,336
Provision for losses on loans and leases	(71,890)	(62,600)	(28,311)	(9,114)	(1,952)
Leasing income	92,305	97,207	58,558	11,341	—
Gain (loss) on sales of assets and liabilities, net	(10,547)	(52,606)	10,058	1,060	925
Other income, net	25,411	32,041	22,916	18,671	11,830
General and administrative expenses	(155,287)	(136,718)	(112,598)	(113,567)	(71,913)
General and administrative expenses — franchise loan production	—	(15,561)	(2,395)	—	—
General and administrative expenses — Bankers Mutual	—	(6,311)	(2,123)	—	—
Restructuring charges	(6,935)	(9,213)	—	—	—
Revaluation of franchise-related assets	(70,146)	(101,894)	—	—	—
Leasing expense	(86,120)	(69,350)	(40,188)	(7,682)	—
Dividend expense on Capital Securities	(9,774)	(8,989)	(8,935)	(244)	—
Real estate operations, net	(2,085)	(65)	238	240	1,128
Provision for losses on real estate owned	(2,936)	—	—	—	—
Amortization of intangible assets	(11,280)	(11,158)	(11,993)	(11,372)	(4,088)
Amortization of intangible assets — franchise	—	(9,608)	(1,694)	—	—
Write-off of intangible assets — franchise	—	(192,622)	—	—	—

	For the Year Ended December 31,

	2001	2000	1999	1998	1997

	(Dollars in thousands, except per share amounts)
Income (loss) before income tax (expense) benefit	(187,036)	(382,007)	54,017	43,934	23,266
Income tax (expense) benefit	85,866	55,810	(25,053)	(21,215)	(9,245)

Net income (loss)	$(101,170)	$(326,197)	$28,964	$22,719	$14,021

Earnings (loss) per diluted share	$(1.99)	$(10.00)	$1.36	$1.12	$1.06
Dividends declared per share	$—	$0.30	$0.30	$0.40	$0.34

	At and For the Year Ended December 31,

	2001	2000	1999	1998	1997

	(Dollars in thousands, except per share amounts)
Selected Other Information(1)
Net interest margin	3.18%	3.13%	3.23%	3.03%	2.86%
Return on average assets	(2.21)%	(5.20)%	0.49%	0.41%	0.45%
Return on average equity	(30.96)%	(58.80)%	7.00%	5.87%	7.32%
Ratio of total equity to total assets	8.38%	5.56%	9.71%	6.75%	5.35%
Book value per share	$5.37	$9.14	$19.38	$19.77	$14.38
Dividend payout ratio	N/A	N/A	19.26%	35.57%	30.53%
Nonperforming assets	$89,817	$101,173	$25,939	$18,020	$15,766
Ratio of nonperforming assets to total assets	2.24%	1.89%	0.40%	0.32%	0.49%

(1)	Includes the acquisitions of Bay View Commercial Finance Group effective April 1, 1997, Ultra Funding effective October 1, 1997, America First Eureka Holdings effective January 2, 1998, Franchise Mortgage Acceptance Company effective November 1, 1999 and Goodman Factors, Inc. effective February 1, 2000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS
For Year Ended December 31, 2001 as Filed on Form 10-K

Strategic Overview

      Bay View Capital Corporation is a commercial bank holding company headquartered in San Mateo, California. Our principal subsidiary is Bay View Bank, N.A. We operate two distinct business platforms representing the two basic distribution channels of our primary businesses, retail and commercial banking.

      Our Retail Platform includes single-family real estate loans, home equity loans and lines of credit, auto loans and leases, mortgage-backed securities and other investments, and other consumer banking products and services. The platform’s results include the income and expenses related to these business activities.

      Our Commercial Platform includes multi-family and commercial real estate loans, franchise loans, asset-based loans, factoring loans, commercial leases, and other business banking products and services. The platform’s results include the income and expenses related to these business activities.

Our Mission and Strategy

      From 1996 to 1999, our strategy was to transform Bay View Bank from a traditional thrift to a commercial bank. During this period, we nearly doubled in size, replaced a majority of our mortgage-based loans with higher-yielding consumer and commercial loans and leases and transformed a significant portion of our deposits into lower-cost transaction accounts.

      On March 28, 2001, our Board of Directors approved a $110 million common stock rights offering. Common stockholders of record as of April 23, 2001 received one transferable right for each share of common stock held, which entitled the holder to purchase .734 additional shares of Bay View common stock at a price of $4.59 per share. These rights expired on May 14, 2001. Our Board of Directors also approved a $27.5 million concurrent offering of securities to certain institutional and other investors who would act as standby purchasers in the rights offering. We entered into agreements with these standby purchasers in the rights offering pursuant to which they agreed to purchase up to $110 million of the shares that were not subscribed for in the rights offering. Keefe Ventures, LLC acted as our financial consultant in identifying these standby purchasers. The rights offering and the concurrent offering to the standby purchasers were completed during the second quarter and generated aggregate gross proceeds of $137.5 million.

      With this additional capital, we implemented a new strategic plan adopted by our Board of Directors. The new strategic plan included exiting businesses inconsistent with a California-focused bank and included assumptions related to the liquidation of our remaining franchise-related assets and operations and our remaining high loan-to-value home equity loans. During 2001, we completed the stock sale of the legal entity BVFMAC and its related servicing platform and sold $488.2 million of franchise loans and $142.8 million of home equity loans, including approximately $90.0 million of high loan-to-value home equity loans. Net of mark-to-market valuation adjustments, the net book value of our franchise loan portfolio was $160.1 million at December 31, 2001 as compared to $779.9 million at December 31, 2000 and $952.2 million at December 31, 1999.

      With the majority of the initiatives from our initial strategic plan completed, our goals for 2002 include growing our core retail and commercial banking businesses while continuing to reduce our exposure to high-risk assets and to reduce our costs.

Retail Platform Strategy

      One of the principal businesses of the Retail Platform is Bay View Bank’s 57 full-service branch banking network. A primary objective of the Retail Platform is to enhance the value of our deposit franchise by focusing on deposit growth and expanding and enhancing products and services. A primary component of the Retail Platform’s deposit growth strategy has been to focus on lower-cost transaction accounts (e.g., checking, savings and money market accounts) as a source of financing. We also offer a full array of consumer banking products and services. We continued to make progress on our goal of expanding our deposit base by growing transaction accounts and business deposits. During 2001, our transaction accounts grew $342.2 million, or 21.3%, and increased to 60.3% of total retail deposits at December 31, 2001, as compared to 46.2% at December 31, 2000, reflecting the continued strength of our deposit franchise. At December 31, 2001, the overall cost of deposits decreased to 2.29% from 4.89% at December 31, 2000.

      The Retail Platform includes our single-family loan portfolio. We discontinued originating single-family loans in 1996 to reduce our concentration risk and facilitate the change-out of our balance sheet from mortgage-based assets to higher-yielding commercial banking assets. As a result, the portfolio of single-family loans is decreasing over time as these loans are repaid or sold.

      The Retail Platform’s home equity loan portfolio includes conventional home equity loans and lines of credit and certain high loan-to-value home equity loans. We define conventional home equity loans and lines of credit as having combined loan-to-value ratios of less than or equal to 100% at origination. We define high loan-to-value home equity loans as having combined loan-to-value ratios of greater than 100% at origination. Our home equity loan production efforts are focused on conventional home equity loans and lines of credit originated through our branch-banking network. The high loan-to-value home equity loans were purchased primarily in 1997 and 1998, a significant portion of which was sold during 2000. Substantially all of the remaining high loan-to-value home equity loan portfolio was sold in June 2001.

      The Retail Platform also originates and purchases fixed-rate loans secured by new and used autos. In executing our strategy, we identify product niches which are not the primary focus of traditional competitors in the auto lending area, such as banks and captive finance companies. One such niche includes auto loans where a highly qualified borrower desires a higher relative loan amount and/or a longer term than is offered by other more traditional auto financing sources. In return for the flexibility of the products offered, we charge higher interest rates while still applying traditional underwriting criteria to mitigate potential loan losses. We ceased purchasing auto leases in June 2000.

Commercial Platform Strategy

      The Commercial Platform’s objective is to increase our earnings potential and enhance our deposit franchise by providing commercial banking products and services to small and middle-market businesses within California. The Commercial Platform’s strategy centers on originating commercial loans with higher risk-adjusted returns.

      The Commercial Platform originates multi-family and commercial real estate loans, asset-based loans, factoring loans and business loans. We also purchased and originated franchise loans until the restructuring of our franchise lending division, which was shut down in September 2000. Since this restructuring, we have significantly reduced our concentration of franchise assets and intend to sell our remaining franchise loans classified as held-for-sale. We sold $488.2 million of franchise loans during 2001. As of December 31, 2001, our franchise loans held-for-sale totaled $40.6 million.

Critical Accounting Policies

      We have identified the most critical accounting policies upon which our financial status depends. We determined the critical policies by considering accounting principles that involve the most complex or subjective decisions or assessments. We have identified our most critical accounting policies to be those related to the allowance for losses on loans and leases, investment in operating lease assets and income taxes. Descriptions of these accounting policies are found in both the notes to the consolidated financial statements and at relevant sections in this management’s discussion and analysis.

Results of Operations

      Our consolidated net loss was $101.2 million, or $1.99 per diluted share, for the year ended December 31, 2001 as compared to net loss of $326.2 million, or $10.00 per diluted share, for 2000 and net income of $29.0 million, or $1.36 per diluted share, for 1999.

      The net loss for 2001 was primarily due to specific charges consistent with our strategic plan adopted during 2001 and implemented following the successful completion of our $137.5 million rights offering. Specific charges recognized during 2001 included $70.1 million in pre-tax charges associated with the revaluation of franchise-related assets, $59.5 million of provision for loan and lease losses related to franchise loans, $18.7 million of additional provision for impairment primarily as a result of revising the estimated residual values associated with the auto lease portfolio, $10.5 million in net losses on sales of assets, $8.2 million in FHLB prepayment penalties related to our strategy to reduce high-cost borrowings, and $6.9 million in restructuring charges primarily related to the reduction in our workforce as discussed elsewhere herein or as previously disclosed.

      The revaluation charges consisted primarily of $31.7 million in pre-tax charges related to the sale of $278 million in loans during the second quarter of 2001 as well as writedowns of other franchise-related assets, including $13.6 million in adjustments to servicing assets, $12.6 million in adjustments to residual interests on securitizations, $5.0 million in adjustments to equity investments and $1.9 million in adjustments to servicer advances. The year-to-date loan loss provision totaled $71.9 million which includes amounts necessary to restore the allowance for reductions related to the mark-to-market on loans transferred from held-for-investment to held-for-sale primarily during the second quarter of 2001 as well as additional allowance provided on the remaining franchise loan portfolio.

      Our net losses on sales of assets totaling $10.5 million included losses on the sale of BVFMAC and the home equity loans offset by contingent gains at December 31, 2000 which were recognized during the first quarter of 2001 on our December 2000 asset sales and net gains on the sale of franchise loans and mortgage-backed securities and other investment securities during 2001.

      The net loss in 2000 was primarily the result of the restructuring of our franchise lending division and the revaluation of franchise-related assets. Restructuring charges totaled $9.2 million before taxes and consisted primarily of severance, occupancy and related facility costs. Goodwill of $192.6 million was written off, representing the unamortized balance associated with the purchase of FMAC. The revaluation of certain franchise-related assets resulted in a $101.9 million pre-tax adjustment. The revaluation included a $35.4 million adjustment to residual and servicing assets related to the franchise loan securitizations and other franchise-related assets and a $66.5 million mark-to-market charge on our $336.3 million portfolio of franchise loans held-for-sale, reflecting estimated bulk-sale pricing. Additionally, we recorded $52.6 million in pre-tax net losses associated with asset sales and $43.5 million of loan loss provision related to franchise loans during 2000.

Net Interest Income and Net Interest Margin

      Net interest income represents the difference between interest earned on loans, leases and investments and interest paid on funding sources, including deposits and borrowings, and has historically been our principal source of revenue. Net interest margin is the amount of net interest income expressed as a percentage of average interest-earning assets.

Average Balance Sheet

      The following table illustrates average yields on our interest-earning assets and average rates on our interest-bearing liabilities for the years indicated. These average yields and rates are derived by dividing interest income by the average balances of interest-earning assets and by dividing interest expense by the average balances of interest-bearing liabilities for the years indicated. Average balances of interest-earning assets and interest-bearing liabilities were calculated by averaging the relevant month-end amounts for the respective years.

	Average Balances, Yields and Rates

	For the Year Ended December 31,

	2001			2000			1999

	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

	(Dollars in thousands)
Assets
Interest-earning assets:
Loans and leases	$2,787,990	$243,163	8.72%	$3,949,017	$360,203	9.12%	$4,444,079	$369,841	8.32%
Mortgage-backed securities(1)	468,397	31,695	6.77	856,004	60,923	7.12	583,286	37,376	6.41
Investments(1)	591,393	27,887	4.72	481,519	39,066	8.11	244,146	14,439	5.91

Total interest-earning assets	3,847,780	302,745	7.87	5,286,540	460,192	8.71	5,271,511	421,656	8.00

Other assets(2)	728,656			981,775			611,301

Total assets	$4,576,436			$6,268,315			$5,882,812

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits	$3,500,083	135,736	3.88	$3,751,034	176,602	4.71	$3,462,048	142,427	4.11
Borrowings(3)	626,296	44,761	7.15	1,783,514	118,150	6.62	1,882,278	108,745	5.78

Total interest-bearing liabilities	4,126,379	180,497	4.37	5,534,548	294,752	5.33	5,344,326	251,172	4.70

Other liabilities	123,249			179,015			124,640

Total liabilities	4,249,628			5,713,563			5,468,966
Stockholders’ equity	326,808			554,752			413,846

Total liabilities and stockholders’ equity	$4,576,436			$6,268,315			$5,882,812

Net interest income/net interest spread		$122,248	3.50%		$165,440	3.38%		$170,484	3.30%

Net interest-bearing liabilities	$(278,599)			$(248,008)			$(72,815)

Net interest margin(4)			3.18%			3.13%			3.23%

(1)	Average balances and yields for securities and other investments classified as available-for-sale are based on historical amortized cost.

(2)	Other assets include average auto lease balances of $435.1 million, $513.3 million and $332.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

(3)	Interest expense on borrowings excludes dividend expense on our Capital Securities.

(4)	Net interest income divided by average interest-earning assets.

      Net interest income was $122.2 million for the year ended December 31, 2001 as compared to $165.4 million for 2000 and $170.5 million for 1999. Net interest margin was 3.18% for the year ended December 31, 2001 as compared to 3.13% for 2000 and 3.23% for 1999.

      The following table illustrates net interest income and net interest margin, by platform, for the years indicated (also see Note 24 to the Consolidated Financial Statements, “Segment and Related Information,” at F-51).

	For the Year Ended December 31,

	2001		2000		1999

	Net	Net	Net	Net	Net	Net
	Interest	Interest	Interest	Interest	Interest	Interest
	Income	Margin	Income	Margin	Income	Margin

	(Dollars in thousands)
Retail Platform(1)	$30,939	1.48%	$62,120	2.27%	$96,478	2.78%
Commercial Platform	91,309	5.21	103,320	4.04	74,006	4.11

Total	$122,248	3.18%	$165,440	3.13%	$170,484	3.23%

(1)	The Retail Platform’s net interest margin and net interest income presented above excludes the revenue impact of our auto leasing activities, which is included in noninterest income, but does include the associated funding costs.

      The decrease in net interest income for 2001, as compared to 2000, was due to lower average interest-earning asset balances partially offset by an increase in net interest margin. Our average interest-earning assets decreased due to sales of franchise loans, home equity loans and mortgage-backed securities throughout 2001 as well as the December 2000 sales of franchise asset-backed and mortgage-backed securities and home equity and auto loans, partially offset by higher investment balances due to the deployment of sales proceeds into short-term investments. Our net interest margin and net interest spread increased due to lower overall cost of funds resulting from the lower cost of deposits, the lower borrowings level and the prevailing low interest rate environment. This was partially offset by lower yields on assets which were also impacted by the lower interest rate environment.

      The decrease in net interest income for 2000, as compared to 1999, was due to a decrease in net interest margin offset by a slight increase in average interest-earning assets. The decrease in our net interest margin was primarily due to the increasing impact of higher funding costs and the increase in net interest-bearing liabilities associated with funding our auto leasing activities, as discussed further below. Average interest-earning assets increased primarily due to higher mortgage-backed securities and other investment securities balances offset by a decline in loan balances resulting from the sales and/or securitizations effected during 2000.

      Our net interest margin, calculated in accordance with accounting principles generally accepted in the United States of America, sometimes referred to as GAAP, excludes the revenue impact of our auto leasing activities, but includes the associated funding costs. Because auto leases are accounted for as operating leases, the rental income and related expenses, including depreciation expense, are reflected in noninterest income and noninterest expense in accordance with GAAP. (For a discussion of normalized net interest income and net interest margin, including the revenue impact of our auto leasing activities, see “Non-GAAP Performance Measures — Normalized Net Interest Income and Net Interest Margin”).

      Net interest income and net interest margin by platform for 2001, as compared to 2000, reflect our strategy to sell our higher-risk assets, specifically franchise loans and securities and high loan-to-value home equity loans, and focus on our core banking operations. The decrease in the Retail Platform’s net interest margin reflects the increased impact of the funding costs of auto leases as average interest-earning asset balances decline due to loan sales and securitizations. The increase in the Commercial Platform’s net interest margin was due to the impact of franchise loan sales and securitizations, as franchise loans have lower yields relative to the yields on our asset-based, factoring and other commercial loans. For more detail, see discussions of “Interest Income” and “Interest Expense”.

      Net interest income and net interest margin by platform for 2000, as compared to 1999, reflect the shift in our asset mix toward more commercial banking products. This shift in our asset mix to higher-yielding assets helped to mitigate the impact of higher funding costs during 2000 due to the rising interest rate environment and increased reliance on higher-cost wholesale borrowings.

      The following table illustrates average interest-earning assets, excluding our auto-related operating lease assets, by platform, for the years ended as indicated:

	Average Balances for the Year Ended
	December 31,

	2001	2000	1999

	(Dollars in thousands)
Retail Platform(1)	$2,095,094	$2,732,093	$3,472,291
Commercial Platform	1,752,686	2,554,447	1,799,220

Total	$3,847,780	$5,286,540	$5,271,511

(1)	Amounts exclude auto-related operating lease assets. The average balance of these assets was $435.1 million for the year ended December 31, 2001, $513.3 million for the year ended December 31, 2000 and $332.0 million for the year ended December 31, 1999.

      The decrease in the Retail Platform’s average interest-earning assets, which exclude our auto-related operating lease assets, for 2001, as compared to 2000, reflects the impact of loan and investment securities sales as discussed elsewhere herein. The decrease in the Commercial Platform’s average interest-earning assets for 2001, as compared to 2000, reflects franchise loan sales during 2001, the December 2000 sale of franchise asset-backed securities generated by our on-balance sheet securitization during the second quarter of 2000 as well as the impact of the writedowns related to the revaluation of our franchise-related assets during December 2000 and 2001.

      The decrease in the Retail Platform’s average interest-earning assets and the corresponding increase in the Commercial Platform’s average interest-earning assets for 2000, as compared to 1999, reflects our shift in asset mix toward commercial banking products. The Retail Platform’s average interest-earning assets were also impacted from 1999 through 2000 by loan sales and/or securitizations throughout these periods, as discussed elsewhere herein.

      The following table illustrates interest-earning assets, excluding our auto-related operating lease assets, by platform, as of the dates indicated:

	At December 31,

	2001	2000

	(Dollars in thousands)
Retail Platform(1)	$1,454,150	$1,727,537
Commercial Platform	1,541,310	2,178,619

Total	$2,995,460	$3,906,156

(1)	Amounts exclude auto-related operating lease assets. These assets totaled $339.3 million at December 31, 2001 and $479.8 million at December 31, 2000.

      The decrease in the Retail Platform’s interest-earning assets, excluding our auto-related operating lease assets, at December 31, 2001, as compared to December 31, 2000, was due primarily to sales of $398.5 million of mortgage-backed securities and investment securities and $142.8 million of home equity loans during 2001. The loan sales were partially offset by the deployment of non interest-earning cash at December 31, 2000 and loan sales proceeds into interest-earning investments during 2001. The decrease in the Commercial Platform’s interest-earning assets was due primarily to the sale of $488.2 million of franchise loans during 2001, as well as loan payoffs and amortization, combined with the impact of the writedowns related to the revaluation of our franchise-related assets.

Interest Income

      Interest income was $302.7 million for the year ended December 31, 2001 as compared to $460.2 million for 2000 and $421.7 million for 1999. The average yield on interest-earning assets was 7.87% for the year ended December 31, 2001 as compared to 8.71% for 2000 and 8.00% for 1999. The decrease in interest income and average yields in 2001, as compared to 2000, was primarily due to a decrease in average-interest earning assets and the lower interest rate environment. The increase in interest income and average yields in 2000, as compared to 1999, was primarily a result of the change-out of our balance sheet to commercial banking assets and the higher interest rate environment. The following tables illustrate interest income, by platform, for the periods indicated:

	For the Year Ended December 31, 2001

	Average	Interest	Average
	Balance	Income	Yield

	(Dollars in thousands)
Retail Platform:
Loans	$1,047,244	$81,019	7.74%
Mortgage-backed securities	468,397	31,695	6.77
Investments	579,453	26,401	4.56

Total Retail Platform	2,095,094	139,115	6.64
Commercial Platform:
Loans and leases	1,740,746	162,144	9.32
Investments	11,940	1,486	12.45

Total Commercial Platform	1,752,686	163,630	9.34

Total	$3,847,780	$302,745	7.87%

	For the Year Ended December 31, 2000

	Average	Interest	Average
	Balance	Income	Yield

	(Dollars in thousands)
Retail Platform:
Loans	$1,587,130	$138,792	8.74%
Mortgage-backed securities	856,004	60,923	7.12
Investments	288,959	21,736	7.52

Total Retail Platform	2,732,093	221,451	8.11
Commercial Platform:
Loans and leases	2,361,887	221,411	9.37
Investments	192,560	17,330	9.00

Total Commercial Platform	2,554,447	238,741	9.35

Total	$5,286,540	$460,192	8.71%

	For the Year Ended December 31, 1999

	Average	Interest	Average
	Balance	Income	Yield

	(Dollars in thousands)
Retail Platform:
Loans	$2,653,496	$216,023	8.14%
Mortgage-backed securities	583,286	37,376	6.41
Investments	235,509	12,608	5.35

Total Retail Platform	3,472,291	266,007	7.66
Commercial Platform:
Loans and leases	1,790,583	153,819	8.59
Investments	8,637	1,830	21.19

Total Commercial Platform	1,799,220	155,649	8.65

Total	$5,271,511	$421,656	8.00%

Retail Platform

      Interest income for the Retail Platform was $139.1 million for the year ended December 31, 2001 as compared to $221.5 million for 2000 and $266.0 million for 1999. The average yield on interest-earning assets for the Retail Platform was 6.64% for the year ended December 31, 2001 as compared to 8.11% for 2000 and 7.66% for 1999.

      The decrease in the Retail Platform’s interest income in 2001, as compared to 2000, was attributable to lower average asset balances and lower average asset yields. The decrease in average asset balances was due to a decrease in average loan and mortgage-backed securities balances partially offset by an increase in the average balance of our investment securities. The decline in average loan balances was due to the sale of $142.8 million of home equity loans during 2001 as well as the December 2000 sales of home equity loans totaling $244.0 million and auto loans totaling $49.1 million. The average balance of our mortgage-backed securities decreased as purchases throughout the year were more than offset by sales, including the sale of $231 million of Government National Mortgage Association, or GNMA, securities during December 2000. These securities were transferred from our held-to-maturity portfolio to available-for-sale in connection with our adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on October 1, 2000. During the second quarter of 2001, we transferred our remaining held-to-maturity securities to available-for-sale and sold $282 million of GNMA mortgage-backed securities in June 2001. As a result of the transfer and subsequent sales of mortgage-backed securities from our held-to-maturity portfolio during the second quarter, we do not intend to hold any mortgage-backed securities as held-to-maturity in the foreseeable future. Approximately $97 million in additional mortgage-backed securities were sold during the latter half of 2001. The increase in investment securities average balances was primarily due to purchases of Federal Home Loan Bank, sometimes referred to as FHLB, securities throughout 2001 using proceeds from year-to-date sales. The decrease in average asset yields was primarily due to the impact of the prevailing low interest rate environment and the sales of relatively higher-yielding GNMA securities during 2001 as discussed above.

      The decrease in the Retail Platform’s interest income in 2000, as compared to 1999, was primarily due to a decrease in average interest-earning assets partially offset by higher average yields. The decrease in average asset balances was due to lower average loan balances resulting from loan sales and/or securitizations effected in 2000 offset by increases in the average balances of our mortgage-backed securities and investment securities portfolios. The increases in mortgage-backed securities and investment securities average balances were due to purchases of relatively higher-yielding GNMA securities during the fourth quarter of 1999 and throughout 2000, purchases of higher-yielding FHLB securities in the first half of the year and an increase in the average residual interest balance as a result of our December 1999 and March 2000 auto securitizations. The increase in average asset yields was primarily due to the higher interest rate environment, the sales of lower-yielding mortgage loans and the purchases of higher-yielding mortgage-backed and investment securities.

Commercial Platform

      Interest income for the Commercial Platform was $163.6 million for the year ended December 31, 2001 as compared to $238.7 million for 2000 and $155.6 million for 1999. The average yield on interest-earning assets for the Commercial Platform was 9.34% for the year ended December 31, 2001 as compared to 9.35% for 2000 and 8.65% for 1999.

      The decrease in the Commercial Platform’s interest income for 2001, as compared to 2000, was attributable to lower average loan and lease balances combined with lower investment securities balances. Additionally, the discount accretion on our residual interests in franchise loan securitizations was lower during 2001. The decrease in average loan and lease balances was due to loan sales and writedowns related to the revaluation of franchise loans throughout 2001. The decrease in average investment securities balances was primarily due to the December 2000 sale of franchise asset-backed securities and the revaluation of residual interests in franchise loan securitizations during 2000 and 2001. The Commercial Platform’s average asset yields remained unchanged, compared to 2000, as the impact of the lower interest rate environment during 2001 was more than offset by the sales of the lower-yielding asset-backed securities in December 2000.

      The increase in the Commercial Platform’s interest income for 2000, as compared to 1999, was primarily due to higher average loan and lease balances, higher investment securities balances and higher average asset yields. The increase in the Commercial Platform’s average loan and lease balances and investment securities balances reflect the shift in our asset mix toward commercial banking products. The increase in the Commercial Platform’s average asset yields was primarily due to the impact of the shift from lower-yielding multi-family mortgage-based loans to higher-yielding commercial business loans combined with the impact of the higher interest rate environment during 2000. During April 2000, we completed a $268.2 million on-balance sheet franchise loan securitization within the Commercial Platform that enabled us to convert franchise loans into AAA-rated, credit-enhanced securities which helped us obtain lower-cost funding. The rising interest rate environment combined with a decrease in the interest rate paid on the securities compressed our spread on these securities, prompting us to sell the securities at a $26.4 million loss during the fourth quarter of 2000. A contingent gain related to the sale totaling $6.5 million at December 31, 2000 was recognized during the first quarter of 2001.

Interest Expense

Deposits

      Interest expense on our deposits was $135.7 million for the year ended December 31, 2001 as compared to $176.6 million for 2000 and $142.4 million for 1999. The average cost of deposits was 3.88% for the year ended December 31, 2001 as compared to 4.71% for 2000 and 4.11% for 1999.

      The decrease in interest expense on deposits for 2001, as compared to 2000, was due to a decrease in the cost of deposits combined with a decrease in average deposit balances. The decrease in the cost of our deposits was primarily due to the lower interest rate environment, maturities of higher-cost certificates of deposit, including brokered certificates of deposit, and an increase in our transaction accounts as a percentage of our total deposits. Our transaction accounts, which are lower-cost deposits as opposed to retail certificates of deposits, increased to 60.3% of total retail deposits at December 31, 2001 from 46.2% at December 31, 2000. The decrease in average deposit balances was a result of the maturities of certificates of deposit, including brokered certificates of deposit which matured during the second quarter of 2001 and were not renewed, partially offset by the growth in our transaction accounts.

      The increase in interest expense on deposits for 2000, as compared to 1999, was due to higher average deposit balances combined with an increase in the cost of deposits. The increase in average balances was due to higher retail and brokered certificates of deposit balances, utilized to fund our expanding balance sheet during 2000, partially offset by lower transaction account balances. The increase in the cost of our deposits was primarily associated with the rising interest rate environment and our increased usage of higher-cost certificates of deposit, including brokered certificates of deposit.

      The following table summarizes our deposit costs by type for the periods indicated:

	For the Year Ended December 31,

	2001		2000		1999

	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate

	(Dollars in thousands)
Savings	$150,111	1.18%	$139,657	2.00%	$151,240	2.00%
Money Market	1,190,820	3.52	1,092,593	4.40	1,224,426	4.08
Checking accounts	489,867	1.00	404,539	1.09	353,694	0.84

Total transaction accounts	1,830,798	2.65	1,636,789	3.38	1,729,360	3.23
Retail certificates of deposit	1,592,812	5.13	1,717,418	5.52	1,570,483	4.95
Brokered certificates of deposit	76,473	7.24	396,827	6.67	162,205	5.38

Total deposits	$3,500,083	3.88%	$3,751,034	4.71%	$3,462,048	4.11%

Borrowings

      Interest expense on our borrowings, excluding the Capital Securities issued in December 1998, was $44.8 million for the year ended December 31, 2001 as compared to $118.2 million for 2000 and $108.7 million for 1999. The average cost of borrowings was 7.15% for the year ended December 31, 2001 as compared to 6.62% for 2000 and 5.78% for 1999.

      The decrease in interest expense on borrowings for 2001, as compared to 2000, was due primarily to lower average balances partially offset by higher funding costs. The decrease in average balances was due to the paydown of our borrowings, including warehouse lines, Federal Home Loan Bank advances and securities sold under agreements to repurchase, as we sold interest-bearing assets during the latter half of 2000 and throughout 2001. The increase in borrowing costs was primarily due to higher costs associated with our warehouse line, including the accelerated amortization of fees resulting from the payoff of the warehouse line in August 2001.

      The increase in interest expense on borrowings for 2000, as compared to 1999, was attributable to the effects of the rising interest rate environment on our borrowings combined with the utilization of higher-cost borrowings to fund our franchise loan production.

      The following tables illustrate the changes in net interest income due to changes in the rate and volume of our interest-earning assets and interest-bearing liabilities. The variances include the effects of our acquisitions. Changes in rate and volume which cannot be segregated (i.e., changes in weighted-average interest rate multiplied by average portfolio balance) have been allocated proportionately to the change in rate and the change in volume.

	For the Year Ended December 31,
	2001 vs. 2000

	Rate	Volume	Total
	Variance	Variance	Variance

	(Dollars in thousands)
Interest income:
Loans and leases	$(15,194)	$(101,846)	$(117,040)
Mortgage-backed securities	(2,862)	(26,366)	(29,228)
Investments	(24,617)	13,438	(11,179)

	(42,673)	(114,774)	(157,447)

Interest expense:
Deposits	(29,621)	(11,245)	(40,866)
Borrowings	10,330	(83,719)	(73,389)

	(19,291)	(94,964)	(114,255)

Change in net interest income	$(23,382)	$(19,810)	$(43,192)

	For the Year Ended December 31,
	2000 vs. 1999

	Rate	Volume	Total
	Variance	Variance	Variance

	(Dollars in thousands)
Interest income:
Loans and leases	$60,792	$(70,430)	$(9,638)
Mortgage-backed securities	4,510	19,037	23,547
Investments	6,818	17,809	24,627

	72,120	(33,584)	38,536

Interest expense:
Deposits	21,743	12,432	34,175
Borrowings	14,719	(5,314)	9,405

	36,462	7,118	43,580

Change in net interest income	$35,658	$(40,702)	$(5,044)

Provision For Losses on Loans and Leases

      The provision for losses on loans and leases was $71.9 million for the year ended December 31, 2001 as compared to $62.6 million for 2000 and $28.3 million for 1999. The increase in the provision for losses on loans and leases for 2001, as compared to the 2000, was primarily due to $52.1 million in allowance reductions related to the mark-to-market on franchise and home equity loans transferred from held-for-investment to held-for-sale during the second quarter of 2001 as well as additional allowance requirements on the remaining franchise loan portfolio. The increase in the provision for losses on loans and leases for 2000, as compared to 1999, was primarily due to higher provision levels within the Commercial Platform related to franchise loans. Specifically, the higher provision level was necessary as a result of higher franchise loan balances during 2000 combined with the deterioration in the credit quality of franchise loans. The provision levels decreased for the Retail Platform due to lower net charge-offs and declining loan balances. See “Balance Sheet Analysis — Allowance for Loan and Lease Losses” for further discussion.

      The following table illustrates the provision for losses on loans and leases, by platform, for the periods indicated:

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Retail Platform	$8,419	$10,354	$25,558
Commercial Platform	63,471	52,246	2,753

Total	$71,890	$62,600	$28,311

Noninterest Income

      Noninterest income was $107.2 million for the year ended December 31, 2001 as compared to $76.6 million for 2000 and $91.5 million for 1999. The increase in noninterest income for 2001, as compared to 2000, was primarily due to lower net losses on sales of assets and liabilities in both the Retail and Commercial Platforms partially offset by lower auto leasing income and loan-related fees in the Retail Platform and lower loan servicing and fee income and other income in the Commercial Platform. The Commercial Platform’s loan servicing and fee income was primarily impacted by the June 22, 2001 sale of BVFMAC while its other income was primarily impacted by the sale of our insurance service subsidiary, FMAC Insurance Services, on February 28, 2001.

      The decrease in noninterest income for 2000, as compared to 1999, was largely due to the net loss on sales of assets and liabilities associated with restructuring our balance sheet to reduce credit and concentration risk associated with franchise assets and high loan-to-value home equity loans. Offsetting these losses were higher auto leasing income and loan-related fees in the Retail Platform and higher loan servicing and fee income in the Commercial Platform. The following table illustrates noninterest income (loss), by platform, for the periods indicated:

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Retail Platform	$114,575	$90,350	$84,658
Commercial Platform	(7,406)	(13,708)	6,874

Total	$107,169	$76,642	$91,532

      Noninterest income for 2001 included losses on sales of assets totaling $10.5 million, consisting of net losses of $16.3 million within the Commercial Platform partially offset by net gains of $5.8 million within the Retail Platform. The loss within the Commercial Platform was largely due to the $22.9 million loss on the sale of BVFMAC and $3.7 million in mark-to-market adjustments related to our hedges partially offset by $6.5 million of contingent gains received during the first quarter of 2001 related to December 2000 asset sales and $3.6 million net gains on franchise loan sales during 2001. The gain within the Retail Platform was primarily due to $13.5 in net gains on sales of mortgage-backed securities and other investments securities and $3.6 million of contingent gains received during the first quarter of 2001 related to December 2000 home equity loan sales offset by the $10.3 million loss on the sale of home equity loans in June 2001 and $1.6 million of writedowns of our residual interests and other assets related to our auto loan securitizations.

      During 2000, noninterest income within our Retail Platform included $19.4 million in net losses from the sales of single-family mortgage loans, high loan-to-value home equity loans and auto loans, $9.1 million in losses related to the revaluation of our retained interests in our auto loan securitizations combined with charges associated with the exercise of the cleanup call on our 1997 auto loan securitization, and $2.1 million in losses related to our implementation of Statement No. 133, partially offset by a $2.1 million gain associated with the sale of servicing rights. Noninterest loss for our Commercial Platform included $26.4 million in losses related to the sale of franchise asset-backed securities, a $4.9 million loss on the sale of substantially all of the assets and certain liabilities of Bankers Mutual, $2.6 million in net losses from the sales of multi-family mortgage loans, franchise loans and commercial leases, and a $1.1 million write-down of an equity security. These losses were offset by a $10.0 million gain on the auction of $180 million of Federal Home Loan Bank liabilities with below-market interest rates.

      Noninterest income for 1999 primarily included a $5.2 million gain on the securitization and sale of $247 million of auto loans in the Retail Platform and $4.1 million in net gains on loan sales in the Commercial Platform from the sales of multi-family loans.

      We serviced off-balance sheet portfolios of franchise loans through June 22, 2001 and multi-family loans associated with Bankers Mutual through June 30, 2000. Servicing income on franchise loans through June 22, 2001, the effective date of the sale of BVFMAC and its related servicing platform, was $2.9 million on a servicing portfolio of $2.2 billion. Servicing income on franchise loans was $3.6 million for 2000 and $341,000 for November and December of 1999 on servicing portfolios of $2.4 billion and $2.2 billion at December 31, 2000 and 1999, respectively. Servicing income on Bankers Mutual’s multi-family loans through June 30, 2000, the effective date of the sale of substantially all of Bankers Mutual’s assets to Berkshire Mortgage Finance Limited Partnership, was $742,000 on a servicing portfolio totaling approximately $3.4 billion. Servicing income on Bankers Mutual’s multi-family loans for November and December of 1999 was $169,000 on a servicing portfolio totaling $3.2 billion at December 31, 1999.

Noninterest Expense

General and Administrative

      General and administrative expenses for the year ended December 31, 2001 were $155.3 million as compared to $158.6 million for 2000 and $117.1 million for 1999. Excluding special mention items, as discussed below, the decrease in general and administrative expenses for 2001, as compared to 2000, was primarily due to the elimination of BVFMAC loan production expenses with the shutdown of the division effective September 2000, the elimination of Bankers Mutual expenses with the sale of that subsidiary effective June 2000, the elimination of BVFMAC servicing platform expenses with the sale of the legal entity BVFMAC effective June 2001 and the realization of certain cost-savings by the end of the third quarter of 2001 related to our June 2001 restructuring. The increase in general and administrative expenses for 2000, as compared to 1999, was primarily related to general and administrative expenses associated with BVFMAC and Bankers Mutual, subsidiaries formed when we acquired FMAC in November 1999.

      Special mention items generally include items recognized during the period that we believe are significant and/or unusual in nature and therefore useful to you in evaluating our performance and trends. These items may or may not be nonrecurring in nature. Our general and administrative expenses for the year ended December 31, 2001 included $16.7 million in special mention items, as compared to $5.8 million in special mention items for 2000 and $5.3 million for 1999.

      Special mention items for 2001 included $8.2 million related to the prepayment of FHLB advances, $2.6 million related to the Company’s issuance of stock options during the second quarter with below market exercise prices, $2.4 million in legal and professional fees related to the implementation of the Company’s new strategic plan, a $1.0 million accrual related to post-retirement health care benefits and $2.5 million in other non-recurring items.

      Special mention items for 2000 included approximately $3.8 million in BVFMAC-related transition costs and other operational charges including the consolidation of certain loan servicing operations, the closure of a BVFMAC satellite loan production office and the outsourcing of our internal audit function. Special mention items for 2000 also included $1.1 million in fees associated with our financial advisor, and $0.9 million in legal settlement expenses.

      Special mention items for 1999 included approximately $1.1 million in severance payments, $1.0 million in acquisition and integration costs (largely BVFMAC-related), $779,000 in auto-related restructuring charges, $705,000 in third-party Year 2000 compliance-related costs and $598,000 in costs associated with repurchasing out-of-the-money stock options for possible future reissuance. Special mention items for 1999 also included approximately $377,000 in collection-based fees associated with a $1.1 million state tax refund,

$278,000 in costs associated with a debt offering which we did not consummate, $239,000 in costs associated with branch relocations and closures and $180,000 in initial fees related to the listing of our securities on the New York Stock Exchange.

      The following table illustrates general and administrative expenses, by platform, for the periods indicated:

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Retail Platform	$104,033	$79,856	$76,309
Commercial Platform:
Direct general and administrative expenses	22,988	31,547	14,923
Direct general and administrative expenses — franchise loan production	—	15,561	2,395
Direct general and administrative expenses — Bankers Mutual	—	6,311	2,123

Total Commercial Platform	22,988	53,419	19,441

Subtotal	127,021	133,275	95,750
Indirect corporate overhead(1)	28,266	25,315	21,366

Total	$155,287	$158,590	$117,116

(1)	Amount represents indirect corporate expenses not specifically identifiable with, or allocable to, our business platforms.

      The following table illustrates general and administrative expenses, excluding the special mention items as previously discussed, by platform, for the periods indicated:

	Excluding Special Mention Items
	for the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Retail Platform	$95,502	$78,480	$73,232
Commercial Platform:
Direct general and administrative expenses	21,888	30,897	14,783
Direct general and administrative expenses — franchise loan production	—	14,436	2,395
Direct general and administrative expenses — Bankers Mutual	—	6,103	2,123

Total Commercial Platform	21,888	51,436	19,301

Subtotal	117,390	129,916	92,533
Indirect corporate overhead(1)	21,194	22,890	19,280

Total	$138,584	$152,806	$111,813

(1)	Amount represents indirect corporate expenses not specifically identifiable with, or allocable to, our business platforms.

Retail Platform

      The increase in the Retail Platform’s general and administrative expenses, excluding special mention items, for the year ended December 31, 2001, as compared to 2000, was due primarily to increases in deposit insurance premiums, marketing and legal expenses combined with inflationary pressures, including annual salary increases effective March 1, 2001. These were partially offset by certain cost-savings realized from our ongoing restructuring initiated in 2001. The increase in the Retail Platform’s general and administrative expenses, excluding special mention items, for the year ended December 31, 2000, as compared to 1999, was primarily due to inflationary pressures, including annual salary increases.

Commercial Platform

      The decrease in the Commercial Platform’s general and administrative expenses, excluding special mention items, for the year ended December 31, 2001, as compared to 2000, was primarily due to the elimination of BVFMAC loan production and servicing expenses and Bankers Mutual expenses, as previously discussed, combined with the impact of overall Platform decline resulting from our strategy to sell off our higher-risk assets, particularly franchise-related assets. The increase in the Commercial Platform’s general and administrative expenses, excluding special mention items, for the year ended December 31, 2000, as compared to December 31, 1999, was directly attributable to our acquisition of FMAC effective November 1, 1999 and the impact of platform growth. The Commercial Platform’s general and administrative expenses for 2000 included $15.6 million of franchise loan production expenses, $6.3 million of Bankers Mutual expenses and $13.5 million in remaining BVFMAC general and administrative expenses.

Indirect Corporate Overhead

      The decrease in indirect corporate overhead, excluding special mention items, for the year ended December 31, 2001, as compared to 2000, was primarily a result of certain administrative cost-savings realized from the shutdown of BVFMAC and the sale of Bankers Mutual in the latter half of 2000 and our ongoing restructuring initiated in 2001 partially offset by inflationary pressures, including annual salary increases effective March 1, 2001. The increase in indirect corporate overhead, excluding special mention items, for the year ended December 31, 2000, as compared to 1999, was due to inflationary pressures, including annual salary increases, and higher expenses necessary to support our expanding business activities (primarily related to BVFMAC and Bankers Mutual).

      The following table illustrates the ratio of general and administrative expenses to average interest-earning assets, including our auto-related operating lease assets and auto-related securitized assets, by platform, for the periods indicated. The fluctuations in the general and administrative expense ratios are largely driven by the fluctuations in general and administrative expenses, as previously discussed.

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
General and administrative expenses	$155,287	$158,590	$117,116
Average total assets, including auto-related securitized assets	$4,869,314	$6,711,135	$5,955,213

General and administrative expenses to average total assets, including auto-related securitized assets	3.19%	2.36%	1.97%

      Another measure that management uses to monitor our level of general and administrative expenses is the efficiency ratio. The efficiency ratio is calculated by dividing the amount of general and administrative expenses by operating revenues, defined as net interest income, as adjusted to include expenses associated with the Capital Securities, the excess of our leasing-related rental income over leasing-related depreciation expense and other noninterest income. Prior to our November 1, 1999 acquisition of FMAC, gains and losses from loan sales and securitizations were excluded in operating revenues as this was a non-recurring operating activity. This ratio reflects the level of general and administrative expenses required to generate $1 of operating revenue. The following table illustrates the efficiency ratio for the periods indicated:

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
General and administrative expenses	$155,287	$158,590	$117,116
Operating revenues, as defined	$185,609	$173,405	$215,112

Efficiency ratio	83.7%	91.5%	54.4%

      The improvement in the efficiency ratio for 2001, as compared to 2000, was due to higher operating revenues, as defined, combined with lower general and administrative expenses. The increase in operating revenues was primarily due to higher noninterest income, primarily as a result of lower losses on sales of assets and liabilities, partially offset by lower interest income and net leasing-related rental income. The decrease in general and administrative expenses was primarily due to the elimination of BVFMAC loan production and servicing expenses and Bankers Mutual expenses as previously discussed. The increase in the efficiency ratio for 2000, as compared to 1999, was due to higher general and administrative expenses, primarily associated with BVFMAC and Bankers Mutual, combined with a decrease in operating revenues, as defined, resulting from the impact of losses associated with the sales of assets during the third and fourth quarters of 2000, partially offset by higher net leasing-related rental income.

Restructuring Charges

      During 2000, we recorded a total of $9.2 million in restructuring charges related to the shutdown of our franchise lending division effective September 30, 2000. The restructuring charges consisted primarily of severance, occupancy and related facility costs.

      As part of the Company’s ongoing efforts to focus on its core banking operations, a total of $6.9 million in restructuring charges were recorded during 2001 primarily related to the reduction in our workforce. The restructuring charges consisted primarily of severance and facilities charges that were recorded in the second quarter. (See Note 3 to the Consolidated Financial Statements, “Restructuring Charges,” at F-17).

Revaluation of Franchise-Related Assets

      The revaluation of certain franchise-related assets resulted in a $70.1 million and $101.9 million pre-tax expense for 2001 and 2000, respectively. Revaluation charges for 2001 included a $31.7 million adjustment related to the sale of approximately $278 million in loans during the second quarter of 2001 as well as writedowns of other franchise-related assets. The writedowns included $13.6 million in adjustments to servicing assets, $12.6 million in adjustments to residual interests on securitizations, reflecting anticipated market yields, $5.0 million in adjustments to equity investments and $1.9 million in adjustments to servicer advances.

      During 2000, the revaluation included $35.4 million in adjustments resulting primarily from permanent impairments to our franchise-related residual and servicing assets, reflecting higher loss assumptions and a higher discount rate. The revaluation also included a $66.5 million mark-to-market charge on our portfolio of franchise loans held-for-sale, reflecting estimated bulk-sale pricing versus pricing based on smaller loan pool sales to multiple investors.

Leasing Expense

      Leasing expense represents expenses related to our auto leasing activities. Because the leases are accounted for as operating leases, the corresponding assets are capitalized and depreciated to their estimated residual values over their lease terms. This depreciation expense is included in leasing expenses, along with the amortization of capitalized initial direct lease costs and impairment charges. Leasing expenses for the year ended December 31, 2001 were $86.1 million as compared to $69.4 million for 2000 and $40.2 million for

1999. The increase in leasing expenses from 2000 to 2001 was primarily due to the $18.7 million of additional provision for impairment primarily as a result of revising the estimated residual values associated with the auto lease portfolio partially offset by lower depreciation expense associated with the declining balance of the auto lease portfolio. The increase in leasing expenses from 1999 to 2000 was primarily due to the growth in our auto-related operating lease portfolio. We ceased purchasing auto leases in June 2000.

      The Company performs a quarterly impairment analysis of its automobile operating lease portfolio in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” A lease is considered impaired if its gross future undiscounted cash flows are less than the net book value of the lease. The net book value of the lease is defined as the original capitalized cost of the automobile, including initial direct capitalized costs, less the cumulative amount of depreciation recorded against the automobile and the cumulative amount of amortization of the initial direct capitalized costs recorded since the inception of the lease and less any impairment charges recorded-to-date on that lease.

      In determining gross future undiscounted cash flows, the Company contracts with Automotive Lease Guide, commonly referred to as ALG, to provide estimates of the residual value of the underlying automobiles at the end of their lease terms assuming that the vehicles are in average condition. The Company then estimates the probability that i.) the automobiles will be purchased by the lessee prior to the end of the lease term, ii.) the automobile will be purchased by the lessee at the end of the lease term, either at a discount or at the full contractual residual amount, or iii.) the automobile will be returned to the lessor at the end of the lease term. These probabilities are estimated using a number of factors, including the Company’s experience-to-date and industry experience.

      Using the projected ALG residual values, the Company’s experience-to-date relative to the projected ALG residual values (for example, for vehicle classes where actual amounts realized were less than what ALG had projected, the Company reduced the projected ALG residual values to equal the Company’s experience-to-date), and the probabilities of each of the three disposition scenarios discussed above occurring, the Company determined a probability-weighted gross future undiscounted cash flow for each automobile lease. For those leases where the gross future undiscounted cash flows were less than net book value, the lease was considered impaired.

      For those leases considered impaired, the Company then estimated the fair value of lease. The fair value was determined by calculating the present value of the future estimated cash flows again assuming the probabilities of each of the three disposition scenarios. The present value was calculated using current market rates, which the Company estimated as the original contract lease rate. For those impaired leases where the estimated fair value was less than the net book value, an impairment charge was recorded for the difference. For the year ended December 31, 2001, the Company recorded $18.7 million in impairment charges against approximately 9,000 of its 18,272 lease contracts that were considered impaired and which is included in leasing expense. In addition, since the inception of the lease portfolio in June 1998, the Company has recorded additional monthly depreciation charges, also included in leasing expense, to provide for losses that may be incurred at the end of the lease terms. At December 31, 2001 and 2000, the Company has provided $32.7 million and $9.9 million, respectively, in impairment and additional monthly charges against its automobile operating lease portfolio which are available to absorb potential future residual losses.

      Significant assumptions underlying the automobile lease impairment analysis that are susceptible to possible change in the near term include the projected ALG residual values and the estimated probabilities of each of the three disposition scenarios. For example, if ALG projected residual values decline by $250 for each vehicle, approximately 1,540 additional vehicles would be considered impaired at December 31, 2001 and therefore subject to a possible impairment charge. Further, if the aggregate number of lessees that return their vehicle to the Company at the end of the lease term is higher than currently projected, the number of impaired vehicles could be higher as the amount realized under this scenario is generally less than if the lessee purchases their automobile prior to the end of the lease term or purchases the vehicle at the end of the lease term, either at a discount or at the full contractual residual amount.

Capital Securities

      On December 21, 1998, we issued $90 million in Capital Securities through Bay View Capital I, a business trust formed to issue the securities. The Capital Securities, which were sold in an underwritten public offering, accrue quarterly cumulative dividends at an annual rate of 9.76% of the liquidation value of $25 per share. Dividend expense on the Capital Securities was $9.8 million for the year ended December 31, 2001 as compared to $9.0 million for 2000 and $8.9 million for 1999.

      In September of 2000, we entered into an agreement with the Federal Reserve Bank which requires that we obtain their approval prior to disbursing any dividends associated with our Capital Securities. For the third and fourth quarters of 2000 and for all of 2001, we did not receive approvals for the dividend payments. As a result, pursuant to the terms of the Capital Securities, we have deferred distributions until such time as approval can be obtained. We fully intend to continue to seek such approval; however, we cannot predict when approval may be obtained. During this deferral period, distributions to which holders are entitled will continue to accrue at an annual rate of 9.76% of the liquidation amount of $25 per Capital Security, plus accumulated additional distributions at the same rate, compounded quarterly, on any unpaid distributions (to the extent permitted by law). Holders of the Capital Securities at the time the distribution of dividends is resumed will receive the cumulative deferred distributions plus the cumulative interest thereon. Deferred dividends were $14.1 million at December 31, 2001 as compared to $4.3 million at December 31, 2000.

Real Estate Owned

      The net expense related to our real estate owned was $2.1 million for the year ended December 31, 2001 as compared to $65,000 for 2000 and net income of $238,000 for 1999. Additionally, we recorded $2.9 million of provision for losses on real estate owned during 2001. The increase in expenses and provision related to real estate owned for 2001, as compared to prior periods, was primarily due to an increase in real estate owned activity, primarily representing foreclosed franchise properties, as our net real estate owned balance increased to $9.5 million at December 31, 2001 from $1.0 million at December 31, 2000 and $2.5 million at December 31, 1999.

Amortization of Intangible Assets

      Amortization expense related to intangible assets was $11.3 million for the year ended December 31, 2001 as compared to $20.8 million for 2000 and $13.7 million for 1999. The decrease in amortization expense for 2001, as compared to 2000, was primarily due to the elimination of goodwill related to the BVFMAC loan production unit and Bankers Mutual. As previously discussed, our BVFMAC loan production and related operations were shut down as of September 30, 2000 and our Bankers Mutual subsidiary was sold effective June 30, 2000. In connection with the shutdown of BVFMAC’s lending operations, goodwill of $192.6 million was written off, representing the entire unamortized balance associated with our FMAC acquisition. The increase in amortization expense for 2000, as compared to 1999, was due to the additional amortization of goodwill and core deposit intangibles generated in conjunction with our acquisitions, all of which were accounted for under the purchase method of accounting.

Income Taxes

      The Company recorded an income tax benefit of $85.9 million for the year ended December 31, 2001 as compared to a benefit of $55.8 million for 2000 and income tax expense of $25.1 million for 1999. The Company’s effective tax rate was 45.9% for 2001 as compared to 14.6% for 2000 and 46.4% in 1999. Our effective rate differs from our 35.0% statutory tax rate primarily due to the impact of nondeductible goodwill, the impact of state income taxes, net of federal income taxes, and the impact of a $26.0 million valuation allowance established against our gross deferred tax assets in 2000 that was eliminated in 2001.

      During 2000, the Company recorded a $26.0 million valuation allowance against its gross deferred tax assets primarily relating to approximately $48.6 million in federal net operating loss carryforwards that were expiring in 2001 as the Company did not expect to be able to fully utilize these amounts prior to their expiration date. In May 2001, the Company raised $137.5 million of additional capital which enabled the

Company to implement a new strategic plan, including the disposition of non-core and higher-risk assets. As a result of these actions, the Company’s ability to generate future taxable income is more predictable. During 2001, the Company also executed certain transactions that resulted in significant amounts of taxable income. These transactions included the sale of the BVFMAC legal entity which generated significant taxable income related to previously deferred gains in the franchise securitization trusts. The Company also executed a financing secured by the contractual cash flows of our auto operating lease portfolio that was treated as a sale for income tax purposes and generated $136.5 million in taxable income. Primarily as a result of these transactions, the Company generated sufficient taxable income during the year to be able to utilize the majority of its net operating loss carryforwards expiring in 2001.

      The Company believes it will be able to fully utilize its $172.0 million of net deferred tax assets at December 31, 2001. In order to fully utilize its net operating loss carryforwards prior to their expiration dates, however, the Company will be required to execute certain tax planning strategies during 2002 including selling certain assets obtained in connection with a previous purchase business combination with significant built-in gains for tax purposes which would be triggered in the event of a sale. Such a transaction would not only generate significant levels of taxable income, but would also increase the limitation on the utilization of the net operating loss carryforward acquired in connection with a previous purchase business combination. As a result, the Company eliminated the $26.0 million valuation allowance against its gross deferred tax assets during 2001.

      There are significant assumptions underlying the valuation of the Company’s net deferred tax assets that are susceptible to possible change in the near term. In the event the Company cannot implement the tax planning strategies contemplated above, the Company may not be able to utilize its net operating loss carryforwards prior to their expiration date. In addition, in the event the Company does not generate sufficient levels of future taxable income, the Company may not be able to utilize its net operating loss carryforwards prior to their expiration date or may not be able to realize other net deferred tax assets related to timing difference between reported financial statement income (loss) and taxable income (loss). If the Company determines in the future that it cannot fully utilize its net deferred tax assets, it would be required to establish a valuation allowance against that portion of its net deferred tax assets estimated not to be realizable.

Non-GAAP Performance Measures

      The following measures of normalized net interest income and normalized net interest margin are not measures of performance in accordance with GAAP. These measures should not be considered alternatives to net interest income and net interest margin as indicators of our operating performance. These measures are included because we believe they are useful tools to assist you in assessing our performance and trends. These measures may not be comparable to similarly titled measures reported by other companies.

Normalized Net Interest Margin

      Normalized net interest income and net interest margin include net rental income from our auto leasing activities (that is, the excess of rental income over depreciation expense and impairment charges on auto-related lease assets), which are principally funded by our deposits, and also include expenses related to our Capital Securities. Because our auto leases are accounted for as operating leases, the rental income is reflected as noninterest income and the related expenses, including depreciation expense, are reflected as noninterest expenses, in accordance with GAAP. Normalized net interest income also excludes certain nonrecurring interest income and interest expense items.

      Normalized net interest income for the year ended December 31, 2001 was $147.8 million as compared to $194.0 million for 2000 and $184.7 million for 1999. Normalized net interest margin for the year ended December 31, 2001 was 3.45% as compared to 3.35% for 2000 and 3.30% for 1999.

      The following table illustrates normalized net interest income and net interest margin, by platform, for the periods indicated:

	For the Year Ended December 31,

	2001		2000		1999

	Net	Net	Net	Net	Net	Net
	Interest	Interest	Interest	Interest	Interest	Interest
	Income	Margin	Income	Margin	Income	Margin

	(Dollars in thousands)
Retail Platform	$60,472	2.39%	$94,530	2.91%	$114,237	3.00%
Commercial Platform	87,310	4.98	99,496	3.90	70,461	3.92

Total	$147,782	3.45%	$194,026	3.35%	$184,698	3.30%

      The decrease in normalized net interest income for 2001, as compared to 2000, was largely attributable to lower average interest-earning asset balances partially offset by an increase in normalized net interest margin. The decrease in average interest-earning assets was primarily due to asset sales throughout 2001 as well as the December 2000 sales of franchise asset-backed and mortgage-backed securities and home equity and auto loans partially offset by higher investment balances, as previously discussed. The increase in normalized net interest margin was due to lower funding costs partially offset by lower asset yields. The decreases in both asset yields and funding costs were primarily due to the lower interest rate environment.

      The increases in normalized net interest income and net interest margin for 2000, as compared to 1999, was largely attributable to an increase in average interest-earning assets combined with higher net rental income from our auto leasing activities.

      Our cost of borrowings, in accordance with GAAP, does not include the impact of the cost associated with the $90 million of Capital Securities issued on December 21, 1998. Had this expense been included, our cost of borrowings would have been 7.61% for the year ended December 31, 2001, 6.79% for 2000 and 5.97% for 1999, representing increases of 46 basis points, 17 basis points and 19 basis points, respectively. Interest expense related to our Capital Securities have increased since the third quarter of 2000 due to the compounding effect of the deferred distributions as previously discussed.

      The following table illustrates average interest-earning assets, including our auto-related operating lease assets, by platform, for the years indicated:

	Average Balances for the
	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Retail Platform	$2,530,165	$3,245,417	$3,804,308
Commercial Platform	1,752,686	2,554,447	1,799,220

Total	$4,282,851	$5,799,864	$5,603,528

      The following table illustrates interest-earning assets, including our auto-related operating lease assets, by platform, as of the dates indicated:

	At	At
	December 31,	December 31,
	2001	2000

	(Dollars in thousands)
Retail Platform	$1,793,499	$2,207,366
Commercial Platform	1,541,310	2,178,619

Total	$3,334,809	$4,385,985

Balance Sheet Analysis

      Our total assets were $4.0 billion at December 31, 2001 as compared to $5.4 billion at December 31, 2000 and $6.5 billion at December 31, 1999. The decrease in total assets from 2000 to 2001 was primarily due to loan and lease sales and paydowns, sales of investment securities, a decline in cash and short-term investments as we utilized these funds to reduce borrowings during 2001 and the revaluation of our franchise-related assets, partially offset by loan and lease originations. The decrease in total assets from 1999 to 2000 was largely due to loan securitizations and/or sales and the write-off of assets associated with the restructuring of our franchise lending division.

Securities

      Our securities activities are primarily conducted by Bay View Bank. Bay View Bank has historically purchased securities to supplement our loan production. The majority of the securities purchased are high-quality mortgage-backed securities, including securities issued by GNMA, Fannie Mae and Freddie Mac and senior tranches of private issue collateralized mortgage obligations, or CMOs. In addition to these securities, we also hold retained interests in loan and lease securitizations and hold investment securities such as U.S. government agency notes and other short-term securities. The following table illustrates our securities portfolio as of the dates indicated:

	At December 31,

	2001	2000	1999

	(Dollars in thousands)
Available-for-sale
Investment securities(1)	$98,980	$33,009	$49,063
Mortgage-backed securities:
GNMA, Fannie Mae and Freddie Mac	166,761	341	10,143
CMOs	103,430	237	336
Other financial intermediaries	8,700	—	—

Total	$377,871	$33,587	$59,542

Held-to-maturity
Investment securities(1)	$—	$—	$9,997
Mortgage-backed securities:
GNMA, Fannie Mae and Freddie Mac	—	627,300	472,019
CMOs	—	2,923	151,582
Other financial intermediaries	—	11,827	20,633

Total	$—	$642,050	$654,231

(1)	See Note 5 to our Consolidated Financial Statements, “Investment Securities,” at F-19, “Financial Statements and Supplementary Data” for further detail on our investment portfolio.

      During the second quarter of 2001, we transferred our remaining held-to-maturity securities totaling $631.7 million to available-for-sale. We sold $378.8 million of mortgage-backed securities, including $334.0 million of GNMA securities, and $19.7 million of Sallie Mae floating-rate bonds during 2001. The sales were partially offset by purchases of $83.2 million of GNMA mortgage-backed securities and $105.7 million of Fannie Mae and private-label mortgage-backed securities during the year. In addition, we also purchased $118.1 million of investment securities during 2001 consisting of $48.1 million of trust preferred securities, $19.7 million of Sallie Mae floating-rate bonds which were subsequently sold, $16.0 million of asset-backed securities, $10.0 million of Federal Home Loan Bank callable notes, $10.0 million of Freddie Mac structured notes and $14.3 million in other investment securities. We revalued our retained interests in loan and lease securitizations by $12.6 million during 2001, as previously discussed. The revaluation established a new cost basis for our retained interests in loan and lease securitizations. As a result of the transfer and subsequent sales of securities from our held-to-maturity portfolio during the second quarter, we do not intend to hold any securities as held-to-maturity in the foreseeable future.

      During 2000, we purchased $327.8 million of GNMA securities and $35.3 million of Federal Home Loan Bank callable notes for our held-to-maturity portfolio. In addition, we completed an on-balance sheet franchise loan securitization during the second quarter of 2000. This transaction initially generated $264.2 million in asset-backed securities held-to-maturity and $12.1 million in retained interests classified as available-for-sale. Under the provisions of Statement No. 133, we transferred these franchise-related asset-backed securities to available-for-sale and sold them in December 2000 as a result of declining spreads on these fixed-rate securities. We also transferred $231.0 million of mortgage-backed securities to our available-for-sale portfolio in connection with our adoption of Statement No. 133 on October 1, 2000. We sold $108.2 million of GNMA securities and $131.7 million of private-label mortgage-backed securities from our available-for-sale portfolio during 2000. Additionally, we revalued franchise-related retained interests in loan and lease securitizations by $26.3 million during 2000.

      During 1999, we purchased $172.0 million in mortgage-backed securities and $10.0 million in Federal Home Loan Bank callable notes which we used as collateral for borrowings. There were no sales of mortgage-backed securities from our available-for-sale portfolio in 1999. In connection with our acquisition of FMAC, we acquired $35.0 million in retained interests in franchise loan and lease securitizations and asset-backed securities. In December of 1999, we securitized and sold $247 million in auto loans and retained an interest in this securitization with an initial balance of $10.0 million.

      We do not maintain a trading portfolio. Unrealized gains of $523,000 and $10,000 and an unrealized loss of $293,000 on securities classified as available-for-sale were included in stockholders’ equity (net of tax) at December 31, 2001, 2000 and 1999, respectively.

      At December 31, 2001, 2000 and 1999, we did not hold any securities that were issued by a single party which exceeded 10% of our stockholders’ equity balance, excluding securities issued by the U.S. government or U.S. government agencies and corporations.

      Mortgage-backed securities pose risks not associated with fixed maturity bonds, primarily related to the ability of the borrower to prepay the underlying loan with or without penalty. This risk, known as prepayment risk, may cause the mortgage-backed securities to remain outstanding for a period of time different than that assumed at the time of purchase. When interest rates decline, prepayments generally tend to increase, causing the average expected remaining maturity of the mortgage-backed securities to decline. Conversely, if interest rates rise, prepayments tend to decrease, lengthening the average expected remaining maturity of the mortgage-backed securities. The following table illustrates the remaining contractual principal maturities and weighted-average yields on our mortgage-backed securities held at December 31, 2001. The weighted-average yield is computed using the amortized cost of available-for-sale securities, which are reported at fair value. Expected remaining maturities of mortgage-backed securities will generally differ from their contractual maturities because borrowers may have the right to prepay obligations with or without penalties.

			After		After
			One Year Through		Five Years Through
	Within One Year		Five Years		Ten Years		After Ten Years		Total

		Weighted-		Weighted-		Weighted-		Weighted-		Weighted-
		Average		Average		Average		Average		Average
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(Dollars in thousands)
Available-for-sale:
GNMA, Fannie Mae and Freddie Mac	$—	—	$1,878	6.57%	$48,574	5.79%	$115,318	5.57%	$165,770	5.64%
CMOs	—	—	—	—	—	—	62,569	4.71%	62,569	4.71%
Other financial intermediaries	—	—	—	—	—	—	49,678	5.73%	49,678	5.73%

Total amortized cost	$—	—	$1,878	6.57%	$48,574	5.79%	$227,565	5.37%	$278,017	5.45%

Fair value	$—		$1,887		$48,640		$228,363		$278,891

Loans and Leases

Loan and Lease Portfolio Composition

      Our loan and lease portfolio reflects the activity of our two business segments, or platforms. The Retail Platform consists of single-family real estate loans, home equity loans and lines of credit, and auto loans and leases. We ceased our single-family loan origination operations in 1996 in conjunction with our strategic plan to change-out these assets for commercial banking assets with higher risk-adjusted yields. The Commercial Platform includes multi-family and commercial real estate loans, franchise loans, asset-based loans, factoring loans, commercial leases and business loans. The following table shows the composition of our gross loan and lease portfolio as of the dates indicated:

	At December 31,

	2001		2000		1999		1998		1997

		% of		% of		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total

	(Dollars in thousands)
Loans and Leases Receivable:
Retail Platform:
Single-family mortgage loans(1)	$277,288	11.6%	$392,047	12.5%	$940,235	21.6%	$1,515,413	36.2%	$550,506	22.9%
High loan-to-value home equity loans and lines of credit	12,238	0.5	100,573	3.2	434,254	10.0	483,793	11.6	67,092	2.8
Other home equity loans and lines of credit	132,381	5.5	202,324	6.4	214,422	4.9	139,004	3.3	36,623	1.5
Auto loans(2)	444,607	18.5	287,020	9.1	496,901	11.4	546,806	13.0	298,627	12.4

Total retail loans	866,514	36.1	981,964	31.2	2,085,812	47.9	2,685,016	64.1	952,848	39.6
Commercial Platform:
Multi-family mortgage loans	697,339	29.0	611,484	19.4	622,835	14.3	1,015,980	24.2	1,026,148	42.6
Commercial mortgage loans	289,093	12.0	339,764	10.8	365,712	8.4	338,220	8.1	348,754	14.5
Franchise loans(1)	160,072	6.7	779,922	24.8	952,243	21.9	—	0.0	—	0.0
Asset-based loans, factoring loans and commercial leases	310,070	12.9	353,362	11.2	254,671	5.8	113,210	2.7	54,120	2.3
Business loans	79,883	3.3	81,365	2.6	72,977	1.7	39,039	0.9	24,855	1.0

Total commercial loans and leases	1,536,457	63.9	2,165,897	68.8	2,268,438	52.1	1,506,449	35.9	1,453,877	60.4
Gross loans and leases before premiums and discounts and deferred fees and costs, net	2,402,971	100.0%	3,147,861	100.0%	4,354,250	100.0%	4,191,465	100.0%	2,406,725	100.0%

Premiums and discounts and deferred fees and costs, net	14,215		22,878		59,404		45,209		4,846

Gross loans and leases	$2,417,186		$3,170,739		$4,413,654		$4,236,674		$2,411,571

(1)	Balances include $40.6 million, $336.3 million and $34.9 million of franchise loans held-for-sale at December 31, 2001, 2000 and 1999, respectively and $8.9 million and $31.3 million of single-family mortgage loans held-for-sale at December 31, 2000 and 1999, respectively.

(2)	Auto loan totals exclude auto-related operating lease assets.

      The decrease in retail and commercial loans and leases in 2001, as compared to 2000, was primarily due to loan sales effected throughout the year as well as loan payoffs and amortization. Consistent with our strategy of exiting non-core businesses and eliminating high-risk assets, we sold $488.2 million of franchise loans, $142.8 million of home equity loans, which included approximately $90.0 million of high loan-to-value home equity loans, and $7.0 million of commercial loans during 2001. The franchise loan sales during the year further reduced our franchise loan exposure as our franchise loans decreased to $174 million in unpaid principal balance at December 31, 2001, down 79% from $823 million at the beginning of the year. Net of mark-to-market valuation adjustments, the net book value of our franchise loan portfolio was $160.1 million at December 31, 2001 as compared to $779.9 million at December 31, 2000.

      The decrease in retail and commercial loans and leases in 2000, as compared to 1999, was primarily due to loan sales consisting of $423.2 million of single-family mortgage loans, $244.0 million of high loan-to-value home equity loans, $120.0 million of franchise loans, $58.5 million of multi-family mortgage loans and $26.5 million of commercial equipment leases. In addition, we securitized and/or sold $405.7 million of auto loans and completed a $268.2 million on-balance sheet franchise loan securitization during the second quarter of 2000 that effectively transferred this balance to investment securities. The reduction in single-family loans, high loan-to-value home equity loans and franchise loans during 2000 reduced both our geographic concentration risk and overall credit risk profile and improved regulatory capital.

      Loans held-for-sale totaled $40.6 million as of December 31, 2001, all of which represented franchise loans held-for-sale. We are actively pursuing opportunities to sell our remaining held-for-sale franchise loan portfolio to further reduce our concentration in franchise assets.

      The following table illustrates the composition of our fixed- and adjustable-rate gross loan and lease portfolio (before premiums and discounts, deferred fees and costs and the allowance for losses on loans and leases) as of the dates indicated:

	At December 31,

	2001	2000	1999

	(Dollars in thousands)
Fixed-rate loans and leases:
Mortgage	$176,346	$256,059	$316,360
Home Equity	76,776	228,321	564,333
Auto	444,607	287,020	496,901
Commercial	97,846	105,777	96,499
Franchise	120,752	490,634	761,794
Business	79,883	81,365	72,977

	996,210	1,449,176	2,308,864
Adjustable-rate loans and leases:
Mortgage	1,087,374	1,087,236	1,612,422
Home Equity	67,843	74,576	84,343
Commercial	212,224	247,585	158,172
Franchise	39,320	289,288	190,449

	1,406,761	1,698,685	2,045,386

Total	$2,402,971	$3,147,861	$4,354,250

      The following table illustrates the remaining contractual maturity distribution of our fixed- and adjustable-rate gross loan and lease portfolio (before premiums and discounts, deferred fees and costs and the allowance for losses on loans and leases) at December 31, 2001:

	At December 31, 2001

		After One
		Year
	One Year	Through	After Five
	or Less	Five Years	Years	Total

	(Dollars in thousands)
Fixed-rate loans and leases:
Mortgage	$9,901	$4,417	$162,028	$176,346
Home Equity	15,137	18,694	42,945	76,776
Auto	1,776	118,380	324,451	444,607
Commercial	56,875	40,971	—	97,846
Franchise	1,290	5,717	113,745	120,752
Business	29,510	28,232	22,141	79,883

	114,489	216,411	665,310	996,210
Adjustable-rate loans and leases:
Mortgage	11,673	6,274	1,069,427	1,087,374
Home Equity	147	5,922	61,774	67,843
Commercial	60,175	152,049	—	212,224
Franchise	333	3,976	35,011	39,320

	72,328	168,221	1,166,212	1,406,761

Total	$186,817	$384,632	$1,831,522	$2,402,971

Loan and Lease Originations and Purchases

      The following table illustrates gross loans and leases, including operating lease assets, originated and purchased for the years indicated:

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Loan and Lease Production:
Originations:
Home equity loans and lines of credit	$94,026	$71,883	$64,624
Auto loans and leases(1)	323,619	403,336	682,827
Multi-family and commercial mortgage loans	245,152	168,520	250,562
Franchise loans(2)	—	299,878	142,241
Bankers Mutual multi-family loans(2)(3)	—	220,146	78,500
Asset-based loans, factoring loans and commercial leases	62,513	150,545	164,297
Business loans	60,310	67,078	68,690

Total originations	785,620	1,381,386	1,451,741

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Purchases:
Home equity loans	12,933	826	178,815
Auto loans(4)	—	25,017	135,504
Mortgage loans	—	2,006	26,472
Franchise loans	—	—	813,988

Total purchases	12,933	27,849	1,154,779

Total loan and lease production	$798,553	$1,409,235	$2,606,520

(1)	Includes auto-related operating lease assets totaling $114.6 million for 2000 and $335.2 million for 1999, which are not included in our total loan and lease portfolio in accordance with GAAP.

(2)	Represents franchise loans and Bankers Mutual multi-family loans originated subsequent to the acquisition of FMAC on November 1, 1999. Effective September 30, 2000, our franchise lending division was shut down. Effective June 30, 2000, substantially all of the assets and liabilities of Bankers Mutual were sold.

(3)	100% of Bankers Mutual multi-family mortgage loans were originated and sold through seller-servicer programs administered by Fannie Mae and Freddie Mac.

(4)	Auto loan and lease purchases for the year ended December 31, 2000 included $22.2 million related to the repurchase of loans as a result of exercising the cleanup call on our 1997 auto loan securitization.

      Our loan and lease origination and purchase activity during 2001 was consistent with our strategy of growing our core retail and commercial banking businesses. We currently focus our loan origination efforts on high-quality consumer and commercial loans including multi-family and commercial mortgage loans. During 2000 and 1999, our loan and lease origination and purchase activity was primarily focused on consumer and commercial assets which provided higher risk-adjusted yields compared to the traditional mortgage-based assets. We ceased originating franchise loans during 2000 with the shutdown of our franchise loan production unit. Single-family mortgage loan originations ceased during 1996. We supplemented our originations in 1999 with a significant amount of loan and lease purchases. The franchise loans purchased in 1999 were originated by FMAC prior to our acquisition of FMAC on November 1, 1999.

Credit Quality

      We define nonperforming assets as nonaccrual loans and leases, real estate owned, defaulted mortgage-backed securities and other repossessed assets. We define nonaccrual loans and leases as loans and leases 90 days or more delinquent as to principal and interest payments (unless the principal and interest are well secured and in the process of collection) and loans and leases less than 90 days delinquent designated as nonperforming when we determine that the full collection of principal and/or interest is doubtful. We do not record interest on nonaccrual loans and leases.

      The following table illustrates our nonperforming assets as of the dates indicated:

	At December 31,

	2001	2000	1999	1998	1997

	(Dollars in thousands)
Nonaccrual loans and leases	$79,722	$99,608	$22,918	$14,700	$10,991
Real estate owned	9,462	1,041	2,467	2,666	4,146
Other repossessed assets	633	524	554	654	629

Nonperforming assets	$89,817	$101,173	$25,939	$18,020	$15,766

      The decrease in total nonperforming assets in 2001, as compared to 2000, was primarily due to the declining balances of our mortgage loan and home equity loan portfolios, primarily high loan-to-value home equity loans, combined with resolution of specific franchise problem credits during 2001. Non-franchise nonaccrual loans and leases decreased to $17.5 million at December 31, 2001 from $28.8 million at December 31, 2000. The increase in real estate owned was primarily due to the foreclosure of certain franchise properties. Franchise real estate owned totaled $7.3 million at December 31, 2001.

      The increase in total nonperforming assets in 2000, as compared to 1999, was primarily due to an increase in nonperforming assets within our franchise loan sector. Nonperforming assets within the franchise loan sector represented approximately 71% of the 2000 total and included $70.8 million in nonaccrual franchise loans and $1.0 million of franchise real estate owned at December 31, 2000.

      Our total nonperforming assets in 1999 included $8.7 million of nonaccrual franchise loans and $1.4 million of franchise real estate owned at December 31, 1999. Our loan and lease portfolio did not include franchise loans prior to 1999.

      The following table illustrates, by platform, nonperforming assets and nonperforming assets as a percentage of consolidated assets:

	Nonperforming Assets as a Percentage of
	Consolidated Total Assets

			At December 31,

	2001		2000		1999

	(Dollars in thousands)
Retail Platform:
Single-family mortgage	$2,455	0.06%	$4,599	0.09%	$5,121	0.08%
Home equity	470	0.01	3,919	0.07	2,958	0.04
Auto	1,034	0.03	706	0.01	1,307	0.02

Total Retail Platform	3,959	0.10	9,224	0.17	9,386	0.14
Commercial Platform:
Multi-family mortgage	67	—	337	0.01	1,172	0.02
Commercial real estate	7,822	0.19	12,025	0.23	6,557	0.10
Franchise loans	69,583	1.74	71,790	1.34	6,185	0.10
Asset-based loans, factoring loans and commercial leases	8,003	0.20	6,565	0.12	1,639	0.02
Business loans	383	0.01	1,232	0.02	1,000	0.02

Total Commercial Platform	85,858	2.14	91,949	1.72	16,553	0.26

Total	$89,817	2.24%	$101,173	1.89%	$25,939	0.40%

      The following table illustrates, by platform, loans and leases delinquent 60 days or more as a percentage of gross loans and leases:

	Loans and Leases Delinquent 60 Days or More as
	a Percentage of Gross Loans and Leases

	A		t December 31,

	2001		2000		1999

	(Dollars in thousands)
Retail Platform	$7,802	0.32%	$15,139	0.48%	$16,747	0.38%
Commercial Platform	62,221	2.58	68,648	2.16	11,668	0.26

Total	$70,023	2.90%	$83,787	2.64%	$28,415	0.64%

Allowance for Loan and Lease Losses (ALLL)

      Credit risk and potential loss are inherent in the lending process. The purpose of the ALLL is to absorb losses that are probable and estimable in our loan and lease portfolio. The ALLL is augmented through charges to earnings called provisions. Known losses are charged to the ALLL. Management seeks to reduce credit risk and therefore potential loss by administering established lending policies and underwriting procedures combined with continuous monitoring of the portfolio.

      The adequacy of the ALLL is formally evaluated on a quarterly basis. As discussed in more detail below, specific credits and the portfolio in general are evaluated by several methods incorporating historical performance, collateral protection, cash flow and analysis of current economic conditions. This evaluation culminates with a judgment on the probability of collection based on existing and probable near-term events. The underwriting of new credits may be changed or modified depending on the results of these on-going evaluations. Discontinued lending operations receive the same scrutiny as on-going operations but do not have the additional risk inherent in accepting new business.

      After the quarterly evaluations are completed and the various requirements are tabulated, any deficiency is covered through provisions to the ALLL. Through the budget process, these provisions are estimated for the entire year and adjusted after the quarterly evaluations if necessary. This entire process of evaluating the adequacy of the ALLL is subjective and judgmental. In accordance with our methodology, this process consists of three major components as described below:

1. Allowance for loans and leases that are individually evaluated. These loans and leases are generally larger commercial or income-producing real estate loans or leases that are evaluated on an individual basis at least quarterly in accordance with our internal grading processes and smaller homogeneous loans that have been adversely graded. Loans adversely graded receive a specific allowance allocation predicated on the individual analysis using the various techniques mentioned above. Pass credits within each loan category receive a general allowance component consistent with the evaluation of the factors within that portfolio. Loans considered impaired receive further testing as required under Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” and any resulting permanent impairment is charged off to the ALLL. These grades and the specific allowance allocations are routinely reviewed for accuracy through an independent review process and by the bank’s regulatory agencies.

2. Allowance for groups of homogenous loans and leases that currently exhibit no identifiable weaknesses and are collectively evaluated. The smaller balance homogenous loans and leases generally consist of single-family mortgage loans and consumer loans, including auto loans, home equity loans and lines of credit and unsecured personal loans. The larger loans and leases generally consist of commercial or income-producing real estate loans and leases that are grouped into pools with common characteristics. An allowance factor is derived that is an estimate of the probable losses that are inherent in these pools. These factors are based primarily on the historical loss experience tracked over various time periods up to three years with specific attention given to recent trend analysis. Other factors including delinquency, adverse classification trends, and industry experience are also evaluated. The resulting allowance is the sum of the allocations in each category.

3. Unallocated Allowance. The third component is to absorb losses not provided for by the other two components. Other factors come into play that may have an impact on loan losses. These include, but are not limited to, changes in economic conditions in areas where we loan money, increased risk in lending into new areas with new products, and timing difference between the receipt and evaluation of loan data. Another important risk that this component takes into consideration is the general level of imprecision involved with any ALLL analysis process. The first two components are driven primarily by historical factors and evaluation of existing and near-term events. While these components are believed to be adequate under existing conditions, they remain subjective and judgmental. The unallocated portion of the ALLL is management’s best efforts to ensure that the overall allowance appropriately reflects the probable losses inherent in the loan and lease portfolio.

      The allowance for loan and lease losses at December 31, 2001 was $49.8 million as compared to $73.7 million at December 31, 2000 and $52.2 million at December 31, 1999. The decrease in the allowance for loan and lease losses was primarily related to the decrease in loans held-for-investment during 2001 due to loans transferred from held-for-investment to held-for-sale and subsequently sold. The transfer of loans from held-for-investment to held-for-sale resulted in a $53.6 million reduction to the allowance for loan and lease losses related to mark-to-market adjustments on these loans, consisting of $48.8 million in net reductions related to franchise loans and $4.8 million related to the sale of home equity loans during 2001.

      The allowance for loan and lease losses at December 31, 2001 represents 2.10% of gross loans and leases held-for-investment. Within this allowance, $20.1 million is specifically allocated to the total franchise portfolio and represents 16.82% of that portfolio. As such, this particular segment of our total loan portfolio, while relatively small, contains the most exposure to potential credit loss. This is a discontinued lending operation and the size of this portfolio has declined considerably in 2001. The remainder of the allowance of $29.7 million, including $4.8 million of unallocated allowance, represents 1.32% of the remaining loan portfolio. In addition, within the held-for-investment portfolio of franchise loans is another $6.1 million of mark-to-market valuation adjustments on loans transferred from held-for-sale to held-for-investment which has reduced the carrying value of these loans.

      The increase in the allowance for loan and lease losses at December 31, 2000, as compared to December 31, 1999, was primarily related to higher provision levels associated with the franchise loan sector partially offset by allowance reductions related to transfers of loans to held-for-sale. These higher provision levels resulted in an increase in the allowance for loan and lease losses to 2.61% of gross loans and leases held-for-investment at December 31, 2000 as compared to 1.20% at December 31, 1999. The unallocated allowance was $9.4 million at December 31, 2000 and $3.1 million at December 31, 1999.

      The allowance for loan and lease losses is maintained at a level that we believe is appropriate based on our estimate of probable losses in the portfolio of loans and leases held-for-investment. This assessment is based on many factors including prevailing economic conditions, identified losses within the portfolio, historical loss experience, asset concentrations, levels and trends in classified assets, loan and lease delinquencies and industry data.

      The following table illustrates the allowance for loan and lease losses as a percentage of nonperforming assets and gross loans and leases, excluding loans and leases held-for-sale:

	Allowance for Loan and Lease Losses as a Percentage of Specified Assets

	At December 31,

	2001		2000		1999

	Assets	Percent	Assets	Percent	Assets	Percent

	(Dollars in thousands)
Nonperforming assets	$89,817	55%	$101,173	73%	$25,939	201%
Gross loans and leases, excluding loans and leases held-for-sale	$2,376,578	2.10%	$2,825,532	2.61%	$4,347,407	1.20%

      The following table illustrates the allowance for loan and lease losses for the years indicated:

	For the Year Ended December 31,

	2001	2000	1999	1998	1997

	(Dollars in thousands)
Beginning balance	$73,738	$52,161	$45,405	$38,458	$29,013
Allowance related to acquisitions(1)	—	—	8,256	11,374	14,162
Transfers of loans to held-for-sale	(53,606)	(15,210)	(2,656)	—	—
Charge-offs:
Mortgage	(1,488)	(422)	(827)	(2,480)	(2,699)
Home Equity	(10,296)	(18,014)	(19,568)	(7,152)	—
Auto	(3,809)	(2,953)	(7,674)	(8,604)	(4,057)
Asset-based loans, factoring loans and commercial leases	(9,397)	(4,425)	(3,176)	(828)	(1,685)
Franchise	(24,197)	(1,128)	—	—	—
Business(2)	(2,509)	(7,926)	—	—	—

	(51,696)	(34,868)	(31,245)	(19,064)	(8,441)
Recoveries:
Mortgage	283	218	607	2,290	706
Home Equity(3)	4,602	3,157	1,530	456	—
Auto	1,526	1,488	1,722	2,599	955
Asset-based loans, factoring loans and commercial leases	2,479	1,366	231	178	111
Franchise	196	2,826	—	—	—
Business	379	—	—	—	—

	9,465	9,055	4,090	5,523	1,772
Net charge-offs	(42,231)	(25,813)	(27,155)	(13,541)	(6,669)
Provision for loan and lease losses	71,890	62,600	28,311	9,114	1,952

Ending balance	$49,791	$73,738	$52,161	$45,405	$38,458

Net charge-offs to average total loans and leases	1.51%	0.65%	0.61%	0.32%	0.28%

(1)	We acquired Bay View Commercial Finance Group in March 1997, Ultra Funding in October 1997, America First Eureka Holdings in January 1998, Franchise Mortgage Acceptance Company in November 1999 and Goodman Factors, Inc. in February 2000.

(2)	Charge-offs for the year ended December 31, 2000 include $7.9 million in FMAC-originated funeral home loans.

(3)	Includes a $2.6 million recovery on sale of charged-off high loan-to-value home equity loans totaling $45.0 million.

Deposits

      As a primary part of our business, we generate deposits for the purpose of funding loans, leases and securities. The following table illustrates deposits as of the dates indicated:

	At December 31,

	2001		2000		1999

	Amount	Rates	Amount	Rates	Amount	Rates

	(Dollars in thousands)
Transaction accounts	$1,950,699	1.48%	$1,608,499	3.59%	$1,703,123	3.29%
Retail certificates of deposit	1,284,228	3.53	1,872,562	6.01	1,637,127	4.90

Total retail deposits	3,234,927	2.29	3,481,061	4.89	3,340,250	4.09
Brokered certificates of deposit	—	—	265,251	6.86	389,530	5.87

Total	$3,234,927	2.29%	$3,746,312	5.03%	$3,729,780	4.22%

Transaction accounts as a percentage of retail deposits		60.3%		46.2%		51.0%

      The decrease in total deposits at December 31, 2001, as compared to December 31, 2000, was primarily due to maturities of higher-cost certificates of deposit, including brokered certificates of deposit, partially offset by an increase in lower-cost transaction accounts. The $342.2 million growth in our transaction accounts, combined with the prevailing low interest rate environment, helped us reduce our overall cost of deposits to 2.29% at December 31, 2001 from 4.89% at December 31, 2000. The increase in total deposits at December 31, 2000, as compared to December 31, 1999, was due primarily to the growth of our retail certificates of deposit partially offset by a decrease in transaction accounts and brokered certificates of deposit. Our retail deposits grew $140.8 million during 2000 primarily due to marketing and promotional efforts.

      We continue to focus on enhancing the value of Bay View Bank’s deposit branch franchise. We believe that our focus on Bay View Bank’s retail deposit base, particularly transaction accounts, will enhance our results of operations by lowering our consolidated cost of funds, increasing fee income and expanding opportunities for cross-selling products and services.

      Retail certificates of deposit of $100,000 or more, by time remaining until maturity, were as follows:

	At December 31,

	2001	2000

	(Dollars in thousands)
Three months or less	$161,340	$208,916
Over three through six months	82,345	167,487
Over six through twelve months	96,759	155,087
Over twelve months	14,574	18,432

Total	$355,018	$549,922

Borrowings

      During 2001, we significantly reduced our borrowings as part of our strategic plan, completely eliminating short-term borrowings including collateralized advances from the Federal Home Loan Bank of San Francisco, warehouse lines and securities sold under agreements to repurchase. Our remaining borrowings include subordinated debt, capital securities and other borrowings related to the financing secured by our auto lease contractual cash flows. At December 31, 2001, we had $331.6 million in excess borrowing capacity at the FHLB available for future use.

      During 1999, two warehouse lines with initial committed amounts totaling $600 million were secured. Both lines had original maturities of one year or less. One warehouse line of $500 million was established to provide financing for franchise loans. In October 2000, we replaced the $500 million franchise loan-related warehouse line with a $170 million warehouse line used solely to finance franchise loans held at the parent company that expired March 31, 2001. This warehouse line was extended and fully paid off in the third quarter of 2001. The other warehouse line of $100 million, which was established to fund Bankers Mutual multi-family loan production, was terminated following the sale of substantially all of the assets and certain liabilities of Bankers Mutual during the second quarter of 2000.

      On August 18, 1999, Bay View Bank issued $50 million of 10% Subordinated Notes, which mature in August 2009, a portion of which was used to partially finance the acquisition of FMAC. In December 1998, we issued $90 million in Capital Securities yielding 9.76%, which mature on December 31, 2028. A portion of the proceeds from the Capital Securities were used to redeem our $50 million of 8.42% Senior Debentures which matured on June 1, 1999 and the remainder for general corporate purposes. In August 1997, we issued $100 million of 9.125% Subordinated Notes, which mature on August 15, 2007, a portion of which was used to partially finance the acquisition of AFEH.

      On December 31, 2001, we completed a financing secured by the contractual cash flows of our auto operating lease portfolio. The transaction was recorded as a secured financing in accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases” and resulted in an increase in other borrowings of $136.5 million at an imputed interest rate of 5.25%. There have been no new auto leases originated since June 2000 and therefore, the auto operating lease cash flows decrease monthly and are scheduled to conclude in November 2005.

      The following table illustrates outstanding borrowings as of the dates indicated:

	At December 31,

	2001	2000	1999

	(Dollars in thousands)
Advances from the Federal Home Loan Bank of San Francisco	$—	$804,837	$1,367,300
Securities sold under agreements to repurchase	—	103,241	17,883
Warehouse lines	—	94,134	397,538
Subordinated Notes, net	149,632	149,567	149,502
Other borrowings	137,536	1,664	3,294
Capital Securities	90,000	90,000	90,000

Total	$377,168	$1,243,443	$2,025,517

      The lower borrowing level at December 31, 2001, as compared to December 31, 2000, was primarily due to a reduction in Federal Home Loan Bank advances resulting from prepayments of $614 million combined with $191 million in net maturities that were not renewed, reduction in securities sold under agreements to repurchase and the pay-off of the warehouse line related to franchise loans. These reductions were partially offset by an increase in other borrowings related to the December 31, 2001 financing secured by our auto lease contractual cash flows.

      The lower borrowing level at December 31, 2000, as compared to December 31, 1999, was primarily due to the pay-down of the warehouse lines related to franchise loans and the pay-down of Federal Home Loan Bank advances associated with the aforementioned sales of single-family mortgage loans and other assets during 2000. These reductions were partially offset by an increase in securities sold under agreements to repurchase used primarily to fund mortgage-backed security purchases. Additionally, in June 2000 we auctioned $180 million of Federal Home Loan Bank liabilities with below-market interest rates.

      Short-term borrowings are defined as borrowings due within one year or less. The following table illustrates our short-term borrowings as of the dates indicated:

	At December 31,

	2001	2000	1999

	(Dollars in thousands)
Advances from the Federal Home Loan Bank of San Francisco	$—	$530,437	$722,500
Securities sold under agreements to repurchase	—	103,241	17,883
Warehouse lines	—	94,134	397,538

Total	$—	$727,812	$1,137,921

Weighted-average interest rate of total short-term borrowings outstanding at period end	—%	6.58%	6.47%

      The following table illustrates the maximum outstanding balance for each type of short-term borrowing at any month end during 2001, 2000 and 1999, and the average balances and weighted-average interest rates on short-term borrowings for those years:

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Advances from the Federal Home Loan Bank of San Francisco	$512,700	$772,700	$1,900,400
Securities sold under agreements to repurchase	$—	$448,660	$24,784
Warehouse lines	$93,768	$355,316	$397,538
Average amount of total short-term borrowings outstanding during the year	$445,430	$1,137,662	$858,226
Weighted-average interest rate of total short-term borrowings outstanding during the year	5.75%	6.59%	5.10%

Liquidity

      The objective of our liquidity management program is to ensure that funds are available in a timely manner to meet loan demand and depositors’ needs, and to service other liabilities as they come due, without causing an undue amount of cost or risk, and without causing a disruption to normal operating conditions.

      We regularly assess the amount and likelihood of projected funding requirements through a review of factors such as historical deposit volatility and funding patterns, present and forecasted market and economic conditions, and existing and planned business activities. Our Risk Management Committee provides oversight to the liquidity management process and recommends policy guidelines, subject to Board of Directors’ approval, and courses of action to address our actual and projected liquidity needs.

      The ability to attract a stable, low-cost base of deposits is a significant source of liquidity. Other sources of liquidity available to us include short-term borrowings, which consist of advances from the Federal Home Loan Bank of San Francisco, repurchase agreements and other short-term borrowing arrangements. Our liquidity requirements can also be met through the use of our portfolio of liquid assets. Liquid assets, as defined by us, include cash and cash equivalents in excess of the minimum levels necessary to carry out normal business operations, federal funds sold, commercial paper and other short-term investments.

      On September 6, 2000, Bay View Bank entered into an agreement with the Office of the Comptroller of the Currency. This agreement states that Bay View Bank may not declare or distribute any dividends without prior approval of the Office of the Comptroller of the Currency.

      On September 29, 2000, Bay View Capital Corporation entered into an agreement with the Federal Reserve Bank of San Francisco. In addition to requiring prior approval to pay common stock dividends, the agreement requires us to obtain prior approval to disburse dividends associated with our 9.76% Capital

Securities. We did not receive approval to disburse the quarterly dividend in the third and fourth quarters of 2000 and for all of 2001. Pursuant to the terms of the Capital Securities, we have deferred distributions on the debentures. During this deferral period, distributions to which holders are entitled will continue to accrue at an annual rate of 9.76% of the liquidation amount of $25 per Capital Security, plus accumulated additional distributions at the same rate, compounded quarterly, on any unpaid distributions (to the extent permitted by law). We fully intend to continue to seek approval to distribute the dividend at the earliest available opportunity as the interest on these unpaid dividends is one of our highest borrowing costs.

      At December 31, 2001, we had liquidity levels with cash and cash equivalents in excess of $521 million, representing approximately 16% of total retail deposits.

      To assist you in analyzing our liquidity, you should review our Consolidated Statements of Cash Flows at F-5.

Capital Resources

      Management seeks to maintain adequate capital to support anticipated asset growth and credit risks, and to ensure that Bay View Capital Corporation and Bay View Bank are in compliance with all regulatory capital guidelines. Stockholders’ equity totaled $336.2 million at December 31, 2001 as compared to $297.8 million at December 31, 2000. The increase in stockholders’ equity was due to the net proceeds from our $137.5 million rights offering offset by the losses incurred during 2001. Tangible stockholders’ equity, which excludes intangible assets, was $212.6 million at December 31, 2001 as compared to $162.9 million at December 31, 2000. The increase in tangible stockholders’ equity was also due to the net proceeds from our rights offering and the amortization of intangible assets offset by the losses incurred during 2001. We do not have any material commitments for capital expenditures at December 31, 2001.

      The following table illustrates the reconciliation of our stockholders’ equity to tangible stockholders’ equity as of the dates indicated:

	At December 31,

	2001	2000

	(Dollars in thousands)
Stockholders’ equity	$336,187	$297,849
Intangible assets	(123,573)	(134,936)

Tangible stockholders’ equity	$212,614	$162,913

Book value per share	$5.37	$9.14

Tangible book value per share	$3.40	$5.00

      The following table illustrates the changes in our tangible stockholders’ equity for the periods indicated:

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Beginning tangible stockholders’ equity	$162,913	$302,189	$243,723
Net (loss) income	(101,170)	(326,197)	28,964
Equity issued in connection with acquisitions	—	—	237,022
Intangible assets generated from acquisitions accounted for under the purchase method of accounting	—	(22,095)	(199,344)
Intangible assets generated from branch acquisitions	—	—	(6,154)
Write-off of intangible assets related to Bankers Mutual	—	2,776	—
Write-off of intangible assets related to BVFMAC	—	192,622	—
Net proceeds from issuance of common stock	108,000	—	—
Net proceeds from issuance of preferred stock	26,400	—	—
Expense realized on stock options with below market exercise price	5,219	—	—
Amortization of intangible assets	11,280	20,766	13,687
Repurchase of common stock	—	—	(8,381)
Exercise of stock options and distribution of directors’ retirement plan shares	166	94	498
Cash dividends declared	—	(9,780)	(5,579)
Other	(194)	2,538	(2,247)

Ending tangible stockholders’ equity	$212,614	$162,913	$302,189

      Intangible assets generated from our acquisitions accounted for under the purchase method of accounting are deducted from stockholders’ equity in the above calculation to arrive at tangible stockholders’ equity. Conversely, the amortization of intangible assets increases tangible stockholders’ equity as well as Bay View Capital Corporation’s and Bay View Bank’s Tier 1 regulatory capital.

      Bay View Bank is subject to various regulatory capital guidelines administered by the Office of the Comptroller of the Currency. Under these capital guidelines, the minimum total risk-based capital ratio and Tier 1 risk-based capital ratio requirements are 8.00% and 4.00%, respectively, of risk-weighted assets and certain off-balance sheet items. The minimum Tier 1 leverage ratio requirement is 4.00% of quarterly average assets, as adjusted.

      Additionally, the Federal Deposit Insurance Corporation Improvement Act of 1991 defines five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, depending upon the capital level of the institution. Each federal banking agency, including the Office of the Comptroller of the Currency, is required to implement prompt corrective actions for undercapitalized institutions that it regulates.

      Bay View Bank’s regulatory capital levels at December 31, 2001 exceeded both the minimum requirements as well as the requirements necessary to be considered well-capitalized as illustrated in the following table:

			Minimum		Well-Capitalized
	Actual		Requirement		Requirement

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tier 1 Leverage	$208,816	5.59%	$149,412	4.00%	$186,765	5.00%
Tier 1 Risk-based	$208,816	7.20%	$116,062	4.00%	$174,093	6.00%
Total Risk-based	$295,316	10.18%	$232,124	8.00%	$290,155	10.00%

      Similarly, Bay View Capital Corporation is subject to various regulatory capital guidelines administered by the Board of Governors of the Federal Reserve. The capital guidelines provide definitions of regulatory capital ratios and the methods of calculating capital and each ratio for bank holding companies. The federal banking agencies require a minimum ratio of qualifying total risk-based capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total average assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total average assets is 3%. For organizations not rated in the highest of the five categories, the regulations advise an additional “cushion” of at least 100 basis points. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

      At December 31, 2001, Bay View Capital Corporation exceeded the minimum requirements for Tier 1 risk-based capital while the Tier 1 leverage ratio was 3.73% and total risk-based capital ratio was 7.62% as illustrated in the following table:

			Minimum
	Actual		Requirement

	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tier 1 leverage	$140,669	3.73%	$150,937	4.00%
Tier 1 risk-based	$140,669	4.25%	$132,545	4.00%
Total risk-based	$252,607	7.62%	$265,090	8.00%

      We anticipate that Bay View Capital Corporation will meet the required minimum capital ratios during 2002 and maintain appropriate capital levels thereafter. (See “Business” and Note 4 to the Consolidated Financial Statements, “Regulatory Matters,” at F-18).

Stock Repurchase Program

      Our outstanding shares of common stock were 62,579,129 at December 31, 2001 and 32,574,987 at December 31, 2000. As a result of our rights offering during 2001, the weighted-average shares outstanding (including potential dilutive common shares) used for computing earnings per diluted share increased to 50.9 million shares for the year ended December 31, 2001 as compared to 32.6 million shares for the year ended December 31, 2000 and 21.3 million shares for the year ended December 31, 1999.

      In August 1998, our Board of Directors authorized the repurchase of up to $50 million in shares of our common stock. During 1999, we repurchased 460,000 shares of our common stock for $8.3 million at an average price of $18.22 per share. We did not repurchase any shares of our common stock during 2000 and 2001. In November 1999, all of our treasury shares were reissued in conjunction with the acquisition of FMAC. At December 31, 2001, we had approximately $17.6 million in remaining authorization available for future share repurchases. Pursuant to our agreement with the Federal Reserve Bank of San Francisco, we must obtain prior written approval before repurchasing shares.

Impact of Inflation and Changing Prices

      Our consolidated financial statements presented herein have been prepared in accordance with GAAP, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time. Due to the fact that most assets and liabilities of a financial institution are monetary in nature, interest rates have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as the prices of goods and services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS
For Quarter ended June 30, 2002 as filed on Form 10-Q

Strategic Overview

      Bay View Capital Corporation (the “Company”) is a commercial bank holding company headquartered in San Mateo, California. Our principal subsidiary is Bay View Bank, N.A. (the “Bank”) and its 57 full-service branch-banking network.

Our Mission and Strategy

      From 1996 to 1999, our strategy was to transform Bay View Bank from a traditional thrift to a commercial bank. During this period, we nearly doubled in size, replaced a majority of our mortgage-based loans with higher-yielding consumer and commercial loans and leases and transformed a significant portion of our deposits into lower-cost transaction accounts.

      In May 2001, we completed a rights offering and a concurrent offering to standby purchasers that generated aggregate gross proceeds of $137.5 million. With this additional capital, we implemented a new strategic plan that included exiting businesses inconsistent with a California-focused bank and included assumptions related to the liquidation of our remaining franchise-related assets and operations and our remaining high loan-to-value home equity loans. Our results for 2001 included specific charges consistent with our new strategic plan. The specific charges were primarily related to the stock sale of the legal entity Bay View Franchise Mortgage Acceptance Company (“BVFMAC”) and its related servicing platform, the disposition of franchise-related assets, restructuring charges primarily related to the reduction in our workforce announced in May 2001 and prepayment penalties related to a reduction in higher-cost borrowings.

      As a result of the significant and successful turnaround actions undertaken and completed in 2001 under the strategic plan, the Company began active consideration of various alternatives to maximize its value to its stockholders and retained Credit Suisse First Boston Corporation to assist in that process. The Company initially considered a variety of transactions. However, through this evaluation process, determined that greater stockholder value could be obtained by adopting a plan of dissolution and selling selected assets of the Bank to more than one purchaser rather than by an alternative approach such as selling all of the Bank as a whole. We believe this fact is largely the result of the mismatch between the character of the Bank’s and our assets and liabilities, which resulted from strategies of prior management.

      On July 22, 2002, Bay View Bank executed a definitive agreement with U.S. Bank, a wholly owned subsidiary of U.S. Bancorp, pursuant to which U.S. Bank will purchase Bay View Bank’s deposits, branches and branch and service center operations, as well as approximately $373.0 million of single family, home equity and commercial loans. Bay View Bank also executed a definitive agreement on the same date with Washington Mutual pursuant to which Washington Mutual will purchase approximately $1.0 billion of multifamily and commercial real estate loans from the Bank.

      On August 6, 2002, our Board of Directors approved a plan of dissolution and stockholder liquidity. Proposals to authorize this plan, and approve the U.S. Bank transaction, will be submitted to our stockholders as soon as practicable. Under the plan of dissolution and stockholder liquidity, we intend to sell our remaining assets in an orderly manner and to collect all additional monies owed to us. We will then pay or make adequate reserves for the payment of all of our liabilities and obligations, including all expenses related to the sale of our assets and the plan of dissolution and stockholder liquidity. Our board of directors, at its discretion, may also set aside a contingency reserve to pay any claims that may arise against us, whether known or unknown. We will make one or more liquidating distributions to our stockholders, representing the net proceeds of our asset sales. Any liquidating distributions will be made to our stockholders based on their pro rata ownership of our common stock as of the record date to be established for each distribution.

      It is not possible at this time to indicate an exact amount for the distributions we intend to make to our stockholders for a number of reasons, including: the need to obtain the Board of Governors of the Federal Reserve System (“FRB”) and Office of the Comptroller of the Currency (“OCC”) approval to make any distributions; possible negative post-closing purchase price adjustments pursuant to the Bank’s agreements with U.S. Bank and Washington Mutual; the amount of the Bank’s deposits during the period prior to the closing of the transaction with U.S. Bank transaction may be lower than we expect; the proceeds that we in fact receive from the disposition of other assets that are not yet subject to purchase commitments could be less than we currently anticipate; and our expenses and other obligations prior to liquidation could be greater than we currently anticipate. As a result, no assurance can be given as to the amount of the distributions that will be made to our stockholders.

      Although we need to take a number of actions to implement our plan of dissolution and stockholder liquidity, including obtaining the permission of the FRB and OCC to make stockholder distributions while the regulatory agreements remain in effect, we anticipate that a substantial portion of the distributions will be made to our stockholders during 2003.

Retail and Commercial Platforms

      We have historically operated two distinct business platforms representing the two basic distribution channels of our primary businesses, retail and commercial banking. The platform’s results include the income and expenses related to these business activities.

      Our Retail Platform includes single-family real estate loans, home equity loans and lines of credit, auto loans and leases, mortgage-backed securities and other investments, and other consumer banking products and services.

      The Retail Platform originates and purchases fixed-rate loans secured by new and used autos. In executing our strategy, we identify product niches which are not the primary focus of traditional competitors in the auto lending area, such as banks and captive finance companies. One such niche includes auto loans where a highly qualified borrower desires a higher relative loan amount and/or a longer term than is offered by other more traditional auto financing sources. In return for the flexibility of the products offered, we charge higher interest rates while still applying traditional underwriting criteria to mitigate potential loan losses.

      Our Commercial Platform includes multi-family and commercial real estate loans, franchise loans, asset-based loans, syndicated loans, factored receivables, commercial leases, and other business banking products and services. We also purchased and originated franchise loans until the restructuring of our franchise lending division, which was shut down in September 2000. Since this restructuring, we have significantly reduced our concentration of franchise assets.

Critical Accounting Policies

      We have identified the most critical accounting policies upon which our financial status depends. We determined the critical policies by considering accounting principles that involve the most complex or subjective decisions or assessments. We have identified our most critical accounting policies to be those related to the allowance for losses on loans and leases, investment in operating lease assets and income taxes. Descriptions of these accounting policies are found in both the notes to the consolidated financial statements and at relevant sections in this management’s discussion and analysis.

Results of Operations

      Our net loss for the second quarter of 2002 was $4.1 million, or $0.07 per diluted share, as compared to $95.4 million, or $2.11 per diluted share, for the second quarter of 2001. Net income for the first six months of 2002 was $2.8 million, or $0.04 per diluted share, as compared to a net loss of $103.3 million, or $2.65 per diluted share, for the first six months of 2001. Our second quarter 2002 results include a special charge of $13.1 million related to the settlement of litigation.

      As previously reported in Bay View Capital Corporation’s Current Report on Form 8-K dated June 25, 2002, the Company entered into a settlement agreement with JP Morgan Chase Bank relating to the complaint filed against Bay View Franchise Mortgage Acceptance Company which the Company sold during

2001. The settlement resulted in a $13.1 million pre-tax charge to second quarter earnings and included the removal of approximately $12 million of nonperforming franchise loans from our consolidated balance sheet.

      On June 5, 2002, we completed the sale of our San Mateo-based factoring business, Bay View Funding, to a group of investors led by the factoring company’s management team. Through this transaction, we converted approximately $6.5 million of goodwill to tangible equity.

Net Interest Income and Net Interest Margin

      Net interest income was $33.4 million for the second quarter of 2002 as compared to $29.7 million for the second quarter of 2001. Net interest income for the first six months of 2002 was $66.6 million as compared to $62.2 million for the first six months of 2001. Net interest margin was 4.23% for the second quarter of 2002 as compared to 2.83% for the second quarter of 2001. Net interest margin was 4.19% for the first six months of 2002 as compared to 2.88% for the first six months of 2001.

      The following tables illustrate net interest income and net interest margin, by platform, for the periods indicated:

	For the Three Months Ended

	June 30, 2002		June 30, 2001

	Net	Net	Net	Net
	Interest	Interest	Interest	Interest
	Income	Margin	Income	Margin

	(Dollars in thousands)
Retail Platform(1)	$11,553	2.94%	$8,483	1.50%
Commercial Platform	21,894	5.51	21,261	4.34

Total	$33,447	4.23%	$29,744	2.83%

	For the Six Months Ended

	June 30, 2002		June 30, 2001

	Net	Net	Net	Net
	Interest	Interest	Interest	Interest
	Income	Margin	Income	Margin

	(Dollars in thousands)
Retail Platform(1)	$22,928	2.90%	$17,180	1.50%
Commercial Platform	43,663	5.47	45,048	4.39

Total	$66,591	4.19%	$62,228	2.88%

(1)	The Retail Platform’s net interest margin and net interest income presented above do not include the revenue impact of our auto leasing activities, which is included in noninterest income, but do include the associated funding costs.

      The increases in net interest income for the second quarter of 2002, as compared to the second quarter of 2001, and for the first six months of 2002, as compared to the first six months of 2001, were primarily due to increases in net interest margin partially offset by decreases in average interest-earning assets. The increases in our net interest margin and net interest spread were due to lower overall cost of funds resulting from the lower cost of deposits, the lower borrowing levels and the prevailing lower interest rate environment. This was partially offset by lower yields on assets, which were also impacted by the lower interest rate environment, and sales of higher-yielding loans and mortgage-backed securities during 2001 and 2002. The decreases in average interest-earning assets were primarily due to asset sales, including franchise and home equity loans, factored receivables, mortgage-backed securities and other investment securities, as well as payoffs throughout 2001 and 2002.

      Our net interest margin, calculated in accordance with generally accepted accounting principles (“GAAP”), excludes the revenue impact of our auto leasing activities, but includes the associated funding costs. Because our auto leases are accounted for as operating leases, the rental income and related expenses, including depreciation expense, are reflected in noninterest income and noninterest expense in accordance with GAAP. For a discussion of normalized net interest income and net interest margin, including the revenue impact of our auto leasing activities, see “Non-GAAP Performance Measures — Normalized Net Interest Income and Net Interest Margin”.

      Net interest income and net interest margin by platform reflect our strategy to sell off our higher-risk assets, specifically high loan-to-value home equity loans and franchise loans. The increases in the Retail Platform’s net interest margin reflect the impact of lower overall cost of funds, as previously disclosed or as discussed elsewhere herein, partially offset by the sale of higher-yielding loans and mortgage-backed securities during 2001 and 2002. The increases in the Commercial Platform’s net interest margin were primarily due to lower cost of funds. For more detail, see discussion of “Interest Income” and “Interest Expense”.

      The following tables illustrate average interest-earning assets, excluding our auto-related operating lease assets, by platform, for the periods indicated:

	Average Balances for the
	Three Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
Retail Platform	$1,575,884	$2,230,780
Commercial Platform	1,587,735	1,948,223

Total	$3,163,619	$4,179,003

	Average Balances for the
	Six Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
Retail Platform	$1,580,728	$2,241,031
Commercial Platform	1,598,844	2,041,634

Total	$3,179,572	$4,282,665

      The decreases in the Retail Platform’s average interest-earning assets, which exclude our auto-related operating lease assets, reflect the impact of the sales of home equity loans during 2001 and the sale of mortgage-backed and other investment securities during 2001 and 2002 partially offset by purchases of mortgage-backed and investment securities as previously disclosed or as discussed elsewhere herein. The decreases in the Commercial Platform’s average interest-earning assets reflect the impact of the sales of franchise loans and factored receivables during 2001 and 2002 as well as the impact of the writedowns related to the revaluation of our franchise-related assets during 2001.

      The following table illustrates interest-earning assets, excluding our auto-related operating lease assets, by platform, as of the dates indicated:

	At	At	At
	June 30,	December 31,	June 30,
	2002	2001	2001

	(Dollars in thousands)
Retail Platform	$1,573,855	$1,454,150	$1,520,200
Commercial Platform	1,503,585	1,541,310	1,833,502

Total	$3,077,440	$2,995,460	$3,353,702

      The increase in the Retail Platform’s interest-earning assets, excluding our auto-related operating lease assets, at June 30, 2002, as compared to December 31, 2001, was primarily due to the redeployment of non interest-earning cash at December 31, 2001 into interest-earning short-term investments during the first quarter of 2002 combined with purchases of approximately $60.0 million of mortgage-backed securities and

$54.9 million of other investment securities during the first six months of 2002. These were partially offset by the sale of $91.4 million of mortgage-backed securities during the same period. The decrease in the Commercial Platform’s interest-earning assets was primarily due to the sale of Bay View Funding and its factored receivables and the franchise loan sales and payoffs.

Average Balance Sheet

      The following tables illustrate average yields on our interest-earning assets and average rates on our interest-bearing liabilities for the periods indicated. These average yields and rates were calculated by dividing interest income by the average balance of interest-earning assets and by dividing interest expense by the average balance of interest-bearing liabilities, for the periods indicated. Average balances of interest-earning assets and interest-bearing liabilities were calculated by averaging the relevant month-end amounts for the respective periods.

	Average Balances, Yields and Rates

	For the Three Months Ended			For the Three Months Ended
	June 30, 2002			June 30, 2001

	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

	(Dollars in thousands)
Assets
Interest-earning assets:
Loans and leases	$2,432,969	$45,563	7.50%	$2,938,419	$65,192	8.87%
Mortgage-backed securities(1)	256,972	3,014	4.69	634,370	11,406	7.19
Investments(1)	473,678	3,906	3.29	606,214	7,497	4.91

Total interest-earning assets	3,163,619	52,483	6.64%	4,179,003	84,095	8.04%

Other assets	634,271			686,203

Total assets	$3,797,890			$4,865,206

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits	$3,029,865	$13,529	1.79%	$3,561,939	$39,453	4.44%
Borrowings(2)	294,156	5,507	7.49	882,642	14,898	6.76

Total interest-bearing liabilities	3,324,021	19,036	2.30%	4,444,581	54,351	4.90%

Other liabilities	127,651			79,115

Total liabilities	3,451,672			4,523,696
Stockholders’ equity	346,218			341,510

Total liabilities and stockholders’ equity	$3,797,890			$4,865,206

Net interest income/net interest spread		$33,447	4.34%		$29,744	3.14%

Net interest-bearing liabilities	$(160,402)			$(265,578)

Net interest margin(3)			4.23%			2.83%

(1)	Average balances and yields for securities and other investments classified as available-for-sale are based on historical amortized cost.

(2)	Interest expense for borrowings excludes expenses related to our Capital Securities.

(3)	Annualized net interest income divided by average interest-earning assets.

	Average Balances, Yields and Rates

	For the Six Months Ended			For the Six Months Ended
	June 30, 2002			June 30, 2001

	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

	(Dollars in thousands)
Assets
Interest-earning assets:
Loans and leases	$2,428,918	$92,034	7.61%	$3,035,765	$137,542	9.08%
Mortgage-backed securities(1)	270,338	6,565	4.85	643,899	23,621	7.34
Investments(1)	480,316	7,577	3.15	603,001	17,391	5.76

Total interest-earning assets	3,179,572	106,176	6.70%	4,282,665	178,554	8.35%

Other assets	656,476			733,811

Total assets	$3,836,048			$5,016,476

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits	$3,078,326	$28,531	1.87%	$3,622,590	$83,374	4.64%
Borrowings(2)	286,830	11,054	7.73	961,391	32,952	6.89

Total interest-bearing liabilities	3,365,156	39,585	2.37%	4,583,981	116,326	5.11%

Other liabilities	128,061			111,729

Total liabilities	3,493,217			4,695,710
Stockholders’ equity	342,831			320,766

Total liabilities and stockholders’ equity	$3,836,048			$5,016,476

Net interest income/net interest spread		$66,591	4.33%		$62,228	3.24%

Net interest-bearing liabilities	$(185,584)			$(301,316)

Net interest margin(3)			4.19%			2.88%

(1)	Average balances and yields for securities and other investments classified as available-for-sale are based on historical amortized cost.

(2)	Interest expense for borrowings excludes expenses related to our Capital Securities.

(3)	Annualized net interest income divided by average interest-earning assets.

Interest Income

      Interest income was $52.5 million for the second quarter of 2002 as compared to $84.1 million for the second quarter of 2001. Interest income was $106.2 million for the first six months of 2002 as compared to $178.6 million for the first six months of 2001. The average yield on interest-earning assets was 6.64% for the second quarter of 2002 as compared to 8.04% for the second quarter of 2001. The average yield on interest-

earning assets was 6.70% for the first six months of 2002 as compared to 8.35% for the first six months of 2001. The following tables illustrate interest income, by platform, for the periods indicated:

	For the Three Months Ended

	June 30, 2002			June 30, 2001

	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Yield	Balance	Income	Yield

	(Dollars in thousands)
Retail Platform:
Loans	$851,221	$16,448	7.75%	$1,005,259	$21,564	8.59%
Mortgage-backed securities	256,972	3,014	4.69	634,370	11,406	7.19
Investments	467,691	3,820	3.25	591,151	7,274	4.88

Total Retail Platform	1,575,884	23,282	5.92	2,230,780	40,244	7.21

Commercial Platform:
Loans and leases	1,581,748	29,115	7.36	1,933,160	43,627	9.01
Investments	5,987	86	5.79	15,063	224	5.97

Total Commercial Platform	1,587,735	29,201	7.36	1,948,223	43,851	8.98

Total	$3,163,619	$52,483	6.64%	$4,179,003	$84,095	8.04%

	For the Six Months Ended

	June 30, 2002			June 30, 2001

	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Yield	Balance	Income	Yield

	(Dollars in thousands)
Retail Platform:
Loans	$835,999	$33,420	8.03%	$1,010,931	$43,892	8.72%
Mortgage-backed securities	270,338	6,565	4.85	643,899	23,621	7.34
Investments	474,391	7,245	3.05	586,201	16,248	5.53

Total Retail Platform	1,580,728	47,230	6.00	2,241,031	83,761	7.49

Commercial Platform:
Loans and leases	1,592,919	58,614	7.38	2,024,834	93,649	9.26
Investments	5,925	332	11.29	16,800	1,144	13.77

Total Commercial Platform	1,598,844	58,946	7.40	2,041,634	94,793	9.30

Total	$3,179,572	$106,176	6.70%	$4,282,665	$178,554	8.35%

Retail Platform

      Interest income for the Retail Platform was $23.3 million for the second quarter of 2002 as compared to $40.2 million for the second quarter of 2001. Interest income for the Retail Platform was $47.2 million for the first six months of 2002 as compared to $83.8 million for the first six months of 2001. The average yield on interest-earning assets for the Retail Platform was 5.92% for the second quarter of 2002 as compared to 7.21% for the second quarter of 2001. The average yield on interest-earning assets for the Retail Platform was 6.00% for the first six months of 2002 as compared to 7.49% for the first six months of 2001.

      The Retail Platform’s interest income on loans was $16.5 million for the second quarter of 2002 as compared to $21.5 million for the second quarter of 2001. The Retail Platform’s interest income on loans was $33.4 million for the first six months of 2002 as compared to $43.9 million for the first six months of 2001. The Retail Platform’s average loan yield was 7.75% for the second quarter of 2002 as compared to 8.59% for the second quarter of 2001. The Retail Platform’s average loan yield was 8.03% for the first six months of 2002 as compared to 8.72% for the first six months of 2001. The decreases in interest income on loans for the second quarter of 2002, as compared to the second quarter of 2001, and for the first six months of 2002, as compared to the first six months of 2001, were due to lower average loan balances, as previously discussed, combined with a decrease in the platform’s average loan yields due to the lower interest rate environment and sales of higher-yielding loans during 2001 and 2002.

      The Retail Platform’s interest income on mortgage-backed securities was $3.0 million for the second quarter of 2002 as compared to $11.4 million for the second quarter of 2001. The Retail Platform’s interest income on mortgage-backed securities was $6.6 million for the first six months of 2002 as compared to $23.6 million for the first six months of 2001. The Retail Platform’s average yield on mortgage-backed securities was 4.69% for the second quarter of 2002 as compared to 7.19% for the second quarter of 2001. The Retail Platform’s average yield on mortgage-backed securities was 4.85% for the first six months of 2002 as compared to 7.34% for the first six months of 2001. The decreases in interest income on mortgage-backed securities for the second quarter of 2002, as compared to the second quarter of 2001, and for the first six months of 2002, as compared to the first six months of 2001, were primarily due to lower average balances and yields. The average balances of our mortgage-backed securities have declined as purchases of mortgage-backed securities were more than offset by sales throughout 2001 and 2002. The average yields of our mortgage-backed securities decreased due to the continuing impact of the low interest rate environment and the sales of relatively higher-yielding fixed-rate mortgage-backed securities, including GNMA securities, during 2001 and 2002.

      The Retail Platform’s interest income on investment securities, which consist primarily of short-term investments, trust preferred and asset-backed securities and our retained interests in auto loan securitizations, was $3.8 million for the second quarter of 2002 as compared to $7.3 million for the second quarter of 2001. The Retail Platform’s interest income on investment securities was $7.2 million for the first six months of 2002 as compared to $16.2 million for the first six months of 2001. The Retail Platform’s average yield on investment securities was 3.25% for the second quarter of 2002 as compared to 4.88% for the second quarter of 2001. The Retail Platform’s average yield on investment securities was 3.05% for the first six months of 2002 as compared to 5.53% for the first six months of 2001. The decreases in interest income on investments for the second quarter of 2002, as compared to the second quarter of 2001, and for the first six months of 2002, as compared to the first six months of 2001, were due to lower average yields resulting from the prevailing lower interest rate environment combined with lower average balances resulting from decreases in the average balances of our short-term investments partially offset by increases in asset-backed and trust preferred securities due to purchases throughout 2001 and 2002.

Commercial Platform

      Interest income for the Commercial Platform was $29.2 million for the second quarter of 2002 as compared to $43.9 million for the second quarter of 2001. Interest income for the Commercial Platform was $58.9 million for the first six months of 2002 as compared to $94.8 million for the first six months of 2001. The average yield on interest-earning assets for the Commercial Platform was 7.36% for the second quarter of 2002 as compared to 8.98% for the second quarter of 2001. The average yield on interest-earning assets for the Commercial Platform was 7.40% for the first six months of 2002 as compared to 9.30% for the first six months of 2001.

      The Commercial Platform’s interest income on loans was $29.1 million for the second quarter of 2002 as compared to $43.7 million for the second quarter of 2001. The Commercial Platform’s interest income on loans was $58.6 million for the first six months of 2002 as compared to $93.7 million for the first six months of 2001. The Commercial Platform’s average loan and lease yield was 7.36% for the second quarter of 2002 as compared to 9.01% for the second quarter of 2001. The Commercial Platform’s average loan and lease yield was 7.38% for the first six months of 2002 as compared to 9.26% for the first six months of 2001. The decreases in interest income on loans and leases for the second quarter of 2002, as compared to the second quarter of 2001, and for the first six months of 2002, as compared to the first six months of 2001, were due to lower average loan and lease balances, resulting from the sales of franchise loans and factored receivables during 2001 and 2002 and the writedowns related to the revaluation of franchise loans during 2001, combined with decreases in average yields.

      The Commercial Platform’s interest income on investment securities, which consist of franchise asset-backed securities and residual interests in franchise loan securitizations, was $86 thousand for the second quarter of 2002 as compared to $224 thousand for the second quarter of 2001. The Commercial Platform’s interest income on investment securities was $332 thousand for the first six months of 2002 as compared to $1.1 million for the first six months of 2001. The Commercial Platform’s average yield on investment securities was 5.79% for the second quarter of 2002 as compared to 5.97% for the second quarter of 2001. The Commercial Platform’s average yield on investment securities was 11.29% for the first six months of 2002 as compared to 13.77% for the first six months of 2001. The decreases in interest income on investment securities for the second quarter of 2002, as compared to the second quarter of 2001, and for the first six months of 2002, as compared to the first six months of 2001, were largely due to lower average balances resulting from writedowns related to the revaluation of residual interests in franchise loan securitizations during 2001.

Interest Expense

Deposits

      Interest expense on our deposits was $13.5 million for the second quarter of 2002 as compared to $39.5 million for the second quarter of 2001. Interest expense on our deposits was $28.5 million for the first six months of 2002 as compared to $83.4 million for the first six months of 2001. The average cost of deposits was 1.79% for the second quarter of 2002 as compared to 4.44% for the second quarter of 2001. The average cost of deposits was 1.87% for the first six months of 2002 as compared to 4.64% for the first six months of 2001.

      The decreases in interest expense on deposits for the second quarter of 2002, as compared to the second quarter of 2001, and for the first six months of 2002, as compared to the first six months of 2001, were due to lower cost of deposits and average deposit balances. The decreases in the cost of deposits were primarily a result of the lower interest rate environment, the continued change in our deposit mix and the repricing of higher-cost retail certificates of deposit at lower rates. The change in our deposit mix consisted of a decrease in time deposits and an increase in transaction accounts. Our transaction accounts, which are lower-cost deposits as opposed to retail certificates of deposits, increased to 60.6% of total deposits at June 30, 2002 from 53.2% at June 30, 2001. The decreases in average deposit balances were a result of the maturities of certificates of deposit, including brokered certificates of deposit which matured during 2001 and were not renewed, partially offset by the growth in our transaction accounts.

      The following tables summarize our deposit costs by type for the periods indicated:

	For the Three Months Ended

	June 30, 2002		June 30, 2001

	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Savings	$160,987	0.62%	$140,436	1.47%
Money Market	954,232	1.64	1,186,504	4.29
Checking accounts	780,850	0.90	441,334	0.76

Total transaction accounts	1,896,069	1.25	1,768,274	3.18
Retail certificates of deposit	1,133,796	2.70	1,680,276	5.58
Brokered certificates of deposit	—	—	113,389	7.30

Total deposits	$3,029,865	1.79%	$3,561,939	4.44%

	For the Six Months Ended

	June 30, 2002		June 30, 2001

	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Savings	$161,352	0.51%	$136,689	1.50%
Money Market	1,030,169	1.71	1,141,178	4.29
Checking accounts	736,149	0.85	437,279	1.13

Total transaction accounts	1,927,670	1.28	1,715,146	3.26
Retail certificates of deposit	1,150,656	2.85	1,753,231	5.76
Brokered certificates of deposit	—	—	154,213	7.24

Total deposits	$3,078,326	1.87%	$3,622,590	4.64%

Borrowings

      Interest expense on our borrowings was $5.5 million for the second quarter of 2002 as compared to $14.9 million for the second quarter of 2001. Interest expense on our borrowings was $11.1 million for the first six months of 2002 as compared to $33.0 million for the first six months of 2001. The average cost of borrowings was 7.49% for the second quarter of 2002 as compared to 6.76% for the second quarter of 2001. The average cost of borrowings was 7.73% for the first six months of 2002 as compared to 6.89% for the first six months of 2001. In accordance with GAAP, these amounts exclude the expense associated with our Capital Securities. The decreases in interest expense on borrowings for the second quarter of 2002, as compared to the second quarter of 2001, and for the first six months of 2002, as compared to the first six months of 2001, were primarily due to lower average balances partially offset by higher funding costs. The decreases in average balances were due to the paydown of borrowings, including warehouse lines, Federal Home Loan Bank advances and securities sold under agreements to repurchase, as we sold interest-bearing assets during 2001 and the first six months of 2002. The increases in borrowing costs were primarily attributable to changes in our borrowings mix.

      The following tables illustrate the changes in net interest income due to changes in the rate and volume of our interest-earning assets and interest-bearing liabilities for the three- and six-month periods ended June 30, 2002 as compared to the three- and six-month periods ended June 30, 2001. Changes in rate and volume which cannot be segregated (e.g., changes in average interest rate multiplied by average portfolio balance) have been allocated proportionately between the change in rate and the change in volume.

	For the Three Months Ended
	June 30, 2002 vs. 2001

	Rate	Volume	Total
	Variance	Variance	Variance

	(Dollars in thousands)
Interest income:
Loans and leases	$(9,287)	$(10,342)	$(19,629)
Mortgage-backed securities	(3,096)	(5,296)	(8,392)
Investment securities	(2,160)	(1,431)	(3,591)

	(14,543)	(17,069)	(31,612)

Interest expense:
Deposits	(20,735)	(5,189)	(25,924)
Borrowings	1,815	(11,206)	(9,391)

	(18,920)	(16,395)	(35,315)

Net interest income	$4,377	$(674)	$3,703

	For the Six Months Ended June 30,
	2002 vs. 2001

	Rate	Volume	Total
	Variance	Variance	Variance

	(Dollars in thousands)
Interest income:
Loans and leases	$(20,364)	$(25,144)	$(45,508)
Mortgage-backed securities	(6,293)	(10,763)	(17,056)
Investment securities	(6,774)	(3,040)	(9,814)

	(33,431)	(38,947)	(72,378)

Interest expense:
Deposits	(40,553)	(14,290)	(54,843)
Borrowings	4,605	(26,503)	(21,898)

	(35,948)	(40,793)	(76,741)

Net interest income	$2,517	$1,846	$4,363

Provision for Losses on Loans and Leases

      The provision for losses on loans and leases for the second quarter of 2002 was $3.6 million as compared to $52.4 million for the second quarter of 2001. The provision for losses on loans and leases for the first six months of 2002 was $8.5 million as compared to $59.7 million for the first six months of 2001. The decreases in the provision for losses on loans and leases, as compared to the respective prior periods, were primarily due to the $52.1 million in reserve reductions, recorded during the second quarter of 2001, related to the mark-to-market adjustments on loans transferred from held-for-investment to held-for-sale during the quarter. Additionally, the year-to-date 2002 provision for the Retail Platform reflects a true-up of the indicated reserves within each platform which was impacted by the $2.6 million recovery on the sale of charged-off high loan-to-value home equity loans during the fourth quarter of 2001.

      The following tables illustrate the provision for losses on loans and leases, by platform, for the periods indicated:

	For the
	Three Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
Retail Platform	$494	$1,600
Commercial Platform	3,106	50,833

Total	$3,600	$52,433

	For the
	Six Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
Retail Platform	$(53)	$5,609
Commercial Platform	8,553	54,124

Total	$8,500	$59,733

Noninterest Income

      Noninterest income for the second quarter of 2002 was $25.4 million as compared to $8.1 million for the second quarter of 2001. Noninterest income for the first six months of 2002 was $51.6 million as compared to

$50.2 million for the first six months of 2001. Excluding net gains or losses on sales of assets and liabilities, noninterest income for the second quarter and the first six months of 2002 were $25.2 million and $51.0 million, respectively, as compared to $30.8 million and $62.3 million for the second quarter and first six months of 2001, respectively. The decreases in noninterest income, excluding net gains or losses on sales of assets and liabilities, were largely due to lower auto leasing income in the Retail Platform and lower loan servicing income in the Commercial Platform. The Commercial Platform’s loan servicing income was primarily impacted by the sale of BVFMAC during 2001. The following tables illustrate noninterest income (loss), by platform, for the periods indicated:

	For the
	Three Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
Retail Platform	$23,175	$28,708
Commercial Platform	2,225	(20,657)

Total	$25,400	$8,051

	For the
	Six Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
Retail Platform	$47,975	$60,661
Commercial Platform	3,607	(10,503)

Total	$51,582	$50,158

      Noninterest income for the second quarter of 2002 included net gains on sales of assets totaling $0.2 million consisting primarily of a $0.8 million gain on the sale of mortgage-backed securities within the Retail Platform offset by a $0.4 million loss on the sale of Bay View Funding and $0.2 million loss on the sale of franchise loans within the Commercial Platform. Noninterest income for the first quarter of 2002 included net gains on sales of assets totaling $0.3 million consisting primarily of a $0.4 million gain on the sale of mortgage-backed securities within the Retail Platform offset by a $0.1 million loss on the sale of a franchise-related asset within the Commercial Platform.

      Noninterest income for the second quarter of 2001 included losses on sales of assets totaling $22.7 million, consisting of net losses of $23.9 million within the Commercial Platform partially offset by net gains of $1.2 million within the Retail Platform. The loss within the Commercial Platform was largely due to the $22.9 million loss on the sale of BVFMAC. The gain within the Retail Platform was primarily due to the $11.9 million gain on the sale of GNMA mortgage-backed securities offset by the $11.0 million loss on the sale of home equity loans. Noninterest income for the first quarter of 2001 included $10.1 million of contingent gains received during the first quarter of 2001 related to December 2000 asset sales, consisting of $6.5 million within the Commercial Platform and $3.6 million within the Retail Platform.

Noninterest Expense

General and Administrative Expenses

      General and administrative expenses for the second quarter of 2002 were $30.5 million as compared to $44.7 million for the second quarter of 2001. General and administrative expenses for the first six months of 2002 were $61.3 million as compared to $80.1 million for the first six months of 2001. Excluding special mention items, as discussed below, the decreases in general and administrative expenses for the second quarter of 2002, as compared to the second quarter of 2001, and for the first six months of 2002, as compared to the first six months of 2001, were primarily due to the elimination of BVFMAC servicing platform expenses with the sale of the legal entity BVFMAC during 2001, the elimination of Bay View Funding expenses with the sale of our San Mateo-based factoring division effective June 2002 as well as certain cost-savings we continue to realize from our ongoing restructuring initiated in 2001.

      Special mention items generally include items recognized during the period that we believe are significant and/or unusual in nature and therefore useful to you in evaluating our performance and trends. These items may or may not be nonrecurring in nature. There were no special mention items included in general and administrative expenses for the first six months of 2002.

      General and administrative expenses for the second quarter of 2001 included $8.7 million in special mention items primarily consisting of $2.6 million related to the Company’s issuance of stock options during the quarter with below market prices, $2.4 million related to the prepayment of Federal Home Loan Bank advances and $2.4 million in legal and professional fees related to the implementation of a new strategic plan. There were no special mention items included in general and administrative expenses for the first quarter of 2001.

      The following tables illustrate general and administrative expenses, by platform (not reflecting the allocation of branch network general and administrative expenses), for the periods indicated:

	For the
	Three Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
Retail Platform	$22,504	$27,238
Commercial Platform	2,731	7,406

Subtotal	25,235	34,644
Indirect corporate overhead(1)	5,301	10,062

Total	$30,536	$44,706

	For the
	Six Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
Retail Platform	$45,138	$50,034
Commercial Platform	5,765	15,050

Subtotal	50,903	65,084
Indirect corporate overhead(1)	10,425	15,039

Total	$61,328	$80,123

(1)	Amount represents indirect corporate expenses not specifically identifiable with, or allocable to, our business platforms.

      The following tables illustrate the ratio of general and administrative expenses to average total assets, including auto-related securitized assets, on an annualized basis for the periods indicated:

	For the
	Three Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
General and administrative expenses	$30,536	$44,706
Average total assets, including auto-related securitized assets	$3,955,434	$5,022,054

Annualized general and administrative expenses to average total assets, including auto-related securitized assets	3.09%	3.56%

	For the
	Six Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
General and administrative expenses	$61,328	$80,123
Average total assets, including auto-related securitized assets	$4,010,205	$5,185,124

Annualized general and administrative expenses to average total assets, including auto-related securitized assets	3.06%	3.09%

      Another measure that management uses to monitor our level of general and administrative expenses is the efficiency ratio. The efficiency ratio is calculated by dividing the amount of general and administrative expenses by operating revenues, defined as net interest income, as adjusted to include expenses associated with our Capital Securities, the excess of our leasing-related rental income over leasing-related depreciation expense, and other noninterest income. This ratio reflects the level of general and administrative expenses required to generate $1 of operating revenue.

      The following tables illustrate the efficiency ratio for the periods indicated:

	For the
	Three Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
General and administrative expenses	$30,536	$44,706
Operating revenues, as defined	$44,355	$43,820

Efficiency ratio	68.8%	102.0%

	For the
	Six Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
General and administrative expenses	$61,328	$80,123
Operating revenues, as defined	$88,393	$101,130

Efficiency ratio	69.4%	79.2%

Revaluation of Franchise-Related Assets

      There was no revaluation of franchise-related assets during the first six months of 2002. The revaluation of certain franchise-related assets resulted in a $70.0 million pre-tax adjustment for the first six months of 2001. The revaluation included a $31.7 million adjustment related to the sale of loans as well as writedowns to other franchise-related assets. The writedowns included $15.5 million in adjustments to servicing assets, $11.1 million in adjustments to residual interests on securitizations, reflecting increasing delinquencies and loss assumptions, and $5.0 million in adjustments to equity investments.

Investment in Operating Lease Assets

      Leasing expense represents expenses related to our auto leasing activities. Because the leases are accounted for as operating leases, the corresponding assets are capitalized and depreciated to their estimated residual values over their lease terms. This depreciation expense is included in leasing expenses, along with the amortization of capitalized initial direct lease costs and impairment charges. Leasing expenses for the second quarter of 2002 were $16.1 million as compared to $27.3 million for the second quarter of 2001. Leasing expenses were $31.1 million for the first six months of 2002 as compared to $45.0 million for the first six months of 2001. The decreases in leasing expenses, as compared to respective prior periods, were primarily due to lower provision for impairment combined with lower depreciation expense associated with the declining balance of our auto-related operating lease portfolio. These were partially offset by a $1.5 million payment made to Lendco Financial Services related to certain residual and credit incentives pursuant to our purchase contract with Lendco. We ceased purchasing auto leases in June 2000. Leasing expenses for the three- and six-month periods ended June 30, 2001 included $10.0 million of additional provision for impairment primarily as a result of revising the estimated residual values associated with the auto lease portfolio.

      The Company performs a quarterly impairment analysis of its automobile operating lease portfolio in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which we adopted effective January 1, 2002. Statement No. 144, which supersedes Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” retains the fundamental provisions of Statement No. 121 related to the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. There was no financial statement impact upon adoption of Statement No. 144. A lease is considered impaired if its gross future undiscounted cash flows are less than the net book value of the lease. The net book value of the lease is defined as the original capitalized cost of the automobile, including initial direct capitalized costs, less the cumulative amount of depreciation recorded against the automobile and the cumulative amount of amortization of the initial direct capitalized costs recorded since the inception of the lease and less any impairment charges recorded-to-date on that lease.

      In determining gross future undiscounted cash flows, the Company contracts with Automotive Lease Guide, commonly referred to as ALG, to provide estimates of the residual value of the underlying automobiles at the end of their lease terms assuming that the vehicles are in average condition. The Company then estimates the probability that i.) the automobiles will be purchased by the lessee prior to the end of the lease term, ii.) the automobile will be purchased by the lessee at the end of the lease term, either at a discount or at the full contractual residual amount, or iii.) the automobile will be returned to the lessor at the end of the lease term. These probabilities are estimated using a number of factors, including the Company’s experience-to-date and industry experience.

      Using the projected ALG residual values, the Company’s experience-to-date relative to the projected ALG residual values (for example, for vehicle classes where actual amounts realized were less than what ALG had projected, the Company reduced the projected ALG residual values to equal the Company’s experience-to-date), and the probabilities of each of the three disposition scenarios discussed above occurring, the Company determined a probability-weighted gross future undiscounted cash flow for each automobile lease. For those leases where the gross future undiscounted cash flows were less than net book value, the lease was considered impaired.

      For those leases considered impaired, the Company then estimated the fair value of the lease. The fair value was determined by calculating the present value of the future estimated cash flows again assuming the probabilities of each of the three disposition scenarios. The present value was calculated using current market rates which are similar to the original contract lease rate. For those impaired leases where the estimated fair value was less than the net book value, an impairment charge was recorded for the difference. Since the inception of the lease portfolio in June 1998, the Company has recorded additional monthly depreciation charges, also included in leasing expense, to provide for losses that may be incurred at the end of the lease terms. At June 30, 2002 and December 31, 2001, the Company had net impairment and additional monthly charges against its automobile operating leases outstanding on those dates of $31.2 million and $32.7 million, respectively.

      Significant assumptions underlying the automobile lease impairment analysis that are susceptible to possible change in the near term include the projected ALG residual values and the estimated probabilities of each of the three disposition scenarios. For example, if ALG projected residual values decline by $250 for each vehicle, approximately 1,772 additional vehicles of its 14,986 vehicles would be considered impaired at June 30, 2002 and therefore subject to a possible impairment charge. At June 30, 2002, a total of 7,541 vehicles were considered impaired. Further, if the aggregate number of lessees that return their vehicle to the Company at the end of the lease term is higher than currently projected, the number of impaired vehicles could be higher as the amount realized under this scenario is generally less than if the lessee purchases their automobile prior to the end of the lease term, either at a discount or at the full contractual residual amount.

Capital Securities

      On December 21, 1998, we issued $90 million in Capital Securities through Bay View Capital I, a business trust formed to issue the securities. The Capital Securities, which were sold in an underwritten public offering, accrue quarterly cumulative dividends at an annual rate of 9.76% of the liquidation value of $25 per share. Dividend expense on the Capital Securities was $2.6 million for the second quarter of 2002 as compared to $2.3 million for the second quarter of 2001. Dividend expense on the Capital Securities was $5.2 million for the first six months of 2002 as compared to $4.6 million for the first six months of 2001.

      In September of 2000, we entered into an agreement with the Federal Reserve Bank which requires that we obtain their approval prior to disbursing any dividends associated with our Capital Securities. Beginning with the third quarter of 2000, we have not received approval to disburse the quarterly dividends. As a result, pursuant to the terms of the Capital Securities, we have deferred distributions until such time as approval can be obtained. We fully intend to continue to seek such approval; however, we cannot predict when approval may be obtained. During this deferral period, distributions to which holders are entitled will continue to accrue at an annual rate of 9.76% of the liquidation amount of $25 per Capital Security, plus accumulated additional distributions at the same rate, compounded quarterly, on any unpaid distributions (to the extent permitted by law). Holders of the Capital Securities at the time the distribution of dividends is resumed will receive the cumulative deferred distributions plus the cumulative interest thereon. Deferred dividends and interest, which were fully accrued, were $19.2 million at June 30, 2002 as compared to $14.1 million at December 31, 2001.

Real Estate Owned

      The net expense related to our real estate owned was $0.3 million for the second quarter of 2002 as compared to $9,000 for the second quarter of 2001. Net expense related to our real estate owned was $0.9 million for the first six months of 2002 as compared to net income of $9,000 for the first six months of 2001. Additionally, we recorded $204,000 of provision for losses on real estate owned during the first quarter of 2002. The increases in expenses and provision related to real estate owned, as compared to the respective prior periods, were primarily due to increases in real estate owned activity, primarily representing foreclosed franchise properties.

Income Taxes

      The Company recorded tax benefits of $3.7 million and $5.6 million for the second quarter and the first six months of 2002, respectively. The tax benefit for the first six months of 2002 included a tax benefit of $1.6 million on a pre-tax loss of $2.8 million and a tax benefit of $4.0 million related to the loss incurred on the 2001 stock sale by Bay View Bank of the legal entity Bay View Franchise Mortgage Acceptance Company. The Company recorded no tax benefit for this loss in its 2001 financial statements. The $4.0 million tax benefit was a result of a change in federal tax regulation that occurred in the first quarter of 2002 allowing the Company to deduct a portion of the loss associated with the sale of BVFMAC. The effective tax rate used in computing the $1.6 million tax benefit for the first six months of 2002 was 57.7%. This effective tax rate differs from the statutory rate primarily due to the realization of nondeductible goodwill upon the anticipated execution of the Company’s tax planning strategy in the second half of the year. For the second quarter and the first six months of 2001, the Company recorded a $59.5 million tax benefit at a 36.5% effective tax rate. For the first quarter of 2001, the Company recorded no tax benefit on the pre-tax loss of $8.0 million because, at that time, management could not determine that it was more likely than not that the Company would realize benefits in the amount of these additional deferred tax assets.

      The Company believes it will be able to fully utilize its $178.7 million of net deferred tax assets at June 30, 2002. In order to fully utilize its net operating loss carryforwards prior to their expiration dates, however, the Company will be required to execute certain tax planning strategies identified in 2001, primarily the sale of a portion of the Bank’s retail branches, as discussed elsewhere herein, during the second half of 2002.

      During 2000, the Company recorded a $26.0 million valuation allowance against its gross deferred tax assets primarily relating to approximately $48.6 million in federal net operating loss carryforwards that were expiring in 2001 as the Company did not expect to be able to fully utilize these amounts prior to their expiration date. In May 2001, the Company raised $137.5 million of additional capital which enabled the Company to implement a new strategic plan, including the disposition of non-core and higher-risk assets. As a result of these actions, the Company’s ability to generate future taxable income is more predictable. During 2001, the Company also executed certain transactions that resulted in significant amounts of taxable income. These transactions included the sale of the BVFMAC legal entity which generated significant taxable income related to previously deferred gains in the franchise securitization trusts. The Company also executed a financing secured by the contractual cash flows of our auto operating lease portfolio that was treated as a sale for income tax purposes and generated $136.5 million in taxable income. Primarily as a result of these transactions, the Company generated sufficient taxable income during the year to be able to utilize the majority of its net operating loss carryforwards expiring in 2001. As a result, the Company eliminated the $26.0 million valuation allowance against its gross deferred tax assets during 2001. In addition, the Company identified tax planning strategies which included the sale of certain assets obtained in connection with a previous purchase business combination with significant built-in gains for tax purposes which would be triggered in the event of a sale. Such a transaction would not only generate significant levels of taxable income, but would also increase the limitation on the utilization of the net operating loss carryforward acquired in connection with a previous purchase business combination.

      There are significant assumptions underlying the valuation of the Company’s net deferred tax assets that are susceptible to possible change in the near term. In the event the Company cannot implement the tax planning strategies contemplated above, the Company may not be able to utilize its net operating loss carryforwards prior to their expiration date. In addition, in the event the Company does not generate sufficient levels of future taxable income, the Company may not be able to utilize its net operating loss carryforwards prior to their expiration date or may not be able to realize other net deferred tax assets related to timing difference between reported financial statement income (loss) and taxable income (loss). If the Company determines in the future that it cannot fully utilize its net deferred tax assets, it would be required to establish a valuation allowance against that portion of its net deferred tax assets estimated not to be realizable.

Non-GAAP Performance Measures

      The following measures of normalized net interest income and normalized net interest margin are not measures of performance in accordance with GAAP. These measures should not be considered alternatives to net interest income and net interest margin as indicators of our operating performance. These measures are included because we believe they are useful tools to assist you in assessing our performance and trends. These measures may not be comparable to similarly titled measures reported by other companies.

Normalized Net Interest Income and Net Interest Margin

      Normalized net interest income and net interest margin include net rental income from our auto leasing activities (that is, the excess of rental income over depreciation expense and impairment charges on auto-related lease assets), which are principally funded by our deposits, and also include expenses related to our Capital Securities. Because our auto leases are accounted for as operating leases, the rental income is reflected as noninterest income and the related expenses, including depreciation expense and impairment charges, are reflected as noninterest expenses, in accordance with GAAP.

      Normalized net interest income for second quarter of 2002 was $37.9 million as compared to $36.5 million for the second quarter of 2001. Normalized net interest income for the first six months of 2002 was $76.1 million as compared to $76.0 million for the first six months of 2001. Normalized net interest margin for the second quarter of 2002 was 4.35% as compared to 3.13% for the second quarter of 2001. Normalized net interest margin for the first six months of 2002 was 4.33% as compared to 3.17% for the first six months of 2001. The following tables illustrate normalized net interest income and net interest margin, by platform, for the periods indicated:

	For the Three Months Ended

	June 30, 2002		June 30, 2001

	Normalized	Normalized	Normalized	Normalized
	Net	Net	Net	Net
	Interest	Interest	Interest	Interest
	Income	Margin	Income	Margin

	(Dollars in thousands)
Retail Platform	$17,211	3.63%	$16,168	2.40%
Commercial Platform	20,698	5.21	20,299	4.14

Total	$37,909	4.35%	$36,467	3.13%

	For the Six Months Ended

	June 30, 2002		June 30, 2001

	Normalized	Normalized	Normalized	Normalized
	Net	Net	Net	Net
	Interest	Interest	Interest	Interest
	Income	Margin	Income	Margin

	(Dollars in thousands)
Retail Platform	$34,811	3.63%	$32,934	2.41%
Commercial Platform	41,302	5.17	43,082	4.19

Total	$76,113	4.33%	$76,016	3.17%

      The increases in normalized net interest income for the second quarter of 2002, as compared to the second quarter of 2001, and for the first six months of 2002, as compared to the first six months of 2001, were largely due to higher normalized net interest margin partially offset by lower average interest-earning asset balances. The increases in normalized net interest margin continue to be attributable to lower overall funding costs, including lower deposit costs and funding costs associated with the declining balance of our auto-related operating lease assets, partially offset by lower asset yields. The decreases in average interest-earning assets were primarily due to asset sales and payoffs throughout 2001 and 2002, as previously discussed, combined with the declining balance of our auto-related operating lease assets. The following tables illustrate average interest-earning assets, including our auto-related operating lease assets, by platform, for the periods indicated:

	Average Interest-Earning
	Assets for the
	Three Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
Retail Platform	$1,898,106	$2,682,723
Commercial Platform	1,587,735	1,948,223

Total	$3,485,841	$4,630,946

	Average Interest-Earning
	Assets for the
	Six Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
Retail Platform	$1,921,013	$2,706,616
Commercial Platform	1,598,844	2,041,634

Total	$3,519,857	$4,748,250

      The decreases in the Retail Platform’s average interest-earning assets, including our auto-related operating lease assets, reflects the impact of the sales of loans, mortgage-backed and other investment securities during 2001 and 2002 as well as the declining balance of our auto-related operating lease assets, as previously disclosed or discussed elsewhere herein. The decreases in the Commercial Platform’s average interest-earning assets reflects franchise loan and factored receivables sales during 2001 and 2002 as well as the impact of the writedowns related to the revaluation of our franchise-related assets during 2001. The following table illustrates interest-earning assets, including our auto-related operating lease assets, by platform, as of the dates indicated:

	At June 30,	At December 31,	At June 30,
	2002	2001	2001

	(Dollars in thousands)
Retail Platform	$1,840,591	$1,793,499	$1,931,453
Commercial Platform	1,503,585	1,541,310	1,833,502

Total	$3,344,176	$3,334,809	$3,764,955

      The increase in the Retail Platform’s interest-earning assets, including our auto-related operating lease assets, at June 30, 2002, as compared to December 31, 2001, was primarily due to the redeployment of non interest-earning cash at December 31, 2001 into interest-earning short-term investments during the first quarter of 2002 combined with purchases of investment securities during the first six months of 2002. These were partially offset by the sale of our mortgage-backed securities and the declining balance of our auto-related operating lease assets, as previously discussed. The decrease in the Commercial Platform’s interest-earning assets was primarily due to the sale of Bay View Funding and its factored receivables and the franchise loan sales and payoffs.

Balance Sheet Analysis

      Our total assets were $3.8 billion at June 30, 2002, as compared to $4.0 billion at December 31, 2001. The slight decrease in total assets was primarily due to a decline in cash and short-term investments, resulting from our strategy to reduce higher-cost certificates of deposit, loan sales and paydowns, sales of investment securities and the run-off of our operating lease assets. These were partially offset by loan originations and purchases of investment securities during the first six months of 2002.

Securities

      The following table illustrates our securities portfolio as of the dates indicated:

	June 30, 2002		December 31, 2001

	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value

	(Dollars in thousands)
Available-for-sale
Federal National Mortgage Association stock	$580	$706	$580	$761
Federal Home Loan Bank callable notes	—	—	10,000	9,988
Asset-backed securities	33,805	33,847	14,129	14,096
Trust preferred securities	49,747	49,575	48,082	47,907
Other investment securities	13,540	13,598	12,287	12,354
Retained interests in securitizations	14,599	14,599	13,874	13,874

Total investment securities	112,271	112,325	98,952	98,980

Mortgage-backed securities:
Fannie Mae	25,375	25,983	89,083	90,256
Freddie Mac	40,131	40,372	73,850	73,670
Government National Mortgage Association	2,432	2,422	2,837	2,835
Collateralized mortgage obligations	102,548	102,565	112,247	112,130

Total mortgage-backed securities	170,486	171,342	278,017	278,891

Total securities available-for-sale	$282,757	$283,667	$376,969	$377,871

      Our securities activities are primarily conducted by Bay View Bank. Bay View Bank has historically purchased securities to supplement our loan production. The majority of the securities purchased are high-quality mortgage-backed securities, including securities issued by GNMA, Fannie Mae and Freddie Mac and senior tranches of private issue collateralized mortgage obligations, or CMOs. In addition to these securities, we also hold retained interests in loan and lease securitizations and hold investment securities such as U.S. government agency notes, trust preferred and asset-backed securities.

      During 2001, we transferred our remaining held-to-maturity securities totaling $631.7 million to available-for-sale. In accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” we recorded $1.5 million of unrealized losses related to the transfer. As a result of the transfer and subsequent sales of securities from our held-to-maturity portfolio, we do not intend to hold any securities as held-to-maturity in the foreseeable future.

      We sold $91.4 million of mortgage-backed securities during the first six months of 2002. Gross gains of $1.2 million were realized on the sales. The sales were offset by purchases of $60.0 million of mortgage-backed securities and $54.9 million of asset-backed securities during the first six months of 2002.

      Mortgage-backed securities pose risks not associated with fixed maturity bonds, primarily related to the ability of the borrower to prepay the underlying loan with or without penalty. This risk, known as prepayment risk, may cause the mortgage-backed securities to remain outstanding for a period of time different than that assumed at the time of purchase. When interest rates decline, prepayments generally tend to increase, causing the average expected remaining maturity of the mortgage-backed securities to decline. Conversely, if interest rates rise, prepayments tend to decrease, lengthening the average expected remaining maturity of the mortgage-backed securities.

Loans and Leases

      The following table illustrates our loan and lease portfolio as of the dates indicated:

	June 30,	December 31,
	2002	2001

	(Dollars in thousands)
Loans and leases receivable:
Retail Platform:
Single-family mortgage loans	$174,776	$277,288
High loan-to-value home equity loans and lines of credit	12,288	13,835
Other home equity loans and lines of credit	149,254	130,784
Auto loans(1)	502,016	444,607

Total retail loans	838,334	866,514
Commercial Platform:
Multi-family mortgage loans	847,136	697,339
Commercial mortgage loans	230,857	289,093
Franchise loans	83,007	119,464
Asset-based loans, syndicated loans, factored receivables and commercial leases	223,239	310,070
Business loans	85,249	79,883

Total commercial loans and leases	1,469,488	1,495,849
Premiums and discounts and deferred fees and costs, net	17,990	14,215

Gross loans and leases held-for-investment	2,325,812	2,376,578
Allowance for loan and lease losses	(38,945)	(49,791)

Loans and leases held-for-investment, net	2,286,867	2,326,787
Loans and leases held-for-sale(2)	30,478	40,608

Loans and leases receivable	$2,317,345	$2,367,395

(1)	Amounts exclude auto-related operating lease assets reported separately from loans and leases totaling $266.7 million at June 30, 2002 and $339.3 million at December 31, 2001.

(2)	Includes loans with an unpaid principal balance of $37.3 million at June 30, 2002 and $48.5 million at December 31, 2001.

      The decrease in loans and leases receivable at June 30, 2002, as compared to December 31, 2001, was primarily due to the sale of $25.3 million in factored receivables related to the sale of Bay View Funding, the sale of $6.7 million in franchise loans, the June settlement agreement with JP Morgan Chase Bank which resulted in the removal of approximately $12 million in nonaccruing franchise loans from our consolidated balance sheet and loan payoffs during the first six months of 2002. These were offset by strong multi-family mortgage and consumer loan originations.

      Our exposure to higher-risk franchise assets was further reduced during the quarter as the unpaid principal balance of our franchise loan portfolio decreased to $125 million at June 30, 2002 from $174 million at December 31, 2001. Net of mark-to-market valuation adjustments, the net book value of our franchise loan portfolio was $113.5 million at June 30, 2002 as compared to $160.1 million at December 31, 2001. Loans held-for-sale totaled $30.5 million as of June 30, 2002, all of which represented franchise loans held-for-sale.

      We currently focus our loan and lease origination efforts on high-quality consumer and commercial loans and leases including multi-family and commercial mortgage loans. The following tables illustrate our loan and lease originations for the periods indicated:

	For the
	Three Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
Loan and lease originations:
Home equity loans and lines of credit	$30,582	$21,464
Auto loans	86,635	80,041
Multi-family and commercial mortgage loans	77,504	74,542
Asset-based loans, syndicated loans, factored receivables and commercial leases	8,539	33,894
Business loans	15,753	14,457

Total originations	$219,013	$224,398

	For the
	Six Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
Loan and lease originations:
Home equity loans and lines of credit	$54,460	$37,902
Auto loans	169,037	153,164
Multi-family and commercial mortgage loans	190,683	95,732
Asset-based loans, syndicated loans, factored receivables and commercial leases	16,791	48,182
Business loans	22,584	25,264

Total originations	$453,555	$360,244

Credit Quality

      We define nonperforming assets as nonaccrual loans and leases, real estate owned, defaulted mortgage-backed securities and other repossessed assets. We define nonaccrual loans and leases as loans and leases 90 days or more delinquent as to principal and interest payments (unless the principal and interest are well secured and in the process of collection) and loans and leases less than 90 days delinquent designated as nonperforming when we determine that the full collection of principal and/or interest is doubtful. We generally do not record interest on nonaccrual loans and leases.

      The following table illustrates our nonperforming assets as of the dates indicated:

	June 30,	December 31,
	2002	2001

	(Dollars in thousands)
Nonaccrual loans and leases	$55,021	$79,722
Real estate owned	4,611	9,462
Other repossessed assets	741	633

Nonperforming assets	$60,373	$89,817

      The decrease in total nonperforming assets at June 30, 2002, as compared to December 31, 2001, was primarily due to the removal of the $12 million in nonperforming franchise loans related to the JP Morgan

Chase settlement, the sale of approximately $1.8 million in franchise real estate owned and a decrease in nonaccruing franchise loans. Nonperforming assets excluding franchise-related assets were $25.1 million at June 30, 2002, as compared to $20.2 million at December 31, 2001, while non-franchise nonaccrual loans and leases were $26.6 million at June 30, 2002 as compared to $17.5 million at December 31, 2001.

      The following table illustrates, by platform, nonperforming assets and nonperforming assets as a percentage of consolidated total assets:

	Nonperforming Assets as a
	Percentage of Consolidated Total Assets

	June 30,		December 31,
	2002		2001

	(Dollars in thousands)
Retail Platform:
Single-family mortgage loans	$3,016	0.08%	$2,455	0.06%
Home equity loans and lines of credit	335	0.01	470	0.01
Auto loans	825	0.02	1,034	0.03

Total retail platform	4,176	0.11	3,959	0.10
Commercial Platform:
Multi-family mortgage loans	78	—	67	—
Commercial real estate loans	5,739	0.15	7,822	0.19
Franchise loans	35,323	0.94	69,583	1.74
Asset-based loans, syndicated loans, factored receivables and commercial leases	14,447	0.39	8,003	0.20
Business loans	610	0.02	383	0.01

Total commercial platform	56,197	1.50	85,858	2.14

Total	$60,373	1.61%	$89,817	2.24%

      The following table illustrates, by platform, loans and leases delinquent 60 days or more as a percentage of gross loans and leases:

	Loans and Leases Delinquent
	60 Days or More as a Percentage
	of Gross Loans and Leases

	June 30,		December 31,
	2002		2001

	(Dollars in thousands)
Retail Platform	$5,815	0.25%	$7,802	0.32%
Commercial Platform	54,321	2.30	62,221	2.58

Total	$60,136	2.55%	$70,023	2.90%

Allowance for Loan and Lease Losses (ALLL)

      Credit risk and potential loss are inherent in the lending process. The purpose of the ALLL is to absorb losses that are probable and estimable in our loan and lease portfolio. The ALLL is augmented through charges to earnings called provisions. Known losses are charged to the ALLL. Management seeks to reduce credit risk and therefore potential loss by administering established lending policies and underwriting procedures combined with continuous monitoring of the portfolio.

      The adequacy of the ALLL is formally evaluated on a quarterly basis. As discussed in more detail below, specific credits and the portfolio in general are evaluated by several methods incorporating historical performance, collateral protection, cash flow and analysis of current economic conditions. This evaluation culminates with a judgment on the probability of collection based on existing and probable near-term events. The underwriting of new credits may be changed or modified depending on the results of these on-going evaluations. Discontinued lending operations receive the same scrutiny as on-going operations but do not have the additional risk inherent in accepting new business.

      After the quarterly evaluations are completed and the various requirements are tabulated, any deficiency is covered through provisions to the ALLL. Through the budget process, these provisions are estimated for the entire year and adjusted after the quarterly evaluations if necessary. This entire process of evaluating the adequacy of the ALLL is subjective and judgmental. In accordance with our methodology, this process consists of three major components as described below:

1. Allowance for loans and leases that are individually evaluated. These loans and leases are generally larger commercial or income-producing real estate loans or leases that are evaluated on an individual basis at least quarterly in accordance with our internal grading processes and smaller homogeneous loans that have been adversely graded. Loans adversely graded receive a specific allowance allocation predicated on the individual analysis using the various techniques mentioned above. Pass credits within each loan category receive a general allowance component consistent with the evaluation of the factors within that portfolio. Loans considered impaired receive further testing as required under Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” and any resulting permanent impairment is charged off to the ALLL. These grades and the specific allowance allocations are routinely reviewed for accuracy through an independent review process and by the bank’s regulatory agencies.

2. Allowance for groups of homogeneous loans and leases that currently exhibit no identifiable weaknesses and are collectively evaluated. The smaller balance homogeneous loans and leases generally consist of single-family mortgage loans and consumer loans, including auto loans, home equity loans and lines of credit and unsecured personal loans. The larger loans and leases generally consist of commercial or income-producing real estate loans and leases that are grouped into pools with common characteristics. An allowance factor is derived that is an estimate of the probable losses that are inherent in these pools. These factors are based primarily on the historical loss experience tracked over various time periods up to three years with specific attention given to recent trend analysis. Other factors including delinquency, adverse classification trends, and industry experience are also evaluated. The resulting allowance is the sum of the allocations in each category.

3. Unallocated Allowance. The third component is to absorb losses not provided for by the other two components. Other factors come into play that may have an impact on loan losses. These include, but are not limited to, changes in economic conditions in areas where we loan money, increased risk in lending into new areas with new products, and timing difference between the receipt and evaluation of loan data. Another important risk that this component takes into consideration is the general level of imprecision involved with any ALLL analysis process. The first two components are driven primarily by historical factors and evaluation of existing and near-term events. While these components are believed to be adequate under existing conditions, they remain subjective and judgmental. The unallocated portion of the ALLL is management’s best efforts to ensure that the overall allowance appropriately reflects the probable losses inherent in the loan and lease portfolio.

      The allowance for loan and lease losses at June 30, 2002 was $38.9 million as compared to $49.8 million at December 31, 2001. The decrease in the allowance for losses on loans and leases was primarily related to net charge-offs in excess of loan loss provision expense during the three- and six-month periods ended June 30, 2002.

      The allowance for loan and lease losses at June 30, 2002 represents 1.67% of gross loans and leases held-for-investment. Within this allowance, $10.7 million is specifically allocated to the total franchise portfolio and represents 12.86% of that portfolio. As such, this particular segment of our total loan portfolio, while relatively small, contains the most exposure to potential credit loss. This is a discontinued lending operation and the size of this portfolio declined significantly since December 31, 2000. The balance of the allowance of $28.2 million, including $2.7 million of unallocated reserves, represents 1.26% of the remaining loan portfolio. In addition, within the held-for-investment portfolio of franchise loans is another $4.3 million of mark-to-market valuation adjustments on loans transferred from held-for-sale to held-for-investment which is available to absorb losses on these loans.

      The allowance for loan and lease losses is maintained at a level that we believe is appropriate based on our estimate of probable losses in the portfolio of loans and leases held-for-investment. This assessment is based on many factors including prevailing economic conditions, identified losses within the portfolio, historical loss experience, asset concentrations, levels and trends in classified assets, loan and lease delinquencies and industry data.

      The following table illustrates the allowance for loan and lease losses as a percentage of nonperforming assets and gross loans and leases, excluding loans and leases held-for-sale:

	Allowance for Loan and Lease Losses as a
	Percentage of Specified Assets

	June 30,		December 31,
	2002		2001

	Assets	Percent	Assets	Percent

	(Dollars in thousands)
Nonperforming assets	$60,373	65%	$89,817	55%
Gross loans and leases held-for-investment	$2,325,812	1.67%	$2,376,578	2.10%

      The following table illustrates the changes in the allowance for losses on loans and leases for the periods indicated:

	Three Months	Six Months	Year
	Ended	Ended	Ended
	June 30,	June 30,	December 31,
	2002	2002	2001

	(Dollars in thousands)
Beginning balance	$46,151	$49,791	$73,738
Transfers of loans to held-for-sale	(1,836)	(1,836)	(53,606)
Charge-offs:
Mortgage	—	—	(1,488)
Home equity loans and lines of credit	(265)	(836)	(10,296)
Auto	(1,300)	(2,372)	(3,809)
Asset-based loans, syndicated loans, factored receivables and commercial leases	(4,567)	(6,150)	(9,397)
Franchise	(3,824)	(10,063)	(24,197)
Business	(53)	(66)	(2,509)

	(10,009)	(19,487)	(51,696)
Recoveries:
Mortgage	—	—	283
Home equity loans and lines of credit	143	325	4,602
Auto	558	857	1,526
Asset-based loans, syndicated loans, factored receivables and commercial leases	289	715	2,479
Franchise	48	48	196
Business	1	32	379

	1,039	1,977	9,465
Net charge-offs	(8,970)	(17,510)	(42,231)
Provision for losses on loans and leases	3,600	8,500	71,890

Ending balance	$38,945	$38,945	$49,791

Net charge-offs to average loans and leases (annualized)	1.47%	1.44%	1.51%

      During 2001 and the first six months of 2002, the allowance for loan and lease losses decreased as we transferred and subsequently sold loans from our held-for-investment portfolio to our held-for-sale portfolio. During 2001, the transfer of loans from held-for-investment to held-for-sale resulted in a $53.6 million reduction to the allowance for loan and lease losses related to mark-to-market adjustments on these loans, consisting of $48.8 million in net reductions related to the sale of franchise loans and $4.8 million related to home equity loans. During the first six months of 2002, the transfer of loans from held-for-investment to held-for-sale resulted in a $1.8 million reduction in the allowance for loan and lease losses related to the sale and payoff of franchise and other commercial loans.

Deposits

      As a primary part of our business, we generate deposits for the purpose of funding loans, leases and securities. The following table illustrates deposits as of the dates indicated:

	June 30,		December 31,
	2002		2001

	Amount	Rates	Amount	Rates

	(Dollars in thousands)
Transaction accounts	$1,837,291	1.29%	$1,950,699	1.48%
Retail certificates of deposit	1,195,510	2.70	1,284,228	3.53

Total	$3,032,801	1.85%	$3,234,927	2.29%

Transaction accounts as a percentage of total deposits		60.6%		60.3%

Borrowings

      In addition to deposits, we have historically utilized collateralized advances from the Federal Home Loan Bank of San Francisco and other borrowings, such as subordinated debt, capital securities, warehouse lines, and securities sold under agreements to repurchase, on a collateralized and noncollateralized basis, for various purposes including the funding of loans, leases and securities as well as to support the execution of our business strategies.

      During 2001, we significantly reduced our borrowings as part of our strategic plan, completely eliminating short-term borrowings including collateralized advances from the Federal Home Loan Bank of San Francisco, warehouse lines and securities sold under agreements to repurchase. At June 30, 2002, our remaining borrowings include subordinated debt, capital securities and other borrowings related to the financing secured by our auto lease contractual cash flows during the fourth quarter of 2001.

      The following table illustrates outstanding borrowings as of the dates indicated:

	June 30,	December 31,
	2002	2001

	(Dollars in thousands)
Subordinated Notes, net	$149,664	$149,632
Other borrowings	95,993	137,536
Capital Securities	90,000	90,000

Total	$335,657	$377,168

Liquidity

      The objective of our liquidity management program is to ensure that funds are available in a timely manner to meet loan demand and depositors’ needs, and to service other liabilities as they come due, without causing an undue amount of cost or risk, and without causing a disruption to normal operating conditions.

      We regularly assess the amount and likelihood of projected funding requirements through a review of factors such as historical deposit volatility and funding patterns, present and forecasted market and economic conditions, and existing and planned business activities. Our Risk Management Committee provides oversight to the liquidity management process and recommends policy guidelines, subject to Board of Directors’ approval, and courses of action to address our actual and projected liquidity needs.

      The ability to attract a stable, low-cost base of deposits is a significant source of liquidity. Other sources of liquidity available to us include short-term borrowings, which consist of advances from the Federal Home Loan Bank of San Francisco, repurchase agreements and other short-term borrowing arrangements. Our liquidity requirements can also be met through the use of our portfolio of liquid assets. Liquid assets, as defined by us, include cash and cash equivalents in excess of the minimum levels necessary to carry out normal business operations, federal funds sold, commercial paper and other short-term investments.

      On September 6, 2000, Bay View Bank entered into an agreement with the Office of the Comptroller of the Currency. This agreement states that Bay View Bank may not declare or distribute any dividends without prior approval of the Office of the Comptroller of the Currency.

      On September 29, 2000, Bay View Capital Corporation entered into an agreement with the Federal Reserve Bank of San Francisco. In addition to requiring prior approval to pay common stock dividends, the agreement requires us to obtain prior approval to disburse dividends associated with our 9.76% Capital Securities. We have not received approval to disburse the quarterly dividend since the third quarter of 2000. Pursuant to the terms of the Capital Securities, we have deferred distributions on the debentures. During this deferral period, distributions to which holders are entitled will continue to accrue at an annual rate of 9.76% of the liquidation amount of $25 per Capital Security, plus accumulated additional distributions at the same rate, compounded quarterly, on any unpaid distributions (to the extent permitted by law). We fully intend to continue to seek approval to distribute the dividend at the earliest available opportunity as the interest on these unpaid dividends is one of our highest borrowing costs.

      At June 30, 2002, we had liquidity levels with cash and cash equivalents in excess of $463 million, representing approximately 15% of total deposits.

      To assist you in analyzing our liquidity, you should review our Consolidated Statements of Cash Flows at F-62.

Capital Resources

      Management seeks to maintain adequate capital to support anticipated credit risks and to ensure that Bay View Capital Corporation and Bay View Bank are in compliance with all regulatory capital guidelines. Stockholders’ equity totaled $342.1 million at June 30, 2002 as compared to $336.2 million at December 31, 2001. This increase was largely due to our earnings during the first six months of 2002. Tangible stockholders’ equity, which excludes intangible assets, was $225.6 million at June 30, 2002 as compared to $212.6 million at December 31, 2001. This increase was primarily due to earnings for the first six months of 2002 and the conversion of $6.5 million of goodwill to tangible equity related to the sale of Bay View Funding.

      The following table illustrates the reconciliation of our stockholders’ equity to tangible stockholders’ equity as of the dates indicated:

	At	At
	June 30,	December 31,
	2002	2001

	(Dollars in thousands,
	except per share amounts)
Stockholders’ equity	$342,071	$336,187
Intangible assets	(116,426)	(123,573)

Tangible stockholders’ equity	$225,645	$212,614

Book value per share	$5.46	$5.37

Tangible book value per share	$3.60	$3.40

      The following table illustrates the changes in our tangible stockholders’ equity for the periods indicated:

	Six Months	Year
	Ended	Ended
	June 30,	December 31,
	2002	2001

	(Dollars in thousands)
Beginning tangible stockholders’ equity	$212,614	$162,913
Net income (loss)	2,832	(101,170)
Net proceeds from issuance of common stock	—	108,000
Net proceeds from issuance of preferred stock	—	26,400
Monetization of goodwill related to sale of Bay
View Funding	6,484	—
Expense realized on stock options with below market exercise price	1,343	5,219
Amortization of intangible assets	662	11,280
Exercise of stock options, conversion of stock warrants and distribution of directors’ retirement plan shares	628	166
Change in debt of ESOP	1,071
Other	11	(194)

Ending tangible stockholders’ equity	$225,645	$212,614

      Intangible assets generated from our acquisitions accounted for under the purchase method of accounting are deducted from stockholders’ equity in the above calculation to arrive at tangible stockholders’ equity. Conversely, the amortization of intangible assets increases tangible stockholders’ equity as well as Bay View Capital Corporation’s and Bay View Bank’s Tier 1 regulatory capital.

      Bay View Bank is subject to various regulatory capital guidelines administered by the Office of the Comptroller of the Currency. Under these capital guidelines, the minimum total risk-based capital ratio and Tier 1 risk-based capital ratio requirements are 8.00% and 4.00%, respectively, of risk-weighted assets and certain off-balance sheet items. The minimum Tier 1 leverage ratio requirement is 4.00% of quarterly average assets, as adjusted.

      Additionally, the Federal Deposit Insurance Corporation Improvement Act of 1991 defines five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, depending upon the capital level of the institution. Each federal banking agency, including the Office of the Comptroller of the Currency, is required to implement prompt corrective actions for undercapitalized institutions that it regulates.

      Bay View Bank’s regulatory capital levels at June 30, 2002 exceeded both the requirements necessary to be considered adequately capitalized as well as the requirements necessary to be considered well-capitalized as illustrated in the following table:

			Minimum		Well-Capitalized
	Actual		Requirement		Requirement

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tier 1 leverage	$238,478	6.86%	$139,147	4.00%	$173,934	5.00%
Tier 1 risk-based	$238,478	8.33%	$114,577	4.00%	$171,866	6.00%
Total risk-based	$324,367	11.32%	$229,155	8.00%	$286,443	10.00%

      Similarly, Bay View Capital Corporation is subject to various regulatory capital guidelines administered by the Board of Governors of the Federal Reserve. The capital guidelines provide definitions of regulatory capital ratios and the methods of calculating capital and each ratio for bank holding companies. The federal banking agencies require a minimum ratio of qualifying total risk-based capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total average assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total average assets is 3%. For organizations not rated in the highest of the five categories, the regulations advise an additional “cushion” of at least 100 basis points. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

      At June 30, 2002, Bay View Capital Corporation’s regulatory capital levels exceeded the requirements necessary to be considered adequately capitalized as illustrated in the following table:

			Minimum
	Actual		Requirement

	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tier 1 leverage	$156,863	4.46%	$140,647	4.00%
Tier 1 risk-based	$156,863	5.05%	$124,298	4.00%
Total risk-based	$274,195	8.82%	$248,596	8.00%

Share Repurchase Program

      Our outstanding shares of common stock were 62,697,831 at June 30, 2002 and 62,579,129 at December 31, 2001. In August 1998, our Board of Directors authorized the repurchase of up to $50 million in shares of our common stock. We repurchased 460,000 shares of our common stock during 1999. We did not repurchase any shares of our common stock during 2000, 2001 and the first six months of 2002. In November 1999, all of our treasury shares were reissued in conjunction with the acquisition of FMAC. At June 30, 2002, we had approximately $17.6 million in remaining authorization available for future share repurchases. Pursuant to our agreement with the Federal Reserve Bank of San Francisco, we must obtain prior written approval before repurchasing shares.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF NET ASSETS IN LIQUIDATION

      The following Unaudited Pro Forma Condensed Consolidated Statement of Net Assets in Liquidation (the “Pro Forma Statement”) reflects the effects of the transactions with U.S. Bank and Washington Mutual as if they had occurred on June 30, 2002 and assumes that we had adopted the liquidation basis of accounting as of June 30, 2002 as indicated in the liquidation value adjusted column. The Pro Forma Statement also includes the redemption of the Bank’s and our Subordinated Notes and other anticipated third quarter asset sales and financings, including an automobile loan securitization, the liquidation of marketable securities and the financing of automobile lease residuals. For pro forma purposes, we have also included the issuance of brokered deposits. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their anticipated settlement amounts.

      The valuation of assets and liabilities necessarily requires many estimates and assumptions and there are substantial uncertainties in carrying out the provisions of the plan of dissolution and stockholder liquidity. The actual value of any liquidating distributions will depend upon a variety of factors including, but not limited to:

•	the actual proceeds from the sale of our assets;

•	the ultimate settlement amounts of our liabilities and obligations, including indemnifications provided in connection with asset sale transactions;

•	actual costs incurred in connection with carrying out the liquidation, including administrative costs during the liquidation period;

•	the actual timing of sales and distributions; and

•	tax assets that may be less than anticipated due to changes in the timing of sales and other transactions and changes in forecasted pre-tax operating income.

      The valuations presented in the accompanying Pro Forma Statement represent estimates, based on present facts and circumstances, of the net realizable values of assets and the costs associated with carrying out the provisions of our plan of dissolution and stockholder liquidity based on the assumptions set forth in the accompanying notes. The actual values and costs are expected to differ from the amounts shown herein and could be higher or lower than the amounts recorded. Accordingly, it is not possible to predict with certainty the aggregate net values ultimately distributable to stockholders, and no assurance can be given that the amount to be received in liquidation will equal or exceed the price or prices at which our common stock has generally traded or is expected to trade in the future.

      The Pro Forma Statement includes estimated after-tax deferred gains of $33.3 million that represent estimated after-tax gains related to the planned automobile loan securitization, the sale of the automobile lending business and a higher deposit premium relating to an increase in non-brokered deposit balances from June 30, 2002 through September 4, 2002. Because these transactions are not under contract or not assured, the estimated after-tax gain is not recognized in the Pro Forma Statement but rather is recorded as a deferred gain. It is anticipated that upon the closing of these transactions, pro forma net assets in liquidation would increase by $33.3 million, or $0.52 per outstanding share, thereby increasing the amount of cash available to distribute to stockholders.

      The Pro Forma Statement should be read in conjunction with the historical financial statements and accompanying disclosures included elsewhere herein.

BAY VIEW CAPITAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION

JUNE 30, 2002

		Sale of Retail Banking Assets

				(2)		(3)		(4)			(5)
	Reported	(1)		Sale to		Redemption of		Third Quarter			Liquidation		Pro Forma
	BVC	Sale to		Washington		Subordinated		Asset Sales/			Value		BVC
	6/30/02	U.S. Bank		Mutual		Notes		Financings		Total	Adjustment		6/30/02

		(Amounts in thousands, except per share amounts)
ASSETS
Cash and cash equivalents	$463,199	$(2,212,438	)(1a)	$1,005,285	(2a)	$(177,203	)(3a)	$1,092,572	(4a)	$(291,784)	$—		$171,415
Investment securities available-for-sale	112,325	—		—		—		(77,973	)(4a)	(77,973)	—		34,352
Mortgage-backed securities available-for-sale	171,342	—		—		—		(171,342	)(4a)	(171,342)	—		—
Loans and leases held-for-sale	30,478	—		—		—		—		—	—		30,478
Gross loans and leases held-for- investment	2,307,822	(372,874)		(997,385)		—		(445,405)		(1,815,664)	23,154	(5a)	515,312
Premiums and discounts and deferred fees and costs, net	17,990	(2,510)		3,237		—		(13,304)		(12,577)	—		5,413
Allowance for loan and lease losses	(38,945)	1,356		1,185		—		4,572		7,113	(34,000	)(5b)	(65,832)

Net loans and leases held-for-investment	2,286,867	(374,028	)(1a)	(992,963	)(2a)	—		(454,137	)(4a)	(1,821,128)	(10,846)		454,893

Auto leases	266,736	—		—		—		—		—	—		266,736
FHLB Stock	15,612	—		—		—		(15,612	)(4a)	(15,612)	—		—
FRB Stock	13,304	—		—		—		—		—	—		13,304
REO	4,611	—		—		—		—		—	—		4,611
PP&E	11,417	(8,589	)(1a)	—		—		—		(8,589)	—		2,828
Goodwill	116,426	(91,358	)(1b)	—		—		—		(91,358)	(17,222	)(5c)	7,846
Income taxes, net	180,723	(170,141	)(1c)	(2,859	)(2b)	3,718	(3b)	(6,616	)(4b)	(175,898)	1,194	(5d)	6,019	(6)
Total other assets	79,255	(4,461	)(1a)	(5,407	)(2a)	(4,093	)(3c)	(2,255	)(4a)	(16,216)	(3,734	)(5e)	59,305

Total assets	$3,752,295	$(2,861,015)		$4,056		$(177,578)		$364,637		$(2,669,900)	$(30,608)		$1,051,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	3,032,801	(3,032,801	)(1a)	—		—		200,000	(4a)	(2,832,801)	—		200,000
Other borrowings	95,993	—		—		—		155,253	(4a)	155,253	—		251,246
Subordinated Notes, net	149,664	—		—		(149,664	)(3a)	—		(149,664)	—		—
Deferred gain	—	11,127	(1d)	—		—		9,384	(4c)	20,511	12,817	(5a)	33,328	(7)
Total other liabilities	41,766	37,345	(1e)	—		(22,640	)(3a)	—		14,705	11,713	(5f)	68,184

Total liabilities	$3,320,224	$(2,984,329)		$—		$(172,304)		$364,637		$(2,791,996)	$24,530		$552,758

Guaranteed Preferred Beneficial Interests in our Junior Subordinated Debentures (“Capital Securities”)	90,000	—		—		—		—		—	—		90,000

Total stockholders’ equity	$342,071	$123,314		$4,056		$(5,274)		$—		$122,096	$(55,138)		$409,029

Diluted shares outstanding	62,698	1,235	(1f)	—		—		—		1,235	—		63,933

Total stockholders’ equity per outstanding share	$5.46

Total tangible stockholders’ equity per outstanding share	$3.60

Transfer of stockholders’ equity under liquidation basis of accounting											$(409,029	)(5g)	$—

Net assets in liquidation											$409,029	(5g)	$409,029

Net assets in liquidation per outstanding share													$6.40	(7)

See accompanying notes to unaudited pro forma condensed consolidated statement of net assets in liquidation.

BAY VIEW CAPITAL CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF NET ASSETS IN LIQUIDATION
JUNE 30, 2002

(1)	Pro forma adjustment reflects the proposed sale of deposits and certain loans and transfer of certain assets and liabilities to U.S. Bank as discussed beginning on page 28. Pro forma adjustment includes:

(1a)	Payment to U.S. Bank of approximately $2.2 billion in cash for its assumption of the Bank’s $3.03 billion of non-brokered deposit liabilities, calculated as follows (amounts in millions):

Assumption of deposit liabilities	$(3,032.8)
Deposit premium (14% of non-brokered deposits plus $5 million, calculated on June 30 balances)	429.6
Additional deposit premium (see (1d))	19.0
Purchase of loans (at par less $2.3 million)	370.6
Purchase of fixed assets	8.6
Purchase of other assets, including accrued interest	4.5
Assumption of ACH in-process items (included in other liabilities)	8.5
Assumption of other liabilities	(6.1)
Payment of California franchise taxes	(14.3)

Total	$(2,212.4)

(1b)	Reduction in goodwill of $91.4 million related to deposits being sold.

(1c)	$170.1 million reduction in income tax asset calculated on a pre-tax recognized gain of $285.6 million and a pre-tax deferred gain of $19.0 million. The tax expense of $170.1 million is based on the total gain of $304.6 million and calculated using a tax rate of approximately 56% reflecting the Company’s federal statutory rate of 35% adjusted by the impact of state taxes and $92.6 million of non-deductible goodwill and severance payments directly related to this transaction.

(1d)	$19.0 million additional pre-tax deposit premium calculated on the average deposit balance for the 30 calendar days ending September 4, 2002. Pursuant to the agreement with U.S. Bank, the deposit premium is based on the average deposit balance, as defined, for the 30 calendar days ending the business day before the closing date. As this additional deposit premium is not assured, the estimated additional after-tax gain of $11.1 million, or $0.17 per outstanding share, is not recognized in the Pro Forma Statement but rather is recorded as a deferred gain.

(1e)	Estimated charges of $34.9 million related to the sale of the Company’s retail banking assets, including severance payments, investment banking and other professional fees, and accruals for closed facilities and other contracts and settlements. Pro forma adjustment also includes $2.4 million in accounts being assumed by U.S. Bank including ACH clearing items net of certain accruals and other liabilities.

(1f)	1.2 million in additional shares of the Company’s common stock issued under an anticipated cashless exercise of stock options as discussed on page 22. The additional shares are based on 3.6 million in-the-money stock options outstanding at June 30, 2002 and calculated using the Company’s closing stock price on June 30, 2002 of $6.41 per share.

(2)	Pro forma adjustment reflects the sale of certain loans to Washington Mutual. Pursuant to the agreement with Washington Mutual, the loans are being sold at a price of 100.25. Pro forma adjustment includes:

(2a)	Cash proceeds of approximately $1.0 billion from the sale of the Company’s multi-family and commercial real estate loans to Washington Mutual, including accrued interest of approximately $5.4 million.

(2b)	$2.9 million reduction in income tax asset calculated on a pre-tax gain of $6.9 million. The tax expense of $2.9 million is calculated using a tax rate of approximately 41% reflecting the Company’s federal statutory rate of 35% adjusted by the impact of state taxes.

(3)	Pro forma adjustment reflects the anticipated redemption of the Company’s and the Bank’s Subordinated Notes as discussed on page 24. The redemption of the Company’s 9 1/8% Subordinated Notes is necessary in order to complete the proposed sale transaction with U.S. Bank. Pro forma adjustment also reflects the anticipated payment of deferred dividends and interest on the Company’s Capital Securities as discussed on page 24. Pro forma adjustment includes:

(3a)	Payments of approximately $177.2 million including $150.0 million to the holders of the Company’s and the Bank’s Subordinated Notes, cash payments of $4.6 million in prepayment penalties and $3.4 million of accrued interest. Pro forma adjustment also reflects a payment of $19.2 million to the holders of the Company’s Capital Securities representing unpaid dividends and interest at June 30, 2002.

(3b)	$3.7 million increase in income tax asset calculated on a pre-tax loss of $9.0 million. The tax benefit of $3.7 million is calculated using a tax rate of approximately 41% reflecting the Company’s federal statutory rate of 35% adjusted by the impact of state taxes.

(3c)	Write-off of unamortized issuance costs on the Subordinated Notes of $4.1 million.

(4)	Pro forma adjustment reflects cash proceeds the Company expects to generate during the third quarter of 2002 through sales of other assets and financing transactions. These proceeds are expected to be available to fund the sale of the retail banking business. Pro forma adjustment includes:

(4a)	Cash proceeds the Company expects to generate during the third quarter of 2002 through the following asset sales and financing transactions (amounts in millions):

Sales of investment securities	$97.7
Sales of mortgage-backed securities	171.3
Auto loan securitization	452.7
Sales of FHLB stock	15.6
Issuance of Brokered Certificates of Deposit	200.0
Financing of automobile lease residuals	155.3

Total	$1,092.6

In connection with the auto loan securitization, the Company anticipates generating an additional investment security of $19.8 million representing retained interests in the securitization.

(4b)	$6.6 million reduction in income tax asset calculated on a pre-tax deferred gain of $16.0 million. The tax expense of $6.6 million is calculated using a tax rate of approximately 41% reflecting the Company’s federal statutory rate of 35% adjusted by the impact of state taxes.

(4c)	Estimated pre-tax deferred gain of approximately $16.0 million from the proposed auto loan securitization. As this transaction is not under contract, the estimated after-tax gain of $9.4 million, or $0.15 per outstanding share, is not recognized in the Pro Forma Statement but rather is recorded as a deferred gain.

(5)	Pro forma adjustment reflects the Company’s plan to liquidate its remaining assets under the Plan of Dissolution and Stockholder Liquidity as discussed on page 17. Pro forma adjustment includes:

(5a)	$23.2 million write-up in loan balances representing the Company’s estimate of the pre-tax gain that could be realized on the sale of the auto lending business. As this transaction is not under contract, the estimated after-tax gain of $12.8 million, or $0.20 per outstanding share, is not recognized in the Pro Forma Statement but rather recorded as a deferred gain.

(5b)	$34.0 million write-down in loan balances reflecting the Company’s estimated net realizable value of its remaining loan portfolios under an accelerated timeline to sell such loans pursuant to the Plan of Dissolution and Stockholder Liquidity.

(5c)	$17.2 million write-off of goodwill related to the Company’s commercial lending businesses not expected to be realized upon the sales of these businesses.

(5d)	$1.2 million increase in income tax asset based on a tax benefit of $9.2 million partially offset by a $8.0 million valuation allowance. The tax benefit is calculated on a pre-tax loss of $66.7 million and a pre-tax deferred gain of $23.2 million. The tax benefit of $9.2 million is based on the net loss of $43.5 million and calculated using a tax rate of approximately 21% reflecting the Company’s federal statutory rate of 35% adjusted by the impact of state taxes and $19.4 million of nondeductible goodwill and severance payments. The $8.0 million valuation allowance relates to net deferred tax assets representing the portion of the remaining deferred tax assets the Company estimates that it will not realize from future taxable income.

(5e)	Write-off of unamortized issuance costs on the Capital Securities of $3.7 million.

(5f)	$11.7 million of estimated expenses associated with liquidating the remaining portfolios of assets through their projected disposition dates including severance payments and accruals for closed facilities and other contracts and settlements. The pro forma adjustment does not reflect the anticipated operating profit during this period of liquidation.

(5g)	Reclassification of the balance sheet from a going concern basis to a liquidation basis of accounting. The reclassification adjustment reflects the absence of stockholders’ equity.

The liquidation value adjustments may not be reflective of the actual amounts obtained when and if the remaining assets are sold. Because of the inherent uncertainties in negotiating and closing sale contracts, the amounts reflected in the Pro Forma Statement may differ materially from the actual amounts that may be received in the future.

(6)	Pro forma adjustment related to the valuation of the Company’s deferred tax assets includes assumptions about the timing of various asset sales and other transactions. If transactions do not close in the year anticipated, the realization of deferred tax assets could be less than anticipated. The pro forma adjustment also includes assumptions about future pre-tax income to absorb the future deduction of certain deferred tax assets. Actual future pre-tax income that differs from the amount anticipated could impact the valuation of the pro forma deferred tax assets.

(7)	Deferred gain of $33.3 million represents estimated after-tax gains related to the planned automobile loan securitization, the future sale of the automobile lending business and a higher deposit premium relating to an increase in non-brokered deposit balances from June 30, 2002 through September 4, 2002. As these transactions are not under contract or assured, the estimated after-tax gain is not recognized in the Pro Forma Statement but rather is recorded as a deferred gain. It is anticipated that upon the closing of these transactions, pro forma net assets in liquidation would increase by $33.3 million, or $0.52 per outstanding share, thereby increasing the amount of cash available to distribute to stockholders.

FINANCIAL STATEMENTS FILED AS OF DECEMBER 31, 2001 ON FORM 10-K

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	At December 31,

	2001	2000

	(Dollars in thousands)
ASSETS
Cash and cash equivalents:
Cash and due from depository institutions	$357,008	$694,934
Short-term investments	164,380	—

	521,388	694,934
Securities available-for-sale:
Investment securities	98,980	33,009
Mortgage-backed securities	278,891	578
Securities held-to-maturity:
Mortgage-backed securities	—	535,478
Mortgage-backed securities due from creditor	—	106,572
Loans and leases held-for-sale	40,608	345,207
Loans and leases held-for-investment, net of allowance for loan and lease losses of $49.8 million at December 31, 2001 and $73.7 million at December 31, 2000	2,326,787	2,751,794
Investment in operating lease assets, net	339,349	479,829
Investment in stock of the Federal Home Loan Bank of San Francisco	24,157	40,190
Investment in stock of the Federal Reserve Bank	11,866	19,590
Real estate owned, net	9,462	1,041
Premises and equipment, net	13,145	17,303
Intangible assets	123,573	134,936
Income taxes, net	174,360	88,909
Other assets	51,539	111,561

Total assets	$4,014,105	$5,360,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Transaction accounts	$1,950,699	$1,608,499
Retail certificates of deposit	1,284,228	1,872,562
Brokered certificates of deposit	—	265,251

	3,234,927	3,746,312
Advances from the Federal Home Loan Bank of San Francisco	—	804,837
Short-term borrowings	—	197,375
Subordinated Notes, net	149,632	149,567
Other borrowings	137,536	1,664
Other liabilities	65,823	73,327

Total liabilities	3,587,918	4,973,082

Guaranteed Preferred Beneficial Interest in our Junior Subordinated Debentures (“Capital Securities”)	90,000	90,000
Stockholders’ equity:
Serial preferred stock; authorized, 7,000,000 shares; outstanding, none	—	—
Common stock ($.01 par value); authorized, 2001 — 80,000,000 shares; 2000 — 60,000,000 shares; issued, 2001 — 62,627,980 shares; 2000 — 32,640,039 shares; outstanding, 2001 — 62,579,129 shares; 2000 — 32,574,987 shares	626	326
Additional paid-in capital	595,258	456,045
Accumulated deficit	(258,047)	(156,877)
Treasury stock, at cost, 2001 — 48,851 shares; 2000 — 65,052 shares	(808)	(1,081)
Accumulated other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale, net of tax	523	10
Minimum pension liability adjustment, net of tax	(294)	—
Debt of Employee Stock Ownership Plan	(1,071)	(574)

Total stockholders’ equity	336,187	297,849

Total liabilities and stockholders’ equity	$4,014,105	$5,360,931

The accompanying notes are an integral part of these consolidated financial statements.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands,
	except per share amounts)
Interest income:
Interest on loans and leases	$243,163	$360,203	$369,841
Interest on mortgage-backed securities	31,695	60,923	37,376
Interest and dividends on investment securities	27,887	39,066	14,439

	302,745	460,192	421,656
Interest expense:
Interest on deposits	135,736	176,602	142,427
Interest on borrowings	29,900	103,282	95,345
Interest on Senior Debentures and Subordinated Notes	14,861	14,868	13,400

	180,497	294,752	251,172
Net interest income	122,248	165,440	170,484
Provision for losses on loans and leases	71,890	62,600	28,311

Net interest income after provision for losses on loans and leases	50,358	102,840	142,173
Noninterest income:
Leasing income	92,305	97,207	58,558
Loan fees and charges	5,542	8,284	6,283
Loan servicing income	4,077	5,804	2,550
Account fees	7,947	7,863	7,007
Sales commissions	5,906	5,399	4,801
Gain (loss) on sale of assets and liabilities, net	(10,547)	(52,606)	10,058
Other, net	1,939	4,691	2,275

	107,169	76,642	91,532
Noninterest expense:
General and administrative:
Compensation and employee benefits	74,727	74,856	61,068
Occupancy and equipment	20,331	23,301	22,101
Professional services	16,198	12,570	5,963
Marketing	4,706	3,743	3,694
Data processing	4,410	4,281	3,438
Deposit insurance premiums and regulatory fees	9,300	1,612	2,740
Postage, telephone & travel	8,027	9,527	7,783
Prepayment penalty fees	8,231	—	—
Other, net	9,357	6,828	5,811
General and administrative — franchise loan production	—	15,561	2,395
General and administrative — Bankers Mutual	—	6,311	2,123

	155,287	158,590	117,116
Other noninterest expense:
Restructuring expenses	6,935	9,213	—
Revaluation of franchise-related assets	70,146	101,894	—
Leasing expenses	86,120	69,350	40,188
Dividend expense on Capital Securities	9,774	8,989	8,935
Real estate owned operations, net	2,085	65	(238)
Provision for losses on real estate owned	2,936	—	—
Amortization of intangible assets	11,280	11,158	11,993
Amortization of intangible assets — franchise	—	9,608	1,694
Write-off of intangible assets — franchise	—	192,622	—

	344,563	561,489	179,688
Income (loss) before income tax expense (benefit)	(187,036)	(382,007)	54,017
Income tax expense (benefit)	(85,866)	(55,810)	25,053

Net income (loss)	$(101,170)	$(326,197)	$28,964

Basic earnings (loss) per share	$(1.99)	$(10.00)	$1.37

Diluted earnings (loss) per share	$(1.99)	$(10.00)	$1.36

Weighted-average basic shares outstanding	50,873	32,634	21,169

Weighted-average diluted shares outstanding	50,873	32,634	21,315

Net income (loss)	$(101,170)	$(326,197)	$28,964
Other comprehensive income (loss), net of tax:
Change in unrealized gain or loss on securities available-for-sale, net of tax expense (benefit) of $362, $214 and ($64) for 2001, 2000 and 1999, respectively	513	303	(91)
Minimum pension liability adjustment, net of tax benefit of $207 for 2001	(294)	—	—

Other comprehensive income (loss)	219	303	(91)

Comprehensive income (loss)	$(100,951)	$(325,894)	$28,873

The accompanying notes are an integral part of these consolidated financial statements.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

							Unrealized	Minimum	Debt of
					Retained		Gain (Loss) on	Pension	Employee
	Number			Additional	Earnings		Securities	Liability	Stock	Total
	of Shares	Common	Preferred	Paid-in	(Accumulated	Treasury	Available-for-Sale,	Adjustment,	Ownership	Stockholders’
	Issued	Stock	Stock	Capital	Deficit)	Stock	Net of Tax	Net of Tax	Plan	Equity

	(Dollars in thousands, except per share amounts)
Balance at December 31, 1998	20,376	$204	$—	$251,010	$155,715	$(25,157)	$(202)	$—	$(3,759)	$377,811
Issuance of common stock (FMAC acquisition):
From shares held in treasury	—	—	—	—	—	32,444	—	—	—	32,444
From authorized but unissued shares	12,212	122	—	204,456	—	—	—	—	—	204,578
Repurchase of common stock	—	—	—	—	—	(8,381)	—	—	—	(8,381)
Exercise of stock options, including tax benefits	41	—	—	498	—	—	—	—	—	498
Cash dividends declared ($0.30 per share)	—	—	—	—	(5,579)	—	—	—	—	(5,579)
Unrealized loss on securities available-for-sale, net of tax	—	—	—	—	—	—	(91)	—	—	(91)
Repayment of debt	—	—	—	—	—	—	—	—	950	950
Net income	—	—	—	—	28,964	—	—	—	—	28,964

Balance at December 31, 1999	32,629	326	—	455,964	179,100 (1)	(1,094)	(293)	—	(2,809)	631,194
Exercise of stock options, including tax benefits	11	—	—	94	—	—	—	—	—	94
Distribution of restricted shares	—	—	—	(13)	—	13	—	—	—	—
Cash dividends declared ($0.30 per share)	—	—	—	—	(9,780)	—	—	—	—	(9,780)
Unrealized gain on securities available-for-sale, net of tax	—	—	—	—	—	—	303	—	—	303
Repayment of debt	—	—	—	—	—	—	—	—	2,235	2,235
Net loss	—	—	—	—	(326,197)	—	—	—	—	(326,197)

Balance at December 31, 2000	32,640	326	—	456,045	(156,877)	(1,081)	10	—	(574)	297,849
Exercise of stock options, including tax benefits	20	—	—	94	—	—	—	—	—	94
Distribution of director’s retirement plan shares	10	—	—	73	—	—	—	—	—	73
Distribution of restricted shares	—	—	—	(273)	—	273	—	—	—	—
Proceeds from issuance of common stock, net of expenses of $2.0 million	23,967	240	—	107,760	—	—	—	—	—	108,000
Proceeds from issuance of 5,991,369 shares of preferred stock, net of expenses of $1.1 million	—	—	60	26,340	—	—	—	—	—	26,400
Conversion of preferred stock to common stock	5,991	60	(60)	—	—	—	—	—	—	—
Expense recognized on stock options with below market strike price	—	—	—	5,219	—	—	—	—	—	5,219
Unrealized gain on securities available-for-sale, net of tax	—	—	—	—	—	—	513	—	—	513
Minimum pension liability adjustment, net of tax	—	—	—	—	—	—	—	(294)	—	(294)
Change in debt of ESOP	—	—	—	—	—	—	—	—	(497)	(497)
Net loss	—	—	—	—	(101,170)	—	—	—	—	(101,170)

Balance at December 31, 2001	62,628	$626	$—	$595,258	$(258,047)	$(808)	$523	$(294)	$(1,071)	$336,187

(1)	Substantially restricted.

The accompanying notes are an integral part of these consolidated financial statements.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(101,170)	$(326,197)	$28,964
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of intangible assets	11,280	20,766	13,687
Write-off of intangible assets — BVFMAC	—	192,622	—
Origination of loans and leases held-for-sale	—	(520,023)	—
Proceeds from securitizations and/or sales of loans and leases held-for-sale	—	1,459,558	937,457
Provision for losses on loans and leases and real estate owned	74,826	62,600	28,311
Depreciation and amortization of premises and equipment	4,751	8,617	7,860
Depreciation and amortization of investment in operating lease assets	56,960	69,350	35,590
Accretion of retained interests in securitizations	(1,947)	(5,213)	(1,390)
Amortization of premiums, net of discount accretion	11,685	11,981	24,072
Revaluation of franchise-related assets	70,146	101,894	—
Loss (gain) on sale of assets and liabilities, net	10,547	52,606	(10,058)
(Increase) decrease in other assets	(54,251)	(81,424)	36,415
(Decrease) increase in other liabilities	(7,504)	(37,833)	9,074
Other, net	1,852	54	(3,669)

Net cash provided by operating activities	77,175	1,009,358	1,106,313

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of assets/subsidiaries, net of cash and cash equivalents paid	—	(24,294)	(15,453)
Acquisition of deposits, net of premium paid	—	—	110,807
Proceeds from the sale of substantially all of the assets and certain liabilities of Bankers Mutual, net of cash and cash equivalents sold	—	30,879	—
Net decrease (increase) in loans and leases resulting from originations, net of repayments	131,079	(164,239)	(152,297)
Purchases of loans and leases, net	(12,933)	(27,849)	(1,136,658)
Purchases of mortgage-backed securities	(188,869)	(327,840)	(172,304)
Purchases of investment securities	(118,152)	(48,070)	(20,035)
Principal payments on mortgage-backed securities	174,255	99,717	149,494
Principal payments on investment securities	20,121	7,444	—
Proceeds from securitizations and/or sales of loans and leases held-for-sale	539,859	—	—
Proceeds from sale of mortgage-backed securities available-for-sale	392,166	239,965	—
Proceeds from sale of investment securities available-for-sale	26,321	230,041	—
Proceeds from maturities/calls of investment securities available-for-sale	—	45,298	—
Proceeds from retained interests in securitizations	—	6,585	2,569
Proceeds from sale of real estate owned	4,389	6,504	4,127
Additions to premises and equipment	(593)	(3,004)	(3,922)
Decrease in investment in stock of the Federal Home Loan Bank of San Francisco	16,033	37,645	13,043
Decrease (increase) in investment in stock of the Federal Reserve Bank	7,724	(6,114)	(13,476)

Net cash provided by (used in) investing activities	991,400	102,668	(1,234,105)

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in deposits	(511,385)	16,532	343,182
Proceeds from advances from the Federal Home Loan Bank of San Francisco	205,000	1,950,500	3,725,100
Repayment of advances from the Federal Home Loan Bank of San Francisco	(1,008,800)	(2,514,000)	(4,011,100)
Proceeds from repurchase agreements	—	2,103,116	268,461
Repayment of repurchase agreements	(103,241)	(2,017,758)	(275,880)
Issuance of Subordinated Notes	—	—	50,000
Maturity of Senior Debentures	—	—	(50,000)
Net (decrease) increase in warehouse lines outstanding	(94,134)	(288,071)	234,129
Net increase (decrease) in other borrowings	135,872	(1,630)	(1,783)
Repurchase of common stock	—	—	(8,381)
Proceeds from issuance of common stock	108,167	—	—
Proceeds from issuance of preferred stock	26,400	94	498
Dividends paid to stockholders	—	(9,780)	(7,715)

Net cash (used in) provided by financing activities	(1,242,121)	(760,997)	266,511

Net increase (decrease) in cash and cash equivalents	(173,546)	351,029	138,719
Cash and cash equivalents at beginning of year	694,934	343,905	205,186

Cash and cash equivalents at end of year	$521,388	$694,934	$343,905

Cash paid during the year for:
Interest	$198,692	$293,568	$255,814
Income taxes	$202	$3,468	$—
Supplemental non-cash investing and financing activities:
Loans transferred to real estate owned	$16,494	$5,151	$3,319
Loans transferred from held-for-investment to held-for-sale	$328,402 (1)	$1,323,531	$915,146
Loans securitized and transferred to securities held-to-maturity	$—	$268,172	$—
Securities transferred from held-to-maturity to available-for-sale	$631,663	$496,324	$—
Conversion of preferred stock to common stock	$26,400	$—	$—
The acquisitions of assets/subsidiaries involved the following:
Common stock issued	$—	$—	$237,022
Liabilities assumed	—	—	238,722
Fair value of assets acquired, other than cash and cash equivalents	—	(15,294)	(291,853)
Goodwill	—	(9,000)	(199,344)

Net cash and cash equivalents paid	$—	$(24,294)	$(15,453)

(1)	Net of loans transferred from held-for-sale to held-for-investment.

The accompanying notes are an integral part of these consolidated financial statements.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001

Note 1.     Summary of Significant Accounting Policies

Nature of Operations

      Bay View Capital Corporation is a diversified bank holding company headquartered in San Mateo, California. Our principal subsidiary is Bay View Bank, N.A. Bay View Bank operates 57 full service branches throughout the San Francisco Bay Area and loan production offices throughout the United States. Bay View Bank offers personal and business banking services and deposit accounts through its branch network and provides multi-family and commercial real estate loans, consumer loans and leases and commercial lending throughout the United States. Bay View Securitization Corporation, FMAC 2000-A Holding Company and FMAC Franchise Receivables Corporation were formed for the purpose of issuing asset-backed securities through a trust. Bay View Capital I was formed for the purpose of issuing Capital Securities through a trust. FMAC Insurance Services operated as an insurance agency throughout the United States prior to February 28, 2001, when substantially all of its assets and liabilities were sold.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Bay View Capital Corporation, a bank holding company incorporated under the laws of the state of Delaware, and our wholly owned subsidiaries: Bay View Bank, N.A., a national bank; Bay View Securitization Corporation, a Delaware corporation; Bay View Capital I, a Delaware business trust; FMAC Insurance Services, a Delaware corporation; FMAC 2000-A Holding Company, a California corporation; and FMAC Franchise Receivables Corporation, a California Corporation. Bay View Bank includes its wholly owned subsidiaries: Bay View Acceptance Corporation, a Nevada corporation; Bay View Commercial Finance Group, a California corporation; XBVBKRS, Inc., formerly Bankers Mutual, a California corporation; MoneyCare, Inc., a California corporation; and Bay View Auxiliary Corporation, a California corporation. Effective March 1, 1999, Bay View Capital Corporation contributed the capital stock of Bay View Commercial Finance Group to Bay View Bank in conjunction with the March 1, 1999 conversion of Bay View Bank from a federally chartered capital stock savings bank to a national bank. Bay View Commercial Finance Group was previously a wholly owned subsidiary of Bay View Capital Corporation. Effective June 14, 1999, Bay View Credit and Ultra Funding, Inc., previously wholly owned subsidiaries of Bay View Acceptance Corporation, were merged into Bay View Acceptance Corporation. On June 30, 2000, substantially all of the assets and certain liabilities of Bankers Mutual were sold to Berkshire Mortgage Finance Limited Partnership. On June 22, 2001, we completed the stock sale by Bay View Bank of the legal entity Bay View Franchise Mortgage Acceptance Company (BVFMAC) and its related servicing platform. On December 31, 2001, in connection with the financing secured by our auto lease cash flows, LFS-BV, formerly a subsidiary of Bay View Acceptance Corporation, was merged into Bay View Bank. All significant intercompany accounts and transactions have been eliminated.

Basis of Financial Presentation and Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, sometimes referred to as GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates particularly susceptible to possible changes in the near term relate to the determination of the allowance for losses on loans and leases, investment in operating lease assets and deferred tax assets.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

      Cash and cash equivalents, as reported in the consolidated statements of financial condition and statements of cash flows, consist of cash and highly liquid financial instruments, with maturities of 90 days or less at the time of purchase, that are readily convertible into cash and are so near their maturity that they present insignificant risk of changes in value.

      Generally, our banking depositories either pay interest on deposits or apply an imputed interest credit to deposit balances which is used as an offset to charges for banking services rendered. We have no compensating balance arrangements or lines of credit with banks. Bay View Bank is required to maintain reserves against customer deposits by keeping balances with the Federal Reserve Bank of San Francisco in a noninterest-earning cash account. Cash balances for Bay View Bank required to be held in reserve at the Federal Reserve Bank of San Francisco totaled approximately $2.0 million at December 31, 2001 and $25,000 at December 31, 2000. The average required reserve balance for Bay View Bank totaled $519,000 in 2001 and $25,000 in 2000.

Securities

      Securities classified as held-to-maturity are recorded at amortized cost, adjusted for the amortization of premiums and accretion of discounts, because we have the ability and intent to hold these securities to maturity. Securities that are held to meet investment objectives such as interest rate risk and liquidity management, but which may be sold as necessary to implement management strategies, are classified as available-for-sale and are reported at fair value. Fair value for these securities is obtained principally from published information or quotes by registered securities brokers. Securities for which quotes are not readily available are valued based on the present value of discounted estimated future cash flows. Retained interests and asset-backed securities related to our loan and lease securitizations are classified as securities available-for-sale. We are not aware of an active market for the purchase and sale of these retained interests and asset-backed securities at this time, and accordingly, we estimated the fair value of the retained interests by calculating the present value of the estimated expected future cash flows to be received, using management’s best estimates of the key assumptions, including credit losses, prepayment speeds, and discount rates commensurate with the risks involved. We recorded impairment charges relating to retained interests of $12.6 million and $26.3 million at December 31, 2001 and 2000, respectively. There was no impairment relating to retained interests during 1999. We do not have a trading portfolio.

      Securities are identified as either available-for-sale or held-to-maturity at purchase and are accounted for accordingly. Unrealized losses on securities held-to-maturity are realized and charged against earnings when it is determined that a decline in value which is other than temporary has occurred. Net unrealized gains and losses on securities available-for-sale are excluded from earnings and reported, net of applicable income taxes, as a separate component of stockholders’ equity. Gains and losses on sales of securities are recorded in earnings at the time of sale and are determined by the difference between the net sale proceeds and the amortized cost of the security, using the specific identification method.

      Discounts and premiums on securities are amortized into interest income using a method approximating the effective interest method over the estimated life of the security, adjusted for actual prepayments. Interest on securities is accrued as income only to the extent considered collectible.

Loans and Leases

      Loans and leases that we originate or purchase are identified as either held-for-sale or held-for-investment and are recorded at cost including premiums or discounts, deferred fees and costs and the allowance for loan and lease losses, as applicable. Loans and leases classified as held-for-sale primarily consist of fixed-rate franchise loans. Loans and leases classified as held-for-sale are carried at the lower of cost or market on an aggregate basis for each loan and lease type. Market value for these loans and leases is based on

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prices for similar loans and leases in the secondary whole loan or securitization markets. Interest on loans and leases is accrued as income only to the extent considered collectible. Loans and leases classified as held-for-investment are carried at amortized cost and are not adjusted to the lower of cost or market because we have the ability and the intent to hold these loans and leases to maturity. Generally, we discontinue interest accruals on loans and leases 90 days or more past due. Interest income on nonaccrual loans and leases is generally recognized on a cash basis when received.

      We charge fees for originating loans and leases at the time the loan or lease is granted. We recognize these origination fees, net of certain direct costs where applicable, as a yield adjustment over the life of the related loan or lease using the effective interest method or an approximate equivalent if not materially different. Amortization of net deferred origination fees is discontinued on nonperforming loans and leases. When a loan or lease is sold or paid off, unamortized net deferred origination fees are included in interest income at that time.

      Impairment of a loan occurs when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. We consider nonperforming loans and troubled debt restructurings as impaired loans. Nonperforming loans are defined as loans 90 days or more delinquent as to principal and interest payments unless the principal and interest are well secured and in the process of collection. We also designate loans less than 90 days delinquent as nonperforming when the full collection of principal and/or interest is doubtful. Troubled debt restructurings are loans which have been modified based upon interest rate concessions and/or payment concessions. Large groups of homogeneous loans are collectively evaluated for impairment. We consider our single-family residential and consumer loans, including auto and home equity loans, as homogeneous loans.

      Charge-offs are recorded on impaired loans for the difference between the valuation of the loan and the recorded investment, net of any specific allowance. In determining charge-offs for specific loans, management evaluates the creditworthiness and financial status of the borrower and also analyzes cash flows and current property appraisals. Impaired loans are measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Our impaired real estate-based loans are generally measured based on the fair value of the collateral because they are collateral dependent. We generally recognize interest income on impaired loans on a cash basis when received.

Allowance for Loan and Lease Losses

      The allowance for loan and lease losses is established through a provision charged to expense and is maintained at a level that we believe is sufficient to cover estimated probable losses in the portfolio. In determining the level of the allowance for loan and lease losses, we evaluate specific credits and the portfolio in general using several methods that include historical performance, collateral values, cash flows and analysis of current economic conditions. This evaluation culminates with a judgment on the probability of collection based on existing and probable near term events. The underwriting of new credits may be changed or modified depending on the results of these ongoing evaluations. Discontinued lending operations receive the same scrutiny as ongoing operations but do not have the additional risk inherent in accepting new business. Our methodology provides for three allowance components. The first component represents allowance for loans and leases that are individually evaluated. The second component represents allowance for groups of homogeneous loans and leases that currently exhibit no identifiable weaknesses and are collectively evaluated. We determine allowance for these groups of loans and leases based on factors such as prevailing economic conditions, historical loss experience, asset concentrations, levels and trends of classified assets, and loan and lease delinquencies. The last component is an unallocated allowance which is based on factors that are not necessarily associated with a specific credit, group of loans or leases or loan or lease category. These factors include an evaluation of economic conditions in areas where we lend money, loan and lease concentrations,

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lending policies or underwriting procedures, and trends in delinquencies and nonperforming assets. The unallocated allowance reflects our efforts to ensure that the overall allowance appropriately reflects the probable losses inherent in the loan and lease portfolio.

Loan Sales and Servicing

      Prior to adopting Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” we recorded servicing assets, in accordance with Statement No. 125, for the present value of any retained interest in a transferred asset representing servicing fees net of related costs. Retained interest in excess of such servicing fees is recorded on a net present value basis and is classified as an available-for-sale security at fair value. The balance of these servicing assets was $489,000 at December 31, 2001 and $15.4 million at December 31, 2000. Impairment charges on these servicing assets were $13.6 million and $8.8 million for the years ended December 31, 2001 and 2000, respectively. There was no impairment relating to servicing assets for 1999. Amortization of servicing assets and any related impairments are included in noninterest income and noninterest expense as the associated servicing revenue is received and expenses are incurred.

      Gains or losses on the securitizations and/or sales of loans and leases are recorded in earnings at the time of the transaction when control over the loans and leases is surrendered and consideration other than beneficial interests in the loans and leases is received.

Investment in Operating Lease Assets

      We purchase autos subject to leases which are characterized as operating leases. The corresponding asset is recorded as a fixed asset and depreciated over the lease term to its estimated residual value. This depreciation and other related expenses, including the amortization of initial direct costs which are deferred and amortized over the lease term, are classified as noninterest expense. Lease payments received are recorded as noninterest income. Gross lease asset balances were $505.6 million at December 31, 2001 and $586.3 million at December 31, 2000. Accumulated depreciation and amortization related to the lease assets totaled $130.8 million at December 31, 2001 and $94.7 million at December 31, 2000. At December 31, 2001, future minimum lease payments to be received by us under operating leases were $73.9 million, $49.1 million, $21.6 million, and $4.0 million for the years ending December 31, 2002, 2003, 2004, and 2005 respectively. During June 2000 we ceased originating or purchasing auto lease assets.

      The Company performs a quarterly impairment analysis of its automobile operating lease portfolio in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” A lease is considered impaired if its gross future undiscounted cash flows are less than the net book value of the lease. The net book value of the lease is defined as the original capitalized cost of the automobile, including initial direct capitalized costs, less the cumulative amount of depreciation recorded against the automobile and the cumulative amount of amortization of the initial direct capitalized costs recorded since the inception of the lease and less any impairment charges recorded-to-date on that lease.

      In determining gross future undiscounted cash flows, the Company contracts with Automotive Lease Guide, commonly referred to as ALG, to provide estimates of the residual value of the underlying automobiles at the end of their lease terms assuming that the vehicles are in average condition. The Company then estimates the probability that i.) the automobiles will be purchased by the lessee prior to the end of the lease term, ii.) the automobile will be purchased by the lessee at the end of the lease term, either at a discount or at the full contractual residual amount, or iii.) the automobile will be returned to the lessor at the end of the lease term. These probabilities are estimated using a number of factors, including the Company’s experience-to-date and industry experience.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Using the projected ALG residual values, the Company’s experience-to-date relative to the projected ALG residual values (for example, for vehicle classes where actual amounts realized were less than what ALG had projected, the Company reduced the projected ALG residual values to equal the Company’s experience-to-date), and the probabilities of each of the three disposition scenarios discussed above occurring, the Company determined a probability-weighted gross future undiscounted cash flow for each automobile lease. For those leases where the gross future undiscounted cash flows were less than net book value, the lease was considered impaired.

      For those leases considered impaired, the Company then estimated the fair value of the lease. The fair value was determined by calculating the present value of the future estimated cash flows again assuming the probabilities of each of the three disposition scenarios. The present value was calculated using current market rates, which the Company estimated as the original contract lease rate. For those impaired leases where the estimated fair value was less than the net book value, an impairment charge was recorded for the difference. For the year ended December 31, 2001, the Company recorded $18.7 million in impairment charges against approximately 9,000 of its 18,272 lease contracts that were considered impaired and which is included in leasing expense. In addition, since the inception of the lease portfolio in June 1998, the Company has recorded additional monthly charges, also included in leasing expense, to reflect increased depreciation as a result of declines in the estimated residual values. At December 31, 2001 and 2000, the Company has provided $32.7 million and $9.9 million, respectively, in impairment and additional monthly charges against its automobile operating lease portfolio which are available to absorb anticipated future residual losses.

Real Estate Owned

      Real estate owned is comprised of property acquired through foreclosure and is recorded at the lower of cost (i.e., net loan value) or fair value less estimated costs to sell, as of the date of foreclosure. The difference upon foreclosure, if any, is charged-off against the allowance for losses on loans and leases. Thereafter, a specific valuation allowance is established and charged to noninterest expense for adverse changes in the fair value of the property. Revenues and other expenses associated with real estate owned are realized and reported as a component of noninterest expense when incurred.

Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line basis over the estimated useful lives for each of the various asset categories. These useful lives range from two to ten years.

Intangible Assets

      Core deposit premiums arise from the acquisition of deposits and are amortized using an accelerated method over the estimated life of the deposit base acquired, generally eight to ten years. We continually evaluate the periods of amortization to determine whether later events and circumstances warrant revised estimates. In addition, the market value of core deposit premiums is re-evaluated on an annual basis to assess if any impairment exists and to determine the carrying value that may be included as a component of regulatory capital.

      Goodwill arises from acquisitions and represents the excess of the total purchase price over the fair value of net assets acquired. Goodwill is amortized to expense on a straight-line basis over periods of up to 20 years. On a periodic basis, we review our goodwill for events or changes in circumstances that may indicate that the estimated undiscounted future cash flows from these acquisitions will be less than the carrying amount of the goodwill. If it becomes probable that impairment exists, a reduction in the carrying amount is recognized.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of January 1, 2002 we will be required to adopt Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which requires that certain goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. See “Recent Accounting Pronouncements” below for further discussion.

Impairment of Long-Lived Assets

      Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use are based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Securities Sold Under Agreements to Repurchase

      We may enter into sales of securities under agreements to repurchase which are considered financing activities. The obligations to repurchase the securities are reflected as liabilities, and the related underlying securities for the agreements, which are pledged as collateral and held by the counterparties, are reflected as securities due from the creditor when the creditor has the right to transfer or pledge the collateral.

Income Taxes

      We file consolidated federal income tax returns in which our taxable income or loss is combined with that of our subsidiaries. Consolidated, combined and separate company state tax returns are filed in certain states, as applicable, including California. Each subsidiary’s share of income tax expense (benefit) is based on the amount which would be payable (receivable) if separate returns were filed.

      Our income tax provisions are based upon income taxes payable for the current period as well as current period changes in deferred income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory income tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred income taxes for a change in tax rates is recognized through the provision for income taxes during the period of enactment.

Risk Management Instruments

      We use risk management instruments to modify interest rate characteristics of certain assets or liabilities to hedge against our exposure to interest rate fluctuations, reducing the effects these fluctuations might have on associated cash flows or values. Risk management instruments, also referred to as derivative instruments, must qualify and be designated as hedges upon their inception and must be effective throughout the hedge period in order to receive hedge accounting treatment. To qualify as hedges, among other things, risk management instruments must be linked to specific assets or liabilities or pools of similar assets or liabilities.

      On October 1, 2000, we adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivatives and Hedging Activities.” Statement No. 133 establishes accounting and reporting standards for derivative instruments and requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the statement of financial condition as either an asset or liability measured at its fair value. Statement No. 133 further dictates that the accounting treatment for gains or losses from changes in the derivative instrument’s fair value is contingent on whether the derivative instrument qualifies as a hedge under the standard. If the derivative instrument does not qualify as a hedge, the gains or

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

losses are reported in the consolidated statement of income when they occur. If the derivative instrument qualifies as a hedge under the standard, depending on the type of risk being hedged, the gains and losses are either reported in the consolidated statement of income, offsetting the fair value change in the hedged item, or reported as accumulated other comprehensive income in the equity section of the consolidated statement of financial condition. The standard further requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Upon our adoption of Statement No. 133, we incurred a $1.2 million after-tax loss.

      Our free standing derivative instruments outstanding at December 31, 2001 consist of interest rate option contracts, commonly referred to as “caps”. From time to time we may also use interest rate exchange agreements, or “swaps”, Treasury futures contracts and forward contracts. (See Note 20 for a description of the primary characteristics of these derivative instruments). Effective with the adoption of Statement No. 133, these derivatives are not treated as hedge instruments and are being carried at fair value, with changes in such fair value charged or credited to our earnings.

      Amounts payable or receivable for a portion of our interest rate swaps are accrued with the passage of time, the effect of which is included in interest income or expense. The amounts payable or receivable associated with our swaps and Treasury futures are settled daily. If a hedged asset or liability is sold or paid off before maturity of the hedging interest rate derivative, the derivative is closed out or settled, and any net settlement amount upon the close-out or termination of the interest rate derivative is recognized in earnings.

      In connection with our use of risk management instruments, we are exposed to potential losses (credit risk) in the event of nonperformance by the counterparties to the agreements. We manage the credit risk associated with our risk management instruments by adhering to a strict counterparty selection process and by establishing maximum exposure limits with each individual counterparty. We do not anticipate nonperformance by our counterparties.

Stock-Based Compensation

      Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” establishes financial accounting and reporting standards for stock-based compensation plans, including employee stock purchase plans, stock options and restricted stock. Statement No. 123 encourages all entities to adopt a fair value method of accounting for stock-based compensation plans, whereby compensation cost is measured at the grant date based upon the fair value of the award and is realized as an expense over the service or vesting period. However, Statement No. 123 also allows an entity to continue to measure compensation cost for these plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

      We account for our stock-based awards to employees and directors using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25. Under the intrinsic value method, compensation cost is generally the excess, if any, of the quoted market price of the stock at the grant or other measurement date over the exercise price. See Note 18 for a pro forma presentation of our net income (loss) and earnings (loss) per share had compensation cost related to our stock option awards been determined under the fair value method.

Earnings Per Share

      Basic earnings per share are calculated by dividing net earnings or loss for the period by the weighted-average common shares outstanding for that period. There is no adjustment to the number of outstanding shares for potential dilutive instruments, such as stock options. Diluted earnings per share takes into account the potential dilutive impact of such instruments and uses the average share price for the period in determining the number of incremental shares to add to the weighted-average number of shares outstanding.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended December 31, 2001 and 2000, average dilutive potential common shares of 34,407 and 10,681 shares, respectively, related to shares issuable upon the exercise of options were not included in the computation because they were anti-dilutive.

      The following table illustrates the calculation of basic and diluted earnings per share for the periods indicated:

	For the Year Ended December 31,

	2001	2000	1999

	(Amounts in thousands,
	except per share amounts)
Net earnings (loss) available to common stockholders	$(101,170)	$(326,197)	$28,964
Weighted-average basic shares outstanding	50,873	32,634	21,169
Add: Dilutive potential common shares	—	—	146

Weighted-average diluted shares outstanding	50,873	32,634	21,315

Basic earnings (loss) per share	$(1.99)	$(10.00)	$1.37

Diluted earnings (loss) per share	$(1.99)	$(10.00)	$1.36

Recent Accounting Pronouncements

      In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, “Business Combinations,” and Statement No. 142, “Goodwill and Other Intangible Assets.” Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement No. 141 also specifies the criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement No. 142. Statement No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The Company has adopted the provisions of Statement No. 141 effective July 1, 2001 and will be required to adopt Statement No. 142 effective January 1, 2002.

      Statement No. 141 requires, upon adoption of Statement No. 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in Statement No. 141 for recognition apart from goodwill. Upon adoption of Statement No. 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of Statement No. 142. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle as of January 1, 2002.

      In connection with the transitional goodwill impairment evaluation, Statement No. 142 will require the Company to perform an assessment of whether there is an indication that goodwill (and equity-method goodwill) is impaired as of the date of adoption. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with Statement No. 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company’s statement of operations.

      And finally, any unamortized negative goodwill (and negative equity-method goodwill) existing at the date Statement No. 142 is adopted must be written off as the cumulative effect of a change in accounting principle.

      As of the date of adoption, the Company expects to have unamortized goodwill in the amount of $118.7 million and unamortized identifiable intangible assets in the amount of $4.8 million, most of which will be subject to the transition provisions of Statement Nos. 141 and 142. Amortization expense related to goodwill and other identifiable intangible assets was $11.3 million for the year ended December 31, 2001 and $20.8 million for the year ended December 31, 2000. Upon adoption of Statement No. 142, the Company will no longer amortize $114.7 million of the unamortized goodwill balance but will continue to amortize $4.0 million of unamortized goodwill and $4.8 million of unamortized other identifiable intangible assets. During 2001, we recognized amortization expense of $9.5 million related to the goodwill that we will no longer amortize and $1.8 million related to the goodwill and other identifiable intangible assets that we will continue to amortize. There will be extensive effort to comply with adopting Statement Nos. 141 and 142, and to estimate the impact of adopting these Statements on the Company’s financial statements, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle. While only preliminary analysis has been performed, adoption of these statements is not expected to have a material effect on the Company’s financial statements.

Reclassifications

      In addition to the reclassifications discussed in Principles of Consolidation above, certain other reclassifications have been made to prior year balances in order to conform to the current year presentation. Such reclassifications had no effect on the results of operations or stockholders’ equity.

Note 2.     Merger and Acquisition-Related Activity

Goodman Factors, Inc.

      On February 1, 2000, we acquired the assets and operations of Goodman Factors, Inc., a Texas-based general purpose factoring company for a total purchase price of $24.3 million. The balance of the factoring receivable assets acquired was approximately $15.3 million. The amount of goodwill related to this acquisition was approximately $9.0 million, which is being amortized on a straight-line basis over 12 years. This goodwill amount represents the excess of the total purchase price over the estimated fair value of net assets acquired.

Franchise Mortgage Acceptance Company

      We completed our acquisition of Franchise Mortgage Acceptance Company and its wholly owned division, Bankers Mutual, collectively referred to as FMAC, on November 1, 1999. Under the terms of the agreement, as amended, we acquired all of the common stock of FMAC for consideration valued at approximately $285 million. Each share of FMAC common stock was exchanged for, at the election of the

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

holder, either $9.80 in cash or 0.5444 shares of our common stock. In total, cash elections were limited to 15% of the shares of FMAC common stock outstanding immediately prior to closing and the elections for our common stock were limited to 85% of the shares of FMAC common stock outstanding immediately prior to closing. We paid approximately $48 million in cash, including payments for certain acquisition costs, and issued 13,868,805 shares of our common stock, a portion of which were issued from our shares in treasury. Upon consummation of the acquisition, we contributed substantially all of FMAC’s assets and liabilities to newly formed subsidiaries of Bay View Bank. The acquisition of FMAC was accounted for under the purchase method of accounting. The amount of goodwill recorded as of the merger date, which represented the excess of the total purchase price over the estimated fair value of net assets acquired, was approximately $199 million. This amount was associated entirely with BVFMAC’s lending operations, which was the core business acquired, and was initially amortized on a straight-line basis over 15 years.

      On June 30, 2000, substantially all of the assets and certain liabilities of Bankers Mutual were sold to or assumed by Berkshire Mortgage Finance Limited Partnership for approximately $40 million in cash. On September 11, 2000, we announced the restructuring of BVFMAC’s franchise lending operations. The shutdown of this division was effective as of September 30, 2000 and involved the termination of all related production and marketing personnel. In connection with this restructuring, goodwill of $192.6 million was written off, representing the entire unamortized balance associated with BVFMAC. Effective February 28, 2001, substantially all of the assets and liabilities of FMAC Insurance Services were sold. On June 22, 2001, we completed the stock sale by Bay View Bank of the legal entity BVFMAC and its related servicing platform to a group of investors who were formerly part of the Company’s and BVFMAC’s management. We realized a loss of $23 million as a result of the sale.

      The pro forma financial information in the following table illustrates the combined results of our operations and the operations of FMAC for the year ended December 31, 1999 as if the acquisition of FMAC had occurred as of January 1, 1999. The pro forma financial information is presented for informational purposes and is not necessarily indicative of the results of operations which would have occurred if we had constituted a single entity as of January 1, 1999. The pro forma financial information is also not necessarily indicative of the future results of operations of the combined company. In particular, our opportunity to achieve certain cost savings as a result of the acquisition has not been included in the pro forma financial information.

For the Year Ended
December 31,
1999

(Unaudited)
(Dollars in thousands,
except per share amounts)
Net interest income	$170,667
Provision for losses on loans and leases	(50,406)
Noninterest income	125,748
Noninterest expense	(250,458)
Income tax expense	(5,252)

Net loss	$(9,701)

Basic loss per share	$(0.28)

Diluted loss per share	$(0.28)

      The pro forma combined net loss for the year ended December 31, 1999 of $9.7 million consists of our net income of $29.0 million and a net loss for FMAC of $25.6 million, less pro forma adjustments of $13.1 million. Significant pro forma adjustments include the reduction in net interest income from a sale of a portion of Bay

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

View Bank’s loan portfolio in contemplation of the acquisition, the interest and other costs associated with the issuance of $50 million in Subordinated Notes by Bay View Bank to partially finance the acquisition, the amortization expense relating to goodwill generated as a result of the acquisition, and the income tax benefit associated with the pro forma adjustments.

Luther Burbank Savings Branches

      On July 8, 1999, we announced a definitive agreement with Luther Burbank Savings, a savings bank headquartered in Santa Rosa, California, to acquire Luther Burbank Savings’ Mill Valley and Novato, California branches. These two branches represented approximately $117 million in deposits. In accordance with the agreement, we paid a 5.25% deposit premium. The transaction closed on September 25, 1999 and these two branches are now operating as Bay View Bank branches. The amount of goodwill and core deposit intangibles recorded as of the acquisition date was approximately $6 million, which is being amortized on a straight-line basis over 10 years.

Concord Growth Corporation

      We completed our acquisition of EXXE Data Corporation and its wholly owned commercial finance subsidiary, Concord Growth Corporation, on March 17, 1997. At the close of the transaction, EXXE became a stand-alone subsidiary of Bay View Capital Corporation. Subsequent to the close of the transaction, EXXE was merged into Concord Growth Corporation and liquidated and Concord Growth Corporation became a first-tier, stand-alone subsidiary of Bay View Capital Corporation. The former holders of EXXE capital stock, warrants and options received an initial aggregate cash payment of $19.8 million and were entitled to potential future cash payments of up to $34 million, expiring in 2000, depending upon the financial performance of Concord Growth Corporation. We accrued for cash payments of $10.0 million pursuant to this agreement in 2000 which were considered part of the total purchase price. Cash payments of $9.7 million were made in 2001. The balance of $300,000 was used to discharge certain pre-acquisition legal liabilities of Concord Growth Corporation in March 2001. The acquisition was accounted for under the purchase method of accounting effective April 1, 1997. The total original purchase price exceeded the estimated fair value of net assets acquired by approximately $22.0 million, which was recorded as goodwill and which is being amortized on a straight-line basis over 15 years. During 1998, Concord Growth Corporation was renamed Bay View Commercial Finance Group. Effective March 1, 1999, Bay View Capital Corporation contributed the capital stock of Bay View Commercial Finance Group to Bay View Bank in conjunction with the March 1, 1999 conversion of Bay View Bank from a federal stock savings bank to a nationally chartered commercial bank.

Note 3.     Restructuring Charges

      In September 2000, we announced the restructuring of our franchise lending division, BVFMAC, which was acquired in November of 1999. The restructuring of the franchise lending division was effective as of September 30, 2000. The restructuring involved the termination of approximately 146 related production and marketing personnel, of which 116 were terminated as of September 30, 2000. Restructuring charges for the division totaled $9.2 million as of December 31, 2000, and consisted primarily of $4.1 million of severance and other involuntary termination benefits, $1.3 million of occupancy-related charges and $3.8 million of other facility and ancillary costs. Accrued restructuring liabilities at December 31, 2000 were $4.3 million, consisting of $2.7 million related to accrued severance and $1.6 million related to accrued facilities charges.

      As part of the Company’s ongoing efforts to focus on its core banking operations, a total of $6.9 million in restructuring charges were recorded during 2001 primarily related to the reduction in our workforce. The restructuring charges originally consisted of $6.7 million of severance and $3.3 million of facilities charges that were recorded in the second quarter. During the third and fourth quarters, we recorded a $2.1 million net reversal of an accrual related to severance payments which were disallowed by our primary regulator and a

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$1.0 million reversal of accruals related to closed facilities which were subleased earlier than projected. As previously announced, the reduction in our workforce will affect about 100 employees primarily from business lines that we are exiting, such as franchise operations, and other non-core and redundant operations.

      As of December 31, 2001, $4.4 million in severance payments have been made to 96 employees impacted by the restructurings. Additionally, $1.8 million in facilities payments have been made as of December 31, 2001. Accrued restructuring liabilities at December 31, 2001 were $5.0 million, consisting of $2.9 million related to accrued severance and $2.1 million related to accrued facilities charges.

Note 4.     Regulatory Matters

      During the third quarter of 2000, we entered into formal agreements with the Office of the Comptroller of the Currency, sometimes referred to as the OCC, and the Federal Reserve Bank of San Francisco.

      The agreement between Bay View Bank and the OCC was dated September 6, 2000. The provisions of this agreement, among other things, require that Bay View Bank’s Board of Directors adopt a new budget as well as new strategic, earnings and capital plans, which were provided to the OCC in 2001. The new strategic plan establishes objectives for Bay View Bank’s overall risk profile, earnings performance, growth, and capital adequacy. In addition, a provision of the agreement states that Bay View Bank may not declare or distribute any dividends without the prior written approval of the OCC.

      The agreement between Bay View Capital Corporation and the Federal Reserve Bank was dated September 28, 2000. The provisions of this agreement, among other things, also require that we adopt a new budget and new strategic, earnings and capital plans, which were provided to the Federal Reserve Bank in 2001. The agreement also states that we may not declare or pay any cash or stock dividends or make any interest payments on our Capital Securities without the prior written approval of the Federal Reserve Bank. The agreement further requires the prior written approval of the Federal Reserve Bank to increase the principal balance of any category of debt above the levels outstanding as of June 30, 2000. Finally, we may not repurchase any stock without the prior written approval of the Federal Reserve Bank.

      At December 31, 2001, Bay View Capital Corporation exceeded the minimum requirements for Tier 1 risk-based capital while its Total risk-based capital ratio of 7.62% and Tier 1 leverage ratio of 3.73%, fell below the minimum required amounts. At this time, the financial impact, if any, of the regulatory actions that may result from our failure to meet the minimum capital requirements cannot be determined. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5.     Investment Securities

      All investment securities were classified as available-for-sale at December 31, 2001 and 2000. We did not maintain a trading portfolio during 2001, 2000 or 1999. The following tables illustrate our investment securities as of the dates indicated:

	At December 31, 2001

	Amortized	Gross Unrealized		Fair
	Cost	Gains	(Losses)	Value

	(Dollars in thousands)
Available-for-sale:
Federal National Mortgage Association stock	$580	$181	$—	$761
Federal Home Loan Bank callable notes	10,000	—	(12)	9,988
Asset-backed securities	14,129	—	(33)	14,096
Trust preferred securities	48,082	—	(175)	47,907
Other investment securities	12,287	—	67	12,354
Retained interests in securitizations	13,874	—	—	13,874

	$98,952	$181	$(153)	$98,980

	At December 31, 2000

	Amortized	Gross Unrealized		Fair
	Cost	Gains	(Losses)	Value

	(Dollars in thousands)
Available-for-sale:
Federal National Mortgage Association stock	$580	$249	$—	$829
Asset-backed securities	3,950	—	—	3,950
Retained interests in securitizations	28,437	—	(207)	28,230

	$32,967	$249	$(207)	$33,009

      The following table illustrates the expected maturities of our investment securities, excluding the Federal National Mortgage Association stock, as of the date indicated:

	At December 31, 2001

	Amortized	Fair
	Cost	Value

	(Dollars in thousands)
Due in one year or less	$—	$—
Due after one year through five years	19,852	19,906
Due after five years through ten years	10,000	10,000
Due after ten years	68,520	68,313

Total	$98,372	$98,219

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following tables illustrate activity in our retained interests in loan and lease securitizations for the periods indicated:

	For the Year Ended December 31, 2001

						Change in
	Beginning	2001	Cash		Realized	Unrealized	Ending
	Balance	Securitizations	Received	Accretion	Gain (Loss)	Gain (Loss)	Balance

	(Dollars in thousands)
1994-A	$811	$—	$(120)	$34	$(725)	$—	$—
1995-A	282	—	—	12	(294)	—	—
1996-A	411	—	—	18	(429)	—	—
1998-B	315	—	(221)	11	(105)	—	—
1998-C	1,869	—	(166)	79	(1,782)	—	—
1998-D	4,593	—	—	293	(4,316)	—	570
1999-LG-1	9,210	—	(4,350)	437	(318)	—	4,979
2000-A	6,113	—	—	444	(2,562)	—	3,995
2000-LJ-1	4,626	—	(366)	219	(149)	—	4,330

Totals	$28,230	$—	$(5,223)	$1,547	$(10,680)	$—	$13,874

	For the Year Ended December 31, 2000

						Change in
	Beginning	2000	Cash		Realized	Unrealized	Ending
	Balance	Securitizations	Received	Accretion	Gain (Loss)	Gain (Loss)	Balance

	(Dollars in thousands)
1994-A	$1,052	$—	$(382)	$134	$7	$—	$811
1995-A	446	—	(21)	46	(189)	—	282
1996-A	5,251	—	(11)	657	(5,486)	—	411
1997-A	681	—	—	60	(741)	—	—
1997-B	626	—	—	28	(654)	—	—
1997-C	216	—	—	15	(231)	—	—
1997-RA-1	2,907	—	(4,160)	177	1,076	—	—
1998-A	534	—	—	19	(553)	—	—
1998-B	5,560	—	(888)	258	(4,615)	—	315
1998-C	6,700	—	(731)	772	(4,872)	—	1,869
1998-D	7,203	—	(153)	1,217	(3,674)	—	4,593
1998-1	1,809	—	—	(401)	(1,408)	—	—
1999-LG-1	10,113	—	—	1,485	(2,181)	(207)	9,210
2000-A	—	12,452	—	429	(6,768)	—	6,113
2000-LJ-1	—	4,341	(239)	524	—	—	4,626

Totals	$43,098	$16,793	$(6,585)	$5,420	$(30,289)	$(207)	$28,230

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the significant assumptions utilized in the valuation of retained interests as of the dates indicated:

	At December 31, 2001		At December 31, 2000

	Auto	Franchise	Auto	Franchise
	Loans	Loans	Loans	Loans

Weighted-average discount rate	14.0%	18.0%	14.0%	18.0%
Range of projected annual credit losses	0.00%- 0.50%	0.00%-5.88%	0.90%- 1.75%	0.00%- 13.45%
Range of projected cumulative credit losses	1.60%- 3.00%	10.74%- 12.33%	1.61%- 2.46%	0.05%- 22.59%
Prepayment speed	1.5 ABS	2.5 CPR	1.6 ABS	2.5 CPR

      The losses realized during the years ended December 31, 2001 and 2000 on our retained interests in loan and lease securitizations were due to other than temporary declines in the estimated values of these securities. These declines in value were primarily attributable to higher than projected credit losses resulting from deterioration in the credit quality of the underlying loans during the year.

      At December 31, 2001, the decreases in the current fair value of retained interests as a result of immediate 10 percent and 20 percent adverse changes in significant assumptions materially impacted by adverse changes are as follows:

	At December 31,
	2001

	Auto	Franchise
	Loans	Loans

	(Dollars
	in thousands)
Carrying amount/fair value of retained interests	$9,309	$4,565
Decrease in fair value from 10% adverse change in discount rate	261	949
Decrease in fair value from 20% adverse change in discount rate	513	1,642
Decrease in fair value from 10% adverse change in projected credit losses	258	704
Decrease in fair value from 20% adverse change in projected credit losses	517	1,309

      Upon our adoption of Statement No. 133, we identified and transferred $256.4 million of certain asset-backed securities generated by our on-balance sheet franchise loan securitization classified as held-to-maturity to our available-for-sale portfolio. These securities were subsequently sold during December 2000.

      During the second quarter of 2001, we transferred our remaining held-to-maturity investment securities totaling $27.9 million to available-for-sale. The mark-to-market adjustment related to the transfer, in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” was insignificant. As a result of the transfer, we do not intend to hold any investment securities as held-to-maturity in the foreseeable future. Proceeds from the sale of investment securities classified as available-for-sale in 2001 was $19.8 million. A gross gain of $130,000 was realized on the sale. Additionally, we recognized a $6.5 million contingent gain related to the December 2000 sales of asset-backed securities during the first quarter of 2001. Proceeds from sales of investment securities classified as available-for-sale in 2000 were $230.0 million. Gross losses of $26.4 million were realized on these sales. There were no sales of investment securities in 1999. There were no sales of investment securities classified as held-to-maturity during 2001, 2000 or 1999.

      In 2001, we purchased $48.1 million of trust preferred securities, $19.7 million of Sallie Mae floating-rate bonds which were subsequently sold, $16.0 million of asset-backed securities, $10.0 million of Federal Home Loan Bank callable notes, $10.0 million of Freddie Mac structured notes, which were called during the fourth quarter, and $14.3 million in other investment securities. In 2000, we purchased Federal Home Loan Bank

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

callable notes with a total par value of $35.3 million. During 2000, all of our Federal Home Loan Bank callable notes, with a total par value of $45.3 million, were called.

      We have used certain qualified types of investment securities as full or partial collateral for borrowings, including advances from the Federal Home Loan Bank of San Francisco. There were no pledged investment securities at December 31, 2001 and 2000.

Note 6.     Mortgage-backed Securities

      We hold mortgage-backed securities issued by government-chartered agencies, including Fannie Mae, Freddie Mac and the Government National Mortgage Association and by non-public financial intermediaries. The mortgage-backed securities portfolio also includes senior tranches of private-issue collateralized mortgage obligations. All mortgage-backed securities were classified as either available-for-sale or held-to-maturity at December 31, 2001 and 2000. The following tables illustrate our mortgage-backed securities, including securities due from creditor, as of the dates indicated:

	At December 31, 2001

	Amortized	Gross Unrealized		Fair
	Cost	Gains	(Losses)	Value

	(Dollars in thousands)
Available-for-sale:
Fannie Mae	$89,083	$1,173	$—	$90,256
Freddie Mac	73,850	—	(180)	73,670
Government National Mortgage Association	2,837	—	(2)	2,835
Collateralized mortgage obligations	103,450	—	(20)	103,430
Issued by other financial intermediaries	8,797	—	(97)	8,700

Total available-for-sale	$278,017	$1,173	$(299)	$278,891

	At December 31, 2000

	Amortized	Gross Unrealized		Fair
	Cost	Gains	(Losses)	Value

	(Dollars in thousands)
Available-for-sale:
Fannie Mae	$340	$1	$—	$341
Collateralized mortgage obligations	262	—	(25)	237

Total available-for-sale	602	1	(25)	578

Held-to-maturity:
Fannie Mae	165,210	321	(2,015)	163,516
Freddie Mac	84,646	34	(1,271)	83,409
Government National Mortgage Association	377,444	10,174	(62)	387,556
Collateralized mortgage obligations	2,923	—	(10)	2,913
Issued by other financial intermediaries	11,827	41	(65)	11,803

Total held-to-maturity	642,050	10,570	(3,423)	649,197

Total	$642,652	$10,571	$(3,448)	$649,775

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the second quarter of 2001, we transferred our remaining held-to-maturity mortgage-backed securities totaling $603.8 million to available-for-sale. In accordance with Statement No. 115, we recorded $1.5 million of unrealized losses related to the transfer.

      The weighted-average yields on mortgage-backed securities classified as available-for-sale at December 31, 2001 was 5.40%. The weighted-average yields on mortgage-backed securities classified as available-for-sale and held-to-maturity at December 31, 2000 were 6.11% and 7.45%, respectively. The amount of adjustable-rate mortgage-backed securities was $65.9 million at December 31, 2001 and $52.9 million at December 31, 2000. We use mortgage-backed securities as full or partial collateral for advances from the Federal Home Loan Bank of San Francisco, repurchase agreements and interest rate exchange agreements. The total par value of pledged mortgage-backed securities was $178.3 million at December 31, 2001 and $481.6 million at December 31, 2000.

      Upon our adoption of Statement No. 133 during 2000, we identified and transferred $231.0 million of certain mortgage-backed securities issued by the Government National Mortgage Association and other financial intermediaries classified as held-to-maturity to our available-for-sale portfolio. These securities were subsequently sold during December 2000.

      Proceeds from sales of mortgage-backed securities classified as available-for-sale during 2001 were $392.2 million. Gross gains of $13.4 million were realized on these sales. Proceeds from sales of mortgage-backed securities classified as available-for-sale during 2000 were $240.0 million. Gross gains of $2.5 million and gross losses of $2.4 million were realized on these sales. There were no sales of mortgage-backed securities classified as available-for-sale during 1999. As a result of the transfer and subsequent sales of mortgage-backed securities from our held-to-maturity portfolio during the second quarter, we do not intend to hold any mortgage-backed securities as held-to-maturity in the foreseeable future. There were no sales of mortgage-backed securities classified as held-to-maturity during 2001, 2000 or 1999.

      The amortized cost and fair value of mortgage-backed securities classified as available-for-sale at December 31, 2001, categorized by remaining contractual maturity, are illustrated in the following table. Expected remaining maturities of mortgage-backed securities will generally differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties.

	At December 31, 2001

	Amortized	Fair
	Cost	Value

	(Dollars in thousands)
Due in one year or less	$—	$—
Due after one year through five years	1,878	1,887
Due after five years through ten years	48,574	48,640
Due after ten years	227,565	228,364

Total	$278,017	$278,891

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7.     Loans and Leases

      The following table illustrates our loan and lease portfolio as of the dates indicated:

	December 31,

	2001	2000

	(Dollars in thousands)
Loans and leases receivable:
Retail platform:
Single-family mortgage loans	$277,288	$383,140
High loan-to-value home equity loans and lines of credit	12,238	100,573
Other home equity loans and lines of credit	132,381	202,324
Auto loans	444,607	287,020

Total retail loans	866,514	973,057
Commercial platform:
Multi-family mortgage loans	697,339	611,484
Commercial mortgage loans	289,093	339,764
Franchise loans	119,464	443,622
Asset-based loans, factoring loans and commercial leases	310,070	353,362
Business loans	79,883	81,365

Total commercial loans and leases	1,495,849	1,829,597
Premiums and discounts and deferred fees and costs, net	14,215	22,878

Gross loans and leases held-for-investment	2,376,578	2,825,532
Allowance for losses on loans and leases	(49,791)	(73,738)

Loans and leases held-for-investment, net	$2,326,787	$2,751,794
Loans and leases held-for-sale(1)	40,608	345,207

Loans and leases receivable	$2,367,395	$3,097,001

(1)	Includes loans with an unpaid principal balance of $48.5 million at December 31, 2001 and $388.3 million at December 31, 2000.

      Our loan and lease classifications for financial reporting purposes differ from those for regulatory reporting purposes. Loans and leases are classified for financial reporting purposes based upon the purpose and primary source of repayment of the loans or leases. Loans and leases are classified for regulatory reporting purposes based upon the type of collateral securing the loans or leases.

      Consistent with our strategy of exiting non-core businesses and eliminating high-risk assets, we sold $488.2 million of franchise loans, $142.8 million of home equity loans, which included approximately $90.0 million of high loan-to-value home equity loans, and $7.0 million of commercial loans during 2001. During 2000, we sold $423.2 million of single-family mortgage loans, $244.0 million of high loan-to-value home equity loans, $120.0 million of franchise loans, $58.5 million of multi-family mortgage loans, $49.1 million of auto loans and $26.5 million of commercial equipment leases. During 1999, we sold $450.0 million of multi-family COFI-based loans, $104.8 million of single-family COFI-based loans, $79.9 million in Bankers Mutual multi-family production and $43.2 million of home equity loans.

      There were no loan securitizations in 2001. During 2000, we securitized and sold $356.6 million of auto loans and completed a $268.2 million on-balance sheet franchise loan securitization that effectively transferred

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

these loans to investment securities. During 1999, we securitized and sold $247 million of auto loans. We retained servicing responsibilities and subordinated interests in all of our securitizations. The investors and the securitization trusts have no recourse to our other assets for failure of debtors to pay when due. Our retained interests are subordinate to investor’s interests. Their value is subject to credit, prepayment, and interest rate risks on the transferred financial assets. In 2000, we recognized pre-tax losses of $9.1 million related to the revaluation of our retained interests in our auto loan securitizations combined with charges associated with the exercise of the cleanup call on our 1997 auto loan securitization. No gain or loss was recognized on the on-balance sheet securitization of franchise loans. In 1999, we recognized $5.2 million in pre-tax gains on the securitization of auto loans.

      We serviced participating interests in single-family, multi-family, franchise, and auto loans and leases that we securitized and/or sold of $351.9 million at December 31, 2001 and $2.9 billion at December 31, 2000. We had outstanding recourse and subordination contingencies relating to $25.7 million and $37.7 million of loans and leases sold at December 31, 2001 and 2000, respectively.

      The aggregate amount of servicing assets arising from loans and leases securitized and/or sold totaled $15.4 million at December 31, 2000. Significant assumptions utilized in the December 31, 2000 valuation of franchise loan servicing assets included a weighted-average discount rate of 13.0%, annual prepayment speeds ranging from 2.8% to 8.3%, a weighted-average servicing fee of 0.29% and an average servicing cost of $1,000 per loan.

      Impaired loans and leases totaled $87.7 million at December 31, 2001 and included $79.7 million of nonaccrual loans and leases. Impaired loans and leases, consisting entirely of nonaccrual loans and leases, totaled $99.6 million at December 31, 2000. Interest on nonaccrual loans and leases that was not recorded in income was $8.6 million for the year ended December 31, 2001, $6.7 million for 2000 and $736,000 for 1999. Actual interest that we recognized on these nonaccrual loans and leases was not significant in 2001, 2000 or 1999. At December 31, 2001, we had no commitments to lend additional funds to these borrowers. The average investment in impaired loans and leases was $95.1 million for the year ended December 31, 2001, $55.4 million for 2000 and $15.5 million for 1999.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table includes off-balance sheet amounts related to securitized financial assets and illustrates delinquencies, net charge-offs, and components of securitized financial assets and other assets managed together with them:

			Principal Amount of
	Gross Loan Principal		Loans Delinquent
	Balance		60 Days or More		Net Charge-offs

					For the Year Ended
	At December 31,				December 31,

	2001	2000	2001	2000	2001		2000

	(Dollars in thousands)
Mortgage loans	$1,263,720	$1,343,295	$11,167	$15,432	$1,205		$204
Home equity loans	144,619	302,897	2,006	8,465	5,694		14,857
Auto loans(1)	659,521	680,401	2,068	1,944	7,177	(2)	7,074
Franchise loans and leases(1)	160,072	2,929,250	47,825	352,167	76,685	(2)	21,432
Asset-based loans, factoring loans, commercial leases and business loans	389,953	434,727	8,636	6,872	9,048		10,985

Total loans managed or securitized	$2,617,885	$5,690,570	$71,702	$384,880	$99,809		$54,552

Less:
Loans and leases securitized	214,914	2,542,709
Loans and leases held-for-sale	40,608	345,207

Gross loans and leases held-for-investment before premiums and discounts and deferred fees and costs, net	$2,362,363	$2,802,654

(1)	Includes off-balance sheet amounts associated with securitized assets.

(2)	Includes $52.7 million in net charge-offs related to off-balance sheet securitized franchise loans through June 22, 2001, the effective date of the sale of BVFMAC and its related servicing platform, and $4.9 million in net charge-offs related to off-balance sheet securitized auto loans.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates our allowance for losses on loans and leases, as well as the changes thereto, as of and for the periods indicated:

	At and for the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Balance at beginning of year	$73,738	$52,161	$45,405
Allowance related to entity and asset acquisitions	—	—	8,256
Transfers of loans to held-for-sale	(53,606)	(15,210)	(2,656)
Charge-offs:
Mortgage	(1,488)	(422)	(827)
Home equity	(10,296)	(18,014)	(19,568)
Auto	(3,809)	(2,953)	(7,674)
Asset-based loans, factoring loans and commercial leases	(9,397)	(4,425)	(3,176)
Franchise	(24,197)	(1,128)	—
Business	(2,509)	(7,926)	—

	(51,696)	(34,868)	(31,245)
Recoveries:
Mortgage	283	218	607
Home equity(1)	4,602	3,157	1,530
Auto	1,526	1,488	1,722
Asset-based loans, factoring loans and commercial leases	2,479	1,366	231
Franchise	196	2,826	—
Business	379	—	—

	9,465	9,055	4,090

Net charge-offs	(42,231)	(25,813)	(27,155)
Provision for losses on loans and leases	71,890	62,600	28,311

Balance at end of year	$49,791	$73,738	$52,161

Allowance for loan and lease losses
Mortgage	$3,622	$4,592	$3,317
Home equity	3,042	9,684	21,976
Franchise	20,096	32,438	10,474
Auto	4,431	2,593	5,877
Asset-based loans, factoring loans, commercial leases and business loans	13,797	12,596	7,399
Unallocated	4,803	11,835	3,118

Total	$49,791	$73,738	$52,161

(1)	Includes a $2.6 million recovery on sale of charged-off high loan-to-value home equity loans totaling $45.0 million.

      An allowance for loan and lease losses was provided for all impaired loans and leases at December 31, 2001, 2000 and 1999. The portion of the total allowance for loan and lease losses that was attributable to

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impaired loans was $26.2 million at December 31, 2001, $31.1 million at December 31, 2000 and $4.9 million at December 31, 1999.

      During 2001, we transferred loans from held-for-investment to held-for-sale resulting in a $53.6 million reduction to the allowance for loan and lease losses related to mark-to-market adjustments on these loans, consisting of $48.8 million in net reductions related to franchise loans and $4.8 million related to the sale of home equity loans.

      The allowance for loan and lease losses at December 31, 2001 represents 2.10% of gross loans and leases held-for-investment. Within this allowance, $20.1 million is specifically allocated to the total franchise portfolio and represents 16.82% of that portfolio. As such, this particular segment of our total loan portfolio, while relatively small, contains the most exposure to potential credit loss. This is a discontinued lending operation and the size of this portfolio has declined considerably in 2001. The remainder of the allowance of $29.7 million, including $4.8 million of unallocated allowance, represents 1.32% of the remaining loan portfolio. In addition, within the held-for-investment portfolio of franchise loans is another $6.1 million of mark-to-market valuation adjustments on loans transferred from held-for-sale to held-for-investment which has reduced the carrying value of these loans.

      At December 31, 2001 and 2000, mortgage loans aggregating $157.9 million and $869.1 million, respectively, were pledged as collateral for advances from the Federal Home Loan Bank of San Francisco. Also, $127.3 million of franchise loans were pledged as collateral for our warehouse line at December 31, 2000. We paid-off our Federal Home Loan Bank advances as well as our warehouse line during 2001.

Note 8.     Premises and Equipment

      The following table illustrates our premises and equipment as of the dates indicated:

	At December 31,

	2001	2000

	(Dollars in thousands)
Land	$1,658	$1,658
Buildings	2,998	2,987
Leasehold improvements	16,090	16,771
Furniture and equipment	32,099	32,758
Other	111	18

	52,956	54,192
Less:
Accumulated depreciation and amortization	(39,811)	(36,889)

Total	$13,145	$17,303

      Depreciation and amortization expense related to premises and equipment totaled $4.8 million for the year ended December 31, 2001, $8.6 million for 2000 and $7.9 million for 1999.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9.     Intangible Assets

      The following table illustrates our intangible assets as of the dates indicated:

	At December 31,

	2001	2000

	(Dollars in thousands)
Core deposit intangibles	$13,849	$13,849
Goodwill	156,296	156,379

	170,145	170,228
Less:
Accumulated amortization	(46,572)	(35,292)

Total	$123,573	$134,936

      Amortization expense for core deposit intangibles was $1.3 million for the year ended December 31, 2001, $1.9 million for 2000 and $3.4 million for 1999.

      Amortization expense for goodwill was $10.0 million for the year ended December 31, 2001, $18.9 million for 2000 and $10.3 million for 1999. This included amortization expense for BVFMAC-related goodwill of $9.6 million for the year ended December 31, 2000 and $1.7 million for 1999.

Note 10.     Deposits

      The following table illustrates our deposits as of the dates indicated:

	At December 31,

	2001	2000

	(Dollars in thousands)
Savings accounts	$160,509	$133,551
Checking accounts	608,398	512,865
Money market accounts	1,181,792	962,083

Total transaction accounts	1,950,699	1,608,499
Retail certificates of deposit	1,284,228	1,872,562
Brokered certificates of deposit	—	265,251

Total	$3,234,927	$3,746,312

      Noninterest-bearing deposits were $46.8 million at December 31, 2001 and $77.9 million at December 31, 2000. The aggregate amount of retail certificates of deposit individually exceeding $100,000 totaled

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$355.0 million at December 31, 2001 and $549.9 million at December 31, 2000. Retail certificates of deposit outstanding at December 31, 2001 were scheduled to mature as follows:

At December 31, 2001

(Dollars in thousands)
2002	$1,213,179
2003	55,156
2004	11,076
2005	2,445
2006	1,799
Thereafter	573

Total	$1,284,228

      The following table illustrates interest expense on deposits, by deposit type, for the periods indicated:

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Savings accounts	$1,637	$2,353	$2,444
Checking and money market accounts	46,938	52,910	53,443
Certificates of deposit	87,161	121,339	86,540

Total	$135,736	$176,602	$142,427

Note 11.     Advances From the Federal Home Loan Bank of San Francisco

      The following table illustrates outstanding advances from the Federal Home Loan Bank of San Francisco, sometimes referred to as the FHLB, by maturity and rate, as of the dates indicated:

			Weighted-
			Average
	Principal Amounts		Rate

	At December 31,

	2001	2000	2001	2000

	(Dollars in thousands)
2001	$—	$530,437	—%	6.29%
2002	—	24,400	—	4.83
2003	—	200,000	—	4.92
2004	—	—	—	—
2005	—	50,000	—	5.37

Total	$—	$804,837	—%	5.85%

      During 2001, we eliminated our Federal Home Loan Bank advances through prepayments of $614 million, resulting in prepayment penalties of $8.2 million, combined with $191 million in net maturities that were not renewed. Our advances from the FHLB at December 31, 2000 included $20 million of variable-rate advances. These advances were scheduled to mature in the year 2001 and reset semi-annually based on the 6-month London Interbank Offered Rate, sometimes referred to as LIBOR. These advances were collateralized by mortgage loans and mortgage-backed securities totaling $966.4 million at December 31, 2000 and $1.4 billion at December 31, 1999. In June 2000, we auctioned $180 million of Federal Home Loan Bank liabilities with below-market interest rates.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Bay View Bank is a member of the Federal Home Loan Bank System. As a member, Bay View Bank is required to purchase stock in the FHLB at an amount equal to the greater of 1% of its residential mortgage loans or 5% of outstanding FHLB advances. The stock is purchased at par value ($100 per share) and shares of stock held in excess of the minimum requirement may be sold back to the FHLB at par value. Bay View Bank records its investment in FHLB stock at cost (par value). At December 31, 2001, Bay View Bank’s investment in FHLB stock was $24.2 million and its minimum required investment was $19.5 million. The stock is pledged as collateral for advances from the FHLB. The FHLB generally declares quarterly stock dividends. The amount of these dividends recorded in income was $2.0 million for the year ended December 31, 2001, $4.6 million for 2000 and $4.5 million for 1999.

Note 12.     Short-term and Other Borrowings

      The following table illustrates our short-term borrowings as of the dates indicated:

	At December 31,

	2001	2000

	(Dollars in
	thousands)
Securities sold under agreements to repurchase	$—	$103,241
Warehouse lines	—	94,134

Total	$—	$197,375

      Securities sold under agreements to repurchase are effectively borrowings secured by our portfolio of mortgage-backed securities. The securities sold under the terms of these agreements are in safekeeping with the registered primary securities dealers who arrange the transactions. There were no outstanding repurchase agreements at December 31, 2001. The weighted-average interest rate on repurchase agreements outstanding was 6.61% at December 31, 2000. All of our borrowings under repurchase agreements had maturities of one year or less and were collateralized by mortgage-backed securities with a par value of $112.5 million at December 31, 2000. The contractually required market values of the collateral pledged against these borrowings may range up to 106% of the borrowings at the time of sale. The market value of the mortgage-backed securities collateralizing these borrowings was $108.9 million at December 31, 2000.

      Warehouse lines are short-term lines of credit which we utilize to fund loan and lease originations. There were no outstanding warehouse lines at December 31, 2001. All of our borrowings under warehouse lines at December 31, 2000 had maturities of one year or less and were collateralized by franchise loans with a par value of $127.3 million. We recorded $2.4 million, $1.9 million and $371,000 in commitment fee expense associated with the warehouse lines for the years ended December 31, 2001, 2000 and 1999, respectively.

      The following table illustrates our warehouse lines as of the dates indicated:

			At December 31, 2000

			Interest	Committed	Principal
Lender	Expiration Date	Index	Rate	Amount	Outstanding

Greenwich Capital Financial Products, Inc.(1)	March 31, 2001	One-month LIBOR plus 150 basis points	8.20%	$170,000	$94,134

(1)	The Greenwich Capital Financial Products, Inc. line of credit was used to finance franchise loans.

      On December 31, 2001, we completed a financing secured by our auto lease cash flows and recorded $136.5 million in other borrowings at a rate of 5.25%. Since there have been no new auto leases originated since June 2000, the contractual auto lease cash flows decrease monthly and are scheduled to conclude in

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 2005. The transaction was treated as a sale for tax purposes that allowed us to capture expiring net operating loss carryforwards and partially reverse the related valuation allowance on deferred tax assets.

Note 13.     Notes and Debentures

      On August 18, 1999, Bay View Bank issued $50 million in Subordinated Notes. The Subordinated Notes are unsecured obligations of Bay View Bank and are subordinated in right of payment to all existing and future senior indebtedness, as defined, of Bay View Bank. The Subordinated Notes mature on August 31, 2009, with a call provision at our option any time after August 31, 2002 at par. The issuance has a stated coupon of 10.00%. The all-in cost of the Subordinated Notes was 10.57%. A portion of the proceeds was dividended to Bay View Capital Corporation and used to partially finance the acquisition of FMAC. Interest expense on the Subordinated Notes was $5.3 million for the years ended December 31, 2001 and 2000 and $1.9 million for 1999. These Subordinated Notes qualify as Tier 2 capital for both Bay View Bank and Bay View Capital Corporation regulatory capital purposes, subject to certain limitations.

      On August 28, 1997, Bay View Capital Corporation issued $100 million in Subordinated Notes registered under the Securities Act of 1933, as amended. The Subordinated Notes are unsecured obligations of Bay View Capital Corporation and are subordinated in right of payment to all existing and future senior indebtedness, as defined, of Bay View Capital Corporation. The Subordinated Notes mature on August 15, 2007, with a call provision effective on or after August 15, 2002 or, at any time upon a change of control or the occurrence of certain other events, at our option, at various premiums through August 15, 2005 and at par thereafter. The issuance has a stated coupon of 9.125% and was issued at a discount to yield 9.225%. The all-in cost of the Subordinated Notes was 9.62%. A portion of the proceeds was used to partially finance the acquisition of America First Eureka Holdings, Inc. which we acquired in January 1998. Interest expense on the Subordinated Notes was $9.6 million for each of the years ended December 31, 2001, 2000 and 1999. These Subordinated Notes qualify as Tier 2 capital for Bay View Capital Corporation regulatory capital purposes, subject to certain limitations.

      On May 28, 1996, Bay View Capital Corporation issued $50 million in Senior Debentures with a stated coupon of 8.42% which were not registered under the Securities Act of 1933, in a private placement under Section 4(2) of the Securities Act. A portion of the proceeds was used to partially finance the acquisition of Bay View Credit. The Senior Debentures, which had an all-in cost of 8.91%, matured on June 1, 1999. Interest expense on the Senior Debentures was $1.9 million for the year ended December 31, 1999.

Note 14.     Capital Securities

      On December 21, 1998, we issued $90 million in Capital Securities through Bay View Capital I, sometimes referred to as the Trust. The Capital Securities pay quarterly cumulative cash distributions at an annual rate of 9.76% of the liquidation value of $25 per share. The Capital Securities represent undivided beneficial interests in the Trust. We own all of the issued and outstanding common securities of the Trust. Proceeds from the offering and from the issuance of common securities were invested by the Trust in our 9.76% Junior Subordinated Deferrable Interest Debentures, sometimes referred to as the Junior Debentures, due December 31, 2028 with an aggregate principal amount of $92.8 million. The primary asset of the Trust is the Junior Debentures. The obligations of the Trust with respect to the Capital Securities are fully and unconditionally guaranteed by us to the extent provided in the Guarantee Agreement with respect to the Capital Securities. We used a portion of the proceeds to repay our $50 million Senior Debentures upon their maturity on June 1, 1999 and the balance for general corporate purposes. The all-in cost of the Capital Securities was 9.95%. The Capital Securities have the added benefit of qualifying as Tier 1 capital for regulatory capital purposes.

      In September of 2000, we entered into an agreement with the Federal Reserve Bank which requires that we obtain their approval prior to disbursing any dividends associated with our Capital Securities (see Note 4).

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the third and fourth quarters of 2000 and for all of 2001, we did not receive approvals for the dividend payments. As a result, pursuant to the terms of the Capital Securities, we have deferred distributions until such time as approval can be obtained. During this deferral period, distributions to which holders are entitled will continue to accrue at an annual rate of 9.76% of the liquidation amount of $25 per Capital Security, plus accumulated additional distributions at the same rate, compounded quarterly, on any unpaid distributions (to the extent permitted by law). Holders of the Capital Securities at the time the distribution of dividends is resumed will receive the cumulative deferred distributions plus the cumulative interest thereon. Dividend expense on the Capital Securities was $9.8 million for the year ended December 31, 2001, $9.0 million for 2000 and $8.9 million for 1999.

Note 15.     Income Taxes

      The following table illustrates our consolidated income tax expense (benefit) for the periods indicated:

	For the Year Ended December 31, 2001

	Federal	State	Total

	(Dollars in thousands)
Current provision	$—	$1,130	$1,130
Deferred provision	(68,118)	(18,878)	(86,996)

Total income tax expense (benefit)	$(68,118)	$(17,748)	$(85,866)

	For the Year Ended December 31, 2000

	Federal	State	Total

	(Dollars in thousands)
Current provision	$5,200	$35	$5,235
Deferred provision	(41,997)	(19,048)	(61,045)

Total income tax expense (benefit)	$(36,797)	$(19,013)	$(55,810)

	For the Year Ended December 31, 1999

	Federal	State	Total

	(Dollars in thousands)
Current provision	$815	$2,315	$3,130
Deferred provision	19,669	2,254	21,923

Total income tax expense	$20,484	$4,569	$25,053

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the reconciliation between the federal statutory income tax rate and the effective income tax rate for the periods indicated:

	For the Year Ended
	December 31,

	2001	2000	1999

Federal statutory income tax rate	35.0%	35.0%	35.0%
Amortization of goodwill	(1.6)	(15.3)	6.2
Valuation allowance	13.9	(6.8)	—
State income tax rate, net of federal tax benefit	7.0	3.2	5.5
Sale of BVFMAC	(4.3)	—	—
Expiration of tax operating loss carryforward	(1.6)	—	—
Other, net	(2.5)	(1.5)	(0.3)

Effective income tax rate	45.9%	14.6%	46.4%

      Our stockholders’ equity included a tax benefit associated with the exercise of stock options of $0 for the year ended December 31, 2001, $3,000 for 2000 and $92,000 for 1999.

      The following table illustrates the components of net deferred tax assets as of the dates indicated:

	At December 31,

	2001	2000

	(Dollars in thousands)
Deferred tax assets:
Net operating loss carryforwards	$76,099	$101,806
Auto lease receivable financing	56,429	—
Provision for losses on loans and leases	32,845	44,093
Mark-to-market adjustment, net	36,539	37,173
Other accrued expenses not deducted for tax purposes	4,373	11,090
Intangible assets	2,226	5,036
Alternative minimum tax credit carryforwards	4,161	4,332
Capitalized leases	—	757
Securitizations	17,994	—
Other	3,378	100

Gross deferred tax assets	234,044	204,387
Valuation allowance	—	(26,000)

Net deferred tax asset	234,044	178,387

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	At December 31,

	2001	2000

	(Dollars in thousands)
Deferred tax liabilities:
Tax depreciation in excess of book depreciation	(48,753)	(47,689)
Securitizations	—	(23,624)
Federal Home Loan Bank of San Francisco stock dividends	(3,101)	(4,451)
Loan fees	(2,301)	(3,607)
Excess over base year reserves	(1,253)	(2,704)
Real estate partnership investments	(230)	(1,800)
Loan premiums	(26)	(185)
Unrealized gain on securities available-for-sale	(349)	(7)
Other	(6,014)	(1,253)

Gross deferred tax liabilities	(62,027)	(85,320)

Net deferred tax asset	$172,017	$93,067

      The Company recorded an income tax benefit of $85.9 million for the year ended December 31, 2001 as compared to a benefit of $55.8 million for 2000 and income tax expense of $25.1 million for 1999. The Company’s effective tax rate was 45.9% for 2001 as compared to 14.6% for 2000 and 46.4% in 1999. Our effective rate differs from our 35.0% statutory tax rate primarily due to the impact of nondeductible goodwill, the impact of state income taxes, net of federal income taxes and the impact of a $26.0 million valuation allowance established against our gross deferred tax assets in 2000 that was eliminated in 2001.

      During 2000, the Company recorded a $26.0 million valuation allowance against its gross deferred tax assets primarily relating to approximately $48.6 million in federal net operating loss carryforwards that were expiring in 2001 as the Company did not expect to be able to fully utilize these amounts prior to their expiration date. In May 2001, the Company raised $137.5 million of additional capital which enabled the Company to implement a new strategic plan, including the disposition of non-core and higher-risk assets. As a result of these actions, the Company’s ability to generate future taxable income is more predictable. During 2001, the Company also executed certain transactions that resulted in significant amounts of taxable income. These transactions included the sale of the BVFMAC legal entity which generated significant taxable income related to previously deferred gains in the franchise securitization trusts. The Company also executed a financing secured by the contractual cash flows of our auto operating lease portfolio that was treated as a sale for income tax purposes and generated $136.5 million in taxable income. Primarily as a result of these transactions, the Company generated sufficient taxable income during the year to be able to utilize the majority of its net operating loss carryforwards expiring in 2001.

      The Company believes it will be able to fully utilize its $172.0 million of net deferred tax assets at December 31, 2001. In order to fully utilize its net operating loss carryforwards prior to their expiration dates, however, the Company will be required to execute certain tax planning strategies during 2002 including selling certain assets obtained in connection with a previous purchase business combination with significant built-in gains for tax purposes which would be triggered in the event of a sale. Such a transaction would not only generate significant levels of taxable income, but would also increase the limitation on the utilization of the net operating loss carryforward acquired in connection with a previous purchase business combination. As a result, the Company eliminated the $26.0 million valuation allowance against its gross deferred tax assets during 2001.

      The tax benefit for the year ended December 31, 2000 included approximately $5.2 million in expense to establish a liability for the recapture of bad debt reserves that arose in the tax years which began prior to

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

January 1, 1988, for which a deferred tax liability had not been established. At December 31, 2000, there was no remaining unrecognized deferred tax liability for these reserves.

      At December 31, 2001, the federal and state net operating loss carryforwards were $206.0 million and $55.0 million, respectively. They will expire in various years from 2002 through 2020.

      The following table illustrates the yearly expiration of the federal net operating loss carryforwards:

At December 31, 2001

Federal Net Operating
Year of Expiration	Loss Carryforwards

(Dollars in thousands)
2002	$30,416
2003	28,834
2004	28,016
2005	12,564
2006	7,555
2019	11,294
2020	87,311

$205,990

      The expiration of state net operating loss carryforwards vary by state. Our state net operating loss carryforwards expire primarily in the years 2002 through 2005.

      We have federal and state alternative minimum tax credits of $3.6 million and $0.9 million, respectively. These credits can be carried forward indefinitely to reduce future regular tax.

Note 16.     Stockholders’ Equity and Regulatory Capital Requirements

      Bay View Bank is a national bank regulated by the Office of the Comptroller of the Currency. Bay View Capital Corporation is a bank holding company regulated by the Board of Governors of the Federal Reserve Bank.

      Under regulatory capital adequacy guidelines, Bay View Bank and Bay View Capital Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated in accordance with GAAP and regulatory capital guidelines. Our capital amounts and classifications are also subject to qualitative judgments by the regulators about interest rate risk components, asset and off-balance sheet risk weightings and other factors. The regulators also have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above minimum guidelines and ratios.

      Additionally, the Federal Deposit Insurance Corporation Improvement Act of 1991, sometimes referred to as FDICIA, requires each federal banking agency to implement prompt corrective actions for undercapitalized institutions that it regulates. The prompt corrective action regulations define specific capital categories based on an institution’s capital ratios. The five capital categories are “well-capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized” and “critically undercapitalized”. Institutions categorized as undercapitalized or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets or sell the entire institution. Once an institution becomes critically undercapitalized, it must generally be placed in receivership or conservatorship within 90 days.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The regulations provide that an institution is “well-capitalized” if its Tier 1 leverage ratio is 5% or greater, its Tier 1 risk-based ratio is 6% or greater, its total risk-based ratio is 10% or greater, and the institution is not subject to a capital directive. To be considered adequately capitalized, an institution must generally have a Tier 1 leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. An institution is deemed to be “critically undercapitalized” if it has a tangible equity ratio of 2% or less.

Regulatory Capital Requirements for Bay View Bank

      The OCC regulates Bay View Bank and provides definitions of regulatory capital ratios (e.g., Tier 1 leverage, Tier 1 risk-based and total risk-based) and the methods of calculating capital and each ratio. The minimum Tier 1 leverage capital requirement is 4.0% of adjusted quarterly average assets, as defined. The minimum Tier 1 risk-based capital requirement is 4.0% of risk-weighted assets, including certain off-balance sheet items. The minimum total risk-based capital requirement (Tier 1 and Tier 2 capital) is 8.0% of risk-weighted assets, including certain off-balance sheet items.

      The OCC has adopted final capital rules based on FDICIA’s five capital categories. Regulations provide that capital be calculated using a Tier 1 leverage ratio, a Tier 1 risk-based capital ratio and a total risk-based ratio. As used herein, total risk-based capital ratio means the ratio of total risk-based capital to risk-weighted assets, including off-balance sheet items, Tier 1 risk-based capital ratio means the ratio of core capital to risk-weighted assets, including off-balance sheet items, and Tier 1 leverage ratio means the ratio of core capital to adjusted total average assets, in each case as calculated in accordance with current agency capital regulations.

      At December 31, 2001, Bay View Bank’s regulatory capital levels exceeded both the minimum requirements as well as the requirements necessary to be considered well-capitalized as illustrated in the following table:

			Minimum		Well-Capitalized
	Actual		Requirement		Requirement

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tier 1 Leverage	$208,816	5.59%	$149,412	4.00%	$186,765	5.00%
Tier 1 Risk-based	$208,816	7.20%	$116,062	4.00%	$174,093	6.00%
Total Risk-based	$295,316	10.18%	$232,124	8.00%	$290,155	10.00%

Regulatory Capital Requirements for Bay View Capital Corporation as a Bank Holding Company

      The regulations administered by the Board of Governors of the Federal Reserve Bank provide definitions of regulatory capital ratios and the methods of calculating capital and each ratio for bank holding companies. Such regulations require a minimum ratio of qualifying total risk-based capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total average assets, referred to as the leverage ratio. For bank holding companies rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total average assets is 3%. For organizations not rated in the highest of the five categories, which includes Bay View Capital Corporation, the regulations require an additional “cushion” of at least 100 basis points.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2001, Bay View Capital Corporation exceeded the minimum requirements for Tier 1 risk-based capital while its Tier 1 leverage ratio of 3.73% and its total risk-based capital ratio of 7.62% fell below the minimum required amount as illustrated in the following table:

			Minimum
	Actual		Requirement

	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tier 1 leverage	$140,669	3.73%	$150,937	4.00%
Tier 1 risk-based	$140,669	4.25%	$132,545	4.00%
Total risk-based	$252,607	7.62%	$265,090	8.00%

      At this time, the financial impact, if any, of the regulatory actions that may result from our failure to meet the minimum capital requirements cannot be determined. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      The following table reconciles stockholders’ equity under GAAP with regulatory capital for Bay View Bank and Bay View Capital Corporation at December 31, 2001:

	At December 31, 2001

			Bay View Capital
	Bay View Bank		Corporation

		Total		Total
	Tier 1	Risk-based	Tier 1	Risk-based

	(Dollars in thousands)
Stockholders’ equity (GAAP)	$442,378	$442,378	$336,187	$336,187
Increase (decrease):
Goodwill and identifiable intangible assets	(123,573)	(123,573)	(123,573)	(123,573)
Disallowed servicing assets	(49)	(49)	(49)	(49)
Disallowed deferred tax assets	(109,711)	(109,711)	(161,667)	(161,667)
Capital Securities	—	—	90,000	90,000
Disallowed unrealized gain on securities available-for-sale	(523)	(523)	(523)	(523)
Disallowed minimum pension liability adjustment	294	294	294	294
Qualifying allowance for losses on loans and leases	—	36,419	—	41,523
Qualifying subordinated debt	—	50,000	—	70,334
Qualifying gain on equity securities available-for-sale	—	81	—	81

Regulatory capital	$208,816	$295,316	$140,669	$252,607

      The Office of the Comptroller of the Currency has adopted rules incorporating an interest rate risk component of the capital adequacy guidelines for institutions with a greater than “normal” level of interest rate risk exposure, as defined. As of December 31, 2001, Bay View Bank was not subject to an interest rate risk component for capital measurement purposes.

      Bay View Capital Corporation’s principal source of funds on an unconsolidated basis has historically been dividends from our wholly owned subsidiaries, including Bay View Bank. There were no dividends declared by Bay View Bank to Bay View Capital Corporation during 2001. Dividends declared by Bay View Bank to Bay View Capital Corporation were $69.6 million in 2000 and $89.6 million in 1999. There are various statutory and regulatory restrictions on the extent to which Bay View Bank may pay dividends to, make investments in or loans to, or otherwise supply funds to Bay View Capital Corporation. As a national bank, Bay View Bank

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

may pay dividends in any one calendar year equal to its net earnings in that calendar year plus net earnings for the previous two calendar years, less any dividends paid during this three-year period. As discussed in Note 4, during the third quarter of 2000, we entered into formal agreements with the OCC and the Federal Reserve Bank of San Francisco. These agreements, among other things, require prior approval for Bay View Bank to pay dividends to Bay View Capital Corporation and also require approval to pay dividends on our common stock and our Capital Securities.

      In May 2001, we completed a rights offering and a concurrent offering to standby purchasers that generated aggregate gross proceeds of $137.5 million. The offering provided us with additional capital to absorb $70.1 million in pre-tax charges associated with the revaluation of franchise-related assets, $59.5 million of provision for loan and lease losses related to franchise loans, $10.5 million in net losses on sales of assets, $8.2 million in FHLB prepayment penalties related to our strategy to reduce high-cost borrowings and $6.9 million in restructuring charges primarily related to the reduction in our workforce as discussed elsewhere herein or as previously disclosed.

      The revaluation charges consisted primarily of $31.7 million in pre-tax charges related to the sale of $278 million in loans during the second quarter of 2001 as well as writedowns of other franchise-related assets, including $13.6 million in adjustments to servicing assets, $12.6 million in adjustments to residual interests on securitizations, $5.0 million in adjustments to equity investments and $1.9 million in adjustments to servicer advances.

      As a national bank, effective March 1, 1999, Bay View Bank is required to hold stock in the Federal Reserve Bank totaling 3.0% of its capital stock and surplus. Bay View Bank records its investment in Federal Reserve Bank stock at cost (par value). Bay View Bank held $11.9 million in Federal Reserve Bank stock at December 31, 2001.

Note 17.     Stock Repurchase Program

      In August 1998, our Board of Directors authorized the repurchase of up to $50 million in shares of our common stock. During 1999 we repurchased 460,000 shares of our common stock for $8.3 million at an average price of $18.22 per share. In November 1999, our treasury shares were reissued in conjunction with the acquisition of FMAC. We did not repurchase shares of our common stock in 2000 and 2001. At December 31, 2001, we had approximately $17.6 million in remaining authorization available for future share repurchases. Pursuant to our agreement with the Federal Reserve Bank of San Francisco, we must obtain prior written approval before repurchasing shares.

Note 18.     Stock Options

      As of December 31, 2001, we had five employee stock option plans and three non-employee director stock option plans. The employee stock option plans were as follows: the “Amended and Restated 1986 Stock Option and Incentive Plan,” the “Amended and Restated 1995 Stock Option and Incentive Plan,” the “1998-2000 Performance Stock Plan,” the “1999 FMAC Stock Option, Deferred Stock and Restricted Stock Plan,” and the “2001 Stock Option and Incentive Plan,” which authorize the issuance of 1,759,430, 2,500,000, 400,000, 270,576 and 3,200,000 shares of common stock, respectively. The non-employee director stock option plans were as follows: the “Amended and Restated 1989 Non-Employee Director Stock Option and Incentive Plan,” the “1998 Non-Employee Director Stock Option and Incentive Plan,” and the “2001 Non-Employee Director Stock Option Plan,” which authorize the issuance of up to 550,000, 200,000, and 500,000 shares of common stock, respectively. The plans provide for the grant of a variety of long-term incentive awards to directors, officers and employees as a means of enhancing the recruitment and retention of those individuals on whom our continued success most depends. Excluding options for 3,477,000 shares granted in 2001 which were issued with exercise prices below current market value, the exercise price for the purchase of shares subject to a stock option at the date of grant generally may not be less than 100% of the market value of the

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shares covered by the option on that date. Options generally vest over periods ranging from 6 months to 3 years and expire over periods ranging from 6 years to 13 years.

      During 2001, we recognized a total of $5.2 million in expenses related to the issuance of 3,477,000 of stock options with below market exercise prices. We will amortize an additional $4.0 million of compensation expense over the next nineteen months.

      The following table illustrates the stock options available for grant as of December 31, 2001:

	Employee Stock Option	Non-Employee Director Stock
	and Incentive Plans	Option and Incentive Plans	Total

Shares reserved for issuance	8,130,006	1,250,000	9,380,006
Granted	(9,236,892)	(1,102,000)	(10,338,892)
Forfeited	2,005,318	88,000	2,093,318
Expired	(377,688)	(63,000)	(440,688)

Total available for grant	520,744	173,000	693,744

      At December 31, 2001, we had outstanding options under the plans with expiration dates ranging from the year 2002 through 2014, as illustrated in the following table:

	Number of	Exercise Price	Weighted-Average
	Option Shares	Range	Exercise Price

Outstanding at December 31, 1998	2,145,700	$7.88-35.20	$21.55
Granted	1,254,826	13.81-19.53	15.26
Exercised	(40,500)	8.72-17.00	12.31
Forfeited	(452,250)	8.75-35.20	30.33

Outstanding at December 31, 1999	2,907,776	$7.88-34.41	$17.49
Granted	823,250	5.41-10.03	7.53
Exercised	(6,000)	7.88-7.88	7.88
Forfeited	(903,536)	7.53-32.56	14.88

Outstanding at December 31, 2000	2,821,490	$5.41-34.41	$15.43
Granted	3,744,000	4.59-7.70	4.78
Exercised	(20,334)	4.59	4.59
Forfeited	(267,359)	5.41-34.41	13.21

Outstanding at December 31, 2001	6,277,797	$4.59-34.41	$9.21

Exercisable at December 31, 1999	1,641,736	$7.88-34.41	$16.97

Exercisable at December 31, 2000	1,681,167	$5.41-34.41	$18.11

Exercisable at December 31, 2001	3,546,331	$4.59-34.41	$12.01

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates information about stock options outstanding at December 31, 2001:

	Outstanding
				Exercisable
		Weighted-
	Number of	Average	Weighted-	Number of	Weighted-
	Options	Remaining	Average	Options	Average
Range of Exercise Prices	Outstanding	Life (in years)	Exercise Price	Exercisable	Exercise Price

$4.59-4.59	3,456,666	9.49	$4.59	1,438,676	$4.59
5.41-7.70	632,500	10.53	6.39	201,674	6.32
7.84-12.44	637,330	5.71	10.29	457,680	10.85
12.50-17.94	768,761	5.62	15.45	698,561	15.60
18.17-29.91	638,539	5.63	23.35	605,739	23.59
31.25-31.63	98,001	6.41	31.52	98,001	31.52
31.69-31.69	31,500	6.06	31.69	31,500	31.69
32.56-32.56	7,000	6.15	32.56	7,000	32.56
32.69-32.69	5,000	6.15	32.69	5,000	32.69
34.41-34.41	2,500	5.95	34.41	2,500	34.41

$4.59-34.41	6,277,797	8.27	$9.21	3,546,331	$12.01

      On October 14, 1999, our stockholders voted to amend the Amended and Restated 1995 Stock Option and Incentive Plan to increase the number of shares reserved for issuance by 500,000. During 1999, we repurchased 216,500 out-of-the-money stock options granted under the Amended and Restated 1995 Stock Option and Incentive Plan. These options, which had exercise prices ranging from $34.13 to $35.20, were repurchased for $598,000, which was included in compensation expense for the year ended December 31, 1999. The amount paid for each option was based on the option’s fair value determined using a Black-Scholes option pricing model.

Statement of Financial Accounting Standards No. 123 Pro Forma Disclosure

      We adopted Statement No. 123 effective January 1, 1996, but continue to account for employee and director stock-based compensation plans under the intrinsic value method prescribed by APB 25. Statement No. 123 requires that stock-based compensation to parties other than employees and directors be accounted for under the fair value method. Accordingly, no compensation cost has been recognized for our stock option awards to employees and directors in 2001, 2000 and 1999, except as discussed above. The weighted-average fair value of options granted to employees and directors was $3.98, $4.96 and $6.76 per share in 2001, 2000 and 1999, respectively. Had compensation cost related to our stock option awards to employees and directors been determined under the fair value method prescribed under Statement No. 123, our net income and

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

earnings per share would have been the pro forma amounts illustrated in the table below for the periods indicated:

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands,
	except per share amounts)
Net income (loss):
Actual	$(101,170)	$(326,197)	$28,964
Pro forma	$(103,784)	$(327,441)	$26,321
Net income (loss) per share:
Actual basic earnings (loss) per share	$(1.99)	$(10.00)	$1.37
Pro forma basic earnings (loss) per share	$(2.04)	$(10.03)	$1.24
Actual diluted earnings (loss) per share	$(1.99)	$(10.00)	$1.36
Pro forma diluted earnings (loss) per share	$(2.04)	$(10.03)	$1.23

      The fair value of options granted was estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	For the Year Ended
	December 31,

	2001	2000	1999

Dividend yield	—%	3.42%	2.32%
Expected volatility of our common stock	36%	35%	33%
Expected risk-free interest rate(1)	4.30%	4.98%	6.34%
Expected life of options in years	4.84	5.44	5.41

(1)	The expected risk-free interest rate was calculated using a term commensurate with the expected life of the options.

Note 19.     Employee Benefit Plans

      We have a 401(k) thrift plan under which an employee with three or more months of service may contribute from 2% to 15% of base salary to the plan. The amount of base salary deferred is not subject to federal or state income taxes at the time of deferral. After one year of service, we will match an employee’s contribution up to 100% of the first 6% of the employee’s base salary, depending on the employee’s length of service. Our contribution was $2.6 million for the year ended December 31, 2001, $3.4 million for 2000 and $2.3 million for 1999.

      During 1999 and 2000, Bay View Franchise Mortgage Acceptance Company employees participated in a separate 401(k) plan. Under the plan, an employee could elect to enroll at the beginning of any month after which the employee had been employed for at least six months. Employees could contribute up to 15% of their salaries to the plan. We matched 50% of the employee’s contribution up to 4% of the employee’s compensation. This plan was terminated in 2000 and Bay View Franchise Mortgage Acceptance Company employees became eligible to participate in the Bay View Capital Corporation 401(k) plan discussed above.

      Effective December 31, 1995, we modified our non-qualified defined benefit retirement plan for non-employee members of our Board of Directors and terminated our non-qualified supplemental retirement plan for executive officers. As of December 31, 2001, we had an $808,000 liability to certain non-employee members of our Board of Directors payable in 48,851 shares of our common stock in satisfaction of the non-qualified defined benefit retirement plan liability. Such shares were repurchased in the market and are held in

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

treasury and restricted as to re-issuance until paid out. The liability is included in additional paid-in capital. As of December 31, 2001, we had a $2.4 million liability to certain current and retired executive officers (relating to the remaining benefits owed pursuant to the terminated non-qualified supplemental retirement and health care benefits for executive officers) recorded as other liabilities. In addition, we had a $1.0 million liability to certain retired employees, officers and directors as of December 31, 2001 related to post-retirement health care benefits.

      We have an Employee Stock Ownership Plan, sometimes referred to as the ESOP, covering all regular full-time and part-time employees who have completed one year of service. ESOP plan participants become 100% vested in their allocated balances upon the completion of three years of service. In 1989, we borrowed $6.0 million from a financial institution and in turn lent it to the ESOP to purchase shares of our common stock in the open market. The ESOP held 420,718 shares of our common stock at December 31, 2001 and 397,242 shares at December 31, 2000. All shares of common stock held by the ESOP are treated as outstanding shares in both our basic and diluted earnings per share computations. The interest rate we pay on the ESOP debt is based on 90% of the prime rate. The ESOP incurred interest expense on its debt totaling $72,000 for the year ended December 31, 2001, $151,000 for 2000 and $181,000 for 1999. We recorded ESOP-related interest expense of $72,000 for the year ended December 31, 2001, $115,000 for 2000 and $131,000 for 1999. We recorded ESOP-related compensation expense of $1.2 million for the year ended December 31, 2001, $1.6 million for 2000 and $1.1 million for 1999. We make periodic contributions to the ESOP primarily to enable the ESOP to pay principal, interest expense and administrative costs not covered by cash dividends received by the ESOP on its unallocated shares of our common stock. We made contributions to the ESOP on a cash basis totaling $1.3 million for 2001, $1.2 million for 2000 and $1.1 million for 1999.

      We assumed the liability associated with a qualified, noncontributory defined benefit retirement plan in conjunction with our acquisition of AFEH covering substantially all of AFEH’s former employees. AFEH had previously frozen the benefits provided under the plan effective January 1, 1994. Prior to that date, the benefits were based on the average of each eligible employee’s highest five consecutive annual salaries in the ten years preceding age 65, or the employee’s termination date, if earlier. Due to the plan’s frozen status, no additional benefits were accrued in the plan after January 1, 1994. All plan participants became fully vested in their accrued benefits on this date. We may elect to terminate the frozen plan at some point in the future according to our rights under the plan. The plan assets consist primarily of a well-diversified portfolio of equities and fixed-income securities. It is our policy to fund the minimum amount required.

      The following table illustrates the change in the AFEH plan’s projected benefit obligation for periods indicated:

	For the Year Ended
	December 31,

	2001	2000

	(Dollars in
	thousands)
Projected benefit obligation at beginning of year	$5,662	$5,089
Interest cost	388	384
Actuarial (gain) loss	(353)	469
Benefits paid	(496)	(280)

Projected benefit obligation at end of year	$5,201	$5,662

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the change in the plan assets for the periods indicated:

	For the Year Ended
	December 31,

	2001	2000

	(Dollars in
	thousands)
Plan assets at beginning of year	$5,460	$5,729
Actual return on plan assets	(534)	11
Benefits paid	(496)	(280)

Plan assets at end of year	$4,430	$5,460

      The following table illustrates the plan’s funded status and amounts recognized in our consolidated statement of financial condition for the periods indicated:

	For the Year Ended
	December 31,

	2001	2000

	(Dollars in
	thousands)
Fair value of plan assets	$4,430	$5,460
Projected benefit obligation	5,201	5,662

Plan assets in excess of (less than) projected benefit obligation	(771)	(202)
Unrecognized loss (gain) from past experience different than originally assumed and from effects of changes in assumptions	500	(98)
Minimum pension liability adjustment	(500)	—

Total accrued benefit liability	$(771)	$(300)

Weighted-average discount rate	7.25%	7.25%

Expected long-term rate of return on assets	8.00%	8.00%

      The following table illustrates components of net periodic pension benefit for the periods indicated:

	For the Year Ended
	December 31,

	2001	2000	1999

	(Dollars in thousands)
Interest cost on projected benefit obligation	$388	$384	$391
Assumed return on plan assets	(417)	(446)	(446)
Net amortization of unrecognized gain	—	(29)	(122)

Net periodic pension benefit	$(29)	$(91)	$(177)

Note 20.	Risk Management Instruments

      We use risk management instruments to modify interest rate characteristics of certain assets or liabilities to hedge against our exposure to interest rate fluctuations, reducing the effects these fluctuations might have on associated cash flows or values. During 2001, 2000 and 1999, these risk management instruments, also referred to as derivative instruments, included interest rate exchange agreements, or “swaps”, Treasury futures contracts, forward sales contracts and interest rate option contracts, commonly referred to as “caps”. Derivative financial instruments involve, to varying degrees, elements of credit risk. Credit risk is defined as

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the possibility of sustaining a loss because other parties to the financial instrument fail to perform in accordance with the terms of the contract.

      Upon adoption of Statement No. 133 as more fully discussed in Note 1, our risk management instruments are not treated as hedge instruments and are being carried at fair value, with changes in such fair value charged or credited to earnings.

Swaps

      We were a party to swaps with a notional principal amount of $194.0 million at December 31, 2000. During 2001, all of our open swap positions either matured or were closed-out. All of our swaps were common “fixed-for-floating” swaps. At December 31, 2000, $144.0 million of our swaps offset variable-rate funding while $50.0 million of our swaps offset the change in fair value of a portion of our fixed-rate franchise loans held-for-sale.

      Our outstanding swaps at December 31, 2000 were collateralized by mortgage-backed securities with a total par value of $9.9 million. The effect of interest rate swaps was to increase interest expense by $411,000 for the year ended December 31, 2001, decrease interest expense by $212,000 for 2000 and increase interest expense by $3.1 million for 1999. In addition, we recognized a transition adjustment of $628,000 during the fourth quarter of 2000 to record our swaps at their fair value in connection with adopting Statement No. 133. Changes in the fair value of our swaps were reported as gains or losses and were charged to earnings as incurred.

Interest Rate Caps

      At December 31, 2001 and 2000, we had interest rate caps with notional amounts totaling $180.0 million and cap rates at 7.00% and a cap index based on either the one- or three-month LIBOR rate. These interest rate caps are used to limit our exposure to rising interest rates on our liabilities. There was no interest expense related to our interest rate caps during 2001. Interest expense associated with the interest rate caps totaled $380,000 for the year ended December 31, 2000. In addition, we recognized a transition adjustment, a $1.5 million loss, during the fourth quarter of 2000 to record these interest rate caps at their fair value in connection with adopting Statement No. 133. These caps were reported at their fair value of $5,000 and $119,000 at December 31, 2001 and 2000, respectively. Changes in fair value of our interest rate caps are reported as gains or losses and are charged to earnings when incurred.

Treasury Futures Contracts

      We had open positions related to United States Treasury futures contracts with notional amounts of $154.7 million at December 31, 2000. These contracts were used to offset fixed-rate franchise loans classified as held-for-sale. These contracts were settled daily and were reported at their fair value with realized gains and losses charged to earnings when incurred. During 2001, we closed-out all of our remaining open United States Treasury futures positions.

Forward Sale Contract

      We had open forward sale contract positions related to Fannie Mae benchmark notes with notional amounts of $70.0 million at December 31, 2000. These contracts are used to offset fixed-rate franchise loans classified as held-for-sale. These contracts are reported at fair value with realized gains and losses charged to earnings when incurred. During 2001, we closed-out all open forward sale contract positions.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 21.	Commitments and Contingencies

Premises

      At December 31, 2001, we occupied 72 offices plus our administrative corporate office under operating lease arrangements expiring at various dates through the year 2016. In most instances, these lease arrangements include options to renew or extend the lease at market rates and terms. Bay View Bank also owns the property in which four of its branches and other offices are located. Additionally, Bay View Bank is a party to lease agreements for eight former BVFMAC offices, most of which were subleased at December 31, 2001. Rental expense was $10.7 million for the year ended December 31, 2001, $12.5 million for 2000 and $10.1 million for 1999. Sublease rental income totaled $490,000 for the year ended December 31, 2001, $632,000 for 2000 and $584,000 for 1999.

      Future minimum payments under noncancellable lease obligations are summarized below. These payments are net of approximately $2.6 million in sublease rental income from existing sublease rental arrangements through the year 2007 and exclude the accrued net expense of $3.4 million related to the eight closed BVFMAC offices.

Operating Lease
Payments

(Dollars in
thousands)
2002	$9,342
2003	8,836
2004	6,745
2005	5,096
2006	4,173
Thereafter	17,957

$52,149

Loans

      At December 31, 2001, we had outstanding commitments to originate $192.4 million in consumer loans, $52.5 million in commercial loans and letters of credit, $42.4 million in mortgage loans and $5.4 million in construction loans. At December 31, 2000, we had outstanding commitments to originate $137.0 million in consumer loans, $52.1 million in commercial loans and letters of credit, $11.7 million in construction loans and $5.2 million in mortgage loans. We had outstanding recourse and subordination contingencies relating to $25.7 million of securitized and/or sold loans at December 31, 2001 and $37.7 million at December 31, 2000 (see Note 7).

Litigation

      On November 9, 2000, Morgan Guaranty Trust filed a claim in the U.S. District Court, Southern District of New York, against BVFMAC alleging breach of certain representations and warranties in connection with the sale of loans to Morgan Guaranty Trust by the former Franchise Mortgage Acceptance Company. All filings for the parties’ summary judgment motions have been filed and are pending further court action. The liability, if any, cannot be estimated at this time. The matter will continue to be vigorously defended.

      We are involved as plaintiff or defendant in various other legal actions and are occasionally exposed to unasserted claims arising in the normal course of business. In the opinion of management, after consultation with counsel, the resolution of these other legal actions will not have a material adverse effect on our consolidated financial condition or results of operations.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 22.     Estimated Fair Value of Financial Instruments

      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments.” Fair value estimates, methods and assumptions, set forth below for our financial instruments, are made solely to comply with the requirements of Statement No. 107 and should be read in conjunction with our consolidated financial statements and related notes.

      We have determined the estimated fair value amounts by using market information and valuation methodologies that we consider appropriate. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. For all of these reasons, the aggregation of the fair values presented herein does not represent, and should not be construed to represent, our underlying value.

      The following methods and assumptions have been used to estimate the fair value of each class of financial instrument for which it is practicable to estimate the value:

      Cash and cash equivalents: This category includes cash and deposits due from depository institutions, federal funds sold and commercial paper. The cash equivalents are readily convertible to known amounts of cash or are so near their maturity that they present insignificant risk of changes in value. For these short-term financial instruments, the carrying amount is a reasonable estimate of fair value.

      Securities: The fair values of investment securities and mortgage-backed securities are based on published market prices or quotes obtained from independent registered securities brokers. The fair values of retained interests in loan and lease securitizations are estimated by discounting future cash flows using a discount rate commensurate with the risks involved.

      Loans and leases: The fair value of fixed-rate and variable-rate loans and leases is based on prices for similar loans and leases in the secondary whole loan or securitization markets or, absent this information, estimated by discounting contractual cash flows using discount rates that reflect our current pricing for loans and leases with similar credit ratings and for the same remaining maturities. Prepayment estimates are based on historical experience and published data for similar loans and leases.

      Investments in stock of the Federal Home Loan Bank of San Francisco and the Federal Reserve
Bank: The carrying amounts of the investments in stock of the Federal Home Loan Bank of San Francisco and the Federal Reserve Bank are used as a reasonable estimate of fair value.

      Other Assets: This category represents an investment whereby the Company is entitled to receive contractual cash flows through 2013. The carrying amount of other assets is used as a reasonable estimate of fair value.

      Deposits: The fair value of transaction accounts with no stated maturity, such as savings accounts, checking accounts and money market accounts is equal to the amount payable on demand at the reporting date and is assumed to equal the carrying amount. The fair value of certificates of deposit is estimated using the rates currently offered for certificates of deposit with similar remaining maturities. The fair value of deposits does not include the benefit that results from the lower-cost funding provided by our deposits as compared to the cost of borrowing funds in the market.

      Debt and other borrowings: Rates currently available to us for debt and other borrowings with similar terms and remaining maturities are used to estimate the fair value of existing debt, including advances from the Federal Home Loan Bank of San Francisco, Subordinated Notes, other borrowings and Capital Securities. For short-term borrowings, the carrying amount is a reasonable estimate of fair value.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Interest rate caps: The fair value of these derivative instruments is the estimated amount that we would receive or pay to terminate the contracts at the reporting date, taking into account current interest rates.

      Interest rate swaps: The fair value of interest rate swaps is the estimated amount that we would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

      Off-balance sheet commitments: We have not estimated the fair value of off-balance sheet commitments to extend credit. Because of the uncertainty in attempting to assess the likelihood and timing of a commitment being drawn upon, coupled with the lack of an established market for these financial instruments, we do not believe it is meaningful or practicable to provide an estimate of fair value.

      Limitations: The fair value estimates presented herein are based on pertinent information available to us as of December 31, 2001 and 2000. Although we are not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

      The following table illustrates the estimated fair values of our financial instruments as of the dates indicated:

	At December 31,

	2001		2000

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(Dollars in thousands)
Financial assets:
Cash and cash equivalents	$521,388	$521,388	$694,934	$694,934
Investment securities	98,980	98,980	33,009	33,009
Mortgage-backed securities	278,891	278,891	642,628	649,775
Loans and leases, net	2,367,395	2,360,614	3,097,001	3,107,321
Investment in stock of the FHLBSF and FRB	36,023	36,023	59,780	59,780
Other assets	10,854	10,854	—	—
Interest rate caps	5	5	119	119
Financial liabilities:
Transaction accounts	1,950,699	1,950,699	1,608,499	1,608,499
Certificates of deposit	1,284,228	1,294,707	2,137,813	2,143,649
Advances from the FHLBSF	—	—	804,837	804,085
Short-term borrowings	—	—	197,375	197,375
Other borrowings	137,532	137,532	1,664	1,664
Subordinated Notes	149,632	146,135	149,567	105,077
Interest rate swaps	—	—	7,869	7,869
Capital Securities	90,000	90,000	90,000	61,650

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 23.     Parent Company Financial Information

      The following table illustrates the parent company’s condensed statements of financial condition at December 31, 2001 and 2000 and the related condensed statements of operations and cash flows for the years ended December 31, 2001, 2000 and 1999:

Condensed Statements of Financial Condition

	At December 31,

	2001	2000

	(Dollars in thousands)
ASSETS
Cash on deposit with subsidiary bank	$13,061	$10,728
Investment securities, at fair value	1,153	3,950
Loans held-for-sale	3,407	97,508
Loans held-for-investment, net	23,716	22,447
Investment in and advances to subsidiaries	477,718	440,447
Deferred income taxes	27,255	6,462
Other assets	11,864	21,048

Total assets	$558,174	$602,590

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$—	$94,134
Accounts payable and other liabilities	29,571	18,256
Subordinated Notes and Senior Debentures	99,632	99,567
Junior Subordinated Debentures	92,784	92,784
Stockholders’ equity	336,187	297,849

Total liabilities and stockholders’ equity	$558,174	$602,590

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Operations

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
Income:
Dividends from subsidiaries	$—	$69,570	$89,563
Interest income	6,881	24,034	2,887
Other income	2,226	—	—

	9,107	93,604	92,450

Expense:
Interest expense	24,942	37,471	21,009
Provision for loss on loans	1,000	2,700	—
General and administrative expense	32,089	22,973	4,932
Income tax expense (benefit)	(20,752)	1,185	(9,441)

	37,279	64,329	16,500

Income (loss) before undistributed net income of subsidiaries	(28,172)	29,275	75,950
Net loss or distribution in excess of net income of subsidiaries	(72,998)	(355,472)	(46,986)

Net income (loss)	$(101,170)	$(326,197)	$28,964

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Cash Flows

	For the Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(101,170)	$(326,197)	$28,964
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net loss or distribution in excess of net income of subsidiaries	72,998	355,472	46,986
Revaluation of franchise-related assets	19,055	—	—
Gain on sale of loans and securities	(902)	(647)	—
(Increase) decrease in other assets	(17,321)	19,167	(11,631)
Increase (decrease) in other liabilities	11,315	(1,457)	7,996
Other, net	11,718	354	3,243

Net cash (used in) provided by operating activities	(4,307)	46,692	75,558

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of subsidiaries, net of cash and cash equivalents paid	—	—	(15,453)
Purchases of loans receivable	—	—	(374,658)
Investment in subsidiary	(115,845)	(39,155)	(29,500)
Purchase of investment securities	—	—	(5,393)
Proceeds from repayments of loans	13,744	—	—
Proceeds from sale of loans	68,099	265,350	—
Advances from subsidiaries	—	—	69,820
Other, net	572	(827)	—

Net cash (used in) provided by investing activities	(33,430)	225,368	(355,184)

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in short-term borrowings	(94,497)	(252,440)	346,210
Repayment of Senior Debentures	—	—	(50,000)
Repurchase of common stock	—	—	(8,381)
Proceeds from issuance of common stock	108,167	94	498
Proceeds from issuance of preferred stock	26,400	—	—
Dividends paid to stockholders	—	(9,780)	(7,715)

Net cash (used in) provided by financing activities	40,070	(262,126)	280,612

Net increase in cash	2,333	9,934	986
Cash on deposit (overdraft) with subsidiary bank at beginning of year	10,728	794	(192)

Cash on deposit with subsidiary bank at end of year	$13,061	$10,728	$794

Note 24.     Segment and Related Information

      We have two operating segments that we refer to as business platforms. The platforms were determined primarily based upon the characteristics of our interest-earning assets and their respective distribution

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

channels and reflect the way that we monitor, measure and evaluate our primary business activities. Our platforms are as follows:

      A Retail Platform which is comprised of single-family real estate loans, home equity loans and lines of credit, auto loans and leases, mortgage-backed securities and other investments, and consumer banking products and services. The Retail Platform’s revenues are derived from customers throughout the United States.

      A Commercial Platform which is comprised of multi-family and commercial real estate loans, franchise loans, franchise asset-backed securities, asset-based loans, factoring loans, commercial leases, and business banking products and services. The Commercial Platform’s revenues are derived from customers throughout the United States.

      Each of our business platforms contributes to our operations. We evaluate the performance of our segments based upon contribution by platform. Contribution by platform is defined as each platform’s net interest income and noninterest income less each platform’s allocated provision for losses on loans and leases, direct general and administrative expenses, including certain expense allocations, and other noninterest expense, including the amortization of intangible assets.

      In computing net interest income by platform, the interest expense associated with our warehouse lines, which were used primarily to fund franchise loans held-for-sale, is allocated directly to the Commercial Platform. The interest expense associated with our remaining funding sources, including the noninterest expense associated with our 9.76% Capital Securities, is allocated to each platform on a pro-rata basis determined by the relative amount of average interest-bearing liabilities, excluding warehouse lines, that are required to fund the platform’s interest-earning assets.

      The Retail Platform incurs the direct general and administrative expenses related to operating our branch network which serves primarily to generate deposits used to fund interest-earning assets in the Retail and Commercial Platforms. A portion of these direct general and administrative expenses is allocated to the Commercial Platform based upon the relative amount of average interest-bearing liabilities that are required to fund the platform’s interest-earning assets.

      All indirect general and administrative expenses not specifically identifiable with, or allocable to, our business platforms are included in indirect corporate overhead. Indirect corporate overhead includes both recurring items, such as our administrative and support functions, and certain special mention items, such as expenses associated with corporate-wide process and systems re-engineering projects and third-party Year 2000 compliance-related activities.

      The following tables illustrate each platform’s contribution for the periods indicated. The tables also illustrate the reconciliation of total contribution by platform to our consolidated net income (loss) for the

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

periods indicated. Reconciling items generally include indirect corporate overhead and income tax expense benefit.

	For the Year Ended December 31, 2001

	Retail	Commercial	Total

	(Dollars in thousands)
Interest income	$139,115	$163,630	$302,745
Interest expense	(108,176)	(72,321)	(180,497)
Provision for losses on loans and leases	(8,419)	(63,471)	(71,890)
Noninterest income (loss)	114,575	(7,406)	107,169
Direct general and administrative expenses	(104,033)	(22,988)	(127,021)
Allocation of branch network general and administrative expenses	28,386	(28,386)	—
Restructuring charges	(4,998)	(1,937)	(6,935)
Revaluation of franchise-related assets	(2,733)	(67,413)	(70,146)
Leasing expenses	(86,120)	—	(86,120)
Dividend expense on Capital Securities	(5,774)	(4,000)	(9,774)
Real estate owned operations, net	(7)	(2,078)	(2,085)
Provision for losses on real estate owned	—	(2,936)	(2,936)
Amortization of intangible assets	(8,366)	(2,914)	(11,280)

Contribution by platform	$(46,550)	$(112,220)	(158,770)

Indirect corporate overhead			(28,266)
Income tax benefit			85,866

Net loss			$(101,170)

At December 31, 2001:
Interest-earning assets plus operating lease assets	$1,793,499	$1,541,310	$3,334,809

Noninterest-earning assets			679,296

Total assets			$4,014,105

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31, 2000

	Retail	Commercial	Total

	(Dollars in thousands)
Interest income	$221,451	$238,741	$460,192
Interest expense	(159,331)	(135,421)	(294,752)
Provision for losses on loans and leases	(10,354)	(52,246)	(62,600)
Noninterest income (loss)	90,350	(13,708)	76,642
Direct general and administrative expenses	(79,856)	(31,547)	(111,403)
Direct general and administrative expenses — franchise loan production	—	(15,561)	(15,561)
Direct general and administrative expenses — Bankers Mutual	—	(6,311)	(6,311)
Allocation of branch network general and administrative expenses	21,934	(21,934)	—
Restructuring charges	—	(9,213)	(9,213)
Revaluation of franchise-related assets	—	(101,894)	(101,894)
Leasing expenses	(69,350)	—	(69,350)
Dividend expense on Capital Securities	(5,148)	(3,841)	(8,989)
Real estate owned operations, net	(22)	(43)	(65)
Amortization of intangible assets	(8,768)	(2,390)	(11,158)
Amortization of intangible assets — franchise	—	(9,608)	(9,608)
Write-off of intangible assets — franchise	—	(192,622)	(192,622)

Contribution by platform	$906	$(357,598)	(356,692)

Indirect corporate overhead			(25,315)
Income tax benefit			55,810

Net loss			$(326,197)

At December 31, 2000:
Interest-earning assets plus operating lease assets	$2,207,366	$2,178,619	$4,385,985

Noninterest-earning assets			974,946

Total assets			$5,360,931

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31, 1999

	Retail	Commercial	Total

	(Dollars in thousands)
Interest income	$266,007	$155,649	$421,656
Interest expense	(169,529)	(81,643)	(251,172)
Provision for losses on loans and leases	(25,558)	(2,753)	(28,311)
Noninterest income	84,658	6,874	91,532
Direct general and administrative expenses	(76,309)	(17,046)	(93,355)
Direct general and administrative expenses — franchise loan production	—	(2,395)	(2,395)
Allocation of branch network general and administrative expenses	13,445	(13,445)	—
Leasing expenses	(40,188)	—	(40,188)
Dividend expense on Capital Securities	(6,095)	(2,840)	(8,935)
Real estate owned operations, net	133	105	238
Amortization of intangible assets	(10,002)	(1,991)	(11,993)
Amortization of intangible assets — franchise	—	(1,694)	(1,694)

Contribution by platform	$36,562	$38,821	75,383

Indirect corporate overhead			(21,366)
Income tax expense			(25,053)

Net income			$28,964

At December 31, 1999:
Interest-earning assets plus operating lease assets	$3,658,735	$2,219,536	$5,878,271

Noninterest-earning assets			620,429

Total assets			$6,498,700

Note 25.     Selected Quarterly Results of Operations (Unaudited)

	For the Year Ended December 31, 2001

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(Dollars in thousands, except per share amounts)
Interest income	$94,459	$84,095	$65,329	$58,862
Net interest income	32,484	29,744	27,771	32,249
Provision for losses on loans and leases	7,300	52,433	3,257	8,900
Loss before income tax benefit	(7,966)	(154,839)	(996)	(23,235)
Net income (loss)	(7,966)	(95,350)	(632)	2,778
Basic earnings (loss) per share	(0.24)	(2.11)	(0.01)	0.04
Diluted earnings (loss) per share	(0.24)	(2.11)	(0.01)	0.04

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31, 2000

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(Dollars in thousands, except per share amounts)
Interest income	$114,465	$114,681	$118,423	$112,623
Net interest income	43,191	43,175	41,701	37,373
Provision for losses on loans and leases	8,000	9,500	13,000	32,100
Income (loss) before income tax expense (benefit)	4,374	(1,126)	(252,616)	(132,639)
Net income (loss)	518	204	(234,456)	(92,463)
Basic earnings (loss) per share	0.02	0.01	(7.18)	(2.83)
Diluted earnings (loss) per share	0.02	0.01	(7.18)	(2.83)

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors

Bay View Capital Corporation:

      We have audited the accompanying consolidated statement of financial condition of Bay View Capital Corporation and subsidiaries (“the Company”) (a Delaware Corporation) as of December 31, 2001 and the related consolidated statement of operations and comprehensive income (loss), stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of December 31, 2000 and for the two years then ended were audited by other auditors whose report dated February 14, 2001, expressed an unqualified opinion on those statements.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bay View Capital Corporation and subsidiaries as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/  ARTHUR ANDERSEN LLP

San Francisco, California

January 18, 2002

FINANCIAL STATEMENTS FILED AS OF JUNE 30, 2002 ON FORM 10-Q

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

	June 30,	December 31,
	2002	2001

	(Dollars in thousands)
ASSETS
Cash and cash equivalents:
Cash and due from depository institutions	$54,632	$357,008
Short-term investments	408,567	164,380

	463,199	521,388
Securities available-for-sale:
Investment securities	112,325	98,980
Mortgage-backed securities	171,342	278,891
Loans and leases held-for-sale	30,478	40,608
Loans and leases held-for-investment, net of allowance for loan and lease losses of $38.9 million at June 30, 2002 and $49.8 million at December 31, 2001	2,286,867	2,326,787
Investment in operating lease assets, net	266,736	339,349
Investment in stock of the Federal Home Loan Bank of San Francisco	15,612	24,157
Investment in stock of the Federal Reserve Bank	13,304	11,866
Real estate owned, net	4,611	9,462
Premises and equipment, net	11,417	13,145
Intangible assets	116,426	123,573
Income taxes, net	180,723	174,360
Other assets	79,255	51,539

Total assets	$3,752,295	$4,014,105

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Transaction accounts	$1,837,291	$1,950,699
Retail certificates of deposit	1,195,510	1,284,228

	3,032,801	3,234,927
Subordinated Notes, net	149,664	149,632
Other borrowings	95,993	137,536
Other liabilities	41,766	65,823

Total liabilities	3,320,224	3,587,918

Guaranteed Preferred Beneficial Interest in our Junior Subordinated Debentures (“Capital Securities”)	90,000	90,000
Stockholders’ equity:
Series preferred stock; authorized, 7,000,000 shares; outstanding, none	—	—
Common stock ($.01 par value); authorized, 80,000,000 shares; issued, 2002 — 62,746,682 shares; 2001 — 62,627,980 shares; outstanding, 2002 — 62,697,831 shares; 2001 — 62,579,129 shares	627	626
Additional paid-in capital	597,228	595,258
Accumulated deficit	(255,210)	(258,047)
Treasury stock, at cost; 48,851 shares	(808)	(808)
Accumulated other comprehensive income (loss):
Unrealized gain on securities available-for-sale, net of tax	528	523
Minimum pension liability adjustment, net of tax	(294)	(294)
Debt of Employee Stock Ownership Plan	—	(1,071)

Total stockholders’ equity	342,071	336,187

Total liabilities and stockholders’ equity	$3,752,295	$4,014,105

The accompanying notes are an integral part of these consolidated financial statements.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	For the
	Three Months Ended

	June 30,	June 30,
	2002	2001

	(Amounts in
	thousands, except per
	share amounts)
Interest income:
Interest on loans and leases	$45,563	$65,192
Interest on mortgage-backed securities	3,014	11,406
Interest and dividends on investment securities	3,906	7,497

	52,483	84,095
Interest expense:
Interest on deposits	13,529	39,453
Interest on borrowings	1,792	11,183
Interest on Subordinated Notes	3,715	3,715

	19,036	54,351
Net interest income	33,447	29,744
Provision for losses on loans and leases	3,600	52,433

Net interest income (loss) after provision for losses on loans and leases	29,847	(22,689)
Noninterest income:
Leasing income	18,953	23,624
Loan fees and charges	1,193	1,683
Loan servicing income	208	1,550
Account fees	1,983	1,892
Sales commissions	1,944	1,501
Gain (loss) on sale of assets and liabilities, net	203	(22,722)
Other, net	916	523

	25,400	8,051
Noninterest expense:
General and administrative	30,536	44,706
Litigation settlement expense	13,100	—
Restructuring expenses	—	10,026
Revaluation of franchise-related assets	—	53,083
Leasing expenses	16,066	27,286
Dividend expense on Capital Securities	2,626	2,287
Real estate owned operations, net	328	9
Amortization of intangible assets	331	2,804

	62,987	140,201
Loss before income tax benefit	(7,740)	(154,839)
Income tax benefit	(3,658)	(59,489)

Net loss	$(4,082)	$(95,350)

Basic loss per share	$(0.07)	$(2.11)

Diluted loss per share	$(0.07)	$(2.11)

Weighted-average basic shares outstanding	62,715	45,170

Weighted-average diluted shares outstanding	62,715	45,170

Net loss	$(4,082)	$(95,350)
Other comprehensive income (loss), net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of tax expense (benefit) of $219 and ($602) for the three months ended June 30, 2002 and June 30, 2001, respectively	302	(854)

Other comprehensive income (loss)	302	(854)

Comprehensive loss	$(3,780)	$(96,204)

The accompanying notes are an integral part of these consolidated financial statements.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	For the
	Six Months Ended

	June 30,	June 30,
	2002	2001

	(Amounts in thousands,
	except per share
	amounts)
Interest income:
Interest on loans and leases	$92,034	$137,542
Interest on mortgage-backed securities	6,565	23,621
Interest and dividends on investment securities	7,577	17,391

	106,176	178,554
Interest expense:
Interest on deposits	28,531	83,374
Interest on borrowings	3,624	25,522
Interest on Subordinated Notes	7,430	7,430

	39,585	116,326
Net interest income	66,591	62,228
Provision for losses on loans and leases	8,500	59,733

Net interest income after provision for losses on loans and leases	58,091	2,495
Noninterest income:
Leasing income	39,302	48,007
Loan fees and charges	2,486	3,089
Loan servicing income	413	3,365
Account fees	3,919	3,922
Sales commissions	3,784	2,798
Gain (loss) on sale of assets and liabilities, net	535	(12,096)
Other, net	1,143	1,073

	51,582	50,158
Noninterest expense:
General and administrative	61,328	80,123
Litigation settlement expense	13,100	—
Restructuring expenses	—	10,026
Revaluation of franchise-related assets	—	70,028
Leasing expenses	31,073	45,043
Dividend expense on Capital Securities	5,199	4,575
Real estate owned operations, net	868	(9)
Provision for losses on real estate owned	204	—
Amortization of intangible assets	662	5,672

	112,434	215,458
Loss before income tax benefit	(2,761)	(162,805)
Income tax benefit	(5,593)	(59,489)

Net income (loss)	$2,832	$(103,316)

Basic earnings (loss) per share	$0.05	$(2.65)

Diluted earnings (loss) per share	$0.04	$(2.65)

Weighted-average basic shares outstanding	62,697	38,938

Weighted-average diluted shares outstanding	63,216	38,938

Net income (loss)	$2,832	$(103,316)
Other comprehensive income (loss), net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of tax expense (benefit) of $4 and ($628) for the six months ended June 30, 2002 and June 30, 2001, respectively	5	(891)

Other comprehensive income (loss)	5	(891)

Comprehensive income (loss)	$2,837	$(104,207)

The accompanying notes are an integral part of these consolidated financial statements.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)

								Minimum	Debt of
							Unrealized Gain	Pension	Employee
	Number			Additional			on Securities	Liability	Stock	Total
	of Shares	Common	Preferred	Paid-in	Accumulated	Treasury	Available-for-Sale,	Adjustment,	Ownership	Stockholders’
	Issued	Stock	Stock	Capital	Deficit	Stock	Net of Tax	Net of Tax	Plan	Equity

	(Amounts in thousands)
Balance at December 31, 2000	32,640	$326	$—	$456,045	$(156,877)	$(1,081)	$10	$—	$(574)	$297,849
Exercise of stock options, including tax benefits	20	—	—	94	—	—	—	—	—	94
Distribution of director’s retirement plan shares	10	—	—	73	—	—	—	—	—	73
Distribution of restricted shares	—	—	—	(273)	—	273	—	—	—	—
Proceeds from issuance of common stock, net of expenses of $2.0 million	23,967	240	—	107,760	—	—	—	—	—	108,000
Proceeds from issuance of 5,991,369 shares of preferred stock, net of expenses of $1.1 million	—	—	60	26,340	—	—	—	—	—	26,400
Conversion of preferred stock to common stock	5,991	60	(60)	—	—	—	—	—	—	—
Expense recognized on stock options with below market strike price	—	—	—	5,219	—	—	—	—	—	5,219
Unrealized gain on securities available-for-sale, net of tax	—	—	—	—	—	—	513	—	—	513
Minimum pension liability adjustment, net of tax	—	—	—	—	—	—	—	(294)	—	(294)
Change in debt of ESOP	—	—	—	—	—	—	—	—	(497)	(497)
Net loss	—	—	—	—	(101,170)	—	—	—	—	(101,170)

Balance at December 31, 2001	62,628	626	—	595,258	(258,047)	(808)	523	(294)	(1,071)	336,187
Exercise of stock options, including tax benefits	85	1	—	417	—	—	—	—	—	418
Distribution of director’s retirement plan shares	24	—	—	45	—	—	—	—	—	45
Exercise of stock warrants	10	—	—	165	—	—	—	—	—	165
Expense recognized on stock options with below market strike price	—	—	—	1,343	—	—	—	—	—	1,343
Unrealized gain on securities available-for-sale, net of tax	—	—	—	—	—	—	5	—	—	5
Change in debt of ESOP	—	—	—	—	—	—	—	—	1,071	1,071
Net income	—	—	—	—	2,832	—	—	—	—	2,832
Other	—	—	—	—	5	—	—	—	—	5

Balance at June 30, 2002	62,747	$627	$—	$597,228	$(255,210)	$(808)	$528	$(294)	$—	$342,071

The accompanying notes are an integral part of these consolidated financial statements.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the
	Six Months Ended

	June 30,	June 30,
	2002	2001

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,832	$(103,316)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of intangible assets	662	5,672
Provision for losses on loans and leases and real estate owned	8,704	59,733
Depreciation and amortization of premises and equipment	1,844	2,596
Depreciation and amortization of investment in operating lease assets	24,581	29,607
Amortization of premiums, net of discount accretion	5,674	4,127
Revaluation of franchise-related assets	—	70,028
(Gain) loss on sale of assets and liabilities, net	(535)	12,096
Increase in other assets	(34,093)	(67,482)
Decrease in other liabilities	(24,057)	(23,559)
Other, net	3,490	4,036

Net cash used in operating activities	(10,898)	(6,462)

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease in loans and leases resulting from originations, net of repayments	52,733	129,076
Purchases of loans and leases, net	—	(12,933)
Purchases of mortgage-backed securities	(59,984)	(83,215)
Purchases of investment securities	(54,930)	(45,742)
Principal payments on mortgage-backed securities	88,040	120,559
Principal payments on investment securities	28,118	—
Proceeds from securitizations and/or sales of loans and leases held-for-sale	37,859	275,933
Proceeds from sale of mortgage-backed securities available-for-sale	92,633	294,067
Proceeds from sale of investment securities available-for-sale	—	6,456
Proceeds from sale of real estate owned	4,302	1,037
Additions to premises and equipment	(116)	(177)
Decrease (increase) in investment in stock of the Federal Home Loan Bank of San Francisco	8,545	(1,618)
(Increase) decrease in investment in stock of the Federal Reserve Bank	(1,438)	7,724
Other, net	(12)	—

Net cash provided by investing activities	195,750	691,167

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	$(202,126)	$(296,662)
Proceeds from advances from the Federal Home Loan Bank of San Francisco	2,490,000	205,000
Repayment of advances from the Federal Home Loan Bank of San Francisco	(2,490,000)	(783,600)
Repayment of reverse repurchase agreements	—	(103,241)
Net decrease in warehouse lines outstanding	—	(44,743)
Net decrease in other borrowings	(41,543)	(593)
Proceeds from issuance of common stock	628	108,073
Proceeds from issuance of preferred stock		26,400

Net cash used in financing activities	(243,041)	(889,366)

Net decrease in cash and cash equivalents	(58,189)	(204,661)
Cash and cash equivalents at beginning of period	521,388	694,934

Cash and cash equivalents at end of period	$463,199	$490,273

Cash paid during the year for:
Interest	$39,979	$130,056
Income taxes	$854	$83
Supplemental non-cash investing and financing activities:
Loans transferred to real estate owned	$—	$11,714
Loans transferred from held-for-investment to held-for-sale	$24,255	$227,120
Securities transferred from held-to-maturity to available-for-sale	$—	$631,663
Conversion of preferred stock to common stock	$—	$26,400

The accompanying notes are an integral part of these consolidated financial statements.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002
(Unaudited)

Note 1.     Basis of Presentation

      The accompanying unaudited consolidated financial statements include the accounts of Bay View Capital Corporation (the “Company”), a bank holding company incorporated under the laws of the state of Delaware, and our wholly owned subsidiaries: Bay View Bank, N.A. (the “Bank”), a national bank; Bay View Securitization Corporation, a Delaware corporation; Bay View Capital I, a Delaware business trust; FMAC Insurance Services, a Delaware corporation; FMAC 2000-A Holding Company, a California corporation; and FMAC Franchise Receivables Corporation, a California corporation. Bay View Bank includes its wholly owned subsidiaries: Bay View Acceptance Corporation, a Nevada corporation; Bay View Commercial Finance Group, a California corporation; XBVBKRS, Inc., formerly Bankers Mutual, a California corporation; MoneyCare, Inc., a California corporation; and Bay View Auxiliary Corporation, a California corporation. All significant intercompany accounts and transactions have been eliminated.

      On November 1, 1999, we acquired Franchise Mortgage Acceptance Company, sometimes referred to as FMAC, which included the operations of Bankers Mutual and FMAC Insurance Services. On June 30, 2000, substantially all of the assets and certain liabilities of Bankers Mutual were sold to Berkshire Mortgage Finance Limited Partnership. On September 11, 2000, we announced the restructuring of FMAC’s franchise lending operations. The shutdown of this division was effective as of September 30, 2000 and involved the termination of all related production and marketing personnel. Effective February 28, 2001, substantially all of the assets and liabilities of FMAC Insurance Services were sold. On June 22, 2001, we completed the stock sale by Bay View Bank of the legal entity Bay View Franchise Mortgage Acceptance Company (“BVFMAC”) and its related servicing platform. On December 31, 2001, in connection with the financing secured by our auto lease cash flows, LFS-BV, formerly a subsidiary of Bay View Acceptance Corporation, was merged into Bay View Bank.

      In May 2001, we completed a rights offering and a concurrent offering to standby purchasers that generated aggregate gross proceeds of $137.5 million. With this additional capital, we implemented a new strategic plan that included exiting businesses inconsistent with a California-focused bank and included assumptions related to the liquidation of our remaining franchise-related assets and operations and our remaining high loan-to-value home equity loans. Our results for 2001 included specific charges consistent with our new strategic plan. The specific charges were primarily related to the stock sale of the legal entity BVFMAC and its related servicing platform, the disposition of franchise-related assets, restructuring charges primarily related to the reduction in our workforce announced in May 2001 and prepayment penalties related to a reduction in higher-cost borrowings.

      The information provided in these interim financial statements reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of our financial condition as of June 30, 2002 and December 31, 2001, the results of our operations for the three- and six-month periods ended June 30, 2002 and 2001, and our cash flows for the six-month periods ended June 30, 2002 and 2001. These adjustments are of a normal, recurring nature unless otherwise disclosed in this Form 10-Q. As necessary, reclassifications have been made to prior period amounts to conform to the current period presentation. These reclassifications had no effect on our financial condition, results of operations or stockholders’ equity. These interim financial statements have been prepared in accordance with the instructions to Form 10-Q, and therefore do not include all of the necessary information and footnotes for a presentation in conformity with generally accepted accounting principles.

      The information included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” was written assuming that you have read or have access to our 2001 Annual Report on Form 10-K, which contains the latest audited consolidated financial statements and notes, along with Management’s Discussion and Analysis of Financial Condition as of December 31, 2001 and 2000 and Results

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of Operations for the years ended December 31, 2001, 2000 and 1999. Accordingly, only certain changes in financial condition and results of operations are discussed in this Form 10-Q. Furthermore, the interim financial results for the three- and six-month periods ended June 30, 2002 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

Note 2.     Earnings Per Share

      Basic earnings per share are calculated by dividing net earnings or loss for the period by the weighted-average common shares outstanding for that period. There is no adjustment to the number of outstanding shares for potential dilutive instruments, such as stock options or warrants. Diluted earnings or loss per share takes into account the potential dilutive impact of such instruments and uses the average share price for the period in determining the number of incremental shares to add to the weighted-average number of shares outstanding. For the three-month periods ended June 30, 2002 and 2001 and the six-month period ended June 30, 2001, average dilutive potential common shares of 585,273, 112,419 and 94,591 shares, respectively, related to shares issuable upon the exercise of options were not included in the computation because they were anti-dilutive.

      The following table illustrates the calculation of basic and diluted earnings (loss) per share for the periods indicated:

	For the		For the
	Three Months Ended,		Six Months Ended,

	June 30,	June 30,	June 30,	June 30,
	2002	2001	2002	2001

	(Amounts in thousands, except per share amounts)
Net earnings (loss) available to common stockholders	$(4,082)	$(95,350)	$2,832	$(103,316)
Weighted-average basic shares outstanding	62,715	45,170	62,697	38,938
Add: Dilutive potential common shares	—	—	519	—

Weighted-average diluted shares outstanding	62,715	45,170	63,216	38,938

Basic earnings (loss) per share	$(0.07)	$(2.11)	$0.05	$(2.65)

Diluted earnings (loss) per share	$(0.07)	$(2.11)	$0.04	$(2.65)

Note 3.     Stock Options

      As of June 30, 2002, we had five employee stock option plans and three non-employee director stock option plans. The employee stock option plans were as follows: the “Amended and Restated 1986 Stock Option and Incentive Plan,” the “Amended and Restated 1995 Stock Option and Incentive Plan,” the “1998-2000 Performance Stock Plan,” the “1999 FMAC Stock Option, Deferred Stock and Restricted Stock Plan,” and the “2001 Stock Option and Incentive Plan” which authorize the issuance of up to 1,759,430, 2,500,000, 400,000, 270,576, and 3,200,000 shares of common stock, respectively. The non-employee director stock option plans were as follows: the “Amended and Restated 1989 Non-Employee Director Stock Option and Incentive Plan,” the “1998 Non-Employee Director Stock Option and Incentive Plan,” and the “2001 Non-Employee Director Stock Option Plan” which authorize the issuance of up to 550,000, 200,000, and 500,000 shares of common stock, respectively.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the stock options available for grant as of June 30, 2002:

	Employee	Non-Employee
	Stock	Director Stock
	Option and	Option and
	Incentive Plans	Incentive Plans	Total

Shares reserved for issuance	8,130,006	1,250,000	9,380,006
Granted	(9,239,892)	(1,137,000)	(10,376,892)
Forfeited	2,479,329	152,000	2,631,329
Expired	(408,688)	(102,000)	(510,688)

Total available for grant	960,755	163,000	1,123,755

      At June 30, 2002, we had outstanding options under the plans with expiration dates ranging from the year 2003 through 2014, as illustrated in the following table:

	Number of	Exercise Price	Weighted-Average
	Option Shares	Range	Exercise Price

Outstanding at December 31, 2001	6,277,797	$4.59-34.41	$9.21
Granted	38,000	6.64-6.84	6.82
Exercised	(85,252)	4.59-5.41	4.73
Forfeited	(538,011)	4.59-31.56	15.43

Outstanding at June 30, 2002	5,692,534	$4.59-34.41	$8.67

Exercisable at June 30, 2002	4,109,517	$4.59-34.41	$9.84

      During the first six months of 2002, we recognized a total of $1.3 million in expenses related to the issuance of stock options with below market strike prices. We will amortize an additional $2.7 million of compensation expense over the next thirteen months.

Note 4.     Merger and Acquisition-Related Activity

Franchise Mortgage Acceptance Company

      We completed our acquisition of Franchise Mortgage Acceptance Company and its wholly owned division, Bankers Mutual, collectively referred to as FMAC, on November 1, 1999. Under the terms of the agreement, as amended, we acquired all of the common stock of FMAC for consideration valued at approximately $285 million. Each share of FMAC common stock was exchanged for, at the election of the holder, either $9.80 in cash or 0.5444 shares of our common stock. In total, cash elections were limited to 15% of the shares of FMAC common stock outstanding immediately prior to closing and the elections for our common stock were limited to 85% of the shares of FMAC common stock outstanding immediately prior to closing. We paid approximately $48 million in cash, including payments for certain acquisition costs, and issued 13,868,805 shares of our common stock, a portion of which were issued from our shares in treasury. Upon consummation of the acquisition, we contributed substantially all of FMAC’s assets and liabilities to newly formed subsidiaries of Bay View Bank. The acquisition of FMAC was accounted for under the purchase method of accounting. The amount of goodwill recorded as of the merger date, which represented the excess of the total purchase price over the estimated fair value of net assets acquired, was approximately $199 million. This amount was associated entirely with BVFMAC’s lending operations, which was the core business acquired, and was initially amortized on a straight-line basis over 15 years.

      On June 30, 2000, substantially all of the assets and certain liabilities of Bankers Mutual were sold to or assumed by Berkshire Mortgage Finance Limited Partnership for approximately $40 million in cash. In

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 2000, we announced the restructuring of BVFMAC’s franchise lending operations. The shutdown of this division was effective as of September 30, 2000 and involved the termination of all related production and marketing personnel. In connection with this restructuring, goodwill of $192.6 million was written off, representing the entire unamortized balance associated with BVFMAC. Effective February 28, 2001, substantially all of the assets and liabilities of FMAC Insurance Services were sold. On June 22, 2001, we completed the stock sale by Bay View Bank of the legal entity BVFMAC and its related servicing platform to a group of investors who were formerly part of the Company’s and BVFMAC’s management. We realized a loss of $23 million as a result of the sale.

Note 5.     Agreements with Regulatory Agencies

      During the third quarter of 2000, we entered into formal agreements with the Office of the Comptroller of the Currency, sometimes referred to as the OCC, and the Federal Reserve Bank of San Francisco.

      The agreement between Bay View Bank and the OCC was dated September 6, 2000. The provisions of this agreement, among other things, require that Bay View Bank’s Board of Directors adopt a new budget as well as new strategic, earnings and capital plans. The new strategic plan establishes objectives for Bay View Bank’s overall risk profile, earnings performance, growth, and capital adequacy. In addition, a provision of the agreement states that Bay View Bank may not declare or distribute any dividends without the prior written approval of the OCC.

      The agreement between Bay View Capital Corporation and the Federal Reserve Bank was dated September 28, 2000. The provisions of this agreement, among other things, also require that we adopt a new budget and new strategic, earnings and capital plans. The agreement also states that we may not declare or pay any cash or stock dividends or make any interest payments on our Capital Securities without the prior written approval of the Federal Reserve Bank. The agreement further requires the prior written approval of the Federal Reserve Bank to increase the principal balance of any category of debt above the levels outstanding as of June 30, 2000. Finally, we may not repurchase any stock without the prior written approval of the Federal Reserve Bank.

      At June 30, 2002, Bay View Capital Corporation’s regulatory capital ratios exceeded the requirements necessary to be considered adequately capitalized. At December 31, 2001, Bay View Capital Corporation exceeded the requirements to be considered adequately capitalized for Tier 1 risk-based capital while its Total risk-based capital ratio of 7.62% and Tier 1 leverage ratio of 3.73% fell below the required amounts. Bay View Bank’s regulatory capital ratios exceeded the requirements necessary to be considered well-capitalized at June 30, 2002 and December 31, 2001.

Note 6.     Restructuring Charges

      In September 2000, we announced the restructuring of our franchise lending division, BVFMAC, which was acquired in November of 1999. The restructuring of the franchise lending division was effective as of September 30, 2000. The restructuring involved the termination of approximately 146 related production and marketing personnel, of which 116 were terminated as of September 30, 2000. Restructuring charges for the division totaled $9.2 million as of December 31, 2000, and consisted primarily of $4.1 million of severance and other involuntary termination benefits, $1.3 million of occupancy-related charges and $3.8 million of other facility and ancillary costs. Accrued restructuring liabilities at December 31, 2000 were $4.3 million, consisting of $2.7 million related to accrued severance and $1.6 million related to accrued facilities charges.

      As part of the Company’s ongoing efforts to focus on its core banking operations, a total of $6.9 million in restructuring charges were recorded during 2001 primarily related to the reduction in our workforce. The restructuring charges originally consisted of $6.7 million of severance and $3.3 million of facilities charges that were recorded in the second quarter. During the third and fourth quarters, we recorded a $2.1 million net

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reversal of an accrual related to severance payments which were disallowed by our primary regulator and a $1.0 million reversal of accruals related to closed facilities which were subleased earlier than projected. As previously announced, the reduction in our workforce will affect about 100 employees primarily from business lines that we are exiting, such as franchise operations, and other non-core and redundant operations.

      During 2000, 2001 and through June 30, 2002, $5.5 million in severance payments have been made to 119 employees impacted by the restructurings. Additionally, $2.5 million in facilities payments have been made as of June 30, 2002. Accrued restructuring liabilities at June 30, 2002 were $3.2 million, consisting of $1.8 million related to accrued severance and $1.4 million related to accrued facilities charges.

Note 7.     Investment in Operating Lease Assets

      Leasing expense represents expenses related to our auto leasing activities. Because the leases are accounted for as operating leases, the corresponding assets are capitalized and depreciated to their estimated residual values over their lease terms. This depreciation expense is included in leasing expenses, along with the amortization of capitalized initial direct lease costs and impairment charges. Leasing expenses for the second quarter of 2002 were $16.1 million as compared to $27.3 million for the second quarter of 2001. Leasing expenses were $31.1 million for the first six months of 2002 as compared to $45.0 million for the first six months of 2001. The decreases in leasing expenses, as compared to respective prior periods, were primarily due to lower provision for impairment combined with lower depreciation expense associated with the declining balance of our auto-related operating lease portfolio. These were partially offset by a $1.5 million accrual related to certain residual and credit incentives pursuant to our purchase contract with Lendco Financial Services. We ceased purchasing auto leases in June 2000. Leasing expenses for the three- and six-month periods ended June 30, 2001 included $10.0 million of additional provision for impairment primarily as a result of revising the estimated residual values associated with the auto lease portfolio.

      The Company performs a quarterly impairment analysis of its automobile operating lease portfolio in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which we adopted effective January 1, 2002. Statement No. 144, which supersedes Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” retains the fundamental provisions of Statement No. 121 related to the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. There was no financial statement impact upon adoption of Statement No. 144. A lease is considered impaired if its gross future undiscounted cash flows are less than the net book value of the lease. The net book value of the lease is defined as the original capitalized cost of the automobile, including initial direct capitalized costs, less the cumulative amount of depreciation recorded against the automobile and the cumulative amount of amortization of the initial direct capitalized costs recorded since the inception of the lease and less any impairment charges recorded-to-date on that lease.

      In determining gross future undiscounted cash flows, the Company contracts with Automotive Lease Guide, commonly referred to as ALG, to provide estimates of the residual value of the underlying automobiles at the end of their lease terms assuming that the vehicles are in average condition. The Company then estimates the probability that i.) the automobiles will be purchased by the lessee prior to the end of the lease term, ii.) the automobile will be purchased by the lessee at the end of the lease term, either at a discount or at the full contractual residual amount, or iii.) the automobile will be returned to the lessor at the end of the lease term. These probabilities are estimated using a number of factors, including the Company’s experience-to-date and industry experience.

      Using the projected ALG residual values, the Company’s experience-to-date relative to the projected ALG residual values (for example, for vehicle classes where actual amounts realized were less than what ALG had projected, the Company reduced the projected ALG residual values to equal the Company’s experience-to-date), and the probabilities of each of the three disposition scenarios discussed above occurring,

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company determined a probability-weighted gross future undiscounted cash flow for each automobile lease. For those leases where the gross future undiscounted cash flows were less than net book value, the lease was considered impaired.

      For those leases considered impaired, the Company then estimated the fair value of the lease. The fair value was determined by calculating the present value of the future estimated cash flows again assuming the probabilities of each of the three disposition scenarios. The present value was calculated using current market rates which are similar to the original contract lease rate. For those impaired leases where the estimated fair value was less than the net book value, an impairment charge was recorded for the difference. Since the inception of the lease portfolio in June 1998, the Company has recorded additional monthly depreciation charges, also included in leasing expense, to provide for losses that may be incurred at the end of the lease terms. At June 30, 2002 and December 31, 2001, the Company had net impairment and additional monthly charges against its automobile operating leases outstanding on those dates of $31.2 million and $32.7 million, respectively.

Note 8.     Income Taxes

      The Company recorded tax benefits of $3.7 million and $5.6 million for the second quarter and the first six months of 2002, respectively. The tax benefit for the first six months of 2002 included a tax benefit of $1.6 million on a pre-tax loss of $2.8 million and a tax benefit of $4.0 million related to the loss incurred on the 2001 stock sale by Bay View Bank of the legal entity Bay View Franchise Mortgage Acceptance Company. The Company recorded no tax benefit for this loss in its 2001 financial statements. The $4.0 million tax benefit was a result of a change in federal tax regulation that occurred in the first quarter of 2002 allowing the Company to deduct a portion of the loss associated with the sale of BVFMAC. The effective tax rate used in computing the $1.6 million tax benefit for the first six months of 2002 was 57.7%. This effective tax rate differs from the statutory rate primarily due to the realization of nondeductible goodwill upon the anticipated execution of the Company’s tax planning strategy in the second half of the year. For the second quarter and the first six months of 2001, the Company recorded a $59.5 million tax benefit at a 36.5% effective tax rate. For the first quarter of 2001, the Company recorded no tax benefit on the pre-tax loss of $8.0 million because, at that time, management could not determine that it was more likely than not that the Company would realize benefits in the amount of these additional deferred tax assets.

      The Company believes it will be able to fully utilize its $178.7 million of net deferred tax assets at June 30, 2002. In order to fully utilize its net operating loss carryforwards prior to their expiration dates, however, the Company will be required to execute certain tax planning strategies identified in 2001, primarily the sale of a portion of the Bank’s retail branches, as discussed elsewhere herein, during the second half of 2002.

      During 2000, the Company recorded a $26.0 million valuation allowance against its gross deferred tax assets primarily relating to approximately $48.6 million in federal net operating loss carryforwards that were expiring in 2001 as the Company did not expect to be able to fully utilize these amounts prior to their expiration date. In May 2001, the Company raised $137.5 million of additional capital which enabled the Company to implement a new strategic plan, including the disposition of non-core and higher-risk assets. As a result of these actions, the Company’s ability to generate future taxable income is more predictable. During 2001, the Company also executed certain transactions that resulted in significant amounts of taxable income. These transactions included the sale of the BVFMAC legal entity which generated significant taxable income related to previously deferred gains in the franchise securitization trusts. The Company also executed a financing secured by the contractual cash flows of our auto operating lease portfolio that was treated as a sale for income tax purposes and generated $136.5 million in taxable income. Primarily as a result of these transactions, the Company generated sufficient taxable income during the year to be able to utilize the majority of its net operating loss carryforwards expiring in 2001. As a result, the Company eliminated the

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$26.0 million valuation allowance against its gross deferred tax assets during 2001. In addition, the Company identified tax planning strategies which included the sale of certain assets obtained in connection with a previous purchase business combination with significant built-in gains for tax purposes which would be triggered in the event of a sale. Such a transaction would not only generate significant levels of taxable income, but would also increase the limitation on the utilization of the net operating loss carryforward acquired in connection with a previous purchase business combination.

Note 9.     Investment Securities

      During 2001, we transferred $631.7 million in held-to-maturity securities to our available-for-sale portfolio. In accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” we recorded $1.5 million of unrealized losses related to the transfer. As a result of the transfer and subsequent sales of securities from our held-to-maturity portfolio, we do not intend to hold any securities as held-to-maturity in the foreseeable future. Proceeds from sales of mortgage-backed securities during the first six months of 2002 were $92.6 million. Gross gains of $1.2 million were realized on these sales.

Note 10.     Allowance for Loan and Lease Losses

      The allowance for loan and lease losses is established through a provision charged to expense and is maintained at a level that we believe is sufficient to cover estimated probable losses in the portfolio. In determining the level of the allowance for loan and lease losses, we evaluate specific credits and the portfolio in general using several methods that include historical performance, collateral values, cash flows and analysis of current economic conditions. This evaluation culminates with a judgment on the probability of collection based on existing and probable near term events. The underwriting of new credits may be changed or modified depending on the results of these ongoing evaluations. Discontinued lending operations receive the same scrutiny as ongoing operations but do not have the additional risk inherent in accepting new business. Our methodology provides for three allowance components. The first component represents allowance for loans and leases that are individually evaluated. The second component represents allowance for groups of homogeneous loans and leases that currently exhibit no identifiable weaknesses and are collectively evaluated. We determine the allowance for these groups of loans and leases based on factors such as prevailing economic conditions, historical loss experience, asset concentrations, levels and trends of classified assets, and loan and lease delinquencies. The last component is an unallocated allowance which is based on factors that are not necessarily associated with a specific credit, group of loans or leases or loan or lease category. These factors include an evaluation of economic conditions in areas where we lend money, loan and lease concentrations, lending policies or underwriting procedures, and trends in delinquencies and nonperforming assets. The unallocated allowance reflects our efforts to ensure that the overall allowance appropriately reflects the probable losses inherent in the loan and lease portfolio.

      The allowance for losses on loans and leases at June 30, 2002 was $38.9 million as compared to $49.8 million at December 31, 2001. The decrease in the allowance for loan and lease losses at June 30, 2002, as compared to December 31, 2001, was primarily related to net charge-offs in excess of loan loss provision expense during the three- and six-month periods ended June 30, 2002. During 2001 and the first six months of 2002, the allowance for loan and lease losses decreased as we transferred and subsequently sold loans from our held-for-investment portfolio to our held-for-sale portfolio. During 2001, the transfer of loans from held-for-investment to held-for-sale resulted in a $53.6 million reduction to the allowance for loan and lease losses related to mark-to-market adjustments on these loans, consisting of $48.8 million in net reductions related to the sale of franchise loans and $4.8 million related to home equity loans. During the first six months of 2002, the transfer of loans from held-for-investment to held-for-sale resulted in a $1.8 million reduction in the allowance for loan and lease losses related to the sale and payoff of franchise and other commercial loans.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the changes in the allowance for losses on loans and leases for the periods indicated:

	Three Months	Six Months
	Ended	Ended	Year Ended
	June 30,	June 30,	December 31,
	2002	2002	2001

	(Dollars in thousands)
Beginning balance	$46,151	$49,791	$73,738
Transfers of loans to held-for-sale	(1,836)	(1,836)	(53,606)
Charge-offs:
Mortgage	—	—	(1,488)
Home equity loans and lines of credit	(265)	(836)	(10,296)
Auto	(1,300)	(2,372)	(3,809)
Asset-based loans, syndicated loans, factored receivables and commercial leases	(4,567)	(6,150)	(9,397)
Franchise	(3,824)	(10,063)	(24,197)
Business	(53)	(66)	(2,509)

	(10,009)	(19,487)	(51,696)
Recoveries:
Mortgage	—	—	283
Home equity loans and lines of credit	143	325	4,602
Auto	558	857	1,526
Asset-based loans, syndicated loans, factored receivables and commercial leases	289	715	2,479
Franchise	48	48	196
Business	1	32	379

	1,039	1,977	9,465
Net charge-offs	(8,970)	(17,510)	(42,231)
Provision for losses on loans and leases	3,600	8,500	71,890

Ending balance	$38,945	$38,945	$49,791

Net charge-offs to average loans and leases (annualized)	1.47%	1.44%	1.51%

Note 11.     Commitments and Contingencies

Litigation

      On June 25, 2002, the Company and the Bank entered into a settlement agreement with JP Morgan Chase Bank (“JP Morgan Chase”), successor by merger to Morgan Guaranty Trust Company of New York (“Morgan Guaranty”) relating to the complaint filed on November 9, 2000, in the U.S. District Court, Southern District of New York, against Bay View Franchise Mortgage Acceptance Company.

      Throughout 1999, the former Franchise Mortgage Acceptance Company originated approximately $80.5 million in loans (“Loans”) to a group of borrowers consisting of Cimm’s Incorporated and its affiliates. Prior to its acquisition by the Company in 1999, FMAC sold approximately $57 million of the Loans to Morgan Guaranty. In early 2001, the Company’s Board appointed a new management team that implemented a strategic plan to exit non-core businesses and refocus on its banking operations in Northern California. As

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

part of that strategy, the Company and the Bank sold BVFMAC and signed a specific agreement to indemnify BVFMAC with respect to the claim, which was pending at the time of the sale.

      Without admitting the truth of the allegations raised in the claim, the Bank agreed to pay to JP Morgan Chase consideration consisting of the transfer of non-performing loans held by the Bank along with a cash payment of $1.1 million, in exchange for which JP Morgan Chase agreed to release all claims against BVFMAC, the Bank and the Company relating to the sale of the Loans.

      The settlement resulted in a $13.1 million pre-tax charge to earnings recorded in the second quarter; and the removal of approximately $12 million of non-performing loans from the Company’s consolidated balance sheet.

      We are involved as plaintiff or defendant in various other legal actions and are occasionally exposed to unasserted claims arising in the normal course of business. In the opinion of management, after consultation with counsel, the resolution of these other legal actions will not have a material adverse effect on our consolidated financial condition or results of operations.

Note 12.     Accounting for Goodwill and Other Intangible Assets

      As of January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which requires that certain goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be tested for impairment at least annually. As of January 1, 2002, the amortization of the existing goodwill ceased and amortization of the other identifiable assets with definite useful lives continue to be amortized.

      In accordance with Statement No. 142, the effect of this accounting change is reflected prospectively. Supplemental comparative disclosure as if the change had been retroactively applied to the prior year period is as follows:

	For the		For the
	Three Months Ended,		Six Months Ended,

	June 30,	June 30,	June 30,	June 30,
	2002	2001	2002	2001

	(Amounts in thousands, except per share amounts)
Reported net earnings (loss)	$(4,082)	$(95,350)	$2,832	$(103,316)
Goodwill amortization, net of tax	—	1,539	—	3,172

Adjusted net earnings (loss)	$(4,082)	$(93,811)	$2,832	$(100,144)

Reported basic earnings (loss) per share	$(0.07)	$(2.11)	$0.05	$(2.65)
Goodwill amortization	—	0.03	—	0.08

Adjusted basic earnings (loss) per share	$(0.07)	$(2.08)	$0.05	$(2.57)

Reported diluted earnings (loss) per share	$(0.07)	$(2.11)	$0.04	$(2.65)
Goodwill amortization	—	0.03	—	0.08

Adjusted diluted earnings (loss) per share	$(0.07)	$(2.08)	$0.04	$(2.57)

      For the six-month period ending June 30, 2002, no goodwill or intangible assets were acquired, impaired, and/or written off. Goodwill of $6.5 million related to the San Mateo-based factoring business was realized as a result of the sale of this unit on June 5, 2002.

      The Company completed the first step of the transitional goodwill impairment test as of June 30, 2002. This test compared the fair value of each one of the Company’s reporting units with its respective carrying amount, including goodwill. The Company established the fair value of each of the reporting units through

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determination of the amount at which the reporting unit could be bought or sold in a current transaction between willing parties, or if this information was not available, through the utilization of discounted cash flows and relative market multiples for comparable businesses. As a result of the first step of the transitional goodwill impairment test, the Company determined goodwill related to all of its reporting units, excluding the Asset-Based Lending reporting unit, were not expected to be impaired. The step one test indicated there might be potential impairment related to the $15.7 million of goodwill recorded at June 30, 2002 in the Asset-Based Lending unit of our Commercial Finance Group. This reporting unit is reported as part of the Commercial Platform. The transitional provisions of Statement No. 142 allows the Company to perform the second step of the goodwill impairment test by December 31, 2002 to measure the actual amount of any impairment loss related to this reporting unit. According to Statement No. 142, any impairment determined by completing the second step of the test would be recorded effective January 1, 2002 as an effect of a change in accounting principle.

      Amortization expense related to intangible assets with definite useful lives, core-deposit intangibles, was $0.3 million for the second quarter of 2002. At June 30, 2002, the core-deposit intangibles gross carrying value, accumulated amortization, and net carrying value was $12.4 million, $8.0 million and $4.4 million, respectively. Amortization expense related to the carrying amount of core-deposit intangibles at June 30, 2002 is approximately $0.7 million for the remainder of the year ending December 31, 2002, $0.8 million annually for the years ending December 31, 2003 through 2006, and $0.6 million for the year ending December 31, 2007.

Note 13.     Segment and Related Information

      We have two operating segments that we refer to as business platforms. The platforms were determined primarily based upon the characteristics of our interest-earning assets and their respective distribution channels and reflect the way that we monitor, measure and evaluate our primary business activities. Our platforms are as follows:

      A Retail Platform which is comprised of single-family real estate loans, home equity loans and lines of credit, auto loans and leases, mortgage-backed securities and other investments, and consumer banking products and services. The Retail Platform’s revenues are derived from customers throughout the United States.

      A Commercial Platform which is comprised of multi-family and commercial real estate loans, franchise loans, franchise asset-backed securities, asset-based loans, syndicated loans, factored receivables and commercial leases, and business banking products and services. The Commercial Platform’s revenues are derived from customers throughout the United States.

      Each of our business platforms contributes to our overall operations. We evaluate the performance of our segments based upon contribution by platform. Contribution by platform is defined as each platform’s net interest income and noninterest income less each platform’s allocated provision for losses on loans and leases, direct general and administrative expenses, including certain expense allocations, and other noninterest expense, including the amortization of intangible assets.

      In computing net interest income by platform, the interest expense associated with our warehouse lines, which were used primarily to fund franchise loans held-for-sale during 2001, was allocated directly to the Commercial Platform. The interest expense associated with our remaining funding sources, including the noninterest expense associated with our 9.76% Capital Securities, is allocated to each platform on a pro-rata basis determined by the relative amount of average interest-bearing liabilities, excluding warehouse lines, that are required to fund the platform’s interest-earning assets.

      The Retail Platform incurs the direct general and administrative expenses related to operating our branch network which serves primarily to generate deposits used to fund interest-earning assets in the Retail and

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Commercial Platforms. A portion of these direct general and administrative expenses is allocated to the Commercial Platform based upon the relative amount of average interest-bearing liabilities that are required to fund the platform’s interest-earning assets.

      All indirect general and administrative expenses not specifically identifiable with, or allocable to, our business platforms are included in indirect corporate overhead. Indirect corporate overhead includes expenses associated with our administrative and support functions.

      The following tables illustrate each platform’s contribution for the periods indicated. The tables also illustrate the reconciliation of total contribution by platform to our consolidated net income (loss) for the periods indicated. Reconciling items generally include indirect corporate overhead and income taxes.

	For the Three Months Ended June 30, 2002

	Retail	Commercial	Total

	(Dollars in thousands)
Interest income	$23,282	$29,201	$52,483
Interest expense	(11,729)	(7,307)	(19,036)
Provision for losses on loans and leases	(494)	(3,106)	(3,600)
Noninterest income	23,175	2,225	25,400
Direct general and administrative expenses	(22,504)	(2,731)	(25,235)
Allocation of branch network general and administrative expenses	7,204	(7,204)	—
Litigation settlement expense	—	(13,100)	(13,100)
Leasing expenses	(16,066)	—	(16,066)
Dividend expense on Capital Securities	(1,430)	(1,196)	(2,626)
Real estate owned operations including provision for losses, net	—	(328)	(328)
Amortization of intangible assets	(331)	—	(331)

Contribution by platform	$1,107	$(3,546)	$(2,439)

Indirect corporate overhead			(5,301)
Income tax benefit			3,658

Net loss			$(4,082)

At June 30, 2002:
Interest-earning assets plus operating lease assets	$1,840,591	$1,503,585	$3,344,176

Noninterest-earning assets			408,119

Total assets			$3,752,295

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Three Months Ended June 30, 2001

	Retail	Commercial	Total

	(Dollars in thousands)
Interest income	$40,244	$43,851	$84,095
Interest expense	(31,761)	(22,590)	(54,351)
Provision for losses on loans and leases	(1,600)	(50,833)	(52,433)
Noninterest income (expense)	28,708	(20,657)	8,051
Direct general and administrative expenses	(27,238)	(7,406)	(34,644)
Allocation of branch network general and administrative expenses	6,879	(6,879)	—
Restructuring expenses	(4,998)	(5,028)	(10,026)
Revaluation of franchise-related assets	(2,733)	(50,350)	(53,083)
Leasing expenses	(27,286)	—	(27,286)
Dividend expense on Capital Securities	(1,325)	(962)	(2,287)
Real estate owned operations including provision for losses, net	(9)	—	(9)
Amortization of intangible assets	(2,076)	(728)	(2,804)

Contribution by platform	$(23,195)	$(121,582)	$(144,777)

Indirect corporate overhead			(10,062)
Income tax benefit			59,489

Net loss			$(95,350)

At June 30, 2001:
Interest-earning assets plus operating lease assets	$1,931,453	$1,833,502	$3,764,955

Noninterest-earning assets			579,953

Total assets			$4,344,908

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Six Months Ended June 30, 2002

	Retail	Commercial	Total

	(Dollars in thousands)
Interest income	$47,230	$58,946	$106,176
Interest expense	(24,302)	(15,283)	(39,585)
Provision for losses on loans and leases	53	(8,553)	(8,500)
Noninterest income	47,975	3,607	51,582
Direct general and administrative expenses	(45,138)	(5,765)	(50,903)
Allocation of branch network general and administrative expenses	14,338	(14,338)	—
Litigation settlement expense	—	(13,100)	(13,100)
Leasing expenses	(31,073)	—	(31,073)
Dividend expense on Capital Securities	(2,838)	(2,361)	(5,199)
Real estate owned operations including provision for losses, net	—	(1,072)	(1,072)
Amortization of intangible assets	(662)	—	(662)

Contribution by platform	$5,583	$2,081	$7,664

Indirect corporate overhead			(10,425)
Income tax benefit			5,593

Net income			$2,832

	For the Six Months Ended June 30, 2001

	Retail	Commercial	Total

	(Dollars in thousands)
Interest income	$83,761	$94,793	$178,554
Interest expense	(66,581)	(49,745)	(116,326)
Provision for losses on loans and leases	(5,609)	(54,124)	(59,733)
Noninterest income (expense)	60,661	(10,503)	50,158
Direct general and administrative expenses	(50,034)	(15,050)	(65,084)
Allocation of branch network general and administrative expenses	14,027	(14,027)	—
Restructuring expenses	(4,998)	(5,028)	(10,026)
Revaluation of franchise-related assets	(2,733)	(67,295)	(70,028)
Leasing expenses	(45,043)	—	(45,043)
Dividend expense on Capital Securities	(2,609)	(1,966)	(4,575)
Real estate owned operations including provision for losses, net	9	—	9
Amortization of intangible assets	(4,214)	(1,458)	(5,672)

Contribution by platform	$(23,363)	$(124,403)	$(147,766)

Indirect corporate overhead			(15,039)
Income tax benefit			59,489

Net loss			$(103,316)

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14.     Subsequent Events

      On July 22, 2002, Bay View Bank executed a definitive agreement with U.S. Bank National Association, a wholly owned subsidiary of U.S. Bancorp, pursuant to which U.S. Bank will purchase and assume Bay View Bank’s deposits, branches and branch and service center operations, as well as approximately $373.0 million of single family, home equity and commercial loans. The Company is guaranteeing all obligations of Bay View Bank under the agreement.

      At closing of the transaction, U.S. Bank will pay Bay View Bank the sum of: (i) a 14% deposit premium (based upon the average daily balances of deposits for the 30 calendar days ending on the business day prior to the closing date) plus $5.0 million, (ii) the principal amount of the loans being sold less a loan loss reserve of approximately $2.3 million, (iii) the net book value of real property and personal property utilized by the branches and improvements thereto and (iv) the face amount of coins and currency. Bay View Bank will pay to U.S. Bank at closing an amount equal to the deposits being assumed by U.S. Bank, net of the amounts payable by U.S. Bank to Bay View Bank as described in the preceding sentence. The amounts paid at closing will be subject to post-closing adjustments based upon a balance sheet as of the closing date prepared after closing by U.S. Bank and subject to Bay View Bank’s review and in the event of any breaches of the representations and warranties of Bay View Bank.

      Closing will occur on the first day of the next month following the date on which all conditions to closing are satisfied or waived. Conditions to U.S. Bank’s obligation to close include: (i) the continued accuracy of representations and warranties of Bay View Bank, as well as their compliance with their respective covenants, (ii) receipt of required approvals from federal banking regulatory agencies, (iii) approval by the Company’s stockholders of the agreement and the Company’s plan to convert the Company’s assets to cash and make distributions to stockholders, (iv) completion by Bay View Bank of additional asset sales, or otherwise securing financing, in order to fund U.S. Bank’s assumption of the deposits at closing, (v) there not having occurred any event or condition that would have a material adverse effect on Bay View Bank and (vi) delivery of specified opinions and third-party consents.

      Bay View Bank also executed a definitive agreement with U.S. Bank pursuant to which Bay View Bank will provide deposit operations, cash management and loan accounting services with respect to the loans being sold from the closing date until May 14, 2003, subject to possible extension until not later than July 31, 2003.

      On July 22, 2002, Bay View Bank also executed a definitive agreement with Washington Mutual Bank, FA pursuant to which Washington Mutual will purchase approximately $1.0 billion of multifamily and commercial real estate loans from Bay View Bank.

      At closing, Washington Mutual will pay to Bay View Bank the aggregate principal amount of the loans plus 25 basis points. Bay View Bank is also entitled to receive accrued interest for each loan from the date last paid through the closing date plus the amount of outstanding reimbursable advances as of the closing date. The purchase price will be reduced by any environmental insurance policy premium payable by Washington Mutual for environmental insurance coverage with respect to specified loans.

      The agreement with Washington Mutual provides that the entire amount of the purchase price will be paid at closing except for $25.0 million, which will be held back and accrue interest at the three-month certificate of deposit rate quoted by Washington Mutual on the closing date. This amount will be payable to Bay View Bank as follows: (i) $10.0 million on September 4, 2002; (ii) $5.0 million on October 3, 2002; (iii) $3.0 million on November 5, 2002 and (iv) $7.0 million on December 27, 2002. Each such payment is subject to the condition that there then exists no payment default or material non-payment default by Bay View Bank under a related agreement between Washington Mutual and Bay View Bank pursuant to which Bay View Bank will provide servicing functions for the loans being sold from the closing date until an agreed upon date not later than 120 days subsequent to the closing date. A further condition to the final payment of $7.0 million is Bay View Bank’s compliance with its obligation to correct specified loan document deficiencies.

BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On August 6, 2002, our Board of Directors approved a plan of dissolution and stockholder liquidity whereby in addition to the U.S. Bank and Washington Mutual transactions, we intend to sell our remaining assets in an orderly manner and to collect all additional monies owed to us. We will then pay or make adequate reserves for the payment of all of our liabilities and obligations, including all expenses related to the sale of our assets and the plan of dissolution and stockholder liquidity. Pursuant to our plan, we will make one or more liquidating distributions to our stockholders, representing the net proceeds of the dissolution.

      We expect to hold a special meeting of our stockholders to approve the purchase and assumption agreement with U.S. Bank and our plan of dissolution and stockholder liquidity.

APPENDIX A

BAY VIEW CAPITAL CORPORATION

PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY

THIS PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY (THE “PLAN”) IS INTENDED TO ACCOMPLISH THE DISSOLUTION AND COMPLETE LIQUIDATION OF BAY VIEW CAPITAL CORPORATION, A DELAWARE CORPORATION (THE “COMPANY”), IN ACCORDANCE WITH SECTION 275 AND OTHER APPLICABLE PROVISIONS OF THE GENERAL CORPORATION LAW OF DELAWARE (“DGCL”) AND SECTION 331 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

      1.     Approval and Adoption of the Plan by the Board of Directors. The Company’s Board of Directors (the “Board”) has adopted the Plan and called a meeting of the holders of the Company’s common stock, par value $.01, (the “Stockholders”) to take action on the Plan.

      2.     Approval of the Plan by the Stockholders. If the Plan is approved by the Stockholders, the Plan shall constitute the adopted Plan of the Company as of the date on which such Stockholder approval is obtained (the “Adoption Date”). The Company shall file a certificate of dissolution (“Certificate of Dissolution”) with the Secretary of State of the State of Delaware in accordance with the DGCL immediately after the Adoption Date; provided, however, that the Board is authorized, in its absolute discretion as it deems necessary, appropriate or advisable, to delay the filing of the Certificate of Dissolution until after the Company has sold or otherwise transferred such of its assets as the Board shall in its discretion determine. The dissolution shall be effective upon the filing of the Certificate of Dissolution (the “Effective Date”).

      3.     Dissolution and Liquidation Period. Following the Effective Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, including any liquidation of its subsidiaries, and distribute its assets in accordance with this Plan. Further, after the Effective Date, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable to maximize the value of the Company’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law. Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law:

(a) The cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL;

(b) The negotiation and consummation of sales of all of the assets and properties of the Company by the Company’s officers, insofar and on such terms as the Board deems such sales to be necessary, appropriate or advisable;

(c) In accordance with Section 281(b) of the DGCL, the payment and discharge of, or provision as will be reasonably likely to provide sufficient compensation for:

(i) all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Company;

(ii) any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party; and

(iii) claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the company within ten years after the Effective Date.

(d) The distribution of remaining funds of the Company and the remaining unsold assets of the Company, if any, to its stockholders.

      4.     Authority of Officers and Directors. After the Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Delaware law. The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan by holders of a majority of the outstanding shares of common stock shall constitute the approval of the Company’s Stockholders of the Board’s authorization of the payment of any such compensation.

      The adoption of the Plan by the Company’s Stockholders shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character which the Board or such officers deem necessary, appropriate or advisable: (i) to sell, dispose, convey, transfer and deliver the assets of the Company, (ii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 281(b) of the DGCL, (iii) to distribute all of the remaining funds of the Company and any unsold assets of the Company to the Company’s stockholders and (iv) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business.

      5.     Conversion of Assets into Cash or Other Distributable Form. Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible and whether before or after the Effective Date, proceed to collect all sums due or owing to the Company, to sell and convert into cash any and all corporate assets and, out of the assets of the Company, to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 3 above, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan.

      6.     Contingency Reserve. If, and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount (the “Contingency Reserve”) for the payment of expenses and liabilities, including expenses in connection with completion of the Plan.

      7.     Professional Fees and Expenses. It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its Certificate of Incorporation and Bylaws or the DGCL or otherwise.

      (a) In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

      8.     Indemnification. The Company shall continue to indemnify its officers and directors, in accordance with its Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder.

      9.     Liquidating Trust. The Board may, if the Board, in its absolute discretion deems it necessary, appropriate or desirable, establish a liquidating trust (the “Liquidating Trust”) and transfer assets and liabilities of the Company to the Liquidating Trust for the purposes of prosecuting and defending suits, by or against the Company, enabling the Company to settle and close its business, to dispose of and convey the property of the Company, to discharge the liabilities of the Company and to distribute to the Company’s stockholders any remaining assets. The Board shall determine, in its absolute discretion, whether and when to transfer all of the Company’s remaining assets to the Liquidating Trust; provided, however, if all of the Company’s assets are not distributed within three years of the Effective Date, the Company shall transfer all of its remaining assets, including any Contingency Reserves, to the Liquidating Trust.

      (a) The Liquidating Trust may be established by agreement with one or more Trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more Trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. In the alternative, the Board may petition the Delaware Court of Chancery for the appointment of one or more Trustees to conduct the liquidation of the Company subject to the supervision of the Court. Whether appointed by an agreement or by the Court, the Trustees shall in general be authorized to take charge of the Company’s property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

      10.     Liquidating Distributions. Liquidating distributions, in cash or in kind, shall be made from time to time after the Effective Date, as provided in Section 3, to the Stockholders, pro rata in accordance with the respective number of shares then held of record; provided, that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company, including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company. All determinations as to the time for and the amount and kind of distributions to stockholders shall be made in the exercise of the absolute discretion of the Board and in accordance with Section 281(b) of the DGCL.

      (a) Any assets distributable to any creditor or stockholder of the Company who is unknown or cannot be found, or who is under a disability and for whom there is no legal representative, shall escheat to the state or be treated as abandoned property pursuant to applicable state laws.

      (b) The distributions to the Stockholders shall be in complete redemption and cancellation of all of the outstanding common stock. As a condition to receipt of any distribution to the Stockholders, the Board or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of the distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with a surety bond or other security or indemnity as may be required by and satisfactory to the Board or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Stockholders, the Board or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock no later than the date on which the Company files its Certificate of Dissolution (as defined in Section 9) under the DGCL (following any post-dissolution continuation period which may be applicable), and thereafter certificates representing the Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law.

      11.     Abandonment of the Plan. If for any reason the Board determines that such action would be in the best interests of the Company and its stockholders, it may abandon the dissolution, the Plan and the transactions contemplated hereby, notwithstanding stockholder approval, to the extent permitted by the DGCL. Upon such abandonment, the dissolution and the Plan shall be void.

      12.     Liquidation under Section 331. It is intended that this Plan shall be a plan of complete liquidation within the terms of Section 331 of the Code. The Plan shall be deemed to authorize such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of said Section 331.

      13.     Filing of Tax Forms. The appropriate officer of the Company is authorized and directed, within 30 days after the date of adoption of the Plan, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be appropriate in connection with this Plan and the carrying out thereof.

      14.     Board Authorization. The Board is authorized, without further action by the Company’s Stockholders, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

      15.     Timing of Distribution. Whether or not a Trust shall have been previously established under Section 7, in the event it should not be feasible for the Company to make the final distribution to the Stockholders of all assets and properties of the Company before the third anniversary of the Adoption Date then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as described in Section 7.

      16.     Stockholder Consent to Sale of Assets. Adoption of this Plan by Stockholders holding a majority of the outstanding common stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition in liquidation of all of the business, property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are dependent on adoption of this Plan.

      17.     Modification or Abandonment of the Plan. Notwithstanding authorization of or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the DGCL.

APPENDIX B

PURCHASE AND ASSUMPTION AGREEMENT

by and between
U.S. BANK NATIONAL ASSOCIATION
and
BAY VIEW BANK

Dated as of July 22, 2002

PURCHASE AND ASSUMPTION AGREEMENT

B-i

B-ii

B-iii

      THIS PURCHASE AND ASSUMPTION AGREEMENT (this “AGREEMENT”) is entered into as of July 22, 2002, by and between U.S. BANK NATIONAL ASSOCIATION, a national bank organized under the laws of the United States of America (“PURCHASER”), and BAY VIEW BANK, a national bank organized under the laws of the United States of America (“SELLER”).

WITNESSETH:

      WHEREAS, Seller wishes to sell certain of its assets, deposits, and other specified liabilities to Purchaser upon the terms and subject to the conditions set forth herein;

      WHEREAS, Purchaser wishes to purchase such assets and assume such deposits and such certain specified liabilities upon the terms and subject to the conditions set forth herein;

      WHEREAS, Seller has entered into a definitive agreement with Washington Mutual Bank, FA with respect to the sale of certain multi-family and commercial loan portfolios (the “OTHER TRANSACTION”);

      WHEREAS, concurrently with the execution and delivery hereof, and as a condition to Purchaser’s willingness to enter into this Agreement, Bay View Capital Corporation, a corporation organized under the laws of the State of Delaware and holder of all of the issued and outstanding shares of capital stock of Seller (“PARENT”), has agreed fully and unconditionally to guarantee the representations, warranties, covenants, agreements and other obligations of Seller herein (the “GUARANTEE”), which Guarantee is set forth as Exhibit A hereto; and

      WHEREAS, in order to facilitate an orderly transition, Seller and Purchaser are, simultaneously herewith, entering into an agreement under which Seller will provide certain deposit operations, cash management and loan accounting services to Purchaser for the consideration specified therein until May 14, 2003, subject to possible extension as provided therein, which agreement is set forth as Exhibit B hereto (the “TRANSITION AND SERVICES AGREEMENT”);

      NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

      SECTION 1.1     Certain Definitions.

      (a) The terms set forth below are used herein with the following meanings:

      “ACH” shall have the meaning set forth in Section 4.3.

      “ACQUISITION PROPOSAL” shall have the meaning set forth in Section 11.3(c).

      “ADJUSTMENT PAYMENT DATE” shall have the meaning set forth in Section 3.3(c).

      “AFFILIATE” shall mean, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such first Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “AGREEMENT” shall have the meaning set forth in the preamble.

      “APPRAISER” shall have the meaning set forth in Section 8.18.

      “ASSIGNMENT AND ASSUMPTION AGREEMENT” shall have the meaning set forth in Section 3.2(b)(3).

      “ASSIGNMENT AND ASSUMPTION OF LEASES” shall have the meaning set forth in Section 3.2(b)(4).

      “ASSIGNMENT AND ASSUMPTION OF TENANT LEASE” shall have the meaning set forth in Section 3.2(b)(5).

      “ASSUMED CONTRACTS” shall have the meaning set forth in Section 2.6.

      “ATMS” shall have the meaning set forth in Section 2.1(a)(2).

      “ATM LEASES” shall have the meaning set forth in Section 2.1(a)(2).

      “AVERAGE DEPOSIT BALANCE” shall mean the average of the daily balances of the Deposits (not including (a) Deposits that would become subject to escheat pursuant to applicable law in the calendar year in which the Closing occurs in the absence of further contact by the holder of such Deposit or its representative, (b) collateralized Deposits, (c) municipal Deposits, (d) Brokered Deposits, (e) Certificates of Deposit that are in denominations of $100,000 or more, except for those Certificates of Deposit set forth on Schedule 1.1(a), an update to which schedule shall be delivered to Purchaser by Seller not less than two (2) Business Days prior to the Closing Date, provided that such Schedule shall not include any Certificates of Deposit that are Brokered Deposits, and (f) the Excluded IRA/ Keogh Plan Deposits) for the thirty (30) calendar days ending the Business Day before the Closing Date.

      “BENEFIT PLANS” shall have the meaning set forth in Section 6.8(b).

      “BRANCH LEASES” shall have the meaning set forth in Section 2.1(a)(2).

      “BRANCH BANKING OPERATIONS” shall mean the business of Seller conducted through the Branches relating to Deposits and other Transferred Liabilities and Transferred Assets.

      “BRANCH EMPLOYEES” shall have the meaning set forth in Section 8.16(b).

      “BRANCHES” shall have the meaning set forth in Section 2.1(a)(2).

      “BROKERED DEPOSITS” shall mean (a) “brokered deposits” within the meaning of 12 C.F.R. Section 337.6 and (b) deposits that are of the type having risk characteristics similar to “brokered deposits” as contemplated by the Joint Agency Advisory on Brokered and Rate Sensitive Deposits, dated May 11, 2001, of the Board of Governors of the Federal Reserve System, FDIC, OCC and Office of Thrift Supervision.

      “BUSINESS DAY” shall mean any day other than a Saturday, a Sunday or a day on which banks in the States of California or Minnesota are authorized or required to close for regular banking business.

      “CLAIM LIMITATION ANNIVERSARY” shall have the meaning set forth in Section 5.3(a).

      “CLOSING” shall have the meaning set forth in Section 3.1.

      “CLOSING DATE” shall have the meaning set forth in Section 3.1.

      “CLOSING STATEMENT” shall have the meaning set forth in Section 3.2(b)(9).

      “COBRA” shall mean the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

      “CODE” shall mean the Internal Revenue Code of 1986, as amended.

      “COINS AND CURRENCY” shall mean all petty cash, foreign currency, vault cash, teller cash, ATM cash, travelers’ checks and prepaid postage located at the Real Property or the Leased Premises as of the Effective Time.

      “COMPARABLE EMPLOYMENT” shall mean a position at the same base pay with similar, but not necessarily identical, duties and responsibilities (e.g., reporting relationships may differ) and a workplace that is not more than twenty-five (25) highway miles (one-way) from the Employee’s current workplace.

      “CONFIDENTIALITY AGREEMENT” shall mean the Confidentiality Agreement, dated as of February 20, 2002, between Credit Suisse First Boston Corporation, solely as representative of Parent, and Purchaser.

      “CONVERSION” shall have the meaning set forth in Section 4.1(a).

      “CRA” shall mean the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, as amended.

      “DEFECT” shall have the meaning set forth in Section 2.4(c).

      “DEFECT REDUCTION AMOUNT” shall have the meaning set forth in Section 2.8.

      “DEPOSIT LIABILITIES” shall mean all of Seller’s rights, duties, obligations and liabilities relating to the Deposits (including accrued but unpaid or uncredited interest thereon and uncollected funds related thereto), but excluding (a) deposit liabilities with respect to Deposits of Affiliates of Seller, (b) deposit liabilities that, by law or contract, cannot either be transferred by Seller or assumed by Purchaser, including the Excluded IRA/ Keogh Plan Deposits, and (c) those Brokered Deposits set forth on Schedule 1.1(b), which Schedule 1.1(b) may be supplemented from time to time following the date hereof upon mutual agreement of the parties.

      “DEPOSITS” shall mean all deposits (as defined in 12 U.S.C. Section 1813(l)) booked at a Branch and made with Seller as of the Effective Time or otherwise relating to the Branch Banking Operations and assumed by Purchaser hereunder, including consumer, business and commercial and private client (a) demand deposits, (b) interest checking accounts, (c) money market accounts, (d) savings deposits, (e) time deposits, (f) time deposits that are in denominations of $100,000 or more, (g) deposits relating to debit cards and ATM cards, (h) IRA deposit liabilities, and (i) Keogh Plan deposit liabilities, including in each case all accrued but unpaid or uncredited interest and fees thereon and uncollected funds related thereto.

      “EFFECTIVE TIME” shall have the meaning set forth in Section 3.1.

      “EMPLOYEE” shall mean each individual principally employed by Seller or any of its Affiliates in connection with the Branch Banking Operations.

      “ENVIRONMENTAL DEFECT NOTICE” shall have the meaning set forth in Section 2.5(c).

      “ENVIRONMENTAL LAW” shall mean any federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, (a) relating to the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended, from time to time, including the following U.S. federal environmental laws: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act, the Water Pollution Control Act of 1972, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Solid Waste Disposal Act, the Toxic Substances Control Act and Insecticide, Fungicide and Rodenticide Act, each as amended.

      “ENVIRONMENTAL LIABILITIES” means any action, lawsuit, claim, proceeding, investigation, demand, response, damages (including natural resources damages), fine, penalty, judgment, award, settlement, loss, cost or expense (including any financial responsibility for any cleanup costs or corrective actions, including any investigation, cleanup, removal, containment, remedial or other response action, whether or not such action has been required or requested by any Governmental Authority) (including reasonable attorneys’ and consultants’ fees) relating to or arising out of or under (a) any Environmental Law, (b) the release or threatened release of any Hazardous Substances, or (c) any other environmental, health, or safety matters or conditions (including on-site and off-site release or contamination and matters relating to occupational safety and health). For purposes of this definition, the terms “removal,” “remedial,” “release” and “response action”

shall include those activities covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

      “EXCLUDED ASSETS” shall have the meaning set forth in Section 2.1(b).

      “EXCLUDED IRA/ KEOGH PLAN DEPOSITS” shall have the meaning set forth in Section 8.19(a).

      “EXCLUDED LIABILITIES” shall have the meaning set forth in Section 2.2(c).

      “EXISTING ENVIRONMENTAL REPORTS” shall have the meaning set forth in Section 2.5(a).

      “FDIC” shall mean the Federal Deposit Insurance Corporation.

      “FEDERAL FUNDS RATE” shall mean the average of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal during the period the rate is applied, adjusted as such average may increase or decrease during such period.

      “GENERAL CONVERSION DATE” shall have the meaning set forth in the Transition and Services Agreement.

      “GOVERNMENTAL AUTHORITY” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

      “GUARANTEE” shall have the meaning set forth in the recitals.

      “HAZARDOUS SUBSTANCE” shall mean any waste, emission, material or substance (including gases, liquids and solids) defined or identified as toxic, hazardous or dangerous in (or for the purposes of), or which is regulated under, any Environmental Law, including asbestos, asbestos-containing materials, radon gas, urea formaldehyde foam insulation, polychlorinated biphenyls, and oil or petroleum products and by-products.

      “IRA” shall mean an individual retirement account as specified in Section 408 and 408A of the Code.

      “KEOGH PLAN” shall mean an employee pension plan covering self-employed individuals.

      “LANDLORD CONSENTS” shall have the meaning set forth in Section 8.8.

      “LEASED BRANCHES” shall have the meaning set forth in Section 2.1(a)(2).

      “LEASED PREMISES” shall have the meaning set forth in Section 2.1(a)(2).

      “LETTER OF CREDIT CUSTOMER” shall mean an obligor under a Purchased Loan or Reimbursement Agreement for whose account a Letter of Credit was issued.

      “LETTER OF CREDIT DISBURSEMENT” shall mean an amount equal to the sum of (a) the amount drawn under any Letter of Credit in connection with a Request plus (b) all reasonable and customary out-of-pocket charges and expenses that Seller may pay or incur relative to such Request that are chargeable to the Letter of Credit Customer under the related Reimbursement Agreement.

      “LETTERS OF CREDIT” shall mean (a) each letter of credit or banker’s acceptance listed on Schedule 8.20, (b) each letter of credit or banker’s acceptance issued by Seller in connection with a Purchased Loan between the date of Schedule 8.20 and the Closing Date and in compliance with Section 8.3, and (c) any letter of credit or banker’s acceptance applied for by a customer of Seller (but not yet issued by Seller) as of the Effective Time. To the extent Purchaser shall assume (and Seller has been released from) any Letter of Credit or Purchaser has issued a replacement letter of credit, whether on or after the day on which the related Purchased Loan is purchased by Purchaser pursuant to the terms hereof, each as described in Section 8.20, the assumed or replaced Letter of Credit shall no longer be deemed a “Letter of Credit” hereunder.

      “LIENS” shall have the meaning set forth in Section 6.5.

      “LOAN LOSS RESERVE ADJUSTMENT AMOUNT” shall mean the sum (which sum and any of the quantities contemplated by any of clauses (a), (b), (c) or (d) of this definition may be a positive or negative number) of (a) 0.0021 times the difference of (1) the outstanding aggregate principal amount, net of charge-offs, as of the Effective Time of those Purchased Loans that are (or, if made or extended after the date hereof, would have been) classified as home equity loans on Seller’s books, minus (2) the outstanding aggregate principal amount, net of charge-offs, of such loans as of April 30, 2002 as previously disclosed to Purchaser, (b) 0.3597 times the difference of (1) the outstanding aggregate principal amount, net of charge-offs, as of the Effective Time of those Purchased Loans that are (or, if made or extended after the date hereof, would have been) classified as high-loan-to-value home equity loans on Seller’s books, minus (2) the outstanding aggregate principal amount, net of charge-offs, of such loans as of April 30, 2002 as previously disclosed to Purchaser, (c) 0.0237 times the difference of (1) the outstanding aggregate principal amount, net of charge-offs, as of the Effective Time of those Purchased Loans that are (or, if made or extended after the date hereof, would have been) classified as small business loans on Seller’s books, minus (2) the outstanding aggregate principal amount, net of charge-offs, of such loans as of April 30, 2002 as previously disclosed to Purchaser, and (d) 0.0307 times the difference of (1) the outstanding aggregate principal amount, net of charge-offs, as of the Effective Time of those Purchased Loans that are (or, if made or extended after the date hereof, would have been) classified as Overdrafts, CD-secured or other consumer loans on Seller’s books, minus (2) the outstanding aggregate principal amount, net of charge-offs, of such loans as of April 30, 2002 as previously disclosed to Purchaser.

      “LOAN LOSS RESERVE AMOUNT” shall mean the sum of (a) $2.3 million and (b) the Loan Loss Reserve Adjustment Amount.

      “LOAN PURCHASE AMOUNT” shall mean the aggregate principal amount of the Purchased Loans net of charge-offs, plus accrued and unpaid interest thereon (except with respect to Purchased Loans that are 90 days past due or classified by Seller as non-accrual) as of the Effective Time, minus the Loan Loss Reserve Amount.

      “LOSSES” shall mean losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) incurred or suffered by the indemnified party or its Affiliates in connection with the matters described in this Agreement, net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss.

      “MATERIAL ADVERSE ENVIRONMENTAL CONDITION” shall have the meaning set forth in Section 2.5(c).

      “NET BOOK VALUE” means the net book value as reflected in Seller’s books, determined in accordance with U.S. generally accepted accounting principles, consistently applied.

      “NEW PLANS” shall have the meaning set forth in Section 8.16(c).

      “OCC” shall mean the Office of the Comptroller of the Currency within the United States Department of the Treasury.

      “OLD PLANS” shall have the meaning set forth in Section 8.16(c).

      “ORDER” shall have the meaning set forth in Section 9.4.

      “ORIGINAL PRICE” shall have the meaning set forth in Section 3.3(d).

      “OTHER TRANSACTION” shall have the meaning set forth in the recitals.

      “OVERDRAFTS” shall mean overdrafts of the book balance of any accounts constituting Deposit Liabilities and all consumer lines of credit made available to customers of the Branches as a protection against overdrafts of such accounts.

      “OWNED BRANCH” shall have the meaning set forth in Section 2.1(a)(1).

      “OWNED OTHER FACILITY” shall have the meaning set forth in Section 2.1(a)(1).

      “PARENT” shall have the meaning set forth in the recitals.

      “PERMITTED ENCUMBRANCES” shall mean collectively (a) real property ad valorem Taxes for the year of Closing or any assessments, charges or Taxes not yet due and payable, (b) mechanics or materialmens liens incurred in the ordinary course or that relate to sums not yet due and payable, and that do not exceed $25,000 with respect to any Real Property, or $50,000 in the aggregate, or (c) zoning, building code and other use restrictions imposed by a Governmental Authority, a subdivision plat, or customary covenants, conditions, easements or restrictions for a community or mixed use development, in each case that do not interfere in any material respect with the use of the applicable Real Property operated in the manner it is currently operated.

      “PERSON” shall mean any individual, association, corporation, limited liability company, partnership, limited liability partnership, trust or any other entity or organization, including any Governmental Authority.

      “PERSONAL PROPERTY” shall mean the personal property of Seller located at the Real Property or the Leased Premises consisting of the furniture, fixtures, equipment, security systems, safe deposit boxes (exclusive of contents), vaults and other tangible personal property that are owned by Seller and are located on or affixed to the Real Property or the Leased Premises and all tenant improvements and fixtures owned by Seller at any Leased Premises, in each case as of the Effective Time, and any of such items on order at the Effective Time.

      “PERSONAL PROPERTY LEASES” shall mean all leases of Personal Property.

      “POST-CLOSING BALANCE SHEET” shall have the meaning set forth in Section 3.3(a).

      “POST-CLOSING BALANCE SHEET DELIVERY DATE” shall have the meaning set forth in Section 3.3(a).

      “PRE-CLOSING BALANCE SHEET” shall have the meaning set forth in Section 2.2(e).

      “PRE-CLOSING BALANCE SHEET DATE” shall have the meaning set forth in Section 2.2(e).

      “PROPERTY PRICE” shall mean the Net Book Value of each Owned Branch.

      “PROXY STATEMENT” shall have the meaning set forth in Section 8.15(a).

      “PURCHASED LOANS” shall have the meaning set forth in Section 2.1(a)(5).

      “PURCHASE PRICE” shall have the meaning set forth in Section 2.2(a).

      “PURCHASER” shall have the meaning set forth in the preamble.

      “PURCHASER MATERIAL ADVERSE EFFECT” shall mean any event, occurrence, circumstance or state of facts, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on Purchaser’s ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby; provided, that a Purchaser Material Adverse Effect shall not include events or conditions to the extent arising out of or attributable to (a) changes in generally prevailing economic conditions, including changes in interest rates and stock market valuations, (b) changes in generally prevailing legal or regulatory conditions applicable to the industry in which Purchaser operates, (c) changes in generally accepted accounting principles, (d) announcement of the transactions contemplated hereby, or (e) any actions taken or omitted to be taken by Purchaser if such action or omission is required hereby, except, in the cases of (a), (b) and (c), as disproportionately adversely affects Purchaser relative to other similarly situated businesses.

      “REAL PROPERTY” shall have the meaning set forth in Section 2.1(a)(1).

      “REAL PROPERTY LEASES” shall have the meaning set forth in Section 2.1(a)(2).

      “REGULATORY APPROVALS” shall mean all regulatory approvals that are required in order to consummate the transactions contemplated hereby (including any transactions Seller must complete in order to consummate the transactions contemplated hereby), including the expiration of all waiting periods thereunder (including any extensions thereof).

      “REIMBURSEMENT AGREEMENT” shall mean all documents and agreements evidencing, securing or insuring the obligation of a Letter of Credit Customer to repay, or the rights of Seller to recover, sums paid under a Letter of Credit.

      “REVISED PRICE” shall have the meaning set forth in Section 3.3(d).

      “REQUEST” shall have the meaning set forth in Section 8.20(c).

      “SAFE DEPOSIT CONTRACTS” shall mean all safe deposit contracts and leases for the safe deposit boxes located at the Real Property and Leased Premises as of the Effective Time.

      “SEC” shall have the meaning set forth in Section 8.15(a).

      “SELLER” shall have the meaning set forth in the preamble.

      “SELLER MATERIAL ADVERSE EFFECT” shall mean an event, occurrence, circumstance or state of facts, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on (a) the business, operations or condition (financial or otherwise) of the Branch Banking Operations as a whole, (b) the Transferred Assets or the Transferred Liabilities as a whole, or (c) Seller’s ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby; provided, that a Seller Material Adverse Effect shall not include events or conditions to the extent arising out of or attributable to (a) changes in generally prevailing economic conditions, including changes in interest rates and stock market valuations, (b) changes in generally prevailing legal or regulatory conditions applicable to the industry in which Seller operates, (c) changes in generally accepted accounting principles, (d) announcement of the transactions contemplated hereby, or (e) any actions taken or omitted to be taken by Seller if such action or omission is required hereby, except, in the cases of (a), (b) and (c), as disproportionately adversely affects Seller relative to other similarly situated businesses.

      “SEVERANCE PLANS” shall have the meaning set forth in Section 8.16(b).

      “SOLVENCY OPINION” shall have the meaning set forth in Section 8.18.

      “STOCKHOLDER APPROVAL” shall have the meaning set forth in Section 8.15(b).

      “STOCKHOLDER MEETING” shall have the meaning set forth in Section 8.15(b).

      “SUBSIDIARY” shall mean, with respect to any entity, any other entity that is consolidated with such first entity for financial reporting purposes.

      “TAXES” shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      “TAX RETURN” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      “TENANT LEASES” shall have the meaning set forth in Section 2.1(a)(2).

      “TITLE DEFECTS” shall have the meaning set forth in Section 2.4(a).

      “TITLE DEFECT NOTICE” shall have the meaning set forth in Section 2.4(a).

      “TRANSACTION ACCOUNT” shall mean accounts at Branches in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

      “TRANSFERRED ASSETS” shall have the meaning set forth in Section 2.1(a).

      “TRANSFERRED LIABILITIES” shall have the meaning set forth in Section 2.2(b).

      “TRANSFER TAXES” shall have the meaning set forth in Section 2.2(d).

      “TRANSITION AND SERVICES AGREEMENT” shall have the meaning set forth in the recitals.

      “TREASURY REGULATIONS” shall mean any final or temporary regulations promulgated by the United States Treasury.

      “UPDATED TITLE REPORT” shall have the meaning set forth in Section 2.4(b).

      “WARN ACT” shall mean the Workers Adjustment and Retraining Notification Act of 1988, as amended.

      (b) The words “INCLUDE” and “INCLUDING” as used herein shall be deemed to be followed by the phrase “WITHOUT LIMITATION.” References to an Article, Section, Exhibit or Schedule shall be deemed to be references to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “HEREBY,” “HEREOF,” “HEREIN,” “HERETO,” “HEREUNDER” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

ARTICLE II

TRANSFER OF ASSETS AND LIABILITIES

      SECTION 2.1     Transferred Assets.

      (a) As of the Effective Time, and subject to the terms and conditions set forth herein, Seller shall (or shall cause its applicable direct or indirect subsidiaries to) sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase from Seller (or its applicable direct or indirect subsidiaries), possession of and any and all right, title and interest of Seller (or its applicable direct or indirect subsidiaries) in and to the following assets (collectively, the “TRANSFERRED ASSETS”):

(1) all of Seller’s transferable fee simple right, title and interest in and to the real estate and the related improvements and fixtures located at (A) Seller’s owned banking offices described on Schedule 2.1(a)(1)(A) (each such owned branch, an “OWNED BRANCH”), and (B) Seller’s other facilities described on Schedule 2.1(a)(1)(B) (each such facility, an “OWNED OTHER FACILITY” and, together with the Owned Branches, collectively, the “REAL PROPERTY”), in each case together with all assignable real property rights and appurtenances pertaining thereto;

(2) subject to Section 8.8, including the receipt of the applicable consents referred to therein, all leases, subleases or licenses of real property relating to (A) Seller’s leased banking offices at the locations identified on Schedule 2.1(a)(2)(A) (collectively, the “LEASED BRANCHES” and, together with the Owned Branches, the “BRANCHES”; and such leases or licenses relating to the Leased Branches, collectively, the “BRANCH LEASES”), (B) Seller’s remote site, free-standing automated teller machines (“ATMs”) identified on Schedule 2.1(a)(2)(B) (such leases or licenses relating to the ATMs, the “ATM LEASES”), and (C) space in any Branches under which Seller (or one of its Affiliates) is the lessor or sublessor, as identified on Schedule 2.1(a)(2)(C) (collectively, the “TENANT LEASES” and, together with the Branch Leases and the ATM Leases, the “REAL PROPERTY LEASES”; and the premises leased under the Real Property Leases, collectively, the “LEASED PREMISES”);

(3) all Personal Property and all Personal Property Leases, a complete and accurate list of which as of the date of this Agreement is listed on Schedule 2.1(a)(3);

(4) all Safe Deposit Contracts;

(5) those loans set forth on Schedule 2.1(a)(5), and each obligation of Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Seller in the ordinary course of business of Seller and in compliance with the terms of Section 8.3 between the date of Schedule 2.1(a)(5) (which, except for loans classified as single family loans for which information will be provided as of May 31, 2002, shall be as of a date not earlier than the second Business Day prior to the date hereof) and the Closing Date, and each loan made by Seller between the date of Schedule 2.1(a)(5) and the Closing Date that Seller shall categorize in the ordinary course of its business consistent with past practices to a loan category set forth on Schedule 2.1(a)(5) and which loan is made in compliance with the terms of Section 8.3, and each obligation of Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Seller in the ordinary course of business of Seller and in compliance with the terms of Section 8.3 prior to the Closing Date; in each case including the collateral therefor and (except to the extent set forth in Section 2.1(b)) the servicing rights thereunder for which Seller has retained servicing rights (collectively, the “PURCHASED LOANS”);

(6) all Overdrafts;

(7) all Assumed Contracts;

(8) all of the routing and transit numbers with respect to the Branches set forth on Schedule 2.1(a)(8); provided, however, that unless Purchaser shall consent to the exclusion of one such routing and transit number from the scope of this Section 2.1(a)(8), subsequent to the date of this Agreement Seller may acquire a new routing and transit number for its own use following the Effective Time, which new routing and transit number shall not be sold, assigned, transferred, conveyed, or delivered to Purchaser hereunder;

(9) all of Seller’s rights under the contracts and relationships giving rise to the Deposits, but excluding all contracts and relationships relating to any Deposit that is a Brokered Deposit set forth on Schedule 1.1(b) or a Brokered Deposit within the meaning of clause (a) of the definition thereof that is booked after the date hereof;

(10) all insurance premiums paid by Seller to the FDIC that are allocable to insurance coverage for the Deposits following the assumption thereof by Purchaser;

(11) all books, records and documents relating primarily to the Transferred Assets and the Transferred Liabilities, as such books, records and other documents may exist and are as held by Seller or its Affiliates (including all books, records and documents contemplated by Section 2.7, but excluding, to the extent permitted by law, one original set of the personnel files relating to the Branch Employees, provided that Seller, to the extent permitted by law, shall deliver to Purchaser no later than the Closing Date true and complete copies thereof);

(12) all claims, counter-claims and causes of action with respect to the Transferred Assets and Transferred Liabilities;

(13) all Coins and Currency; and

(14) a 100% participation interest in the Letters of Credit as contemplated by Section 8.20(b).

      (b) All other assets of Seller shall not be included in the Transferred Assets, and shall not be transferred hereunder, including:

(1) all loans (and any interests or participations in loans) other than the Purchased Loans;

(2) all real property and leasehold interests in real property, other than the Real Property and the Leased Premises;

(3) Seller’s rights in and to the names “Bay View,” “Bay View Bank,” “Bay View Commercial Finance Group,” “Bay View Acceptance Corporation” and “EurekaBank” and any of its predecessor banks’ names and any of Seller’s or Seller’s predecessors’ corporate logos, trademarks, trade names, signs, paper stock forms, and other supplies containing any such logos, trademarks, or trade names;

(4) any regulatory licenses (other than any assignable regulatory license primarily related to the Transferred Assets, which shall constitute Transferred Assets) or any other nonassignable licenses and permits;

(5) any Tax refunds, Tax credits or deferred Tax assets relating to taxable periods (or portions thereof) ending on or prior to the Closing Date;

(6) all contracts and agreements other than Assumed Contracts; and

(7) any assets held with respect to the Benefit Plans (other than personnel files or similar records contemplated by Section 2.1(a)(11)).

      (collectively, the “EXCLUDED ASSETS”).

      SECTION 2.2     Purchase Price.

      (a) As consideration for the purchase of the Transferred Assets and the other transactions contemplated hereby and subject to Section 2.2(e), Purchaser shall pay Seller a purchase price (the “PURCHASE PRICE”) equal to the sum of the following:

(1) a premium for the Deposits equal to the sum of (A) 14.0% of the Average Deposit Balance and (B) $5 million;

(2) the Loan Purchase Amount;

(3) the Net Book Value of the Real Property, the Personal Property, the improvements associated with the Real Property Leases and the Leased Premises, in each case as of the Effective Time; and

(4) the face amount of the Coins and Currency.

      (b) In addition, Purchaser shall assume as of the Effective Time and pay, perform and discharge as of or after the Effective Time, as the case may be, only the following duties, obligations, and liabilities of Seller arising from and after the Effective Time (the “TRANSFERRED LIABILITIES”):

(1) the Deposit Liabilities and the terms and agreements relating thereto (including all of Seller’s related responsibilities with respect to (A) cashier checks issued prior to the Effective Time, (B) the abandoned property laws of any state, (C) any legal process that is served on Seller on or before the Closing Date with respect to claims against or for the Deposit Liabilities that does not exceed the amount of the applicable Deposit(s) (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of an applicable contract or law) and (D) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of any such laws)), but excluding all Deposit Liabilities relating to any Deposit that is a Brokered Deposit within the meaning of clause (a) of the definition thereof that is booked after the date hereof;

(2) all of Seller’s duties, obligations and liabilities relating to the Real Property and the Personal Property;

(3) all of Seller’s duties, obligations and liabilities relating to the Real Property Leases and the Personal Property Leases, and the Leased Premises and other property leased under such leases;

(4) all of Seller’s duties, obligations and liabilities relating to the Safe Deposit Contracts (including all of Seller’s related responsibilities with respect to (A) any legal process that is served on Seller on or before the Closing Date with respect to claims against or for the contents thereof (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of the applicable Safe Deposit Contract or applicable law) and (B) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of any such laws));

(5) all of Seller’s duties, obligations and liabilities relating to the Purchased Loans and the servicing thereof;

(6) all of Seller’s duties, obligations and liabilities relating to the Overdrafts; and

(7) all of Seller’s duties, obligations and liabilities relating to the Assumed Contracts; provided, however, that Purchaser shall not, except pursuant to a subsequent assignment to which Purchaser is a party, assume any liabilities, duties or obligations arising under any Assumed Contract that is not assigned to Purchaser at the Closing due to the failure to receive a necessary consent or otherwise.

      (c) Notwithstanding anything to the contrary contained herein, Purchaser shall not assume any duties, obligations or liabilities of Seller of any kind, whether known, unknown, contingent or otherwise, other than the Transferred Liabilities, including any duty, obligation or liability (1) not directly relating to the Transferred Assets, (2) attributable to any acts or omissions to act taken or omitted to be taken by or on behalf of Seller (or any of its Affiliates) prior to the Effective Time in violation of any applicable laws, contracts or legal or fiduciary duties, (3) attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its affiliates or direct or indirect Subsidiaries), (4) for Taxes relating to the Transferred Assets or the Transferred Liabilities for taxable periods (or portions thereof) ending on or prior to the Closing Date, (5) except as expressly set forth in Section 8.16, relating to the Employees in any respect, including the employment or termination of any Employee, in the case of each Employee relating to any period prior to the time such Employee become employed by Purchaser as contemplated hereby, and Losses with respect to the Benefit Plans, ERISA, COBRA or the WARN Act, whether arising before or after the Effective Time, relating to the employment of the Employees by Seller or its Affiliates and their respective predecessors, (6) for Excluded IRA/ Keogh Plan Deposits, or (7) arising from circumstances, events or conditions prior to the Effective Time and not expressly assumed hereunder (the “EXCLUDED LIABILITIES”). Without limiting the generality of the foregoing, it is not the intention that the assumption by Purchaser of the Transferred Liabilities shall in any way enlarge the rights of any third parties relating thereto. Nothing contained in this Agreement shall prevent any party hereto from contesting matters relating to the Transferred Liabilities with any third party obligee. From and after the Effective Time, (A) Purchaser shall have complete control over the payment, settlement or other disposition of the Transferred Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto and (B) Seller shall have complete control over the payment, settlement or other disposition of the Excluded Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto. Except as otherwise provided in Article IV or any transition plan entered into thereunder, (i) Seller shall promptly notify Purchaser of any claim made against it with respect to the Transferred Liabilities or the Transferred Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Transferred Liabilities or Transferred Assets and (ii) Purchaser shall promptly notify Seller of any claim made against it with respect to the Excluded Liabilities or the Excluded Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Excluded Liabilities or Excluded Assets.

      (d) All excise, sales, use, stamp, documentary and transfer Taxes and similar fees and charges (collectively, “TRANSFER TAXES”) that are payable or that arise as a result of the consummation of the transactions contemplated hereby shall be paid by Seller and Purchaser in equal shares, and each party shall indemnify and hold the other party harmless from and against any such Transfer Taxes in excess of the allocated share of such other party.

      (e) Seller shall prepare, in consultation with Purchaser, a balance sheet (the “PRE-CLOSING BALANCE SHEET”) as of the day immediately prior to the first day of the month immediately preceding the anticipated Closing Date (the “PRE-CLOSING BALANCE SHEET DATE”) based on Seller’s books and records and using the internal accounting procedures of Seller consistently applied reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder. Seller shall deliver the Pre-Closing Balance Sheet to Purchaser as soon as reasonably practicable following the Pre-Closing Balance Sheet Date, but in no event fewer than ten (10) days prior to the Closing Date. Seller agrees to pay to

Purchaser at the Closing, in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to paragraph (b) above as reflected by the Pre-Closing Balance Sheet, over the aggregate Purchase Price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet. Purchaser agrees to pay Seller at the Closing, in immediately available funds, the excess amount, if any, of the aggregate Purchase Price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet, over the amount of Deposit Liabilities assumed by Purchaser pursuant to paragraph (b) above as reflected by the Pre-Closing Balance Sheet. All amounts paid at the Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet.

      (f) Seller and Purchaser agree to cooperate in good faith to determine a reasonable allocation of the total consideration paid for the Transferred Assets, as finally determined pursuant to Section 2.2 and Section 3.3, in accordance with Section 1060 of the Code. On or prior to the date ninety (90) days after the Closing Date, Purchaser shall provide to Seller Purchaser’s proposed allocation of the total consideration paid for the Transferred Assets. Within thirty (30) days after the receipt of such proposed allocation, Seller shall propose to Purchaser any changes to such allocation in writing or otherwise shall be deemed to have agreed with such allocation. Seller and Purchaser shall cooperate in good faith to mutually agree to such allocation and shall reduce such agreement to writing, including jointly and properly executing completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code (or state or local Tax law), Treasury Regulations or the Internal Revenue Service or other Governmental Authority, together with any and all attachments required to be filed therewith. Seller and Purchaser shall file timely any such forms and statements with the Internal Revenue Service or other Governmental Authority. In the event that Seller objects to Purchaser’s proposed allocation in writing within such thirty (30) day period and Purchaser and Seller are unable to reach an agreement within thirty (30) days after Purchaser’s receipt of such written objection, the dispute shall be referred to a nationally recognized accounting firm mutually acceptable to Seller and Purchaser for resolution, and the determination of such firm shall be binding upon Seller and Purchaser and their respective Affiliates and shall constitute the agreed allocation, with Seller and Purchaser each bearing one-half of the costs, fees and expenses of such firm. The agreed allocation shall be appropriately adjusted to take into account any subsequent payments under this Agreement and any other subsequent events required to be taken into account under Section 1060 of the Code. Seller and Purchaser shall not file any Tax Return or other documents or otherwise take any position with respect to Taxes that is inconsistent with the allocation determined pursuant to this Section 2.2(f); provided, however, that neither Seller nor Purchaser shall be obligated to litigate any challenge to such allocation by any Governmental Authority. Seller and Purchaser shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.2(f) and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

      SECTION 2.3     Proration; Other Closing Date Adjustments.

      (a) Except as otherwise specifically provided in this Agreement or in the Transition and Services Agreement, it is the intention of the parties that Seller shall operate the Branch Banking Operations, hold the Transferred Assets and retain the Transferred Liabilities for its own account until the Effective Time, and the Branch Banking Operations shall be operated, the Transferred Assets shall be held and the Transferred Liabilities shall be assumed for Purchaser’s account as of and after the Effective Time. Thus, except as otherwise expressly provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of the Effective Time, and settled between Seller and Purchaser on and as of the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto. In furtherance of the foregoing, Purchaser shall promptly forward to Seller complete and accurate copies of all invoices, billing statements and similar documents received by Purchaser after the Effective Time and relating to the Branch Banking Operations conducted prior to the Effective Time, and Seller shall promptly forward to Purchaser complete and accurate copies of all invoices and billing statements received by Seller relating to the Branch Banking Operations conducted after the Effective Time. To the extent the exact amounts of any real or personal property Taxes or other items to be prorated are not known on the Closing Date, the parties shall make reasonable estimates of such Taxes or other items for purposes of making prorations at Closing and shall thereafter adjust the prorations as promptly as practicable after such exact amounts are finally ascertained.

      (b) For purposes hereof, items of proration and other adjustments shall include: (1) rental payments under the Real Property Leases and the Tenant Leases; (2) personal and real property Taxes and assessments arising from Real Property or the Leased Premises or otherwise from the Branch Banking Operations (determined by assuming that the taxable year or period ended at the Effective Time); (3) FDIC deposit insurance assessments; (4) prepaid expenses and items and accrued but unpaid liabilities a portion of which is attributable to periods after the Effective Time (it being understood that Purchaser shall have no liability for any accrued but unpaid liabilities attributable to Excluded Assets or Excluded Liabilities); and (5) safe deposit rental payments previously received by Seller.

      SECTION 2.4     Title to Real Property.

      (a) Purchaser agrees to notify Seller in writing (a “TITLE DEFECT NOTICE”) no later than sixty (60) days after the date hereof of any mortgages, pledges, liens, encumbrances, reservations, encroachments, overlaps or other title defects related to any Real Property as to which Purchaser objects (the “TITLE DEFECTS”), provided that the Title Defects and the Title Defect Notice shall not include or refer to any Permitted Encumbrances. If Seller shall timely receive any Title Defect Notice with respect to any Real Property, then Seller shall, at its option and in its sole discretion, elect to take one of the following actions with respect to each Title Defect referenced in such Title Defect Notice: (1) cure or eliminate such Title Defect prior to the Closing, in which event the Closing shall proceed with respect to the Real Property subject to such Title Defect without any reduction in the applicable Property Price; (2) accept a reduction in the Property Price applicable to the Real Property subject to such Title Defect equal to any applicable Defect Reduction Amount to reflect the greater of the diminution in value (if any) resulting from such Title Defect or the cost of curing such Title Defect, if applicable, as determined pursuant to Section 2.8; or (3) lease to Purchaser the Real Property subject to such Title Defect in accordance with the provisions of Section 2.4(c); provided, however, that if Seller chooses to rely upon clause (3) and any such Title Defect interferes in any material respect with the use of the applicable Real Property operated in the manner in which it is currently operated, then Purchaser shall not be obligated to lease the Real Property subject to such Title Defect and Purchaser shall have the option to elect either (i) to cause Seller to elect clause (1) with respect to such Real Property or (ii) to not acquire such Real Property and not pay the Property Price applicable to such Real Property. For purposes of this Section 2.4, a Title Defect shall be deemed to have been “cured” or “eliminated” if title insurance coverage or a bond reasonably acceptable to Purchaser shall have been obtained against such Title Defect.

      (b) Purchaser shall have the right to obtain an updated title search or survey not less than thirty (30) days prior to the anticipated Closing Date to determine whether any title changes may have arisen between the effective date of the applicable title commitment and such update (an “UPDATED TITLE REPORT”). If such Updated Title Report indicates that any Title Defects have been placed of record in respect of any Real Property since the effective date of the applicable title commitment, then Purchaser shall have the right to provide Seller a Title Defect Notice in respect thereof not more than five (5) Business Days following Purchaser’s receipt of such Updated Title Report, and thereafter Seller shall have the right to address such Title Defect Notice in the same manner as is set forth in Section 2.4(a) with respect to Title Defect Notices received by Seller within sixty (60) days after the date hereof (by electing to cure the Title Defect in question, accept a reduction in the applicable Property Price or lease the Real Property in question, all as more particularly set forth in Section 2.4(a)).

      (c) If pursuant to Section 2.4(a), Section 2.4(b) or Section 2.5(c), Seller leases to Purchaser any Real Property that is subject to a Title Defect or a Material Adverse Environmental Condition (as the case may be, a “DEFECT”), then Seller shall lease such Real Property to Purchaser, on a triple net basis, at existing market rents for a term of three (3) years commencing at the Closing pursuant to a lease substantially in the form attached hereto as Exhibit 2.4(c). The parties agree that, if they cannot agree upon the “existing market rent” to be payable for any such Real Property under any such lease, then such “existing market rent” shall be determined by an appraisal to be conducted by an appraiser selected in the manner set forth in Section 2.8 below, with the cost of such appraisal to be shared equally by Purchaser and Seller. The “existing market rent” applicable to any such lease shall be the rent that a willing tenant would pay to lease the Real Property in question on the terms set forth above for use as a bank branch. If any Real Property is leased to Purchaser pursuant to this provision, the Purchase Price shall be reduced by the amount of the Property Price attributable to such Real Property, but if Seller cures or eliminates the Defect related thereto to Purchaser’s reasonable satisfaction at any time during the term of such lease, then Purchaser shall promptly thereafter purchase such Real Property according to the applicable provisions hereof and pay Seller the Property Price for such Real Property (without interest thereon and less any lease payments made by Purchaser to Seller with respect to such Real Property) at the time of transfer of title thereto to Purchaser.

      SECTION 2.5     Environmental Matters.

      (a) Seller has made available to Purchaser complete and accurate copies of all environmental studies, reports and audits in Seller’s or its Affiliates’ possession related to the Real Property (the “EXISTING ENVIRONMENTAL REPORTS”).

      (b) Prior to the Effective Time, Purchaser shall have the right, but not the obligation, at its sole cost and expense, to cause such investigations and tests to be made as it reasonably deems necessary to determine whether there has been any soil, surface water, groundwater or building space contamination on or under the Real Property. Seller shall cooperate with Purchaser and/or its agents or contractors in their evaluation and testing of the Real Property, including by providing Purchaser and/or its agents or contractors reasonable access to pertinent records and documents in Seller’s or its Affiliates’ possession. Any investigations or tests performed by Purchaser shall be conducted in a manner so as not to damage in any material respect the Real Property and so as not to interfere in any material respect with the business or operations conducted thereat. If any such damage is caused to the Real Property, Purchaser shall promptly repair and restore the Real Property to its former condition. Without the prior written consent of Seller (which consent will not unreasonably be withheld or delayed) and execution of a reasonably satisfactory property access agreement, Purchaser shall not conduct subsurface or intrusive testing or any ground water monitoring or install any test well or undertake any other investigation that requires a permit or license from, or the reporting of the investigation or the results thereof to, any environmental regulatory authority. Purchaser shall give Seller reasonable prior notice of its intention to conduct any investigation or test hereunder. Purchaser shall furnish Seller with a copy of each report or investigation setting forth the results of any test performed by Purchaser as soon as reasonably practicable after receipt. Purchaser shall not submit a copy of any such report or disclose the contents thereof to any Governmental Authority unless specifically required by applicable law, and if so required, Purchaser shall provide Seller five (5) days’ prior written notice of any submission and shall simultaneously provide to Seller a copy of any information submitted to such Governmental Authority.

      (c) If Purchaser objects to a Material Adverse Environmental Condition at any Real Property by providing written notice thereof (an “ENVIRONMENTAL DEFECT NOTICE”) to Seller within sixty (60) days after the date hereof, then Purchaser shall, at its option and in its sole discretion, elect to take one of the following actions with respect to each such Material Adverse Environmental Condition: (1) to cause Seller to cure such Material Adverse Environmental Condition in a manner reasonably satisfactory to Purchaser prior to the Closing, in which event the Closing shall proceed with respect to the Real Property subject to such Material Adverse Environmental Condition without any reduction in the applicable Property Price; (2) to not acquire such Real Property and not pay the Property Price applicable to such Real Property; or (3) to cause Seller to lease to Purchaser the Real Property subject to such Material Adverse Environmental Condition in accordance with the provisions of Section 2.4(c). Seller shall be deemed to have cured any Material Adverse Environmental Condition if it agrees to remediate such Material Adverse Environmental Condition and provide assurances that such remediation will be promptly effected, in each case to Purchaser’s reasonable satisfaction and without material interruptions of the operations conducted at such Real Property. The term “MATERIAL ADVERSE ENVIRONMENTAL CONDITION” as used herein means any contamination or other condition or combination of contaminations and conditions caused by or related to Hazardous Substances in violation of any applicable Environmental Law (other than contamination to the extent expressly disclosed in any Existing Environmental Report), which contaminations or conditions would be reasonably expected to result in liabilities or remediation costs in excess of $150,000 in the aggregate.

      SECTION 2.6     Assumed Contracts.

      Attached as Schedule 2.6 is a list of all service or similar contracts in effect as of the date hereof that exclusively relate to the Real Property, the Leased Premises or the Branch Banking Operations subject hereto (and that are capable of assignment in connection herewith) (“ASSUMED CONTRACTS”). Subject to the proration requirements of Section 2.3, Purchaser shall assume all such Assumed Contracts as of the Effective Time.

      SECTION 2.7     Books and Records.

      (a) As promptly as practicable subsequent to the Effective Time, but in no event later than the General Conversion Date, Seller shall deliver to Purchaser all files, documents and records in Seller’s possession that pertain to and are utilized by Seller to administer, monitor, evidence or record information respecting the business or conduct of the Branch Banking Operations, including all such files, documents and records maintained on electronic or magnetic media in the electronic data base system of Seller that are reasonably accessible on a branch-by-branch basis, and, to the extent permitted by law, including copies of all personnel files relating to the Branch Employees. If any personnel file, or portion thereof, relating to any Branch Employee is not permitted by law to be transferred pursuant to the immediately preceding sentence, Seller shall promptly advise Purchaser of such prohibition and, notwithstanding anything to the contrary set forth herein, if any Branch Employee executes a waiver mutually reasonably satisfactory to Seller and Purchaser authorizing such delivery, Seller shall promptly provide copies of the entire personnel file applicable to such Branch Employee. Following the Closing Date, Seller shall promptly provide such copies of such files, documents and records relating to the Branch Banking Operations in its possession as Purchaser shall reasonably request. Purchaser agrees, at Seller’s expense, to return to Seller all files, documents and records contained on any Real Property or Leased Premises that, to Purchaser’s knowledge, do not relate to the business or conduct of the Branch Banking Operations.

      (b) As to any file, document, or record, as of the time of transfer and until any return thereof to Seller, Purchaser shall become responsible for maintaining such file, document or record transferred to it pursuant hereto. Purchaser will preserve and hold such files, documents and records in safekeeping as required by applicable law and in accordance with Purchaser’s customary practices.

      (c) After the Effective Time, Purchaser will permit Seller and its representatives, at reasonable times and upon reasonable written notice, at Seller’s sole cost and expense except as set forth in Section 2.7(d), to examine, inspect, copy and reproduce any such files, documents or records, and to access any Employees that may then be employed by Purchaser, to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Seller or its Affiliates or in connection with any legal obligation owed by Seller or its Affiliates to any present or former depositor or other customer or any Governmental Authority, including for purposes of preparing regulatory reports and returns and Tax Returns. After the Effective Time, Seller will permit Purchaser and its representatives, at reasonable times and upon reasonable notice, at Purchaser’s sole cost and expense except as set forth in Section 2.7(d), to examine, inspect, copy and reproduce files, documents or records retained by Seller or its Affiliates regarding the Transferred Assets and Transferred Liabilities to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Purchaser or its Affiliates or in connection with any legal obligation owed by Purchaser or its Affiliates to any present or former depositor or other customer or any Governmental Authority, including for purposes of preparing regulatory reports and returns and Tax Returns.

      (d) For a period of six (6) months after the Effective Time, the party providing copies of records hereunder shall do so without charge, and thereafter it may charge its customary rate for providing such copies.

      SECTION 2.8     Determination of Defect Reduction Amounts.

      If Seller shall receive a Title Defect Notice or an Environmental Defect Notice in respect of any Real Property, either party shall have the right to require the determination of any related Defect Reduction Amount (if any) that Seller might elect to accept pursuant to Section 2.4, Section 2.5 and this Section 2.8, by providing written notice to the other party that such party requires such determination. Upon the recipient’s receipt of any such notice, Seller and Purchaser shall cooperate in good faith in an attempt to reach agreement as to the applicable Defect Reduction Amount, if any. If the parties are unable to reach such agreement within fifteen (15) days after the date of such notice, then the Defect Reduction Amount shall be determined by an appraisal prepared in accordance with customary practices and procedures (except as provided herein) by an M.A.I. appraiser selected by agreement between Seller and Purchaser, provided that in the event the parties cannot agree on the selection of an appraiser within five (5) days, then such appraiser shall be selected as follows: Seller and Purchaser shall each select an appraiser within five (5) days and the two selected appraisers shall then select a third appraiser, who shall be the appraiser who shall determine the Defect Reduction Amount, if any. If either party does not select an appraiser within five (5) days, then the appraiser chosen by the other party shall be solely responsible for determining the Defect Reduction Amount, and if the two initial appraisers shall fail to agree on the third appraiser within five (5) Business Days then the parties shall request that a court of competent jurisdiction in Delaware select an impartial appraiser. For all purposes hereof, the “DEFECT REDUCTION AMOUNT” attributable to any Defect shall be (and any appraisal thereof shall determine) the amount of the greater of (i) any diminution in the fair market value of the Real Property subject to such Defect that results from the Defect below the Property Price for such Real Property, and (ii) the costs of remedying such Defect. The fair market value of any Real Property for purposes of this Section 2.8 shall be the amount of cash that would be expected to be realized by Seller if Seller sold such Real Property, as willing seller, to a willing buyer on the Closing Date, in its existing condition and for its currently contemplated use. If any appraiser selected hereunder shall be unable to determine any Defect Reduction Amount pursuant to the foregoing provisions, then the parties shall cooperate and work reasonably with the appraiser in order to ascertain the Defect Reduction Amount in a reasonable and mutually satisfactory manner. Any appraiser selected hereunder shall be an M.A.I. appraiser of good professional standing who has experience appraising properties similar to the Real Property in question. Any appraisal costs incurred pursuant to this Section 2.8 shall be shared equally by Seller and Purchaser. Any determination of a Defect Reduction Amount pursuant to this Section 2.8 shall be final. After any Defect Reduction Amount is determined pursuant to this Section 2.8, Seller shall, subject to the provisions of Sections 2.4 and 2.5, elect whether to accept such Defect Reduction Amount (in which case it shall be deducted from the applicable Property Price) or to lease the Real Property in question to Purchaser pursuant to the terms set forth in Section 2.4(c) or exercise the other options available to Seller pursuant to Sections 2.4 or 2.5, as applicable.

ARTICLE III

CLOSING AND EFFECTIVE TIME

      SECTION 3.1     Effective Time.

      The purchase of the Transferred Assets and assumption of Transferred Liabilities provided for in this Agreement, shall occur at a closing (the “CLOSING”) to be held at the offices of Seller in San Mateo, California at 10:00 a.m., local time, or at such other time, place, and manner as the parties shall mutually agree, on a date to be mutually agreed upon between the parties, which date shall occur on the first day of the next month following the date on which all conditions set forth in Article IX and Article X (other than those conditions that by their nature are to be satisfied at the Closing) are satisfied or, where legally permitted, waived; provided, however, that if the Closing would otherwise occur prior to November 1, 2002, Seller may at its option and in lieu of closing on such date specify, by written notice to Purchaser no later than ten (10) business days prior to the anticipated closing date, that the Closing shall occur on November 1, 2002, it being understood that Seller’s obligation to close on such delayed date shall not be affected by any circumstances occurring following the originally anticipated closing. The effective time (the “EFFECTIVE TIME”) shall be 12:01 a.m., local time in San Mateo, California, on the day on which the Closing occurs (the “CLOSING DATE”).

      SECTION 3.2     Closing.

      (a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

      (b) At the Closing, subject to all the terms and conditions hereof, including receipt of all consents and approvals hereunder, Seller shall execute and deliver to Purchaser the following:

(1) grant deeds executed by Seller transferring all of Seller’s right, title and interest in and to each parcel of Real Property to Purchaser, subject only to Permitted Encumbrances, in substantially the form attached hereto as Exhibit 3.2(b)(1), together with (A) such evidence of Seller’s authority to sell the Real Property as Purchaser’s title company shall reasonably require, (B) an ALTA owner’s affidavit for each Real Property in customary form and (C) such real property transfer tax and related or similar forms required in connection with the recordation of the grant deeds;

(2) a Bill of Sale, in substantially the form attached hereto as Exhibit 3.2(b)(2), transferring to Purchaser all of Seller’s interest in the Personal Property and the Coins and Currency;

(3) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.2(b)(3), with respect to the Transferred Liabilities (“ASSIGNMENT AND ASSUMPTION AGREEMENT”);

(4) an Assignment and Assumption of Leases executed by Seller, in substantially the form attached hereto as Exhibit 3.2(b)(4), assigning Seller’s interest in the Real Property Leases and pursuant to which Purchaser shall assume the Real Property Leases (“ASSIGNMENT AND ASSUMPTION OF LEASES”);

(5) an Assignment and Assumption of Tenant Lease, in substantially the form attached hereto as Exhibit 3.2(b)(5), assigning Seller’s interest as lessor in the Tenant Leases and pursuant to which Purchaser shall assume the Tenant Leases (“ASSIGNMENT AND ASSUMPTION OF TENANT LEASE”);

(6) subject to the provisions of Section 8.8, the Landlord Consents;

(7) estoppel certificates executed by the lessors of the Leased Premises, to the extent Seller can obtain such certificates using its reasonable best efforts;

(8) a certificate of a proper officer of Seller, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 9.1 and Section 9.2 (provided that in the event that Purchaser has waived such conditions pursuant to this Agreement, such certificate need only address such matters as have not been waived under the terms hereof);

(9) a Closing Statement using amounts shown on the Pre-Closing Balance Sheet, substantially in the form attached hereto as Exhibit 3.2(b)(9) (the “CLOSING STATEMENT”);

(10) a certification of Seller, meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2), certifying that Seller is not a “foreign person” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, which certification shall be substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iii)(B), and customary certificates and affidavits as reasonably requested by the First American Title Insurance Company (or such other title company as may be reasonably acceptable to Purchaser);

(11) immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

(12) a limited power of attorney to allow Purchaser, in the name of Seller, to effect transfers of Transferred Assets after the Closing, which shall be in substantially the form attached hereto as Exhibit 3.2(b)(12);

(13) the resignation of Seller as trustee or custodian, as applicable, with respect to each IRA or Keogh Plan deposit account included in the Transferred Liabilities and the designation of Purchaser as successor trustee or custodian with respect thereto; and

(14) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and that do not alter the parties’ respective obligations or liability hereunder.

      (c) At the Closing, subject to all the terms and conditions hereof, Purchaser shall execute and deliver to Seller:

(1) the Assignment and Assumption Agreement;

(2) the Assignment and Assumption of Leases;

(3) the Assignment and Assumption of Tenant Lease;

(4) a certificate and receipt acknowledging the delivery and receipt of possession of the Transferred Assets and records referred to in this Agreement;

(5) immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;

(6) a certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 10.1 and Section 10.2;

(7) Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, as of the Effective Time, of the IRA and Keogh Plan deposit accounts included in the Transferred Liabilities and its assumption of the fiduciary obligations of the trustee or custodian with respect thereto; and

(8) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and that do not alter the parties’ respective obligations or liability hereunder.

      SECTION 3.3     Post Closing Adjustments.

      (a) Not later than the close of business on the sixtieth (60th) day after the Effective Time (such actual date of delivery, the “POST-CLOSING BALANCE SHEET DELIVERY DATE”), Purchaser shall deliver to Seller a balance sheet dated as of the Effective Time based on Seller’s books and records and using the internal accounting procedures of Seller consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the “POST-CLOSING BALANCE SHEET”), together with a copy of Purchaser’s calculation of the Purchase Price as adjusted hereunder and the amounts payable thereunder. Purchaser shall afford Seller and its accountants and attorneys the opportunity to review all work papers and documentation used by Purchaser in preparing the Post-Closing Balance Sheet.

      (b) Except as otherwise expressly provided herein, the determination of the Post-Closing Balance Sheet shall be final and binding on the parties hereto unless within thirty (30) days after receipt by Seller of the Post-Closing Balance Sheet, Seller shall notify Purchaser in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Purchaser of notice of such disagreement, such items shall be determined by a nationally-recognized independent accounting firm selected by mutual agreement between Seller and Purchaser; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller and Purchaser. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

      (c) Not later than the close of business on the second (2nd) Business Day following the determination of the Post-Closing Balance Sheet (the “ADJUSTMENT PAYMENT DATE”), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet and resulting changes in the Purchase Price, together with interest thereon computed from the Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

      (d) Notwithstanding the foregoing provisions of this Section 3.3, if at any time within three (3) months after the Post-Closing Balance Sheet Delivery Date either party discovers an error in the calculation of the Post-Closing Balance Sheet that resulted in the Purchase Price actually paid, as adjusted pursuant to this Section 3.3 (“ORIGINAL PRICE”), being at least $250,000, individually or in the aggregate with all such errors, more or less than the Purchase Price would have been but for such error (“REVISED PRICE”), and notifies the other party thereof, the parties agree to cooperate in good faith to correct the error. If the parties disagree on the existence or magnitude of an error within ten (10) Business Days after notice thereof, such matter shall be resolved by an independent accounting firm in the same manner as described above for resolving disputed items; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller, on the one hand, and Purchaser, on the other hand. Upon the determination of the Revised Price, the appropriate party shall pay an amount to the other that is the difference between the amount actually paid by such party pursuant to Section 2.2, as adjusted pursuant to the other paragraphs of this Section 3.3, and the amount that such party would have paid to the other if the Original Price had been equal to the Revised Price, together with interest thereon computed from the Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

ARTICLE IV

TRANSITIONAL MATTERS

      SECTION 4.1     General.

      (a) Seller and Purchaser acknowledge and agree that Purchaser will not be able to convert the Transferred Assets and Transferred Liabilities to its data processing and similar systems on the Closing Date (the “CONVERSION”). Accordingly, Seller and Purchaser have entered into, to become effective as of the Effective Time, the Transition and Services Agreement, which Transition and Services Agreement shall govern the relationship between Seller and Purchaser during the period from the Effective Time to the General Conversion Date. Without limiting any obligations that will be more specifically set forth in the Transition and Services Agreement, Seller and Purchaser agree during the period from the Effective Time to the General Conversion Date to (1) cooperate in good faith to assure an orderly transition of ownership of the Transferred Assets and Transferred Liabilities to Purchaser hereunder, (2) to use reasonable best efforts to cause to be continued uninterrupted and unimpaired the provision of data processing and similar services and systems that support or facilitate the Branch Banking Operations such that the Branch Banking Operations shall continue to be operated in the ordinary course consistent with past practices, and (3) to use reasonable best efforts to cause all third parties that provide data processing and similar services with respect to the Transferred Assets and Transferred Liabilities to continue to provide such services during such period, and shall cooperate in managing the provision of such services.

      (b) Commencing promptly following the date hereof, appropriate personnel of Seller and Purchaser shall regularly meet to discuss implementation of the Transition and Services Agreement and all other actions as are necessary to implement operational aspects of the Conversion, including handling and settlement of the following, as applicable: checks on deposit accounts and home credit line accounts, loan payments, direct deposits and direct debits through ACH or otherwise, point of sale transactions, ATM transactions, error resolution matters pursuant to Regulations E and Z promulgated by the Board of Governors of the Federal Reserve System, miscellaneous account adjustments, daily settlement, and other settlement and transition items.

      (c) In furtherance of the foregoing, appropriate personnel of Seller and Purchaser shall meet to discuss implementation of the Transition and Services Agreement including with respect to mutually acceptable transaction settlement procedures and specifications, files (including conversion sample files) and schedules for the transfer of data processing responsibilities relating to the Transferred Assets and Transferred Liabilities from Seller to Purchaser, to be effective as of the General Conversion Date. Purchaser will have responsibility for all product mapping and the creation of all conversion programs and procedures but Seller will provide full access to qualified personnel to reasonably consult and confer with Purchaser to facilitate this process. Not later than fifteen (15) days following the date hereof, Seller shall deliver to Purchaser the specifications and conversion sample files in Seller’s possession and, as promptly as reasonable practicable following the date hereof, shall use commercially reasonable efforts to deliver to Purchaser such specifications and conversion sample files held by third parties and relating to the Transferred Assets and Transferred Liabilities.

      (d) Not later than thirty (30) days prior to the anticipated Closing Date, Seller shall make available to Purchaser (1) a complete and accurate list of all applicable customer routing and transit numbers and account numbers with respect to the Branches, (2) files of all applicable customer signature cards that Seller has with respect to the Deposits and all related special instructions, and (3) names, addresses and account information on all products related to the Deposits, including safe deposit box accounting, cash management services, telephone bill payments, online banking payroll customers and account analysis.

      SECTION 4.2     Notices to Customers and Others.

      Not later than thirty (30) days prior to the anticipated Closing Date (or such other time as may be required by law), Seller and Purchaser shall jointly, at Purchaser’s expense, notify customers with Deposits that, subject to the terms and conditions hereof, Purchaser will be assuming the Deposit Liabilities, and Seller and Purchaser shall join in providing, where appropriate, all notices to customers of the Branches and all other Persons as Seller or Purchaser, as the case may be, is or are required to give under applicable law or the terms of any agreements between Seller and any customer in connection with the transactions contemplated hereby. The form and content of such notice shall be subject to the reasonable approval of both parties. Following a date not earlier than sixty (60) days prior to the Closing Date anticipated by the parties, or such earlier date to which the parties shall agree, Purchaser may communicate with and deliver information to depositors and other customers of the Branches concerning this Agreement and the business of Purchaser. The form and content of such communications shall be subject to the reasonable approval of Seller. Upon request by Purchaser, Seller will provide reasonable assistance to Purchaser in mailing or causing to be mailed such communications, at Purchaser’s expense.

      SECTION 4.3     Direct Deposits.

      Seller shall transfer to Purchaser not later than the Closing Date all of those Automated Clearing House (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to Deposits. As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Seller will deliver to Purchaser a listing in a format mutually agreed upon by the parties of all such direct deposit records. In connection with their respective obligations under Section 4.1, Purchaser and Seller shall cooperate in good faith (a) to determine the method and timing for remitting to Purchaser and settling ACH direct deposits and FedWire direct deposits relating to accounts constituting Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (b) to determine the method and timing for remitting to Seller and settling ACH direct deposits and FedWire direct deposits relating to deposit accounts of Seller that are not Deposits, but which transactions are nonetheless routed to Purchaser as a result of the transfer to Purchaser of the routing and transit numbers or for other reasons, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Seller that are not Deposits.

      SECTION 4.4     Direct Debit.

      As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), and after the provision of the notice to depositors contemplated by Section 4.2(a), Purchaser will send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from Seller to Purchaser. Seller shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form reasonably agreed to by the parties acting in good faith. In connection with their respective obligations under Section 4.1, Purchaser and Seller shall cooperate in good faith (a) to determine the method and timing for forwarding to Purchaser and settling all direct debits relating to accounts constituting Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (b) to determine the method and timing for forwarding to Seller and settling all direct debits relating to deposit accounts of Seller that are not Deposits, but which transactions are nonetheless routed to Purchaser as a result of the transfer to Purchaser of the routing and transit numbers or for other reasons, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Seller that are not Deposits.

      SECTION 4.5     Interest Reporting and Withholding.

      (a) Unless otherwise agreed to by the parties, Seller will report to applicable Tax authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including for purposes hereof dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable Tax authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposits. Any amounts required by any Governmental Authority to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any Governmental Authority and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any Governmental Authority and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date Purchaser is obligated to remit such amounts to the applicable Governmental Authority, Seller will pay to Purchaser that portion of any sums theretofore withheld by Seller from any Deposits that are required to be remitted by Purchaser pursuant to the foregoing and shall directly remit to the applicable Governmental Authority that portion of any such sums that are required to be remitted by Seller.

      (b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all Internal Revenue Service notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits. Purchaser and Seller shall, prior to the Closing Date, consult and Seller shall take reasonable actions as are necessary to permit Purchaser timely to deliver such Internal Revenue Service notices required to be delivered following the Closing Date.

      (c) Unless otherwise agreed by the parties, Seller will make all required reports to applicable Tax authorities and to obligors on Purchased Loans, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable Tax authorities and to obligors on Purchased Loans, with respect to all periods from and after the day after the Closing Date, concerning all such interest and points received.

      SECTION 4.6     ATM/Debit Cards.

      Seller will provide Purchaser with a list of ATM access/debit cards (including any point-of-sale cards) issued by Seller to depositors of any Deposits, and a data processing record in Seller’s standard format containing all addresses therefor and all related information required to support an automated conversion, in each case as soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of any statutory waiting periods). At the Closing, Seller will provide Purchaser with a revised data processing record through the Closing, and, within thirty (30) days prior to the Closing Date anticipated by the parties, all customer PINs or algorithms or logic used to generate PINs.

      SECTION 4.7     Leasing of Personal and Real Property.

      Seller shall take such actions as may be mutually agreed with Purchaser with respect to any Personal Property Lease or Real Property Lease that is currently in effect but that would otherwise expire on or prior to the Closing (including renewing or extending such Personal Property Lease or Real Property Lease on such terms and conditions as Seller and Purchaser may mutually agree). In the event that Seller and Purchaser are unable to reach agreement pursuant to the preceding sentence with respect to any Personal Property Lease or Real Property Lease, Seller shall use reasonable best efforts to renew or extend on a month-to-month basis any such Personal Property Lease or Real Property Lease; provided, however, that no such renewal or extension shall be for a fixed term exceeding one year without the prior written consent of Purchaser, and Seller shall consult with Purchaser prior to renewing or extending any Real Property Lease or any material Personal Property Lease. Seller shall not cancel, terminate or amend (other than as provided in the preceding sentence relating to extensions) any such Personal Property Lease or Real Property Lease without the prior written consent of Purchaser. Notwithstanding the foregoing, Seller shall use reasonable best efforts to amend any Personal Property Leases in order to transfer the related Personal Property to Purchaser pursuant to Article II if such amendment is required to effect such transfer.

      SECTION 4.8     Notices to Obligors on Purchased Loans.

      (a) Purchaser shall no later than fifteen (15) days prior to the anticipated Closing Date prepare and transmit, at Purchaser’s sole cost and expense, to each obligor on each Purchased Loan, a notice in a form satisfying all legal requirements to the effect that the Purchased Loan will be transferred to Purchaser. To the extent that Purchaser’s notice pursuant to the prior sentence shall be legally insufficient, Seller agrees, at Purchaser’s sole expense, to provide all Purchased Loan obligors with all required notices of the assignment and transfer of the Purchased Loans.

      (b) To the extent that any of the Purchased Loans transferred from Seller to Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedure Act (12 U.S.C. Section 2601 et seq.), Seller and Purchaser will jointly coordinate any appropriate required customer notices.

ARTICLE V

INDEMNIFICATION

      SECTION 5.1     Seller’s Indemnification of Purchaser.

      Subject to any limitations in this Section 5.1 and Section 5.4, Seller and its respective successors and assigns (it being understood and agreed that, in the event of a liquidation or dissolution of Parent, no Person shall be deemed to be a successor or assign of Seller or Parent solely as a result of such Person’s status as a stockholder of Parent immediately prior to such liquidation or dissolution) shall indemnify, hold harmless, and defend Purchaser and its representatives, controlling persons and Affiliates from and against any Losses arising out of or relating to (a) any breach by Seller of any of its covenants or agreements contained herein occurring prior to the Effective Time, (b) any breach by Seller of any of its representations and warranties contained herein, (c) transactions or operations of the Branch Banking Operations on or before the Effective Time, (d) any Excluded Liabilities or (e) any breach of any of Seller’s representations, warranties, covenants and agreements contained in the Transition and Services Agreement. Purchaser shall only be entitled to indemnity pursuant to this Section 5.1 for any alleged or actual breach of the representations and warranties contained in Section 6.6 or 6.16 to the extent that such breach has not been taken into account pursuant to Section 2.4 or 2.5.

      SECTION 5.2     Purchaser’s Indemnification of Seller.

      Purchaser and its successors and assigns shall indemnify, hold harmless, and defend Seller and its representatives, controlling persons and Affiliates from and against any Losses arising out of or relating to (a) any breach by Purchaser of any of its covenants or agreements contained herein occurring prior to the Effective Time, (b) any breach by Purchaser of any of its representations and warranties contained herein, (c) actions or omissions of Purchaser occurring from and after the Effective Time in conducting the Branch

Banking Operations or otherwise relating to the Transferred Assets or the Transferred Liabilities or (d) any breach of any of Purchaser’s representations, warranties, covenants or agreements contained in the Transition and Services Agreement.

      SECTION 5.3     Claims for Indemnity.

      (a) A claim for indemnity shall be made by the claiming party at any time prior to the applicable Claim Limitation Anniversary by the giving of written notice thereof to the other party or, in the case of Seller, to Parent. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any bona fide claim is made within such period, the indemnity relating to such claim shall survive until such claim is resolved. No claim for indemnity may be made at any time at or after the first anniversary of the Effective Time (excluding claims for indemnity with respect to (1) the representations and warranties contained in Section 6.3 or Section 7.3, which may be made until the sixth anniversary of the Effective Time, (2) the representations and warranties contained in Section 6.14, which may be made at any time up to the date ending thirty (30) days after the applicable statutes of limitations with respect thereto and (3) Section 5.1(c), Section 5.1(d), or Section 5.2(c), which may be made at any time after the Effective Time) and no indemnity shall be available thereafter in accordance with the provisions of this Article V. The applicable claim limitation period, as provided in the preceding sentence, is hereby referred to as the “CLAIM LIMITATION ANNIVERSARY.”

      (b) In the event that any Person or entity not a party hereto shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit could result in any Loss to a party hereto of the kind for which such party is entitled to indemnification pursuant to Section 5.1 or 5.2, such indemnified party shall notify the indemnifying party of such demand, claim or lawsuit within thirty (30) Business Days of such demand, claim, filing or threat; provided, however, that any failure by the indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure to be given such notice. Following receipt of notice of a demand, claim or lawsuit, and unless counsel to the indemnified party shall have determined in good faith that the assumption of such defense by the indemnifying party would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party, the indemnifying party shall have the option, at its cost and expense, to assume the defense of such matter and to retain counsel (not reasonably objected to by the indemnified party) to defend any such demand, claim or lawsuit, and the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or any other expenses (except as expressly provided to the contrary herein) with respect to the defense of such claim or litigation, other than reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. The indemnified party shall have the option of joining the defense of such demand, claim or lawsuit (which shall be at the cost and expense of the indemnified party unless (1) counsel to the indemnified party determines in good faith that joint representation would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party or (2) the indemnifying party fails to assume the defense of such demand, claim or lawsuit within a reasonable period of time following written notice thereof) with counsel not reasonably objected to by the indemnifying party and counsel for each party shall, to the extent consistent with its professional responsibilities, cooperate with the other party and any counsel designated by that party. In effecting the settlement of any such demand, claim or lawsuit, the indemnifying party, or the indemnified party, as the case may be, shall act in good faith, shall consult with the other party and shall enter into only such settlement as the other party shall consent to, such consent not to be unreasonably withheld or delayed. An indemnifying party shall not be liable for any settlement not made in accordance with the preceding sentence.

      SECTION 5.4     Limitations on Indemnification.

      (a) Seller shall not be required to indemnify Purchaser, and Purchaser shall not be required to indemnify Seller, unless the aggregate amount of all Losses incurred by Purchaser or Seller pursuant to Section 5.1 or 5.2 (as the case may be), exceeds $3 million. Once such aggregate amount of Losses incurred by Purchaser, on the one hand, or Seller, on the other hand, exceeds $3 million, Purchaser or Seller, as the case may be, shall thereupon be entitled to indemnification only for amounts in excess of such $3 million; provided, however, that the limitations contained in this sentence and the immediately preceding sentence shall not apply to any claim of common law fraud alleged to have been committed by or on behalf of the indemnifying party or an Affiliate thereof upon the indemnified party or claims for indemnification relating to the breach of any representation or warranty contained in Section 6.14 or to any Transferred Liabilities or Excluded Liabilities, as applicable.

      (b) Neither Seller, on the one hand, nor Purchaser, on the other hand, shall be obligated to indemnify the other for Losses that exceed $60 million in the aggregate with all Losses asserted by such party; provided, however, that the limitations contained in this sentence shall not apply to any claim of common law fraud, alleged to have been committed by or on behalf of the indemnifying party or an Affiliate thereof upon the indemnified party or claims for indemnification for Transferred Liabilities or Excluded Liabilities, as applicable.

      (c) Following the Closing, the sole and exclusive remedy of the parties hereto with respect to any and all claims relating to the matters addressed in Section 5.1 or 5.2 (other than claims of common law fraud alleged to have been committed by or on behalf of the indemnifying party or an Affiliate thereof upon the indemnified party) shall be pursuant to the indemnification provisions set forth in this Article V; provided, however, that the parties may seek to enforce specifically this Agreement and the terms and conditions hereof.

      (d) Nothing in this Article V shall affect the rights and remedies of Purchaser or Seller with respect to any breach by the other of any of their covenants or agreements to be performed at or after the Effective Time.

      SECTION 5.5     Treatment of Indemnification Payments.

      Seller and Purchaser agree to treat any indemnification payment under this Article V as an adjustment of the consideration paid for the Transferred Assets for income Tax purposes.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser as follows:

      SECTION 6.1     Corporate Organization; Corporate Authority.

      Seller is a national bank duly organized and validly existing under the laws of the United States. Seller and Parent have the corporate power and authority to carry on its respective businesses as currently conducted, to execute and deliver this Agreement and related documents and Guarantee, respectively, and to effect the transactions contemplated hereby and the Other Transaction. No further corporate authorization is necessary for Seller or Parent to consummate the transactions contemplated hereby or the Other Transaction or the Guarantee, respectively, except for receipt of the Stockholder Approval.

      SECTION 6.2     No Violation.

      Except as set forth in Schedule 6.2, assuming receipt of the required approvals referenced under Section 6.15 and the Stockholder Approval, neither the execution and delivery hereof or of the Guarantee, nor the consummation of the transactions contemplated herein or the Other Transaction or the Guarantee, (a) will violate or conflict with (i) the Articles of Association, Certificate of Incorporation, or Bylaws of Seller or Parent, as applicable or (ii) any of the leases constituting Transferred Assets (subject to obtaining all required landlord consents) or (b) will violate or conflict in any material respect with (i) any provision of any agreement or any other restriction of any kind to which Seller or Parent is a party or by which Seller or Parent, the Transferred Assets or the Transferred Liabilities are bound; (ii) any statute, law, decree, regulation, or order of any Governmental Authority applicable to Seller or Parent; or (iii) any provision that will result in a default under, or cause the acceleration of the maturity of, any obligations or loans to which Seller or Parent is a party.

      SECTION 6.3     Enforceable Agreement.

      This Agreement has been duly executed and delivered by Seller, and upon execution and delivery by Purchaser, will be the legal, valid, and binding agreement of Seller, enforceable against Seller in accordance with its terms, and the Guarantee has been duly executed and delivered by Parent, and upon execution and delivery by Purchaser, will be the legal, valid and binding agreement of Parent enforceable in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting creditors’ rights generally or the rights of creditors, or of the FDIC as insurer, regulator, conservator, or receiver, of banks the accounts of which are insured by the FDIC in particular.

      SECTION 6.4     No Brokers.

      All negotiations relative hereto and the transactions contemplated hereby have been carried on by Seller or Parent and Purchaser, and there has been no participation or intervention by any other Person, firm or corporation employed or engaged by or on behalf of Seller or Parent in such a manner as to give rise to any valid claim against Seller or Purchaser for a brokerage commission, finder’s fee or like commission, except that Seller and Parent have engaged Credit Suisse First Boston Corporation and will be solely responsible for its fees and expenses.

      SECTION 6.5     Personal Property.

      Seller owns, and will convey to Purchaser at the Closing, all of Seller’s right, title, and interest to all of the Personal Property, which constitutes good title, free and clear of any mortgages, liens, security interests, pledges or encumbrances of any kind or nature (“LIENS”), other than any such Liens that are reflected in the Net Book Value of the Personal Property for purposes of Section 2.2 or that do not materially detract from the value of or interfere with the use of the Personal Property. Except for the Excluded Assets, the Personal Property and other Transferred Assets constitute (or, in the case of the books and records, provide access to) all of the assets required to conduct the Branch Banking Operations in all material respects as presently conducted.

      SECTION 6.6     Real Property and the Leased Premises.

      (a) Except as set forth on Schedule 6.6, Seller has good, marketable and insurable fee simple title to the Real Property, subject to any applicable Permitted Encumbrances and any Title Defect addressed pursuant to the provisions of Section 2.4 and Section 2.8, and valid leasehold interests in all of the Leased Premises, subject to any applicable Permitted Encumbrances, a complete and accurate description of which properties (together with a complete and accurate list of all tenants under Tenant Leases) is set forth on Schedule 2.1(a)(1)(A), Schedule 2.1(a)(1)(B), Schedule 2.1(a)(2)(A), Schedule 2.1(a)(2)(B), and Schedule 2.1(a)(2)(C).

      (b) Except as specifically set forth on Schedule 2.1(a)(1)(A) or Schedule 2.1(a)(1)(B), there are no pending, or, to the knowledge of Seller, threatened or contemplated condemnation or similar proceedings affecting the Real Property or any portion thereof. Seller will present to Purchaser, within five (5) days after receipt by Seller, any notices that it receives relating to such a proceeding or any condemnation that relates to the Real Property. To the knowledge of Seller, there exists no fact or condition that would result in the termination of the existing access to the Real Property.

      (c) Except as specifically set forth on Schedule 2.1(a)(1)(A), Schedule 2.1(a)(1)(B), Schedule 2.1(a)(2)(A), Schedule 2.1(a)(2)(B) or Schedule 2.1(a)(2)(C), Seller has not entered into any agreement for the sale, transfer, assignment or other disposition of the Real Property or the Leased Premises or any interest therein.

      (d) Except as specifically set forth on Schedule 2.1(a)(1)(A) or Schedule 2.1(a)(1)(B), and other than the Assumed Contracts, Seller has not contracted for any services or made any commitments or obligations therefor that will become binding upon Purchaser with respect to the Real Property.

      (e) The Real Property Leases are valid, binding, and existing leases that are in full force and effect and under which Seller, as lessee, is entitled to possession of the Leased Premises. Seller has made available to Purchaser true and complete copies of all Real Property Leases. No Real Property Lease is subject to any lease, mortgage, deed or trust or other lien or interest that would entitle the holder thereof to interfere materially with or disturb the lessee’s rights under such Real Property Lease so long as the lessee is not in default under such Real Property Lease beyond any applicable cure period. To Seller’s knowledge, no event or circumstance has occurred and is continuing that constitutes a default or would, with the lapse of time or receipt of notice or both, constitute a default under any of the Real Property Leases. Subject to Seller’s obtaining any necessary landlord consents, the assignment of such Real Property Leases will transfer to Purchaser all of Seller’s rights under the Real Property Leases.

      SECTION 6.7     Condition of Property.

      Except as would not individually or in the aggregate constitute a Seller Material Adverse Effect, each Real Property and Leased Premises (a) is in good operating condition and repair and, to Seller’s knowledge, structurally sound, with no material alterations or repairs being required thereto under applicable law or insurance company requirements, (b) consists of sufficient land and lawful means of access to permit the use thereof in the manner and for the purposes to which they are presently devoted, and (c) is otherwise suitable and sufficient in all material respects (whether physical, structural, legal, or otherwise, and including the import of relevant lease terms) for its current use, operation and occupancy as a bank branch. No Real Property or, to Seller’s knowledge, any Leased Premises, is subject to any mortgage, security agreement, sales contract, option, right of first refusal or similar agreement or arrangement with any third party. The Transferred Assets include all material real estate utilized by Seller in the Branch Banking Operations. To Seller’s knowledge, there is no pending or threatened imposition of material assessments or Tax increases against any Real Property or Leased Premises.

      SECTION 6.8     Labor Matters; Employees.

      (a) No Employee is a party to any collective bargaining agreement, contract or other agreement or understanding with a labor organization of any type, nor is Seller, with respect to any Employee, the subject of any material proceeding asserting it has committed an unfair labor practice in violation of the National Labor Relations Act or any other similar or comparable state law seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s knowledge is any such proceeding threatened, nor to Seller’s knowledge is there any strike or similar labor dispute by the Employees pending or threatened. Seller is unaware of any efforts during the past five years involving any Employee seeking to certify a collective bargaining unit or engaging in any other union organizational activity.

      (b) Schedule 6.8 contains a complete and accurate list in all material respects (and Seller will deliver a revised Schedule 6.8 no fewer than five (5) Days prior to the Closing complete and accurate in all material respects) of all Employees, their date of commencement of employment, their positions, their business locations, their annual/ weekly/ hourly rates of compensation, average scheduled hours per week and their status as full or part-time and active or on leave. Schedule 6.8 sets forth a complete and accurate list of each Employee who is a party to any written employment, retention, severance or similar agreement with Seller, and Seller has made available true and complete copies of each such agreement. Schedule 6.8 lists and Seller has made available to Purchaser each employee benefit plan, program or other arrangement providing benefits to any Employee or any beneficiary or dependent thereof that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, agreement, program or policy (collectively, the “BENEFIT PLANS”). Except as set forth on Schedule 6.8 or any implied contract arising solely as a result of California law, no Employee is a party to any individual contract, written or oral, express or implied, for the employment of such Employee or the provision of severance or change of control benefits. Except as set forth on Schedule 6.8, no Benefit Plan is a multiemployer plan with the meaning of Section 3(37) of ERISA.

      (c) Except as set forth on Schedule 6.8, there are no material complaints, charges or claims against Seller pending or, to the knowledge of Seller, threatened in respect of Employees.

      SECTION 6.9     Certain Contracts.

      Each of the material Personal Property Leases, Safe Deposit Contracts and Assumed Contracts is valid and subsisting, in full force and effect, and Seller (and, to the knowledge of Seller, all other parties thereto) have performed in all material respects all obligations required to be performed by Seller (or such other party, as applicable) thereunder; and no condition exists that constitutes or, with notice, or lapse of time, or both, would constitute a default thereunder on the part of Seller, or, to the knowledge of Seller, on the part of any of the other parties to any thereof. True and complete copies of each Assumed Contract (including any addenda, annexes, attachments, exhibits, schedules or amendments thereto) have previously been made available to Purchaser.

      SECTION 6.10     Purchased Loans.

      (a) Seller has full power and authority to hold each Purchased Loan, and has good and marketable title to the Purchased Loans, free and clear of any Liens. Seller is authorized to sell and assign the Purchased Loans to Purchaser and, upon assignment, Purchaser will have the rights of Seller with respect to the Purchased Loans in accordance with the terms and conditions thereof.

      (b) Each Purchased Loan (such term to include, for purposes of this paragraph, the principal documents relating to such Purchased Loans, including notes, mortgages, security instruments, and guarantees) was originated and has been administered in conformity in all material respects with applicable laws and regulations; and its principal balance as shown on Seller’s books and records is true and correct as of the last day shown thereon. Seller has complied in all material respects with all of its obligations under the Purchased Loans and, to Seller’s knowledge, each Purchased Loan represents the valid and binding obligation of the obligor(s) thereunder, enforceable by the holder thereof in accordance with its terms, except as (1) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, (2) the availability of equitable remedies may be limited by equitable principles of general applicability and (3) such modifications to the terms thereof as may be required pursuant to the Soldiers and Sailors Relief Act of 1940, as amended.

      (c) Each Purchased Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Seller as mortgagee or secured party. Except as set forth on Schedule 6.10, no collateral has been released from the lien granted to Seller, unless approved by Seller and documented in its files.

      SECTION 6.11     Deposit Liabilities.

      The Deposit Liabilities are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Seller with respect to the termination of such insurance, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller. The Deposit Liabilities were opened, extended or made, and have been maintained, in all material respects in accordance with all applicable federal, state and local laws, regulations, rules and orders. The Deposit Liabilities (a) are in all respects genuine and enforceable obligations of Seller and (b) except as set forth in Schedule 6.11 were acquired in the ordinary course of Seller’s business. Seller has made available to Purchaser any material document setting forth the terms and agreements relating to the Deposit Liabilities. During the two (2) years preceding the date hereof, neither Seller nor any of its Affiliates has transferred or booked any material amount of deposit liabilities previously booked to a branch or business location of any Affiliate of Seller, other than a Branch. Except as set forth on Schedule 6.11, none of the Deposit Liabilities constitute Brokered Deposits.

      SECTION 6.12     Books, Records, Documentation, Etc.

      The books and records being transferred to Purchaser hereunder are complete, correct and accurate in all material respects, have been maintained in a consistent and a customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. The deposit- and lending-related forms, notices, statements, and related documentation, as well as Seller’s policies, procedures, and practices with respect thereto, used in connection with the Branch Banking Operations comply in all material respects with applicable federal and state laws and regulations.

      SECTION 6.13     Litigation and Regulatory Proceedings.

      Except as set forth on Schedule 6.13 and processing in the ordinary course of regulatory applications contemplated by Section 6.15, there are no actions, causes of action, complaints, claims, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller and affecting or relating to any of the Transferred Assets or Transferred Liabilities or that could reasonably be expected to have a Seller Material Adverse Effect, whether at law or in equity or before or by a Governmental Authority. No Governmental Authority has notified Seller that it would oppose or not approve or consent to the transactions contemplated hereby or the Other Transaction and Seller knows of no reason (provided that Seller makes no representation or warranty with respect to any reason relating solely to Purchaser or its Affiliates) for any such opposition, disapproval or nonconsent. Except as set forth on Schedule 6.13, neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, nor has Seller been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum or understanding, commitment letter or submission.

      SECTION 6.14     Tax Matters.

      Except as set forth on Schedule 6.14:

(a) Seller has filed all Tax Returns required to be filed relating to the ownership and operation of the Transferred Assets. All such Tax Returns were correct and complete in all material respects. All Taxes relating to the ownership and operation of the Transferred Assets owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax Return relating to the ownership and operation of the Transferred Assets. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns relating to the ownership and operation of the Transferred Assets that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Transferred Assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Seller has withheld and paid all Taxes relating to the ownership and operation of the Transferred Assets required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party through the Effective Time.

(c) There is no dispute or claim concerning any Tax Liability of Seller relating to the ownership and operation of the Transferred Assets either (1) claimed or raised by any authority in writing or (2) as to which any of Seller’s directors and officers (and Employees responsible for Tax Matters) has knowledge.

(d) None of the Transferred Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

      SECTION 6.15     Consents and Approvals.

      Except for the Regulatory Approvals and third party consents set forth on Schedule 6.15, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Seller’s consummation of the transactions contemplated hereby or the Other Transaction or Parent’s performance of the Guarantee, other than any required lessor consents to the assignment of the Real Property Leases and required consents to the assignment of the Assumed Contracts.

      SECTION 6.16     Environmental Laws.

      (a) Seller has made available to Purchaser true and complete copies of all Existing Environmental Reports. Except as disclosed on Schedule 6.16, (1) there are no violations of any Environmental Laws or any

Environmental Liabilities or the presence (including in any underground or other storage tanks) of any Hazardous Substance on or under any Real Property or Leased Premises, (2) the Real Property and, to Seller’s knowledge, the Leased Premises are not subject to any Lien, court order, administrative order or decree, imposed by or arising under any Environmental Law, and there are no proceedings pending, or to Seller’s knowledge threatened, for the imposition of any Lien under, or alleging the violation of or any liability under, any Environmental Law, (3) Seller has complied and is now complying with, and each Real Property and Leased Premises has been operated in accordance with, in all material respects, all Environmental Laws applicable to the Real Property or Leased Premises, and (4) Seller has not received any notice from any person or Governmental Authority alleging that Seller or any Real Property or Leased Premises are not in compliance with, or seeking to impose any liability under, any Environmental Law.

      (b) There are no present or, to Seller’s knowledge, past actions, activities, circumstances, events or incidents, including any storage or disposal, or release, discharge or emission, of Hazardous Substance, that could form the basis for assertion of any Environmental Liability with respect to any Real Property or Leased Premises.

      (c) To Seller’s knowledge, no Purchased Loan is secured by real property for which there is a threat of potential Environmental Liability that could reasonably be expected to exceed $100,000.

      SECTION 6.17     Community Reinvestment Compliance.

      As of the date hereof, Seller is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” in its most recent exam under the CRA as of the date hereof.

      SECTION 6.18     Deposit and Loan Data.

      The amount, rate and accrued interest on Deposits and Purchased Loans as of May 31, 2002, and the past-due status of Purchased Loans as of May 31, 2002, and all other written or magnetically (or otherwise) recorded financial data and information, provided by, or to be provided by, Seller to Purchaser in connection with the transactions contemplated hereby was, or will be, complete and accurate in all material respects as of the date so provided based on Seller’s books and records and the internal accounting procedures of Seller consistently applied.

      SECTION 6.19     Compliance with Laws.

      The Branch Banking Operations have been conducted by Seller in compliance in all material respects with all federal, state and local laws, regulations and ordinances applicable thereto.

      SECTION 6.20     Absence of Certain Changes.

      Since March 31, 2002, and except as set forth on Schedule 6.20, (a) there has not been any action taken of the type described in Section 8.3(b)(9) that, had such action occurred after the date hereof, would be in violation of such Section 8.3(b)(9), and (b) Purchased Loans have been made in a manner consistent with past practice as relates to the normal and customary credit standards and policies of Seller and (c) the overall status of the Purchased Loans that were outstanding as of March 31, 2002 as relates to credit quality does not differ in any material respect from such status as of such date.

      SECTION 6.21     Solvency.

      As of the date hereof, and immediately prior to and after giving effect to (a) the consummation of the transactions contemplated hereby, including the transfer of the Transferred Assets and the Transferred Liabilities, and (b) the consummation of the Other Transaction, Seller (i) owns assets the fair saleable value of which is (1) greater than the total amount of its liabilities (including the amount of any contingent liabilities estimated on a reasonable basis based on the probability of incurrence of such contingent liabilities and the magnitude of such contingent liabilities were they to be fully incurred, whether or not such contingent liabilities meet the criteria for accrual under generally accepted accounting principles) and (2) greater than the amount that will be required to pay the probable liabilities of Seller’s indebtedness as such becomes absolute and mature, (ii) has capital that is not unreasonably small in relation to Seller’s business as currently conducted, or as will be conducted after giving effect to the consummation of the transactions contemplated hereby and the Other Transaction, and (iii) will be able to pay its indebtedness and other liabilities (including the reasonably anticipated amount of subordinated, unmatured, unliquidated and contingent liabilities) as they become due.

      SECTION 6.22     Financing.

      Seller will have at the close of business on the fifth (5th) Business Day prior to the Effective Time, sufficient funds available to consummate the transactions contemplated hereby, including to make any payment pursuant to Section 2.2.

      SECTION 6.23     Opinion of Financial Advisor.

      Seller has received the opinion, dated as of the date hereof, of Credit Suisse First Boston Corporation, to the effect that the consideration to be received by the Seller hereunder is fair, from a financial point of view, to Seller. Seller have delivered to Purchaser a true and complete copy of the opinion referenced in the preceding sentence.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller as follows:

      SECTION 7.1     Corporate Organization; Corporate Authority.

      Purchaser is a national bank duly organized and validly existing under the laws of the United States. Purchaser has the corporate power and authority to carry on the business being acquired, to assume the liabilities being transferred, to execute and deliver this Agreement and related documents and to effect the transactions contemplated herein and therein. No further corporate authorization is necessary for Purchaser to consummate the transactions contemplated hereby.

      SECTION 7.2     No Violation.

      Assuming receipt of the required approvals referenced under Section 7.4, neither the execution and delivery hereof, nor the consummation of the transactions contemplated herein will violate or conflict with (a) the Articles of Association or Bylaws of Purchaser; (b) provision of any agreement or any other restriction of any kind to which Purchaser is a party or by which Purchaser is bound; (c) any statute, law, decree, regulation or order of any Governmental Authority applicable to Purchaser; or (d) any material provision that will result in a default under, or cause the acceleration of the maturity of, any obligations or loans to which Purchaser is a party, except, in the case of clauses (b), (c) and (d) as would not have a Purchaser Material Adverse Effect.

      SECTION 7.3     Enforceable Agreement.

      This Agreement has been duly executed and delivered by Purchaser and, upon execution and delivery by Seller, will be the legal, valid, and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, and the Guarantee has been duly executed and delivered by Purchaser, and upon execution and delivery by Parent will be the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except, in each case, as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting creditors’ rights generally or the rights of creditors, or of the FDIC as insurer, regulator, conservator, or receiver, of banks the accounts of which are insured by the FDIC in particular.

      SECTION 7.4     Consents and Approvals.

      Except for required regulatory approvals set forth on Schedule 7.4, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required of Purchaser in connection with Purchaser’s consummation of the transactions contemplated hereby, other than what may be required as a result of any facts or circumstances relating solely to Seller. Purchaser has no reason to believe that it will not be able to obtain all required regulatory approvals in a prompt and timely manner.

      SECTION 7.5     Financing.

      Purchaser will have not later than the Effective Time sufficient funds available to consummate the transactions contemplated hereby, including to make any payment pursuant to Section 2.2.

      SECTION 7.6     No Brokers.

      All negotiations relative hereto and the transactions contemplated hereby have been carried on by Seller or Parent and Purchaser, and there has been no participation or intervention by any other Person, firm or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any valid claim against Seller or Parent for a brokerage commission, finder’s fee or like commission.

      SECTION 7.7     Litigation and Regulatory Proceedings.

      Except as set forth on Schedule 7.7 and proceedings relating to matters contemplated by Section 7.4, there are no actions, causes of action, complaints, claims, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser that would reasonably be expected to materially adversely affect Purchaser’s ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby, whether at law or in equity or before or by a Governmental Authority. As of the date hereof, no Governmental Authority has notified Purchaser that it would oppose or not approve or consent to the transactions contemplated hereby and Purchaser knows of no reason (other than any reason relating to Seller and its Affiliates) for any such opposition, disapproval or nonconsent. Except as set forth on Schedule 7.7, neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, in any case that would reasonably be expected to materially adversely affect Purchaser’s ability to timely perform its obligations hereunder.

      SECTION 7.8     Community Reinvestment Compliance.

      As of the date hereof except as would not have a Purchaser Material Adverse Effect, Purchaser is in compliance with the applicable provisions of the CRA and has received a CRA rating of no lower than “satisfactory” in its most recent exam under the CRA as of the date hereof.

ARTICLE VIII

OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

      SECTION 8.1     Full Access.

      (a) Until the Closing Date, Seller shall afford to the officers and representatives of Purchaser, upon reasonable prior notice, reasonable access during normal business hours of Seller to all properties, Employees, books, and records pertaining to the Branch Banking Operations, specifically including but not limited to all books and records relating to the Deposit Liabilities, the Purchased Loans, the Real Property, the Leased Premises and the Personal Property. In exercising its rights of access pursuant to the previous sentence, Purchaser will make reasonable efforts to minimize any disruption to Seller’s business activities and Seller’s relations with its customers. Seller will cooperate with Purchaser to the extent reasonably requested and to the extent permitted by law to provide Purchaser with information about Employees and a reasonable opportunity to meet with Employees. Nothing in this Section 8.1 shall require Seller to provide access to or disclose information where such access or disclosure would violate the rights of customers, result in the loss of any attorney-client privilege or contravene any law, rule, regulation, order, judgment or decree. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

      (b) Between the date hereof and the Closing Date, the parties shall meet on at least a monthly basis to discuss matters relating to the Branch Banking Operations (including credit quality and related issues), systems conversion, customer communications, employee matters and other issues relating to the Transferred Assets and Transferred Liabilities and the transactions contemplated hereby to the extent permitted by applicable law. In addition, Seller shall provide to Purchaser monthly reports regarding the Purchased Loans and Deposits, as well as monthly asset quality reports as reasonably requested by Purchaser, including but not limited to watch loans, past due reports, non-performing assets, charge-offs, risk rating distribution, portfolio growth, industry and product concentrations and composition, and changes to off-balance sheet exposures.

      (c) Any information discovered, disclosed or revealed pursuant to Sections 2.4, 2.5 or 2.8, Article IV or this Section 8.1, or otherwise disclosed in connection with entering into or performing the covenants and agreements contemplated hereby, shall be subject to the provisions of the Confidentiality Agreement.

      SECTION 8.2     Application for Approval.

      (a) As soon as reasonably practicable following the execution of this Agreement, Purchaser shall prepare and file applications and notices relating to the Regulatory Approvals. Purchaser agrees to process such applications as promptly as reasonably practicable and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its reasonable best efforts to obtain the Regulatory Approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been accepted or denied. Seller shall provide all cooperation and information reasonably requested by Purchaser in connection with Purchaser’s obligations pursuant to this Section 8.2(a) and its compliance with the requirements of the applicable regulatory authorities.

      (b) The parties shall (1) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Regulatory Approvals, (2) subject to applicable law, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Authority, including the applications referred to in Section 8.2(a), (3) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the OCC or any other Governmental Authority, in each case regarding or potentially affecting any of the transactions contemplated hereby, and (4) consult with each other in advance of any meeting or conference with the OCC or any other Governmental Authority.

      SECTION 8.3     Conduct of Business.

      Except as expressly set forth herein or as may otherwise be agreed upon by Purchaser in writing, (a) Seller will continue to conduct the Branch Banking Operations (including Deposit and loan pricing) until the Closing in the ordinary course of business consistent with past practices, and (b) Seller shall not:

(1) increase or agree to increase, or enter into or modify any plans, practices or agreements with respect to, the salary, benefits, remuneration, severance or compensation of, or pay any bonus to, any Employee (other than, following notice to Purchaser, (A) normal individual increases in salary, remuneration or compensation to Employees in the ordinary course of business consistent with past practice, (B) increases or payments pursuant to agreements outstanding on the date hereof, including pursuant to any severance, retention or bonus program described on Schedule 6.8, and (C) any other changes to the extent required by applicable law), or materially increase or materially decrease the number of Employees;

(2) sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of, or permit any Lien to be created on, any of the Transferred Assets existing as of the date hereof;

(3) make or agree to make any material improvements to any Real Property or Leased Premises, except with respect to commitments for such made prior to the date hereof and previously disclosed to Purchaser in writing and for normal maintenance or refurbishing made in the ordinary course of business consistent with past practice;

(4) file any application or give any notice to relocate or close any Branch or ATM or relocate or close or, absent an emergency situation requiring such action, suspend operations at any Branch or ATM (in which event such suspension shall be permitted only for the duration of such emergency);

(5) subject to Section 4.7, except in the ordinary course of business consistent with past practice, amend, terminate or extend any Real Property Lease, Personal Property Lease, Safe Deposit Contract or Assumed Contract without the prior written consent of Purchaser (other than any amendment to any Personal Property Lease or Assumed Contract required in order to transfer the related assets to Purchaser pursuant to Article II);

(6) take, or permit any Affiliate to take, any action impairing in any material respect Purchaser’s rights in any Deposit Liabilities or Transferred Assets or waive any material right, whether in equity or at law, that it has with respect to any Purchased Loan (other than collection and work-out procedures undertaken in all material respects in accordance with Seller’s normal and customary practices relating thereto);

(7) take, or permit any Affiliate to take, any action or fail to take, or permit any Affiliate to fail to take, any action that is intended to or is reasonably likely to cause any of the representations or warranties set forth in Article VI that is not qualified as to materiality or Seller Material Adverse Effect to be or become untrue in any material respect individually or in the aggregate, any of the representations or warranties set forth in Article VI that is qualified as to materiality or Seller Material Adverse Effect to be or become untrue in any respect, or any of the conditions set forth in Articles IX or X not to be satisfied;

(8) increase its pricing on Deposits such that its rates exceed by more than 25 basis points the average of the rates being paid by Purchaser, Bank of America, Union Bank, Washington Mutual and Wells Fargo, or their respective Affiliates, in the greater San Francisco Bay Area; provided, however, that this Section 8.3 shall not be deemed to prohibit Seller from obtaining Deposits that are Brokered Deposits that are Excluded Liabilities hereunder so long as such activity complies with all applicable law, regulation and regulatory guidance and does not prevent, impair or materially delay the completion of the transactions contemplated hereby or increase the likelihood that any condition to the parties’ obligations to consummate the transactions contemplated hereby will not be satisfied;

(9) fail to follow Seller’s normal and customary practices and procedures regarding loan pricing, underwriting and recognition of charge-offs in a manner consistent with past practice;

(10) except as set forth on Schedule 8.3(b)(10), make or approve any new loan that constitutes a Purchased Loan, or extend or renew any Purchased Loan, (A) the principal amount of which (together with any related commitments to extend credit) (i) is equal to or in excess of $1 million, if such loan, extension or renewal is a secured loan, or (ii) is equal to or in excess of $500,000 if such loan, extension or renewal is an unsecured loan, (B) which loan, extension or renewal is made to a small business customer, or (C) which loan extension, or renewal would be, if made as of the date hereof, classified as a high-loan-to-value home equity on Seller’s books;

(11) issue any Letter of Credit (A) with a commitment in excess of (i) $1 million if any amounts drawn on such commitment are to be secured, or (ii) $500,000 if any amounts drawn on such commitment are not to be unsecured, or (B) to any obligor with respect to which is a small business customer; or

(12) agree with, or commit to, any Person to do any of the things described in the foregoing (1) through (11) except as expressly permitted hereunder.

      SECTION 8.4     Solicitation of Customers by Purchaser Prior to Closing.

      At any time prior to the Closing Date, Purchaser will not, and will not permit any of its Affiliates, if any, to conduct any mass marketing that is specifically targeted to induce customers whose Deposit Liabilities are to be assumed or whose Purchased Loans are to be acquired by Purchaser pursuant hereto to discontinue or limit their account relationships with Seller or to conduct any media or customer solicitation activities outside of the ordinary course of business of Purchaser, consistent with past practice, that are specifically targeted to induce any such customers to discontinue or limit any such relationships, it being understood and agreed that the foregoing is not intended to prohibit general advertising or solicitations directed to the public generally or other similar activities conducted in the ordinary course of business of Purchaser.

      SECTION 8.5     No Solicitation by Seller and Its Affiliates.

      For a period of three (3) years following the Effective Time, Seller and its Affiliates will not, directly or indirectly, (a) establish or conduct a branch deposit and loan business, or other commercial or retail banking business, in Northern California, provided, however, that this Section 8.5(a) shall not apply to the continued conduct of the businesses of Seller or its Affiliates that are not being acquired by Purchaser hereunder, to the solicitation or acceptance of deposits of types that are excluded from the definition of “Average Deposit Balance” hereunder or are otherwise gathered from wholesale sources, or to the establishment and subsequent conduct of new lines of business that are unrelated to the business conducted through the Branch Banking Operations, (b) solicit deposit or loan business or other commercial or retail banking business from customers whose Deposit Liabilities and/or Purchased Loans are assumed or acquired by Purchaser pursuant hereto, or (c) solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Purchaser or otherwise interfere with Purchaser’s employment relationship with any Branch Employee; provided, however, that this Section 8.5(c) shall not apply if such Branch Employee has been terminated by Purchaser or if such Branch Employee is hired by Seller or its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Purchaser.

      SECTION 8.6     Efforts to Consummate; Further Assurances.

      The parties hereto agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to Closing. Without limiting the foregoing, Seller shall act diligently in good faith, and shall use its reasonable best efforts, to assure that it will have sufficient funds available to consummate the transactions contemplated hereby, including to make any payment pursuant to Section 2.2, as soon as practicable following the date hereof. After the Effective Time, (a) Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Transferred Assets, and (b) Purchaser will duly execute and deliver such assumptions, acknowledgments and other instruments of assumption and transfer as shall at any time be necessary or appropriate to cause the Transferred Liabilities to be assumed by Purchaser and to cause Seller to be discharged from all liability and obligation thereunder.

      SECTION 8.7     Fees and Expenses.

      Unless expressly stated to the contrary herein, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Transferred Assets and the assumption of the Transferred Liabilities hereunder; provided, however, that (a) Purchaser shall pay all fees and expenses associated with the regulatory application process, (b) each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction, (c) except as provided in Section 2.2(d) with respect to Transfer Taxes that are payable or that arise as a result of the consummation of the transactions contemplated hereby, Purchaser shall be responsible for the costs, charges and expenses relating to all title examinations, title search fees, surveys, title insurance (including but not limited to premiums and the costs of any endorsements), environmental investigation costs, its own attorneys’ and accountants’ fees and expenses, software license and transfer fees, recording fees, transfer fees, regulatory applications and other expenses arising in connection therewith as well as all costs and expenses associated with the transfer or perfection of any security interests or liens securing Purchased Loans and related motor vehicles transferred hereunder, (d) Purchaser shall be responsible for the costs of removing Seller’s signage from the Branches and (e) Seller shall be responsible for its own attorneys’ and accountants’ fees and expenses related to this transaction.

      SECTION 8.8     Third Party Consents.

      (a) Seller shall use its reasonable best efforts to obtain from lessors or sublessors under Real Property Leases any consents to the assignment of such leases required under the terms thereof in connection with the consummation of the transactions contemplated hereby and the removal of Seller’s signage and the installation of Purchaser’s signage (the “LANDLORD CONSENTS”). If any such Landlord Consent shall not have been obtained prior to the Closing then, notwithstanding any other provision hereof, the applicable Real Property Lease shall not be assigned to Purchaser at Closing (and the Purchase Price shall not include the Net Book Value thereof) but all other Transferred Assets and Transferred Liabilities associated with the relevant Leased Premises shall nevertheless be transferred to Purchaser at the Closing and the parties shall negotiate in good faith and Seller and Purchaser shall use reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser that provide Purchaser, to the maximum extent reasonably possible, the benefits and burdens of the underlying Leased Premises in a manner that does not violate the applicable Real Property Lease (for the same cost as would have applied if the relevant consent had been obtained). If any alternative arrangement is implemented between Seller and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise commercially reasonable efforts to obtain the related consents that could not be obtained prior to the Closing, and if such consent is obtained, Seller shall assign to Purchaser the applicable Real Property Lease pursuant to the terms of this Agreement applicable to leases assigned at the Closing and the parties shall restructure the applicable alternative arrangement and Purchaser shall pay Seller any consideration for the lease assignment that Seller would have received had the lease been assigned at the Closing.

      (b) Seller shall use its reasonable best efforts to obtain from the parties to any material contract, agreement, license or Personal Property Lease to be transferred hereunder, any consents to the assignment of any such material contracts, agreements, licenses and leases required under the terms of such contract, agreement, license or lease in connection with the consummation of the transactions contemplated hereby.

      SECTION 8.9     Insurance.

      Seller shall maintain in effect until the Closing Date all casualty and public liability policies relating to the Real Property and Leased Premises and the activities conducted thereon and maintained by Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until the Effective Time.

      SECTION 8.10     Public Announcements.

      Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement, Seller and Purchaser agree that from and after the date hereof neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), unless and only to the extent that (a) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (b) the furnishing or use of such information is required by applicable law, legal proceedings or the rules or regulations of the SEC, the Nasdaq Stock Market or the New York Stock Exchange applicable to the announcing party or its controlling Affiliate.

      SECTION 8.11     Tax Reporting.

      Subject to Section 4.5, Seller shall comply with all Tax reporting obligations in connection with the Transferred Assets and the Transferred Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, and Purchaser shall comply with all Tax reporting obligations with respect to the Transferred Assets and the Transferred Liabilities for taxable periods (or portions thereof) beginning after the Closing Date.

      SECTION 8.12     Advice of Changes.

      Seller and Purchaser shall each promptly advise the other party of any change or event (a) having a Seller Material Adverse Effect or Purchaser Material Adverse Effect, respectively, (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or (c) that it believes would or would be reasonably likely to cause any of the conditions set forth in Article IX or X not being satisfied.

      SECTION 8.13     Deposits.

      Seller shall deliver to Purchaser on the date of the calculation of the Average Deposit Balance and on the Closing Date, a list in electronic format reasonably acceptable to Purchaser of all Deposits, as of such dates, used to calculate the Average Deposit Balance and the name, address and tax identification number of the applicable Deposit holder.

      SECTION 8.14     Non Solicitation of Transactions.

      Neither the Seller nor any of its Affiliates shall, directly or indirectly, through any officer, director or agent of any of them or otherwise, encourage, solicit, initiate, negotiate, enter into any agreement with respect to, or, except, prior to the receipt of the Stockholder Approval, as required by Parent’s fiduciary duties to its stockholders and solely with respect to a bona fide unsolicited offer (and only after three (3) Business Days’ prior written notice to Purchaser) participate in discussions with respect to or furnish any information in connection with the sale of all or any part of the Transferred Assets or Transferred Liabilities, other than the transactions contemplated hereby. Seller will notify Purchaser orally (within one (1) Business Day) and in writing (as promptly as practicable) of any inquiry or proposal received with respect to any such transaction. As of the date hereof, Seller shall, and shall cause its and its Affiliates’ officers, directors and agents to, cease any pending discussions or negotiations regarding any such transaction.

      SECTION 8.15     Stockholder Approval.

      (a) As promptly as practicable following the date hereof, a proxy statement relating to the Stockholder Meeting (the “PROXY STATEMENT”), will be prepared and filed by Parent with the United States Securities and Exchange Commission (“SEC”), and Seller and its Affiliates shall use reasonable best efforts to have the Proxy Statement cleared by the SEC. Seller shall notify Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and shall provide Purchaser copies of all correspondence with respect thereto. Seller shall afford Purchaser and its counsel the opportunity to review the Proxy Statement prior to its filing with the SEC and shall afford Purchaser and its counsel the opportunity to review all amendments and supplements thereto, and replies to comments thereon, prior to their being filed with or sent to the SEC, and Purchaser agrees to provide any comments thereon as promptly as reasonably practicable. As promptly as practicable following the Proxy Statement being cleared by the SEC, Parent shall mail and deliver the Proxy Statement to its stockholders. As of the date of first mailing of the Proxy Statement, the Proxy Statement shall not contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or that omits to state any material fact necessary in order to make the statements therein not false or misleading; provided, that neither Parent nor Seller makes any representation as to information furnished by Purchaser expressly for inclusion in the Proxy Statement. Prior to the date of Stockholder Meeting, Parent shall correct promptly any information in the Proxy Statement that shall have become false or misleading, and Parent shall take all steps necessary to file with, and have cleared by, the SEC any amendment or supplement to the Proxy Statement so as to correct the same and cause the Proxy Statement as so corrected to be mailed and delivered to the stockholders of the Parent.

      (b) A meeting of the stockholders of Parent shall be called to be held as soon as reasonably practicable after the date hereof (the “STOCKHOLDER MEETING”) for the purpose of obtaining the approval of the stockholders of Parent of the transactions contemplated hereby and a plan of liquidation of Parent (the “STOCKHOLDER APPROVAL”); Stockholder Approval as used in this Agreement shall not include any proposal regarding any other matter brought before the stockholders of Parent at the Stockholder Meeting except for the transactions contemplated hereby and a plan of liquidation of Parent. The Proxy Statement shall include the recommendation of Parent’s Board of Directors that Parent’s stockholders grant the Stockholder Approval, and Seller and its Affiliates shall use its reasonable best efforts to obtain the Stockholder Approval.

      SECTION 8.16     Employee Benefit Matters.

      (a) Not later than the Business Day prior to the Effective Time, Purchaser shall offer Comparable Employment as of the Effective Time to each Employee listed on Schedule 6.8, as long as such Employee is then employed by and in good standing with Seller. Purchaser shall keep Seller informed on a reasonably prompt basis of any offer of employment made by Purchaser to an Employee excluded from Schedule 6.8.

      (b) During the period commencing on the Closing Date and ending no earlier than the first anniversary thereof, (1) Purchaser shall provide the Employees of the Branch Banking Operations who become employees of Purchaser in connection with the transactions contemplated by this Agreement (the “BRANCH EMPLOYEES”) with employee benefits substantially comparable in the aggregate to similarly situated employees of Purchaser, as in effect from time to time and (2) Purchaser shall maintain in place a severance plan for Branch Employees that provides severance benefits to eligible Branch Employees no less beneficial in the aggregate than those provided pursuant to the Parent Employee Severance Plans as set forth on Schedule 8.16(b) (the “SEVERANCE PLANS”) and any supplemental benefits provided to those Branch Employees referenced on Schedule 8.16(b), and otherwise subject to the payment provisions of the Severance Plans; provided, however, that the provision thereof relating to a Branch Employee signing a separation agreement as a condition to eligibility to receive severance payments shall be deemed to refer to Purchaser’s form of separation agreement.

      (c) For purposes of eligibility and vesting under the employee benefit plans of Purchaser for which service is taken into account or recognized, and that provide benefits to any Branch Employees after the Closing Date (the “NEW PLANS”), each Branch Employee shall be credited with his or her years of service from his or her most recent date of hire with Seller or any predecessor of Seller before the Closing Date, to the same extent as such Branch Employee was entitled, before the Closing Date, to credit for such service under any similar employee benefit plans of Seller, except to the extent such credit would result in a duplication of benefits or for purposes of benefit accrual. In addition, and without limiting the generality of the foregoing: (1) each Branch Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable employee benefit plans of Seller in which such Branch Employee participated immediately before the Closing Date (such plans, collectively, the “OLD PLANS”); and (2) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Branch Employee, Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Purchaser shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided, that Seller provides Purchaser as promptly as practicable, but in no event later than thirty (30) days following a request therefor, with such data as may be reasonably requested by Purchaser in connection therewith (whether from Seller or the applicable plan administrator or insurer), and Seller delivers to Purchaser an update of such information as of the Closing Date no later than sixty (60) days following the Closing Date.

      SECTION 8.17     Physical Damage to Real Property.

      In the event of any physical damage or destruction, other than ordinary wear and tear, to any Real Property between the date hereof and the Closing Date, at the election of Seller, either (a) Seller shall prior to the Closing Date repair such damage or destruction to return such property to its condition prior to such damage or destruction, (b) the Property Price of such Real Property shall be adjusted in the same manner described in Section 2.8 with respect to Defect Reduction Amounts or (c) Seller shall pay to Purchaser an amount equal to the sum of (1) the insurance proceeds received by Seller with respect to such damage or destruction, (2) any applicable deductible amount and (3) such additional amount as may be required to repair such damage or destruction to return such property to its condition prior to such damage or destruction, or, if the damage or destruction is not reasonably capable of repair, to reflect the difference between the amounts paid under the preceding clauses (1) and (2) and the Net Book Value of the applicable Real Property.

      SECTION 8.18     Solvency Matters.

      As soon as practicable after the date hereof, Seller shall engage a nationally recognized business valuation expert reasonably satisfactory to Purchaser (the “APPRAISER”), to provide an opinion to the effect that as of Effective Time after giving effect to (a) the consummation of the transactions contemplated hereby, including the transfer of the Transferred Assets and the Transferred Liabilities, and (b) the consummation of the Other Transaction, Seller (i) will own assets the fair saleable value of which is (1) greater than the total amount of its liabilities (including the amount of any contingent liabilities estimated on a reasonable basis based on the probability of incurrence of such contingent liabilities and the magnitude of such contingent liabilities were they to be fully incurred, whether or not such contingent liabilities meet the criteria for accrual under generally accepted accounting principles) and (2) greater than the amount that will be required to pay the probable liabilities of Seller’s indebtedness as such becomes absolute and mature, (ii) has capital that is not unreasonably small in relation to Seller’s business as currently conducted, or as will be conducted after giving effect to the consummation of the transactions contemplated hereby and the Other Transaction, and (iii) will be able to pay its indebtedness and other liabilities (including the reasonably anticipated amount of subordinated, unmatured, unliquidated and contingent liabilities) as they become due (the “SOLVENCY OPINION”). Seller shall provide all information to the Appraiser as may necessary to enable to the Appraiser to render the Solvency Opinion, shall cause the Appraiser to deliver the Solvency Opinion as soon as reasonably practicable after the date hereof, and shall cause the Appraiser to reaffirm the Solvency Opinion as of the Closing Date. Except as otherwise set forth on Schedule 8.18, all costs and expenses for the Appraiser shall be borne equally by Seller and Purchaser.

      SECTION 8.19     Actions With Respect to IRA and Keogh Plan Deposit Liabilities.

      (a) On or before the Closing Date, Seller shall (1) resign as the trustee or custodian, as applicable, of each IRA and Keogh Plan of which it is the trustee or custodian and whose Deposit Liabilities are being assumed by Purchaser hereunder (a list of which Plans and the amount of related Deposits as of the date herein is set forth on Schedule 8.19(a)), (2) to the extent permitted by the documentation governing each such IRA and Keogh Plan and applicable law, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA and Keogh Plan, and Purchaser hereby accepts each such trusteeship or custodianship under their terms and conditions of Purchaser’s plan documents for its IRA and Keogh Plans, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business the day on which the Deposit Liabilities of such IRA and Keogh Plans are being assumed by Purchaser pursuant to the terms hereof, and (3) deliver to the IRA grantor or Keogh Plan named fiduciary of each such IRA or Keogh Plan such notice of the foregoing as is required by the documentation governing each such IRA or Keogh Plan or applicable law. If, pursuant to the terms of the documentation governing any such IRA or Keogh Plan or applicable law, (A) Seller is not permitted to appoint Purchaser as successor trustee or custodian, or the IRA grantor or Keogh Plan named fiduciary objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (B) such IRA or Keogh Plan includes assets that are not Deposit Liabilities and are not being transferred to Purchaser, or the assumption of such deposit liabilities included in such IRA or Keogh Plan would result in a loss of qualification of such IRA or Keogh Plan under the Code or applicable Treasury Regulations, all deposit liabilities of Seller held under such IRA or Keogh Plan shall be excluded from the Deposit Liabilities (such excluded deposit liabilities being herein called the “EXCLUDED IRA/ KEOGH PLAN DEPOSITS”). Upon appointment as a successor custodian for such IRA Deposit Liabilities or as a successor trustee for such IRAs or Keogh Plans, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable federal and state laws and regulations.

      (b) To the extent that the Deposit Liabilities include certain IRAs or Keogh Plans that are required to make certain periodic distributions to the IRA account owner or Keogh Plan participant (or beneficiary) either at the account owner’s or participant’s request or because the account owner or participant has attained age 70 1/2, effective as of the Effective Time, Purchaser agrees to continue to make such periodic distributions in accordance with the distribution instructions forwarded by Seller to Purchaser. Purchaser hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Effective Time occurs and, in consideration thereof, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.

      SECTION 8.20     Letters of Credit.

      (a) It is the intention of the parties that Purchaser will assume all obligations accruing after the Effective Time with respect to the Letters of Credit. Accordingly, Seller and Purchaser agree to use their respective reasonable best efforts to obtain prior to the Closing Date the consent of the beneficiary (if necessary) to the assumption of (and the resulting release of Seller from) the Letters of Credit and/or to issue replacement letters of credit for those Letters of Credit that are standby Letters of Credit. At least five (5) Business Days prior to the Closing Date, Seller shall provide to Purchaser a list of all such Letters of Credit for which consent is required.

      (b) Until such time as there are no Letters of Credit, Seller hereby grants to Purchaser, and Purchaser hereby agrees and commits to acquire, as of the Closing Date, from Seller a participation in the Letters of Credit equal to one hundred percent (100%) of the amount thereof.

      (c) Seller agrees that, with respect to each request by a beneficiary for a draw under or payment of a Letter of Credit (a “REQUEST”), it will (1) promptly provide, by facsimile sent to Purchaser, copies of any and all documents submitted to support any Request; (2) wait twenty-four (24) hours, or such shorter time period as may be required under such Letter of Credit, after sending the facsimile before acting on a Request; (3) act in accordance with law in deciding whether or not to honor the Request unless directed in writing by Purchaser to otherwise honor or dishonor a Request, which written direction from Purchaser shall set forth Purchaser’s specific reasons for honor or dishonor, as the case may be, provided, however, in the event Purchaser has directed Seller in writing to dishonor a Request that Seller reasonably deems should be honored, Purchaser’s written direction just be accompanied by an indemnification from Purchaser holding Seller harmless from and against any and all Losses that Seller may incur arising from Purchaser’s direction to dishonor (nothing in this Section 8.20(c) is intended to limit Purchaser’s reimbursement obligation set forth in Section 8.20(d), and the indemnity herein shall not be subject to the time limitations or basket limitations set forth in Article V), and if such indemnification is not provided to Seller in writing in a timely fashion, Seller may honor such Request; (4) provide notice to Purchaser of the action taken on the Request and the amount of the Letter of Credit Disbursement that may become due pursuant to Section 8.20(d); and (5) after honoring a Request, send the documents submitted by the beneficiary in support of a Request as directed by Purchaser.

      (d) In the event Seller notifies Purchaser that a Letter of Credit Disbursement has been made, then Purchaser agrees to pay to Seller on the day so notified by Seller an amount equal to the Letter of Credit Disbursement; provided, however, that if such notice was not given by Seller to Purchaser prior to 2:00 p.m. Pacific Time on such day, then such amount shall be paid by Purchaser not later than 10:00 a.m. on the next Business Day. Purchaser agrees to pay Seller any amounts due under this Section 8.20(d) by wire transfer of immediately available funds to an account previously designated by Seller.

      (e) Purchaser also agrees to pay Seller (1) interest on any and all amounts unpaid by Purchaser when due under Section 8.20(d), from the date such amounts become due until payment in full, such interest being payable on demand and accruing at the Federal Funds Rate and (2) any and all out-of-pocket expenses (including reasonable attorneys’ fees) reasonably incurred by Seller in exercising or enforcing any rights or performing any obligations under Section 8.20(d) and 8.20(e).

      (f) Seller shall promptly remit to Purchaser any amounts subsequently received by Seller from Letter of Credit Customers in respect of all Letter of Credit Disbursements, and agrees to use reasonable best effects to collect all amounts that may be owed to Seller from Letter of Credit Customers in respect of all Letter of Credit Disbursements. Seller also agrees to pay to Purchaser (1) interest on any and all amounts due to Purchaser under this Section 8.20(f), from the date Seller receives such amounts until payment in full, such interest being payable on demand and accruing at the Federal Funds Rate and (2) any and all out-of-pocket expenses (including reasonable attorneys’ fees) reasonably incurred by Purchaser in exercising or enforcing any rights under this Section 8.20(f).

ARTICLE IX

CONDITIONS TO PURCHASER’S OBLIGATIONS

      The obligation of Purchaser to complete the transactions contemplated herein is conditioned upon fulfillment or, where legally permitted, waiver, on or before the Closing Date, of each of the following conditions:

      SECTION 9.1     Representations and Warranties True.

      Each of the representations and warranties made by Seller herein that is qualified as to materiality or Seller Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time, and each of the representations and warranties made by Seller herein that is not qualified as to materiality or Seller Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Effective Time, in each case as though such representations and warranties were made at and as of such time (except that representations and warranties that speak as of a specified date shall be so true and correct as of such date).

      SECTION 9.2     Obligations Performed.

      Seller shall have performed and complied in all material respects with all obligations, covenants and agreements, taken as a whole, required hereby to be performed or complied with by it prior to or at the Effective Time.

      SECTION 9.3     Delivery of Documents.

      Seller shall have delivered to Purchaser those items required by Section 3.2(b).

      SECTION 9.4     Approvals.

      The parties shall have obtained the Regulatory Approvals and the Stockholder Approval. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, judgment, decree, legal restraint or other order (whether temporary, preliminary or permanent) (an “ORDER”) that is in effect and prohibits or makes illegal the consummation of the transactions contemplated hereby.

      SECTION 9.5     No Seller Material Adverse Effect.

      There shall not have been any change, condition, event or development that, individually or in the aggregate, would constitute a Seller Material Adverse Effect.

      SECTION 9.6     Financing.

      Seller shall have sufficient funds available to consummate the transactions contemplated hereby, including to make any payment pursuant to Section 2.2.

      SECTION 9.7     Solvency Opinion.

      Purchaser shall have received the Solvency Opinion, dated as of the Closing Date, in form and substance satisfactory to Purchaser.

      SECTION 9.8     Landlord Consents.

      Seller shall have obtained each Landlord Consent other than those set forth on Schedule 9.8.

ARTICLE X

CONDITIONS TO SELLER’S OBLIGATIONS

      The obligation of Seller to complete the transactions contemplated herein is conditioned upon fulfillment or, where legally permitted, waiver, on or before the Closing Date, of each of the following conditions:

      SECTION 10.1     Representations and Warranties True.

      Each of the representations and warranties made by Purchaser herein that is qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time, and each of the representations and warranties made by Purchaser herein that is not qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Effective Time, in each case as though such representations and warranties were made at and as of such time (except that representations and warranties that speak as of a specified date shall be so true and correct as of such date).

      SECTION 10.2     Obligations Performed.

      Purchaser shall have performed and complied in all material respects with all obligations and agreements, taken as a whole, required hereby to be performed or complied with by it prior to or on the Effective Time.

      SECTION 10.3     Delivery of Documents.

      Purchaser shall have delivered to Seller those items required by Section 3.2(c).

      SECTION 10.4     Approvals.

      The parties shall have obtained all Regulatory Approvals and the Stockholder Approval. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and prohibits or makes illegal the consummation of the transactions contemplated hereby.

      SECTION 10.5     No Purchaser Material Adverse Effect.

      There shall not have been any change, condition, event or development that, individually or in the aggregate, would constitute a Purchaser Material Adverse Effect.

ARTICLE XI

TERMINATION

      SECTION 11.1     Methods of Termination.

      This Agreement may be terminated in any of the following ways:

(a) by either Purchaser or Seller, in writing five (5) days in advance of such termination, if the Closing has not occurred by March 31, 2003 (provided that no party shall be permitted to terminate this Agreement hereunder if the failure of the Closing to occur prior to such date arises out of or results from the actions or omissions of the terminating party; provided, further, the failure of the representations and warranties contained in Section 6.22 to be true and correct, without more, shall not prevent Seller from exercising its rights under this Section 11.1(a) if Seller has fully complied with its obligations under Section 8.6);

(b) at any time on or prior to the Effective Time by the mutual consent in writing of Seller and Purchaser;

(c) by Purchaser, as a result of any breach of any representation, warranty or covenant of Seller contained herein, which breach would cause any condition set forth in Sections 9.1 or 9.2 to not be satisfied, if Purchaser has given notice of such breach and such breach is not, or is not capable of being, cured within thirty (30) days after such notice;

(d) by Seller, as a result of any breach of any representation, warranty or covenant of Purchaser contained herein, which breach would cause any condition set forth in Sections 10.1 or 10.2 to not be satisfied, if Seller has given notice of such breach and such breach is not, or is not capable of being, cured within thirty (30) days after such notice;

(e) by either Purchaser or Seller, if the Stockholder Approval shall not have been received at the meeting of Parent’s stockholders called to act thereon; or

(f) by either Purchaser or Seller, if (1) any Regulatory Approval shall have been denied by final, nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested permanent withdrawal of any application therefor or (2) any injunction, decree or other order issued by any Governmental Authority or other legal restraint or prohibition preventing consummation of the transactions contemplated hereby shall have been entered by any Governmental Authority of competent jurisdiction or any applicable law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby and such injunction, decree or other order shall be final and nonappealable.

      SECTION 11.2     Procedure Upon Termination.

      (a) In the event of termination pursuant to Section 11.1, and except as otherwise stated therein, written notice thereof shall be given to the other party, and, except as set forth in Section 11.2(b), this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

(1) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same;

(2) all information received by either party hereto with respect to the business of the other party (other than information that is a matter of public knowledge or that has heretofore been published in any publication for public distribution or filed as public information with any Governmental Authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third Persons; and

(3) each party will pay its own expenses, except as otherwise specifically provided in this Agreement.

      (b) In the event of termination of this Agreement pursuant to this Article XI, this Agreement (other than as set forth in Sections 8.1, 11.3 and 12.4) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, no such termination shall absolve the breaching party from any liability to the other party arising out of its knowing or willful breach of this Agreement.

      SECTION 11.3     Certain Obligations Upon Termination.

      (a) Notwithstanding Section 8.7, should the transactions contemplated herewith not be consummated because of a party’s breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, its reasonable outside legal, accounting, consulting, and other out-of-pocket expenses incurred in connection herewith.

      (b) Without limiting Section 11.3(a),

(1) if this Agreement is terminated (A) by Purchaser pursuant to Section 11.1(c) as a result of Seller’s breach of any covenants of Seller contained in Section 8.6, or (B) by Purchaser or Seller pursuant to Section 11.1(a), if, at the time of such termination, Seller shall not have sufficient funds available to consummate the transactions contemplated hereby, including to make any payment pursuant to Section 2.2, Seller shall promptly, but in no event later than five (5) Business Days following the date of receipt of the notice required by Section 11.2(a), pay to Purchaser, via wire transfer of immediately available funds to such account as Purchaser may from time to time designate, $5 million; and

(2) if this Agreement is terminated by Seller pursuant to Section 11.1(d) as a result of Purchaser’s breach of any representation or warranty contained in Section 7.5, Purchaser shall promptly, but in no event later than five (5) Business Days following the date of receipt of the notice required by Section 11.2(a), pay to Seller, via wire transfer of immediately available funds to such account as Seller may from time to time designate, $5 million.

      (c) Without limiting Section 11.3(a) or (b) and subject to the final sentence of this Section 11.3(c), if (1) this Agreement is terminated by either Purchaser or Seller pursuant to Section 11.1(e), and (2) within nine (9) months following the date of such termination, Seller or Parent shall enter into a definitive agreement with respect to, or consummate, an Acquisition Proposal, Seller shall promptly, but in no event later than five (5) Business Days thereafter, pay to Purchaser, via wire transfer of immediately available funds to such account as Purchaser may from time to time designate, $20 million. For purposes of this Section 11.3(c), the term “ACQUISITION PROPOSAL” shall mean any proposal relating to any tender offer or exchange offer for, or proposal for merger, consolidation or other business combination with, or any proposal for the acquisition of a substantial equity interest in, or of a substantial portion of the assets of, or any similar transaction involving, Seller or any of its Subsidiaries, other than the transactions contemplated hereby, including the Other Transaction, it being understood that any proposal to acquire, or that would result directly or indirectly in the acquisition of, any significant portion of the Branch Banking Operations, the Transferred Assets or the Transferred Liabilities shall constitute an Acquisition Proposal. In the event that (A) Seller, Parent or any of their respective Affiliates exercises their right under Section 8.14 to participate in discussions with a third party, or furnishes any information in connection with discussions with a third party, to satisfy a fiduciary duty to its stockholders any unsolicited offer, or (B) Seller, Parent or any of their respective Affiliates breaches Section 8.14 or Section 8.15, the nine (9) month period cited in the first sentence of this Section 11.3(c) shall be extended to eighteen (18) months.

      (d) The parties hereto acknowledge that the agreements contained in Sections 11.3(b) and (c) are an integral part of the transactions contemplated hereby, and that, without these agreements, neither party to this Agreement would enter into this Agreement; accordingly, if a party fails promptly to pay any amount due pursuant to Sections 11.3(b) and (c), and, in order to obtain such payment, the other party commences a suit that results in a judgment against the obligated party for either of the fees set forth in Sections 11.3(b) or (c), the obligated party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the Federal Funds Rate. The parties hereto agree that any remedy or amount payable pursuant to Sections 11.3(b) or (c) shall not preclude any other remedy or amount payable hereunder with respect to, and shall not be the exclusive remedy for, any willful and material breach of any representation, warranty, covenant or agreement contained herein.

ARTICLE XII

MISCELLANEOUS PROVISIONS

      SECTION 12.1     Amendment and Modification; Waiver.

      This Agreement may not be amended or modified in any manner except by mutual agreement of the parties and as set forth in a writing signed by each of the parties hereto or their respective successors in interest.

      Subject to applicable law, each party, by written instrument signed by a duly authorized officer thereof, may extend the time for the performance of any of the obligations or other acts of any of the other parties and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein. The waiver of any breach of or compliance with any provision hereof by a party shall not be deemed to be a wavier of any preceding or subsequent breach or a failure to comply with this Agreement.

      SECTION 12.2     Survival.

      Except as otherwise provided herein, the parties’ respective representations and warranties contained herein shall survive (a) in all cases other than with respect to the representations and warranties contained in Sections 6.3, 6.14, and 7.3, until the first anniversary of the Effective Time, (b) in the case of the representations and warranties contained in Sections 6.3 and 7.3, the sixth anniversary of the Effective Time and (c), in the case of the representations and warranties contained in Section 6.14, the thirtieth (30th) day after the expiration of the applicable statute of limitations with respect thereto; provided that any representation or warranty shall be deemed to survive its relevant Claim Limitation Anniversary solely for the purpose of resolving any claim with respect thereto submitted by an indemnified party in accordance with Article V prior to such relevant Claim Limitation Anniversary with respect to Losses incurred by the applicable indemnified party prior to such Claim Limitation Anniversary and asserted under such claim and relating to the relevant surviving representations and warranties. The covenants and agreements contained herein that by their terms contemplates performance after the Effective Time shall survive the Effective Time in accordance with such terms.

      SECTION 12.3     Assignment.

      This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

      SECTION 12.4     Confidentiality.

      Purchaser and Seller agree that the Confidentiality Agreement shall survive the execution hereof, any termination hereof or any consummation of the transactions contemplated herein.

      SECTION 12.5     Addresses for Notices, Etc.

      All notices, consents, waivers, and other communications hereunder must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) deposited in the United States Mail by registered or certified mail, return receipt requested, (c) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Seller, to:	Bay View Bank 1840 Gateway Drive San Mateo, California 94404-4030 Attention: Carolyn Williams-Goldman, Esq. Telephone Number: (650) 312-7286 Facsimile Number: (650) 573-6381

with a copy to:	Duane Morris LLP One Liberty Place, 42nd Floor Philadelphia, Pennsylvania 19103 Attention: Frederick W. Dreher, Esq. Telephone Number: (215) 979-1234 Facsimile Number: (215) 979-1213

If to Purchaser, to:	U.S. Bank National Association U.S. Bank Place 601 Second Avenue South Minneapolis, Minnesota 55402 Attention: Lee R. Mitau, Esq. Telephone Number: (612) 973-0363 Facsimile Number: (612) 340-4333

with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Lawrence S. Makow, Esq. Telephone Number: (212) 403-1000 Facsimile Number: (212) 403-2000

      SECTION 12.6     Counterparts.

      This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

      SECTION 12.7     Governing Law.

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

      SECTION 12.8     Entire Agreement.

      Except for the Confidentiality Agreement, this Agreement and the schedules, exhibits and attachments hereto, the Transition and Services Agreement and the Guarantee represent the entire agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and by the Transition and Services Agreement and the Guarantee and merged herein and therein.

      SECTION 12.9     No Third Party Beneficiaries.

      Nothing herein is intended to or shall confer upon or give to any Person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein, other than the beneficiaries of the provisions of Article V as set forth therein.

      SECTION 12.10     Calculation of Dates and Deadlines.

      Unless otherwise specified, any period of time to be determined hereunder shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated hereunder shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in the State of California.

      SECTION 12.11     Consent to Jurisdiction; Waiver of Jury Trial.

      Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any court in the State of Delaware and any federal court sitting in the State of Delaware, and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or in aid or arbitration or for enforcement of an arbitral award shall be litigated exclusively in such courts. Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocably waives any objection that he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 12.12     Severability.

      Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      SECTION 12.13     Specific Performance.

      Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION

By:

Name:
Title:

BAY VIEW BANK

BY:

Name:
Title:

EXECUTION COPY

FORM OF GUARANTEE

      BAY VIEW CAPITAL CORPORATION (“PARENT”) irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Seller, and/or any of its permitted assigns (and where any such representation or warranty is made to the knowledge of Seller, such representation or warranty shall be deemed made to the knowledge of Parent), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement and the Transition and Services Agreement. This is a guarantee of payment and performance, and not of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Seller’s obligations or liabilities (other than in accordance with the terms of the foregoing Agreement or the Transition and Services Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Parent.

      Parent hereby waives, for the benefit of Purchaser, (1) any right to require Purchaser, as a condition of payment or performance by Parent, to proceed against Seller or pursue any other remedy whatsoever and (2) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Seller.

      Without limiting in any way the foregoing guarantee, Parent covenants and agrees to take all actions to enable Seller to adhere to each provision of the foregoing Agreement and of the Transition and Services Agreement that requires an act or omission on the part of Parent or any of its subsidiaries to enable Seller to comply with its obligations under the foregoing Agreement and the Transition and Services Agreement.

      The provisions of Article XII of the foregoing Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Parent shall be delivered to:

          Bay View Capital Corporation

          1840 Gateway Drive
          San Mateo, California 94404-4030
          Attention: Carolyn Williams-Goldman, Esq.
          Telephone Number: (650) 312-7286
          Facsimile Number: (650) 573-6381

      Parent understands that Purchaser is relying on this guarantee in entering into the foregoing Agreement and the Transition and Services Agreement and may enforce this guarantee as if Parent were a party thereto.

BAY VIEW CAPITAL CORPORATION

By:

Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:

Name:
Title:

APPENDIX C

OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION

[CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]

July 22, 2002

Board of Directors

Bay View Bank, N.A.
136 Second Avenue
San Mateo, CA 94401

Members of the Board:

      You have asked us to advise you with respect to the fairness, from a financial point of view, to Bay View Bank, N.A. (the “Bank”), a wholly-owned subsidiary of Bay View Capital Corporation (the “Company”), of the Consideration (as defined below) to be received by the Bank pursuant to the terms of the Purchase and Assumption Agreement, dated as of July 22, 2002 (the “Purchase Agreement”), between the Bank and U.S. Bank National Association (the “Buyer”). The Purchase Agreement provides for, among other things, the sale (the “Sale”) of the Transferred Assets and Transferred Liabilities by the Bank to the Buyer in exchange for an amount equal to the sum of (i) 14% of the Average Deposit Balance, (ii) $5 million, (iii) the Loan Purchase Amount, (iv) the Net Book Value of the Real Property, the Personal Property, the improvements associated with the Real Property Leases and the Leased Premises, in each case as of the Effective Time, and (v) the face amount of the Coins and Currency (together, the “Consideration”). Capitalized terms used but not defined in this letter shall have the respective meanings set forth in the Purchase Agreement.

      In arriving at our opinion, we have reviewed the Purchase Agreement as well as certain publicly available business and financial information relating to the Transferred Assets and Transferred Liabilities. We have also reviewed certain other information relating to the Transferred Assets and Transferred Liabilities, including financial forecasts provided to or discussed with us by the Company and the Bank, and we have met with the managements of the Company and the Bank to discuss the business and prospects of the Bank. We have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

      In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts of the Transferred Assets and Transferred Liabilities that we have reviewed, we have been advised and we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Bank as to the future financial performance of the Transferred Assets and Transferred Liabilities. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the Transferred Assets and Transferred Liabilities or any other assets or liabilities (contingent or otherwise) of the Company or the Bank, nor have we been furnished with any such evaluations or appraisals. We have also relied upon, without independent verification, the assessments of the managements of the Company, the Bank and the Buyer as to the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of the Company, the Bank and the Buyer to result from the Sale. We have assumed, with your consent, that in the course of obtaining the necessary regulatory and third party approvals and consents for the Sale, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Bank or the contemplated benefits of the Sale, and that the Sale will be consummated in accordance with the terms of the Purchase Agreement, without waiver, amendment or modification of any material terms, conditions or agreements therein and

C-1

without any material decrease in the consideration to be received by the Bank as a result of any purchase price adjustment or indemnification provision thereof. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Sale as compared to other business strategies that may be available to the Bank, nor does it address the underlying business decision of the Bank to proceed with the Sale.

      We have acted as financial advisor to the Company and the Bank in connection with the Sale and will receive a fee for our services paid by the Company, a significant portion of which is contingent upon the consummation of the Sale. We will also receive a fee upon rendering the opinion. In the past, we and our affiliates have provided certain investment banking and financial services unrelated to the proposed transaction to the Company and the Buyer and their respective affiliates for which we have received compensation, and may in the future provide, certain investment banking and financial services to the Buyer and its affiliates, for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Buyer for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      It is understood that this letter is for the information of the Board of Directors of the Bank in connection with its consideration of the Sale and does not constitute a recommendation to any stockholder of the Bank or the Company as to how such stockholder should vote or act on any matter relating to the Sale.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Bank in the Sale is fair to the Bank, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By:

Name: Richard Barrett
Title: Managing Director

C-2

PROXY	PROXY

BAY VIEW CAPITAL CORPORATION

SPECIAL MEETING OF STOCKHOLDERS
OCTOBER 3, 2002

The undersigned hereby appoints the Board of Directors of Bay View Capital Corporation (the “Company”), proxies of the undersigned with full power of substitution, to vote all shares of common stock of the Company that the undersigned is entitled to vote at a Special Meeting of Stockholders (the “Meeting”) to be held at the Company’s main offices located at 1840 Gateway Drive, San Mateo, California, on October 3, 2002 at 11:00 a.m., local time, as indicated on the reverse side of this proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than this proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this proxy). If this proxy is properly revoked as described above, then the power of the Board of Directors to act as attorney or proxy for the undersigned shall be deemed terminated and of no further force or effect.

(Continued and to be signed on reverse side.)

Ù     FOLD AND DETACH HERE     Ù

Please mark your votes as in this example	☒

		FOR	AGAINST	ABSTAIN
1.	The proposal to authorize a plan of dissolution and stockholder liquidity under which we will sell or otherwise dispose of all of our assets, including the sale of our retail banking assets to U.S. Bank and, after we pay or make arrangements to pay our liabilities and expenses we will distribute the net proceeds of our asset sales to our stockholders. The Board of Directors recommends a vote “FOR” this proposal.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	The proposal to approve the sale of the Bank’s retail banking assets to U.S. Bank pursuant to the terms of the Purchase and Assumption Agreement dated as of July 22, 2002 between the Bank and U.S. Bank. The Board of Directors recommends a vote “FOR” this proposal.	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) TO THE LEFT. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.

Signature(s)	Date:	, 2002

Please complete, date, sign and mail this proxy promptly in the enclosed postage-paid envelope.

Ù     FOLD AND DETACH HERE     Ù

(     VOTE BY TELEPHONE OR MAIL     (

24 HOURS A DAY, 7 DAYS A WEEK

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

1. TO VOTE BY TELEPHONE: Call toll-free 1-800-435-6710. Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number located in the box below, and then follow the directions given.

or

2. TO VOTE BY MAIL: Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone, you do NOT need to mail back your Proxy Card.

2